As filed with the Securities and Exchange Commission on April 30, 2015
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
SAEXPLORATION HOLDINGS, INC.
and the Guarantors identified in the Table of Additional Registrants on the following page

(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	1382 (Primary Standard Industrial Classification Code Number)	27-4867100 (I.R.S. Employer Identification No.)
1160 Dairy Ashford, Suite 160
Houston, Texas 77079
(281) 258-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brent Whiteley, Esq.
Chief Financial Officer, General Counsel and Secretary
1160 Dairy Ashford, Suite 160
Houston, Texas 77079
(281) 258-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
W. Garney Griggs, Esq.
Strasburger & Price, LLP
909 Fannin Street, Suite 2300
Houston, Texas 77010
(713) 951-5600
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and after all conditions of the exchange offer described herein have been met or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐                 Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)    Smaller reporting company ☑
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 13e-4(i) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
10.000% Senior Secured Notes due 2019	$150,000,000	100%	$150,000,000	$17,430
Guarantees of 10.000% Senior Secured Notes due 2019(2)	N/A	N/A	N/A	N/A
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2) See the Table of Additional Registrants on the following page for a list of the guarantors, all of which are direct or indirect wholly-owned subsidiaries of SAExploration Holdings, Inc. No separate consideration will be received for the guarantees, and pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective time until the registrants shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
SAExploration Sub, Inc.	Delaware	46-4918859
SAExploration, Inc.	Delaware	45-2959022
SAExploration Seismic Services (US), LLC	Delaware	90-0855057
NES, LLC	Alaska	27-5152915
(1) The address, telephone number, agent for service and primary Standard Industrial Classification Code Number of each registrant are the same as those set forth on the cover page for SAExploration Holdings, Inc.

The information in this document may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.
SUBJECT TO COMPLETION DATED APRIL 30, 2015
SAEXPLORATION HOLDINGS, INC.

OFFER TO EXCHANGE

Up to $150,000,000 Aggregate Principal Amount of 10.000% Senior Secured Notes due 2019,
which have been registered under the Securities Act of 1933
For
Any and all outstanding unregistered 10.000% Senior Secured Notes due 2019, issued on July 2, 2014

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding $150,000,000 aggregate principal amount of 10.000% Senior Secured Notes due 2019 issued on July 2, 2014 (the “existing notes”), for an equal amount of registered 10.000% Senior Secured Notes due 2019 (the “new notes,” and collectively with the existing notes, the “notes”).
The principal features of the exchange offer and the new notes are as follows:
The Exchange Offer

•	We are offering to exchange all existing notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes.

•	You may withdraw tenders of existing notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m. New York City time, on , 2015, unless extended in our sole discretion. We do not currently intend to extend the expiration date.

•	The exchange of existing notes for new notes in the exchange offer will not constitute a taxable event for United States federal income tax purposes. See “Certain Federal Income Tax Consequences.”

•	We will not receive any proceeds from the exchange offer.

The New Notes

•	The new notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the existing notes.

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The terms of the new notes to be issued in the exchange offer are substantially identical to the existing notes, except that the new notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will generally not be subject to transfer restrictions or registration rights. The new notes will represent the same debt as the existing notes tendered therefor and will be issued under the same indenture under which the existing notes were issued.

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The new notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis (the “guarantees”) by each of our existing and future domestic restricted subsidiaries, other than immaterial subsidiaries, who have guaranteed our obligations with respect to the existing notes (the “guarantors”).

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Under an intercreditor agreement, the lien on certain of the collateral securing the new notes, like the existing notes, will rank junior in right of payment to our asset-based credit facility and certain other obligations.

•	No public market currently exists for the existing notes. We do not intend to list the new notes on any securities exchange and, therefore, no active public market is anticipated.

All untendered existing notes will continue to be subject to the restrictions on transfer set forth in the existing notes and in the indenture under which the existing notes were issued. In general, the existing notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the existing notes under the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer, where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for existing notes where the existing notes were acquired as a result of market-making activities or other trading activities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
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Investing in the new notes involves risks. You should consider carefully the “Risk Factors” beginning on page 15 of this prospectus before participating in the exchange offer.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2015.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
Unless the context requires otherwise, in this prospectus, we use the terms “our company,” “we,” “us,” “our,” and similar references to refer to SAExploration Holdings, Inc., a Delaware corporation, and its subsidiaries

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise. Some of the important factors that could cause actual results to differ materially from our expectations are discussed below. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
Factors that could cause actual results to vary materially from our expectations include the following:

•	fluctuations in the levels of exploration and development activity in the oil and gas industry;

•	substantial international business exposing us to currency fluctuations and global factors, including economic, political and military uncertainties;

•	intense industry competition;

•	need to manage rapid growth;

•	delays, reductions or cancellations of service contracts;

•	operational disruptions due to seasonality, weather and other external factors;

•	crew availability and productivity;

•	whether we enter into turnkey or term contracts;

•	limited number of customers;

•	credit risk related to our customers;

•	high fixed costs of operations;

•	the availability of capital resources;

•	ability to retain key executives; and

•	need to comply with diverse and complex laws and regulations.
You should refer to the “Risk Factors” section of this prospectus and to our periodic and current reports filed with the Securities and Exchange Commission (“SEC”), for specific risks which would cause actual results to be significantly different from those expressed or implied by any of our forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.
For additional information about factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please see the reports that we have filed with the SEC as described in “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed a registration statement on Form S-4, of which this prospectus is a part, with the SEC to register the new notes under the Securities Act. This prospectus does not contain all of the information included in that registration statement. For further information about us and the new notes offered by this prospectus, you should refer to the registration statement and its exhibits. You can access the registration statement by any of the means described in the following paragraph.
We file annual, quarterly and current reports and proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including certain SEC filings, is also available free of charge through the Investor Relations section of our website, located at http://www.saexploration.com. However, the information on our website is not a part of this prospectus or any accompanying prospectus supplement.
MARKET AND INDUSTRY DATA

The market and industry data contained in this prospectus are based on management’s own estimates, internal company research, surveys and studies conducted by third parties or industry and general publications and, in each case, are believed by our management to be reasonable estimates. We have not independently verified market and industry data from third-party sources. This data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market and industry data. As a result, you should be aware that market and industry data set forth in this prospectus, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained in this prospectus concerning the industry in general, including information regarding (1) our market position and market share within our industry, (2) historical data concerning sales and growth of sales in our industry and (3) expectations regarding future growth of sales in our industry, is based on our management’s estimates using internal data, data from industry-related publications, consumer research, marketing studies and other externally obtained data. Industry ranking and market data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.
NON-GAAP FINANCIAL MEASURES

In certain sections of this prospectus, including “Summary-Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we present an adjusted form of EBITDA. We use an adjusted form of EBITDA to measure period over period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus loss on early extinguishment of debt, plus loss on change in fair value of notes payable to related parties, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and foreign exchange gain or loss. Our management uses adjusted EBITDA as a supplemental financial measure to assess:

•	the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or nonrecurring expenses;

•	our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and

•	the ability of our assets to generate cash sufficient to pay potential interest cost.
We consider adjusted EBITDA as presented in this prospectus to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and adjusted EBITDA are not defined under GAAP, and we acknowledge that these are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner. Further, the results presented by adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. Please see our consolidated financial statements and the notes thereto contained in this prospectus. For more information, see “Summary-Summary Consolidated Financial Data,” "Selected Consolidated Financial Data" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SUMMARY

This summary provides a brief overview of the key aspects of the exchange offer. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents included as exhibits to the registration statement that contains this prospectus. Accordingly, you are urged to carefully review this prospectus in its entirety before making a decision whether to participate in the exchange offer.
Our Company

We are an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in Alaska, Canada, South America, and Southeast Asia to our customers in the oil and natural gas industry. In addition to the acquisition of two-dimensional (“2D”), three‑dimensional (“3D”), time-lapse four-dimensional (“4D”) and multi-component seismic data on land, in transition zones and offshore in depths of up to 5,000 feet, we offer a full-suite of logistical support and in-field processing services. We operate crews around the world that are supported by over 29,500 owned land and marine channels of seismic data acquisition equipment and other leased equipment as needed to complete particular projects. Seismic data is used by our customers, including major integrated oil companies, national oil companies and large international independent oil and gas exploration and production (“E&P”) companies, to identify and analyze drilling prospects and maximize successful drilling. The results of the seismic surveys we conduct belong to our customers and are proprietary in nature; we do not acquire data for our own account or for future sale or maintain multi-client data libraries.
We specialize in the acquisition of seismic data in logistically complex and challenging environments and delicate ecosystems, including jungle, mountain, arctic and subaquatic terrains. We have extensive experience in deploying personnel and equipment in remote locations, while maintaining a strong quality, health, safety and environmental (“QHSE”) track record and building positive community relations in the locations where we operate. We employ highly specialized crews made up of personnel with the training and skills required to prepare for and execute each project and, over time, train and employ large numbers of people from the local communities where we conduct our surveys. Our personnel are equipped with the technology necessary to meet the specific needs of the particular project and to manage the challenges presented by sensitive environments.
Seismic data acquisition involves the recording of reflected acoustic or sonic waves from below the ground. Seismic data is acquired by introducing acoustic energy into the earth and water through controlled seismic energy sources. In our operations, we employ vibration equipment or explosives on land and vessel-mounted air guns in water as acoustic energy sources. Strategically placed seismic sensors are used to record the reflected signals created by the resulting sound waves. The recorded seismic signals are then processed to create images of the earth’s subsurface that highlight the most promising places to drill for oil and natural gas and provide information used to design horizontal drilling programs, optimize well completion techniques and monitor changes in hydrocarbon reservoirs.
Our seismic data acquisition and logistics services include:

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Program Design, Planning and Permitting. A seismic survey is initiated at the time the customer requests a proposal to acquire seismic data on its behalf. We employ an experienced design team, including geophysicists with extensive experience in 2D, 3D and time-lapse 4D survey design, to recommend acquisition parameters and technologies to best meet the customer’s exploration objectives. Our design team analyzes the request and works with the customer to put an operational, personnel and capital resource plan in place to execute the project.

Once a seismic program is designed, we assist the customer in obtaining the necessary permits from governmental authorities and access rights of way from surface and mineral estate owners or lessees where the survey is to be conducted. It is usually our permitting crew that is first to engage with the local residents and authorities. We believe our knowledge of the local environment, cultural norms and excellent QHSE track record enable us to engender trust and goodwill with the local communities, which our customer is able to leverage over the longer exploration cycle in the area.

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Camp Services. We have developed efficient processes for assembling, operating and disassembling field camps in challenging and remote project locations. We operate our camps to ensure the safety, comfort and productivity of the team working on each project and to minimize our environmental impact through the use of wastewater treatment, trash management, water purification, generators with full noise isolation and recycling areas.

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Survey and Drilling. Once the permitting is completed, our survey crews enter the project areas and begin establishing the source and receiver placements in accordance with the survey design agreed to by the customer. The survey crew lays out the line locations to be recorded and, if explosives are being used, identifies the sites for shot-hole placement. The drilling crew creates the holes for the explosive charges that produce the necessary acoustical impulse.
The surveying and drilling crews are usually employed by us but may be third party contractors depending on the nature of the project and its location. In South America and Southeast Asia, we perform our own surveying and drilling, which is supported by up to 200 drilling units, including people-portable, low impact self-propelled walk behind, track-driven and heli-portable deployed drilling rigs. Our senior drilling staff has a combined work experience of over 50 years in some of the most challenging environments in the world. In Alaska and Canada, the surveying and drilling crews are typically provided by third party contractors but are supervised by our personnel.

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Recording. We use equipment capable of collecting 2D, 3D, time-lapse 4D and multi-component seismic data. We utilize vibrator energy sources or explosives depending on the nature of the program and measure the reflected signals with strategically placed sensors. Onshore, geophones are manually buried, or partially buried, to ensure good coupling with the surface and to reduce wind noise. Offshore, the reflected signals are recorded by either hydrophones towed behind a survey vessel or by geophones placed directly on the seabed. We increasingly employ ocean bottom nodes positioned by remote operated vehicles on the seafloor in our marine acquisition operations. We have available over 29,500 owned land and marine seismic recording channels with the ability to access additional equipment, as needed, through rental or long-term leasing sources.

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Reclamation. We have experienced teams responsible for reclamation of the areas where work has been performed so as to minimize the environmental footprint from the seismic program. These programs can include reforestation or other activities to restore the natural landscape at our worksites.

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In-field Processing. Our knowledgeable and experienced team provides our customers with quality in-field processing. We believe that our strict quality control processes meet or surpass industry-established standards, including identifying and analyzing ambient noise, evaluating field parameters and employing obstacle-recovery strategies. Using the latest technology, our technical and field teams electronically manage customer data from the field to the processing office, minimizing time between field production and processing. All of the steps employed in our in-field processing sequence are tailored to the particular customer project and objectives.

Our Competitive Strengths
We believe our competitive strengths include the following:

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Full service logistics provider. A majority of our revenues is earned through high-margin logistics-related activities performed in-house. Unlike many other seismic data acquisition companies, we focus on providing a complete service and logistical solutions package, especially in our international operations, which allows efficient movement into remote areas. This provides us with opportunities to capture a larger portion of the revenues associated with each project and gives us what we believe to be a strategic advantage over our competitors, who generally outsource logistics services to multiple third parties. Usually we are the first point of contact with the local communities, and we believe having contact with these communities from initiation of the project through the seismic phase and demonstrating our commitment to QHSE forms relationships that benefit us and our customers over the longer term. Additionally, our logistical expertise can be a value proposition in price negotiations with our customers, allowing us to maintain higher margins in certain regions of the world, particularly in the more remote areas and challenging environments.

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International platform with significant growth potential. We operate in high growth E&P regions around the world and continue to expand our presence in those markets. Our experience includes projects in Alaska, Canada, Bolivia, Brazil, Colombia, Peru, Malaysia, Papua New Guinea and New Zealand. We maintain a local presence in many of these areas. As the majority of our operations are focused in locations previously unexplored by E&P companies, the first projects in those areas tend to be for the acquisition of 2D data for preliminary, broad-scale exploration evaluation. That initial acquisition often leads to further work, as the 2D data is used to determine the location and design of additional 3D and 4D surveys, which are then used for more detailed analysis to maximize actual drilling potential and success. Typically once we are hired for a project, we tend to get follow-on surveys due to our familiarity with the customer, the local communities and the project.

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Extensive experience in challenging environments. We specialize in seismic data acquisition services in logistically challenging environments on land, in transition zones and in water. We believe that our extensive experience operating in such complex locations, including our expertise in logistics management and deploying personnel and equipment customized for the applicable environment, provides us with a significant competitive advantage. Many of the areas of the world where we work have limited seasons for seismic data acquisition, requiring high utilization of key personnel and redeployment of equipment from one part of the world to another. Most of our remote area camps, drills and support equipment are easily containerized for transport to locations anywhere in the world. As a result, if conditions deteriorate in a current location or demand rises in another location, we are able to quickly redeploy our crews and equipment to other parts of the world. We have a logistical support department that works with management to keep our equipment strategically located in areas of high utilization.

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Strong local relationships and stringent QHSE processes. E&P companies seek experienced seismic service providers with complex environment know-how, strong QHSE records and excellent relations with local communities to satisfy their seismic needs, particularly in emerging markets where E&P activities are increasing. Our highly trained and qualified QHSE team has extensive experience working in diverse ecosystems and complex cultural environments. We believe this experience allows us to deliver high quality data and efficient operations through systems and processes designed to minimize health and safety risk and overall community and environmental impact. We believe that our strong local relationships, QHSE track record and our history of successful reclamation programs facilitate negotiating permits and other seismic data acquisition rights on behalf of our customers.

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Cash flow generation supported by backlog and competitive bids. As of March 31, 2015, we had approximately $122 million of backlog through 2016 under contract, in addition to approximately $581 million of bids outstanding, with minimal additional growth capex required after giving effect to the purchase of equipment with a portion of the proceeds of the existing notes offering. We believe our backlog results in longer visibility to future cash flows relative to our peers. Such visibility is also evidenced by our strong number of bids outstanding. Our key operations outside of North America are generally in countries with strict concession leasing requirements, resulting in clients planning seismic shoots well in advance of the capital being spent. Additionally, the short duration of operating seasons, especially in Alaska, leads to more advanced planning which in turn results in a more accurate cash flow forecast. Non-North American seismic shoots are also less susceptible to cancellation due to the long-term nature of very expensive development programs compared to more volatile, commodity-price driven shorter-term projects typical of North America.

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Strong relationships with blue chip customer base. Members of our management team have long-standing relationships often extending over 30 years with many of the largest oil and gas companies in the world. Our global operating footprint allows us to leverage those relationships throughout the world, and we believe our prior performance for those customers enhances our ability to obtain new business from existing and past customers, as evidenced by our expanding customer base.

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Experienced management team with significant operational experience and ownership stake. We believe the experience, knowledge base and relationships that our management team has built over the years enhance our operating and marketing capabilities and underlie our strong reputation in the industry. In fact, we believe the operating expertise of our management team frequently leads to winning bids for new business. Virtually every member of our management team has technological and first-hand experience of the seismic data acquisition industry stemming from years of field work. Our management team currently owns approximately one-third of our outstanding equity, which we believe provides a strong alignment of the interests of our executives with our company and our investors.

Our Business Strategy
We plan to build upon our competitive strengths to grow our business through the following strategies:

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Maintain strict focus on contract work with key clients. We intend to continue to work on a fully contracted basis with major national and international oil and gas companies and capitalize on our long-term relationships with our customers. Unlike many of our competitors, we do not acquire data for our own use or maintain multi-client data libraries, which are either unfunded or partially funded speculative libraries, and involve significantly more risk and uncertainty.

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Provide full in-house logistics services. We intend to continue to focus on our logistics expertise, which, in addition to our seismic data acquisition abilities, allows us to provide a complete service package to our customers. We believe our vertical integration will continue to provide for efficient movement into remote areas as we further expand internationally, giving us a strategic advantage over our competitors. Many of the areas of the world where we work have limited seasons for seismic data acquisition, requiring high utilization of key personnel and redeployment of equipment from one part of the world to another. We believe that few of our competitors have a global reach that is similar to ours.

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Focus on global diversification and capitalize on increased activity in emerging basins. We seek to expand our business in the markets in which we currently operate and continue our expansion into other emerging markets, such as worldwide ocean bottom seismic services, which we believe hold the highest degree of growth potential. Emerging economies continue to expand and develop, demanding significantly more energy to fuel their growth. As the political environments stabilize in many of those countries, oil and gas companies are increasing operations in these markets. With our geographic expansion from providing services exclusively in South America to providing services in Alaska, Canada and Southeast Asia, we are able to achieve better utilization of our personnel and equipment through redeployment from offseason areas to in-season areas, helping to reduce some of the volatility in our financial performance.

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Maintain local relationships and stringent QHSE processes as the foundation of all our projects. We plan to maintain our focus on strong community relations and QHSE standards. We believe our continued success in those areas can be leveraged to help us further capitalize on increased activity in emerging markets and to grow our business.

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Continue higher utilization of turnkey contracts to capitalize on higher operating margins. Our contracts for proprietary seismic data acquisition services reflect a high proportion of turnkey contracts, which are fixed fee, compared to term contracts, which use a variable or day-rate fee basis. This provides us with the opportunity to maximize the advantage we have from being a full-service provider and the operational efficiencies created by our vertical integration. Our customers prefer turnkey contracts because they shift much of the business interruption risk onto us. We also increasingly use hybrid contracts where we may share with our customers a certain degree of the risks for certain business interruptions, such as weather, community relations and permitting delays, that are outside of our control.

Our Industry
Seismic technology is the primary tool used to locate oil and gas reserves, and it facilitates the development of complex reservoirs. Seismic data is acquired by introducing acoustic energy into the earth and water through controlled energy sources. Seismic energy sources can consist of truck-mounted vibration equipment in accessible terrain, explosives such as dynamite in more difficult terrain, or vessel-mounted air guns in shallow water and certain marsh environments. The sound waves generated by these energy sources are reflected back to the surface and collected by seismic sensors referred to as ‘‘geophones’’ or ‘‘hydrophones.’’ One or more strategically positioned seismic sensors are connected to a recording channel which transmits the data to a central recording location. In marine seismic operations, ocean bottom nodes placed by remote operated vehicles are increasingly used in areas where it is too congested or too sensitive to use ocean bottom cables or towed streamers. A typical project, which in our industry is referred to as a ‘‘shoot’’ or ‘‘seismic shoot,’’ involves the use of thousands, and sometimes tens of thousands, of channels recording simultaneously over the survey area.
Seismic data is recorded to produce either 2D or 3D images of the earth. In a project involving 2D seismic data acquisition, recording channels are laid out in a straight line. For projects to acquire 3D seismic data, channels are arranged in a grid covering an area. Higher density 3D and multi-component seismic data uses multiple geophones or accelerometers to record all components of reflected acoustic energy. While seismic data historically has been used solely as an exploration tool, higher resolution seismic images are now used in applications such as designing horizontal drilling programs, formulating well completion techniques and for time-lapse reservoir monitoring, which is commonly referred to as 4D seismic data.
Once acquired, seismic data is processed using complex and often proprietary algorithms to transform the raw data into images of the subsurface. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to design horizontal drilling programs, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs.
Our business and the overall demand for seismic data services depend on the worldwide levels of capital expenditures for oil and gas exploration, development and production activities.

We believe the following industry trends will benefit our business and provide the basis for our long-term growth:

•
Continued demand for energy worldwide is pushing E&P companies to focus on exploring new areas. The international markets in which we operate currently account for over $300 billion of projected exploration and production spending in 2015 and more than 35% of the world’s oil reserves. According to the U.S. Energy Information Administration, worldwide liquids demand is expected to grow by approximately 30% from 2012 to 2040, with virtually all growth coming from the developing nations outside the Organization for Economic Cooperation and Development. To meet growing world demand and to offset steep decline rates from existing proved oil and gas resources, significant quantities of new oil and gas reserves must be discovered. Accordingly, E&P companies are increasingly required to explore in previously unexplored territory in complex locations around the globe. Because many of these resources are located in areas that historically have not experienced significant oil and gas production, large amounts of new seismic data will be required as companies rationalize resources and critically evaluate drilling inventories and leasing opportunities.

•
The industry is increasingly focused on complex reservoirs, including international shales. Technical advances in horizontal drilling and new well completion techniques have greatly enhanced the ability of oil and gas companies to access reservoirs that are typically smaller, deeper or have other complex characteristics. In particular, seismic data is useful in designing and optimizing horizontal drilling programs to avoid unfavorable geologic features that may increase drilling costs. In addition, existing fields which have previously been shot with older technologies are being re-shot with newer, high resolution seismic technology to increase their production, identify previously bypassed reserves, and locate new prospective drilling locations.

•
Significant advances in seismic data technologies have increased demand for seismic services. We believe that recent advances in seismic data equipment, technologies and processing capabilities have improved not only the efficiency of seismic data acquisition but also the usefulness of the data provided. We believe that demand for our services will increase as clients become familiar with the benefits of more advanced seismic technologies, including higher density 3D and multi-component seismic data.

Our Corporate Information
We are a Delaware corporation with principal executive offices located at 1160 Dairy Ashford, Suite 160, Houston, Texas 77079. Our telephone number at that address is (281) 258-4400.
We were incorporated in Delaware on February 2, 2011, under the name Trio Merger Corp. as a blank check company in order to serve as a vehicle for the acquisition of a target business. On June 24, 2013, we completed a business combination (the “Merger”), in which the entity formerly known as SAExploration Holdings, Inc. (“Former SAE”) merged with and into our wholly-owned subsidiary Trio Merger Sub, Inc., with Trio Merger Sub, Inc. surviving. Upon the closing of the Merger, our business became the business of Former SAE and Former SAE became our predecessor for accounting and financial reporting purposes.
We maintain a website at http://www.saexploration.com. This website and the information contained therein or connected thereto is not part of this prospectus, and you should not rely on any such information in making your investment decision with respect to the notes.

Our Corporate Structure
The following summarizes our corporate structure. The issuer and the guarantors of the notes are shaded in the chart below.

SAExploration Holdings, Inc. (Delaware) "SAEX" (former Trio Merger Corp)
100%
SAExploration Sub, Inc. (Delaware) (former SAExploration Holdings, Inc.)
100%
SAExploration, Inc. (Delaware)
100%
Latin American Branches (Bolivia, Colombia)(1)
100%
SAExploration Global Holdings (UK) Ltd. (United Kingdom)
100%
SAExploration Seismic Services (US), LLC (Delaware)
100%
1623739 Alberta Ltd. (Alberta)
100%
NES, LLC (Alaska)
100%
SAExploration (Australia) Pty. Ltd.
100%
SAExploration (Malaysia) Sdn. Bhd.
49%
Kuukpik/ SAExploration, LLC (Alaska)
100%
SAExploration (Colombia) S.A.S. (Colombia)
99%
Servicios Sísmicos de Bolivia S.R.L. (Bolivia)
1%
1%
99%
SAExploration México S. de R.L. de C.V. (Mexico)
100%
Calgary Finance Company Ltd. (Alberta)
100%
1623753 Alberta Ltd. (Alberta)
100%
Southeast Asian Exploration Pte. Ltd. (Singapore)
99%
SAExploration (Peru) S.R.L. (Peru)
1%
99.9%
.1%
SAExploration (Brasil) Serviços Sísmicos Ltda. (Brazil)
100%
SAExploration (Canada) Ltd. (Alberta)
SAE Papua New Guinea(2)
SAE New Zealand(2)
100%
Global Finance Company Ltd. (United Kingdom)
100%
SAExploration Ltd (Alberta)
49%
Kalo Tue Exploration Ltd (Alberta)

(1) Branches are in the process of being dissolved.
(2) Unincorporated division treated as a branch office.

Summary of the Exchange Offer
On July 2, 2014, we issued in a private offering $150,000,000 aggregate principal amount of existing notes and entered into a registration rights agreement in which we agreed, among other things, to file the registration statement of which this prospectus is a part and to complete an exchange offer for the new notes. The summary below describes the principal terms of the exchange offer. Please see “The Exchange Offer” for further information.

Exchange Offer
We are offering to exchange $150,000,000 aggregate principal amount of new notes for a like aggregate principal amount of the existing notes. In order to exchange your existing notes, you must properly tender them and we must accept your tender. We will exchange all outstanding existing notes that are validly tendered and not validly withdrawn.

New Notes	The new notes are identical in all material respects to the existing notes except that:

•	the new notes have been registered under the Securities Act and will not be subject to the same transfer restrictions as the existing notes;

•
the new notes are not entitled to the registration rights that are applicable to the existing notes under the registration rights agreement we and the guarantors entered into in connection with the issuance of the existing notes (the “registration rights agreement”); and

•	our obligation to pay additional interest on the existing notes due to the failure to consummate the exchange offer by a certain date does not apply to the new notes.

Resale
Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	are a broker-dealer that purchased the existing notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the new notes other than in the ordinary course of your business;

•	have an arrangement with any person to engage in the distribution of the new notes; or

•	are prohibited by law or policy of the SEC from participating in the exchange offer.
In order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	This exchange offer will expire at midnight, New York City time, on , 2015, unless we decide to extend it in our sole discretion.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, including the effectiveness of the registration statement of which this prospectus is a part and there being no action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the exchange offer. We may waive some of the conditions to the exchange offer. See “The Exchange Offer-Conditions to the Exchange Offer.”

Procedures for Tendering

Existing Notes
To participate in the exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your existing notes by following the automatic tender offer program (“ATOP”) procedures established by The Depository Trust Company (“DTC”) for tendering notes held in book-entry form, as described in this prospectus. By tendering in that manner, you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.
If a holder of existing notes desires to tender such notes and the holder’s existing notes are not immediately available, or time will not permit the holder’s existing notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus. For more details, please read “The Exchange Offer-Procedures for Tendering,” “The Exchange Offer-Book-Entry Delivery Procedures” and “The Exchange Offer-Guaranteed Delivery Procedures.”

Special Procedures for

Beneficial Owners
If you are a beneficial owner of existing notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those existing notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those existing notes on your behalf.

Withdrawal Rights	You may withdraw your tender of existing notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “The Exchange Offer-Withdrawal of Tenders.”

Acceptance of Existing Notes and

Delivery of New Notes
We will accept all existing notes that are properly tendered in the exchange offer and not validly withdrawn prior to the expiration date. The new notes will be delivered promptly following the expiration date.

Consequences of Failure to

Tender Existing Notes
If you do not exchange your existing notes in the exchange offer, you will no longer be able to require us to register the existing notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the existing notes unless we have registered the existing notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Dissenters’ Rights
Holders of existing notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the SEC.

Interest on the New Notes and the

Existing Notes
The new notes will bear interest from the most recent interest payment date on which interest has been paid on the existing notes. Holders whose existing notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the existing notes.

Broker-Dealers
Each broker-dealer that receives new notes for its own account pursuant to the exchange offer, where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Risk Factors
You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under the section entitled “Risk Factors” in this prospectus before deciding to invest in the new notes.

Certain Federal Income Tax

Considerations
Neither the registration of the existing notes pursuant to our obligations under the registration rights agreement nor the holder’s receipt of new notes in exchange for existing notes will constitute a taxable event for U.S. federal income tax purposes. Please read “Certain Federal Income Tax Considerations.”

Exchange Agent
U.S. Bank National Association, the trustee and noteholder collateral agent under the indenture governing the notes, is serving as exchange agent in connection with the exchange offer (in such capacity, the “exchange agent”).

Use of Proceeds
We will not receive any new proceeds from the exchange of notes pursuant to the exchange offer. We are making the exchange offer solely to satisfy certain of our obligations under the registration rights agreement.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “The Exchange Offer-Fees and Expenses.”

Summary of the New Notes
The summary below describes the principal terms of the new notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The terms of the new notes are identical in all material respects to the terms of the existing notes, except that the new notes generally will not contain terms with respect to transfer restrictions, registration rights or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The new notes will evidence the same debt as the existing notes. The new notes will be governed by the same indenture under which the existing notes were issued.
The section of this prospectus entitled “Description of New Notes” contains a more detailed description of the terms and conditions of the new notes and the indenture governing the notes.

Issuer	SAExploration Holdings, Inc.

New Notes Offered	$150,000,000 aggregate principal amount of 10.000% Senior Secured Notes due 2019.

Maturity Date	July 15, 2019.

Interest
The new notes will bear interest from the date of their issuance at the rate of 10.000% per year. Interest on existing notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2015. The next interest payment date for the existing notes is July 15, 2015. Holders who exchange their existing notes for new notes will receive the same interest payment on July 15, 2015 as holders of existing notes that do not tender in the exchange offer.

Guarantees
The new notes will be fully and unconditionally guaranteed on a senior secured basis by each of our existing and future domestic restricted subsidiaries. See “Description of New Notes-Note Guarantees.”

Our foreign subsidiaries will not guarantee the new notes.

Security
The new notes and the guarantees will be secured by a lien on substantially all of our and the guarantors’ assets, subject to certain exceptions and permitted liens, as of the issue date of the existing notes; provided, however, that the liens on certain of our assets that secure the notes and the guarantees are contractually subordinated to a first priority lien securing our asset-based credit facility with Wells Fargo Bank, N.A. (the “asset-based credit facility”). Consequently, the notes and the guarantees will be effectively subordinated to indebtedness under any borrowings and other indebtedness under the asset-based credit facility to the extent of the value of such assets. The notes and the guarantees will not be secured by the assets of our subsidiaries that do not guarantee the notes.

Ranking	The notes will be our and the guarantors’ senior secured obligations and will:

•	rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

•	rank senior in right of payment to any of our and the guarantors’ future subordinated indebtedness;

•	be effectively senior to all of our and the guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral securing the notes and the guarantees;

•	be effectively junior to our obligations under the asset-based credit facility to the extent of the value of the assets securing the asset-based credit facility on a first priority basis; and

•	be effectively junior in right of payment to all existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes.

Intercreditor Agreement
The trustee and the noteholder collateral agent under the indenture governing the notes and the lender under our asset-based credit facility have entered into an intercreditor agreement (the “intercreditor agreement”) that governs the priorities of their respective security interests in the assets securing the notes and borrowings under the asset-based credit facility, and certain other matters relating to the administration of security interests.

Optional Redemption	On or after January 15, 2017, we have the right to redeem all or some of the notes at redemption prices that decrease over time as set forth under “Description of New Notes-Optional Redemption.”
Prior to January 15, 2017, we may redeem up to 35% of the aggregate principal amount of the notes originally issued at a price equal to 110% of the aggregate principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings.
In addition, prior to January 15, 2017, we may redeem the notes in whole or in part at a redemption price of 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest to the redemption date.
See “Description of New Notes-Optional Redemption.”

Change of Control Offer
If a Change of Control (as defined under “Description of New Notes-Certain Definitions”) occurs, each holder of notes has the right to require us to repurchase all or some of their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Asset Sale Proceeds
If we or any restricted subsidiary engage in certain asset sales, within 360 days of such sale, we generally must either invest the net cash proceeds from such sales in our business, repay indebtedness or, if such unused proceeds exceed $7.5 million, make an offer to purchase a portion of the notes at a purchase price equal to 100% of the principal amount of each note, plus accrued and unpaid interest to the purchase date.

Exchange Offer and Registration

Rights
We and the guarantors agreed, pursuant to a registration rights agreement, to use our reasonable best efforts to register with the SEC the new notes having substantially identical terms as the existing notes as part of an offer to exchange freely tradable notes, for the existing notes. We and the guarantors agreed to:

•	file a registration statement for the new notes with the SEC within 300 days after the issuance of the existing notes;

•	use our reasonable best efforts to cause that registration statement to be declared effective within 390 days after the issuance of the existing notes; and

•	close the exchange offer 30 days after the registration statement is declared effective.
In certain circumstances, we may be required to file a shelf registration statement to cover resales of the existing notes. The use of the shelf registration statement will be subject to certain customary suspension periods. If we and the guarantors do not meet the deadlines set forth above, we will be required to pay additional interest to holders of existing notes under certain circumstances. See “The Exchange Offer-Purpose and Effect of the Exchange Offer.”

Certain Covenants	The indenture governing the notes limits our ability and the ability of our restricted subsidiaries to, among other things:

•	transfer or sell assets;

•	pay dividends, redeem subordinated indebtedness or make other restricted payments;

•	incur or guarantee additional indebtedness or, with respect to our restricted subsidiaries, issue preferred stock;

•	create or incur liens;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

•	consummate a merger, consolidation or sale of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	engage in business other than our current business and reasonably related extensions thereof; and

•	take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the notes.
However, these covenants will be subject to a number of important exceptions and qualifications. See “Description of New Notes-Certain Covenants.”
Absence of a Public Market for the

New Notes
The new notes are a new issue of securities and there is currently no established market for them. A market for the new notes may not develop or, if one does develop, it may not provide adequate liquidity. We do not intend to apply for listing of the new notes on any securities exchange or for the inclusion of the new notes in any automated quotation system.

Form and Denomination
The new notes will be issued only in registered form. The new notes will initially be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be represented by permanent global notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. Except as described herein, new notes in physical form will not be issued in exchange for the global notes or interests therein.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors.”

Summary Consolidated Financial Data
The following table presents summary consolidated financial information as of the dates and for the periods indicated. The data as of and for the years ended December 31, 2013 and December 31, 2014 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The information is only a summary and should be read in conjunction with the sections “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended December 31,
	2013	2014
	(In thousands)
Statement of Operations Data:
Revenue from services	$245,268	$386,820
Cost of services, excluding depreciation and amortization	187,493	315,405
Depreciation and amortization included in cost of services	14,843	15,205
Gross profit	42,932	56,210
Selling, general and administrative expenses	33,489	39,543
Merger costs	1,188	—
Income from operations	8,255	16,667
Other income (expense):
Loss on early extinguishment of debt	—	(17,157)
Change in fair value of note payable to related parties	(631)	(5,094)
Interest expense, net	(15,256)	(16,778)
Foreign exchange loss, net	(1,755)	(3,451)
Other, net	(1,124)	294
Total other expense, net	(18,766)	(42,186)
Loss before income taxes	(10,511)	(25,519)
Provision for income taxes	10,495	12,876
Net loss	(21,006)	(38,395)
Less: net income attributable to noncontrolling interest	45	3,358
Net loss attributable to our company	$(21,051)	$(41,753)

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$2,963	$(19,901)
Investing activities	(11,110)	(28,084)
Financing activities	10,766	41,188

Other Financial Data:
EBITDA (1)	$20,841	$7,638
Adjusted EBITDA (1)	26,847	34,101
Backlog (at end of period)	291,920	176,686
Capital expenditures	11,110	28,203

Balance Sheet Data:
Cash and cash equivalents	$17,351	$12,322
Total assets	145,950	203,793
Total debt, including current portion	94,697	152,299
Total stockholders' equity (deficit)	10,938	(29,081)

(1)
The terms EBITDA and adjusted EBITDA are not defined under GAAP, and we acknowledge that these are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner. Further, the results presented by adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. Please see the audited financial statements and the notes thereto contained in this prospectus.

We use an adjusted form of EBITDA to measure period over period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus loss on early extinguishment of debt, plus loss on change in fair value of notes payable to related parties, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and foreign exchange gain or loss. Our management uses adjusted EBITDA as a supplemental financial measure to assess (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or nonrecurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider adjusted EBITDA as presented in this prospectus to be the primary measure of period-over-period changes in our operational cash flow performance.

	Year Ended December 31,
	2013	2014
	(In thousands)
Net loss	$(21,006)	$(38,395)
Depreciation and amortization	16,096	16,379
Interest expense, net	15,256	16,778
Provision for income taxes	10,495	12,876
Foreign exchange loss	1,755	3,451
Loss on early extinguishment of debt (a)	—	17,157
Change in fair value of notes payable to related parties (b)	631	5,094
Nonrecurring expense (c)	3,620	761
Adjusted EBITDA	$26,847	$34,101

(a)
The repayment and termination of the 2012 Credit Agreement on July 2, 2014 resulted in a $17,157 charge to loss on early extinguishment of debt for the year ended December 31, 2014. The charge consisted of prepayment penalties of $8,877, write-off of unamortized loan discount and issuance costs totaling $7,983, and legal fees of $297.

(b)
The note payable to related parties -- Former SAE stockholders was recorded at fair value. All amounts outstanding under the note payable to the Former SAE stockholders were repaid on July 2, 2014 from proceeds of the issuance of the existing notes and the promissory note was cancelled.

(c)
2013 nonrecurring expenses primarily consist of third-party financing costs, share-based compensation expense related to the accelerated vesting of Former SAE’s restricted shares in connection with the Merger, costs associated with the Merger, and one-time severance costs related to the reduction of staff in Colombia. 2014 nonrecurring expenses primarily consist of the $657 settlement of disputed fees with a former financial advisor.

RISK FACTORS

An investment in our securities involves significant risks. Before tendering any existing notes for exchange pursuant to the exchange offer, you should carefully consider and evaluate all of the information included in this prospectus or any applicable prospectus supplement, including the risk factors set forth below. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial position, results of operations or liquidity could result in a decline in the value of our common stock and other securities and the loss of all or part of your investment.
Risks Relating to Our Business and Industry

Our business largely depends on the levels of exploration and development activity in the oil and natural gas industry, a historically cyclical industry. A decrease in this activity caused by low oil and natural gas prices, reduced demand or other factors will have an adverse effect on our business, liquidity and results of operations.

Demand for our services depends upon the level of spending by oil and natural gas companies for exploration, production, development and field management activities, which depend, in part, on oil and natural gas prices. The markets for oil and natural gas have historically been volatile and are likely to continue to be so in the future. In addition to the market prices of oil and natural gas, our customers’ willingness to explore, develop and produce depends largely upon prevailing industry conditions that are influenced by numerous factors over which our management has no control. A decline in oil and natural gas exploration activities and commodity prices may adversely affect the demand for our services and our results of operations.

Factors affecting the prices of oil and natural gas and our customers’ desire to explore, develop and produce include:

•	the level of supply and demand for oil and natural gas;

•	expectations about future prices for oil and natural gas;

•	the worldwide political, military and economic conditions;

•	the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels and prices for oil;

•	the rate of discovery of new oil and gas reserves and the decline of existing oil and gas reserves;

•	the cost of exploring for, developing and producing oil and natural gas;

•	the ability of exploration and production companies to generate funds or otherwise obtain capital for exploration, development and production operations;

•	technological advances affecting energy exploration, production and consumption;

•
government policies, including environmental regulations and tax policies, regarding the exploration for, production and development of oil and natural gas reserves, the use of fossil fuels and alternative energy sources and climate change; and

•	weather conditions, including large-scale weather events such as hurricanes that affect oil and natural gas operations over a wide area or affect prices.
In recent months, crude oil prices have dropped significantly as the non-U.S. economic outlook continues to weaken and North American production continues to expand. The weakening economic outlook for non-U.S. oil demand, especially in Europe, has put more downward pressure on prices. Thus, the bottom-end of the price range for crude oil has decreased significantly beginning in the fourth quarter of 2014 compared to 2013.

As a result of recent decreases in crude oil prices, many E&P companies have announced that they are reducing their capital expenditures, which could result in diminished demand for our services and products and could cause downward pressure on the prices we charge or the level of work we do for our customers.

We cannot assure you that the exploration and development activities by our customers will be maintained at current levels. Any significant decline in exploration or production-related spending by our customers, whether due to a decrease in the market prices for oil and natural gas or otherwise, would have a material adverse effect on our results of operations. Additionally, increases in oil and natural gas prices may not increase demand for our products and services or otherwise have a positive effect on our results of operations or financial condition.

Our revenues are subject to fluctuations that are beyond our control, which may be significant and could adversely affect our results of operations in any financial period.

Our operating results may vary in material respects from quarter to quarter. Factors that cause variations include the timing of the receipt and commencement of contracts for seismic data acquisition, processing or interpretation and customers’ budgetary cycles, all of which are beyond our control. In addition, in any given period, we could have idle crews which result in a significant portion of our revenues, cash flows and earnings coming from a relatively small number of crews. Lower crew utilization rates can be caused by land access permit and weather delays, seasonal factors such as holiday schedules, shorter winter days or agricultural or hunting seasons, and crew repositioning and crew utilization and productivity. Additionally, due to location, type of service or particular project, some of our individual crews may achieve results that constitute a significant percentage of our consolidated operating results. Should any of our crews experience changes in timing or delays due to one or more of these factors, our financial results could be subject to significant variations from period to period. Combined with our fixed costs, these revenue fluctuations could also produce unexpected adverse results of operations in any fiscal period.
In addition to the above potential fluctuations in our revenue, we may also have significant third-party pass-through costs that are reflected in our revenues but correspond to a very small administrative margin charged to the customer. Therefore, our revenues for certain periods may include a large amount of these third-party charges and can cause our gross profit margin to be lower.
Revenues derived from our projects may not be sufficient to cover our costs of completing those projects or may not result in the profit we anticipated when we entered into the contract.

Our revenue is determined, in part, by the prices we receive for our services, the productivity of our crews and the accuracy of our cost estimates. The productivity of our crews is partly a function of external factors, such as weather and third party delays, over which we have no control. In addition, cost estimates for our projects may be inadequate due to unknown factors associated with the work to be performed and market conditions, resulting in cost over-runs. If our crews encounter operational difficulties or delays, or if we have not correctly priced our services, our results of operation may vary and, in some cases, may be adversely affected.
Our projects are performed on both a turnkey basis where a defined amount and scope of work is provided by us for a fixed price and additional work, which is subject to customer approval, is billed separately, and on a term basis where work is provided by us for a fixed hourly, daily or monthly fee. Our current projects are operated under a close to even mix of turnkey and term agreements but the relative mix of turnkey and term agreements can vary widely from time to time. The revenue, cost and gross profit realized on a turnkey contract can vary from our estimated amount because of changes in job conditions, variations in labor and equipment productivity from the original estimates, and the performance of subcontractors. In addition, if conditions exist on a particular project that were not anticipated in the customer contract such as excessive weather delays, community issues, governmental issues or equipment failure, then the revenue timing and amount from a project can be affected substantially. Turnkey contracts may also cause us to bear substantially all of the risks of business interruption caused by weather delays and other hazards. Those variations, delays and risks inherent in billing customers at a fixed price may result in us experiencing reduced profitability or losses on projects.
The significant fixed costs of our operations could result in operating losses.

We are subject to significant fixed operating costs, which primarily consist of depreciation and maintenance expenses associated with our equipment, certain crew costs and interest expense under our notes. Extended periods of significant downtime or low productivity caused by reduced demand, weather interruptions, equipment failures, permit delays or other causes could negatively affect our results and have a material adverse effect on our financial condition and results of operations because we will not be able to reduce our fixed costs as fast as revenues decline.

Our results of operations could be adversely affected by asset impairments.

We periodically review our portfolio of equipment for impairment. A prolonged downturn could affect the carrying value of our equipment or other assets and require us to recognize a loss. We may be required to write down the value of our equipment if the present value of future cash flows anticipated to be generated from the related equipment falls below net book value. A decline in oil and natural gas prices, if sustained, can result in future impairments. Because the impairment of long-lived assets or goodwill would be recorded as an operating expense, such a write-down would negatively affect our net income and may result in a breach of certain of our financial covenants under the credit and security agreement with Wells Fargo Bank, N.A., which provides for our $20 million asset-based credit facility.

Our working capital needs are difficult to forecast and may vary significantly, which could require us to seek additional financing that we may not be able to obtain on satisfactory terms, or at all.

Our working capital needs are difficult to predict with certainty. Our available cash varies in material respects as a result of, among other things, the timing of our projects, our customers’ budgetary cycles and our receipt of payment. Our working capital requirements may continue to increase, primarily due to expansion of our infrastructure that may be required to continue growth of our business and the need to keep pace with technological advances. In order to remain competitive, we must continue to invest additional capital to maintain, upgrade and expand our seismic data acquisition capabilities. In addition, some of our larger projects require significant upfront costs. We therefore may be subject to significant and rapid increases in our working capital needs that could require us to seek additional financing sources. While we have a revolving line of credit, restrictions in our debt agreements may impair our ability to obtain other sources of financing, and access to additional sources of financing may not be available on terms acceptable to us, or at all.
Our operations are subject to weather and seasonality, which may affect our ability to timely complete projects.

Our seismic data acquisition services are performed outdoors and often in difficult or harsh climate conditions, and are therefore subject to weather and seasonality. In Canada and Alaska, the primary season for seismic data acquisition is during the winter, from December to April, as many areas are only accessible when the ground is frozen. The weather conditions during this time of year can affect the timing and efficiency of operations. In addition, this prime season can be shortened by warmer weather conditions.
In South America and Southeast Asia, our operations are affected by the periods of heavy rain in the areas where seismic operations are conducted. In all areas in which we operate, the weather is an uncontrollable factor that affects our operations at various times of the year. Due to the unpredictability of weather conditions, there may be times when adverse conditions may cause our operations to be delayed and result in additional costs and may negatively affect our results of operations.
Our operations are subject to delays related to obtaining government permits and land access rights from third parties which could result in delays affecting our results of operations.

Our seismic data acquisition operations could be adversely affected by our inability to obtain timely right of way usage from both public and private land and/or mineral owners. We cannot begin surveys on property without obtaining any required permits from governmental entities as well as the permission of the private landowners who own the land being surveyed. In recent years, it has become more difficult, costly and time-consuming to obtain access rights of way as drilling activities have expanded into more populated areas. Additionally, while landowners generally are cooperative in granting access rights, some have become more resistant to seismic and drilling activities occurring on their property. In addition, governmental entities do not always grant permits within the time periods expected. Delays associated with obtaining such permits and rights of way may negatively affect our results of operations.

Our backlog can vary significantly from time to time and our backlog estimates are based on certain assumptions and are subject to unexpected adjustments and cancellations and thus may not be timely converted to revenues in any particular fiscal period, if at all, or be indicative of our actual operating results for any future period.

Our backlog estimates represent those projects for which a customer has executed a contract or signed a binding letter of award. Our backlog can vary significantly from time to time, particularly if the backlog is made up of multi-year contracts with some of our more significant customers. Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates and proportionate performance of contracts. The realization of our backlog estimates is further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from those projects. Contracts for services are also occasionally modified by mutual consent and often can be terminated for convenience by the customer. Because of potential changes in the scope or schedule of our customers’ projects, and the possibility of early termination of customer contracts, we cannot predict with certainty when or if our backlog will be realized. Material delays, payment defaults or cancellations on the underlying contracts could reduce the amount of backlog currently reported and, consequently, could inhibit the conversion of that backlog into revenues. In addition, worsening overall market conditions could result in further reductions of backlog which will impact our financial performance.
We face intense competition in our business that could result in downward pricing pressure and the loss of market share.

Competition among seismic contractors historically has been, and likely will continue to be, intense. Competitive factors have in recent years included price, crew experience, asset availability and capacity, technological expertise and reputation for quality and dependability. We also face increasing competition from nationally owned companies in various international jurisdictions that operate under less significant financial constraints than those we experience. Many of our competitors have greater financial and other resources, more customers, greater market recognition and more established relationships and alliances in the industry than we do. They and other competitors may be better positioned to withstand and adjust more quickly to volatile market conditions, such as fluctuations in oil and natural gas prices and production levels, as well as changes in government regulations. Additionally, the seismic data acquisition business is extremely price competitive and has a history of protracted periods of months or years where seismic contractors under financial duress bid jobs at unattractive pricing levels and therefore adversely affect industry pricing. Competition from those and other competitors could result in downward pricing pressure, which could adversely affect our margins, and could result in the loss of market share.
Capital requirements for the technology we use are significant. If we are unable to finance these requirements, we may not be able to maintain our competitive advantage.

Seismic data acquisition technologies historically have steadily improved and progressed, and we expect this trend to continue. Manufacturers of seismic equipment may develop new systems that have competitive advantages relative to systems now in use that either render the equipment we currently use obsolete or require us to make substantial capital expenditures to maintain our competitive position. In order to remain competitive, we must continue to invest additional capital to maintain, upgrade and expand our seismic data acquisition capabilities.
Our capital requirements, which are primarily the cost of equipment, are significant. We attempt to minimize our capital expenditures by restricting our purchase of equipment to equipment that we believe will remain highly utilized, and we strategically rent equipment utilizing the most current technology to cover peak periods in equipment demands. We may not be able to finance all of our capital requirements, however, when and if needed, to acquire new equipment. If we are unable to do so, there may be a material negative impact on our operations and financial condition.
Our revenues are generated by a concentrated number of customers.

We derive our revenues from a concentrated customer base in the international oil and natural gas industry, however, we are not substantially dependent on any one customer. Our largest customers can and typically do change from year to year and our largest customers in any one year may not be indicative of our largest customers in the future. During the year ended December 31, 2014, two customers aggregated 47% of our consolidated revenue for the period, with our most significant customer representing 34% of our consolidated revenue for the period. During the year ended December 31, 2013, two other customers aggregated 52% of our consolidated revenue for the period, with our most significant customer representing 32% of our consolidated revenue for the period. Many of our customer contracts may be terminated at any time for convenience. If any of our customers were to terminate their contract with us on a large project or fail to contract for our services in the future because they are acquired, alter their exploration or development strategy, experience financial difficulties or for any other reason, and we were not able to replace their business with business from other customers, our business, financial condition and results of operations could be materially and adversely affected.

We operate under hazardous conditions that subject us and our employees to risk of damage to property or personal injury and limitations on our insurance coverage may expose us to potentially significant liability costs.

Our activities are often conducted in dangerous environments and include hazardous conditions, including operation of heavy equipment, the detonation of explosives, and operations in remote areas of developing countries. Operating in such environments, and under such conditions, carries with it inherent risks, such as loss of human life or equipment, as well as the risk of downtime or reduced productivity resulting from equipment failures caused by an adverse operating environment. Those risks could cause us to experience injuries to our personnel, equipment losses, and interruptions in our business.
Although we maintain insurance, our insurance contains certain coverage exclusions and policy limits. There can be no assurance that our insurance will be sufficient or adequate to cover all losses or liabilities or that insurance will continue to be available to us on acceptable terms, or at all. Further, we may experience difficulties in collecting from insurers as such insurers may deny all or a portion of our claims for insurance coverage. A claim for which we are not fully insured, or which is excluded from coverage or exceeds the policy limits of our applicable insurance, could have a material adverse effect on our financial condition.
We may be held liable for the actions of our subcontractors.

We often work as the general contractor on seismic data acquisition surveys and consequently engage a number of subcontractors to perform services and provide products. While we generally obtain contractual indemnification and insurance covering the acts of those subcontractors, and require the subcontractors to obtain insurance for our benefit, there can be no assurance we will not be held liable for the actions of those subcontractors. In addition, subcontractors may cause damage or injury to our personnel and property that is not fully covered by insurance or by claims against the subcontractors.

Our agreements with our customers may not adequately protect us from unforeseen events or address all issues that could arise with our customers. The occurrence of unforeseen events or disputes with customers could result in increased liability, costs and expenses for our projects.

We enter into master service agreements with many of our customers that allocate certain operational risks. Despite the inclusion of risk allocation provisions in our agreements, our operations may be affected by a number of events that are unforeseen or not within our control and our agreements may not adequately protect us from each possible event. If an event occurs which we have not contemplated or otherwise addressed in our agreement we, and not our customer, will likely bear the increased cost or liability. To the extent our agreements do not adequately address those and other issues, or we are not able to successfully resolve resulting disputes, we may incur increased liability, costs and expenses. This may have a material adverse effect on our results of operations.

We, along with our customers, are subject to compliance with governmental laws and regulations that may expose us to significant costs and liabilities and may adversely affect the demand for our services.

Our operations, and those of our customers, are subject to a variety of federal, provincial, state and local laws and regulations in the United States and foreign jurisdictions, including stringent laws and regulations relating to protection of the environment, particularly those relating to emissions to air, discharges to water, treatment, storage and disposal of regulated materials and remediation of soil and groundwater contamination. Those laws and regulations may impose numerous obligations that are applicable to our operations including:

•	the acquisition of permits before commencing regulated activities; and

•	the limitation or prohibition of seismic activities in environmentally sensitive or protected areas such as wetlands or wilderness areas.
Numerous governmental authorities, such as the U.S. Environmental Protection Agency (the “EPA”) and analogous state agencies in the United States and governmental bodies with control over environmental matters in foreign jurisdictions, have the power to enforce compliance with those laws and regulations and any permits issued under them, oftentimes requiring difficult and costly actions. We may incur substantial costs, including fines, damages, criminal or civil sanctions, remediation costs and natural resource damage claims, or experience interruptions in our operations for violations or liabilities arising under these laws and regulations. Further, we may become liable for damages against which we cannot adequately insure or against which we may elect not to insure because of high costs or other reasons. Our customers are subject to similar environmental laws and regulations.

We expend financial and managerial resources to comply with all the laws and regulations applicable to our operations. Any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly regulations, or that change waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our results of operations and financial position. The fact that such laws or regulations change frequently makes it impossible for us to predict the cost or impact of such laws and regulations on our future operations. The costs of complying with applicable environmental laws and regulations are likely to increase over time and we cannot provide any assurance that we will be able to remain in compliance with respect to existing or new laws and regulations or that such compliance will not have a material adverse effect on our business, financial condition and results of operations, or on the operations of our customers which could affect demand for our services. Although regulatory developments that may occur in subsequent years could have the effect of reducing industry activity, we cannot predict the nature of any new restrictions or regulations that may be imposed. We may be required to increase operating expenses or capital expenditures in order to comply with any new restrictions or regulations.

In addition, as a result of the mobility of our equipment, operations in foreign jurisdictions and the utilization of a multi-national work force, we and our customers are subject to various federal, provincial, state and local laws and regulations in the United States and foreign jurisdictions relating to the import or export of equipment and the immigration and employment of non-citizen employees or sub-contractors. Numerous governmental authorities, such as the U.S. Customs and Border Protection, the Bureau of Industry and Security and the Office of Foreign Assets Control, and analogous governmental bodies in foreign jurisdictions have laws and regulations which prohibit or restrict operations in certain jurisdictions and doing business with certain persons in such jurisdictions, and we and our customers may be required to obtain and maintain licenses, permits, visas and similar documentation for operations. We may incur substantial costs, including fines and damages, criminal or civil sanctions for violations or liabilities arising under these laws and regulations.

Our operations outside of the United States are subject to additional political, economic, and other risks and uncertainties that could adversely affect our business, financial condition, results of operations, or cash flows, and our exposure to such risks will increase as we expand our international operations.

Our operations outside of North America accounted for approximately 67% of our consolidated revenue in 2014 and 58% of our consolidated revenue in 2013. Our international operations are subject to a number of risks inherent in any business operating in foreign countries, and especially those with emerging markets. As we continue to increase our presence in those countries, our operations will continue to encounter the following risks, among others:

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government instability or armed conflict, which can cause our potential customers to withdraw or delay investment in capital projects, thereby reducing or eliminating the viability of some markets for our services;

•	potential expropriation, seizure, nationalization or detention of assets;

•	risks relating to foreign currency, as described below;

•	import/export quotas or unexpected changes in regulatory environments and trade barriers;

•	civil uprisings, riots and war, which can make it unsafe to continue operations, adversely affect both budgets and schedules and expose us to losses;

•
availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of qualified crew members or specialized equipment in areas where local resources are insufficient, and legal restrictions or other limitations on our ability to dismiss employees;

•
laws, regulations, decrees and court decisions under legal systems that are not always fully developed and that may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs, as well as delays which may result in real or opportunity costs; and

•	terrorist attacks, including kidnappings of our personnel.
If any of those or other similar events should occur, it could have a material adverse effect on our financial condition and results of operations.
We are subject to taxation in many foreign jurisdictions and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Our tax returns are subject to routine examination by taxing authorities, and those examinations may result in assessments of additional taxes, penalties and/or interest.
Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not succeed in developing and implementing policies and strategies that are effective in each location where we do business, and we may experience project disruptions and losses, which could negatively affect our profitability.
Our results of operations can be significantly affected by foreign currency fluctuations and regulations.

A portion of our revenues is derived in the local currencies of the foreign jurisdictions in which we operate. Accordingly, we are subject to risks relating to fluctuations in currency exchange rates. In the future, and especially as we further expand our operations in international markets, our customers may increasingly make payments in non-U.S. currencies. Fluctuations in foreign currency exchange rates could affect our revenues, operating costs and operating margins. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not actively traded. We cannot predict the effect of future exchange rate fluctuations on our operating results.
In addition, we are subject to risks relating to governmental regulation of foreign currency, which may limit our ability to:

•	transfer funds from or convert currencies in certain countries;

•	repatriate foreign currency received in excess of local currency requirements; and

•	repatriate funds held by our foreign subsidiaries to the United States at favorable tax rates.
As we continue to increase our operations in foreign countries, there is an increased risk that foreign currency controls may create difficulty in repatriating profits from foreign countries in the form of taxes or other restrictions, which could restrict our cash flow.

Economic and political conditions in Latin America pose numerous risks to our operations.

Our business operations in the Latin American region constitute a material portion of our business. As events in the region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political instability elsewhere in the region. Furthermore, events in recent years in other developing markets have placed pressures on the stability of the currencies of a number of countries in Latin America in which we operate, including Brazil, Colombia and Peru. While certain areas in the Latin American region have experienced economic growth, this recovery remains fragile.

Certain Latin American economies have experienced shortages in foreign currency reserves and have adopted restrictions on the use of certain mechanisms to expatriate local earnings and convert local currencies into U.S. Dollars. Any such shortages or restrictions may limit or impede our ability to transfer or to convert such currencies into U.S. Dollars and to expatriate such funds for the purpose of making timely payments of interest and principal on our indebtedness. In addition, currency devaluations in one country may have adverse effects in another country. Some Latin American countries have historically experienced high rates of inflation. Inflation and some measures implemented to curb inflation have had significant negative effects on the economies of these countries. Governmental actions taken in an effort to curb inflation, coupled with speculation about possible future actions, have contributed to economic uncertainty at times in most Latin American countries. These countries may experience high levels of inflation in the future that could lead to further government intervention in the economy, including the introduction of government policies that could adversely affect our results of operations. In addition, if any of these countries experience high rates of inflation, we may not be able to adjust the price of our services sufficiently to offset the effects of inflation on our cost structures. A high inflation environment would also have negative effects on the level of economic activity and employment and adversely affect our business, results of operations and financial condition.

Current and future legislation or regulation relating to climate change and hydraulic fracturing could negatively affect the exploration and production of oil and gas and adversely affect demand for our services.

In response to concerns suggesting that emissions of certain gases, commonly referred to as “greenhouse gases” (“GHG”) (including carbon dioxide and methane), may be contributing to global climate change, legislative and regulatory measures to address the concerns are in various phases of discussion or implementation at the federal, state and international levels. Many states, either individually or through multi-state regional initiatives, have already taken legal measures intended to reduce GHG emissions, primarily through the planned development of GHG emission inventories and/or GHG cap and trade programs.
Although various climate change legislative measures have been under consideration by the U.S. Congress, it is not possible at this time to predict whether or when Congress may act on climate change legislation. The EPA has promulgated a series of rulemakings and taken other actions that the EPA states will result in the regulation of GHG as “air pollutants” under the existing federal Clean Air Act. Furthermore, in 2010, EPA regulations became effective that require monitoring and reporting of GHG emissions on an annual basis, including extensive GHG monitoring and reporting requirements. While this rule does not control GHG emission levels from any facilities, it will cause covered facilities to incur monitoring and reporting costs. Moreover, lawsuits have been filed seeking to require individual companies to reduce GHG emissions from their operations.
This increasing focus on global warming may result in new environmental laws or regulations that may negatively affect us and our customers. This could cause us to incur additional direct costs in complying with any new environmental regulations, as well as increased indirect costs resulting from our customers incurring additional compliance costs that get passed on to us. Moreover, passage of climate change legislation or other legislative or regulatory initiatives that regulate or restrict emissions of GHG may curtail production and demand for fossil fuels such as oil and natural gas in areas where our customers operate and thus adversely affect future demand for our services. Reductions in our revenues or increases in our expenses as a result of climate control initiatives could have adverse effects on our business, financial position, results of operations and prospects.
Hydraulic fracturing is an important and commonly used process in the completion of oil and natural gas wells. Hydraulic fracturing involves the injection of water, sand and chemical additives under pressure into rock formations to stimulate natural gas production. Due to public concerns raised regarding potential impacts of hydraulic fracturing on groundwater quality, legislative and regulatory efforts at the federal level and in some states have been initiated to require or make more stringent the permitting, reporting and compliance requirements for hydraulic fracturing operations. These legislative and regulatory initiatives imposing additional reporting obligations on, or otherwise limiting, the hydraulic fracturing process could make it more difficult or costly to complete natural gas wells. Shale gas cannot be economically produced without extensive fracturing. In the event such initiatives are successful, demand for our seismic acquisition services may be adversely affected.

As a company subject to compliance with the Foreign Corrupt Practices Act (the “FCPA”), our business may suffer because our efforts to comply with U.S. laws could restrict our ability to do business in foreign markets relative to our competitors who are not subject to U.S. law. Any determination that we or our foreign agents have violated the FCPA may adversely affect our business, operations and reputation.

We operate in certain parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that U.S. law and regulations prohibit us from using.
As a U.S. corporation, we are subject to the regulations imposed by the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and which imposes stringent recordkeeping requirements. In particular, we may be held liable for actions taken by our strategic or local partners even though our partners are not subject to the FCPA. Any such violations could result in substantial civil and/or criminal penalties and might adversely affect our results of operations and our ability to continue to work in those countries.

The enactment of legislation implementing changes in U.S. or foreign tax laws affecting the taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.

Changes to U.S. or foreign tax laws could impact the tax treatment of our foreign earnings. Due to the scope of our international business operations, any changes in the U.S. or foreign taxation of these operations may increase our worldwide effective tax rate and adversely affect our financial condition and operating results. The international scope of our operations and our corporate and financing structure may expose us to potentially adverse tax consequences. We are subject to taxation in and to the tax laws and regulations of multiple jurisdictions as a result of the international scope of our operations and our corporate and financing structure. We are also subject to intercompany pricing laws, including those relating to the flow of funds between our companies. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation of these laws or regulations in any applicable jurisdiction, could have a material adverse effect on our business, financial condition and results of operations. In addition, the tax authorities in any applicable jurisdiction, including the United States, may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions, including the tax treatment or characterization of our indebtedness, intercompany loans and guarantees. If any applicable tax authorities, including the U.S. tax authorities, were to successfully challenge the tax treatment or characterization of any of our transactions, it could result in the disallowance of deductions and the imposition of withholding.

We may be unable to attract and retain executive officers and skilled and technically knowledgeable employees, which could adversely affect our business.

Our continued success depends upon retaining and attracting executive officers and highly skilled employees. A number of our executive officers and employees possess many years of industry experience and are highly skilled, and members of our management team also have relationships with oil and gas companies and others in the industry that are integral to our ability to market and sell our services. Our inability to retain such individuals could adversely affect our ability to compete in the seismic service industry. We may face significant competition for such skilled personnel, particularly during periods of increased demand for seismic services. Although we utilize employment agreements and other incentives to retain certain of our key employees, there is no guarantee that we will be able to retain those personnel.

If we do not manage our growth effectively, our results of operations could be adversely affected.

We have experienced significant growth to date. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management, infrastructure and support mechanisms and other resources. We must continue to improve our operational, financial, management, legal compliance and information systems to keep pace with the growth of our business. We may also expand through the strategic acquisition of companies and assets. We must plan and manage any acquisitions effectively to achieve revenue growth and maintain profitability in our evolving market. If we fail to manage our growth effectively, our ability to provide services could be adversely affected, which could negatively affect our operating results.

The requirements of being a public company increase our operating expenses and divert management’s attention.

As a public company, we are subject to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, the Dodd-Frank Act and other applicable securities rules and regulations, to which Former SAE was not subject prior to the Merger. Compliance with these rules and regulations since the Merger has increased demand on our systems and resources and caused us to incur significant additional legal, accounting and other expenses.

The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act and the rules subsequently implemented by the SEC and the national securities exchanges, establish certain requirements for the corporate governance practices of public companies. For example, as a result of becoming a public company, we have additional board committees and are required to maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required. As a result, management’s attention has been and will continue to be diverted from other business concerns, which could harm our business and operating results.

Because we are a smaller reporting company, to date our independent auditor has not been required to issue an attestation report regarding our internal control over financial reporting in the annual reports on Form 10-K that we file with the SEC, and we have been subject to scaled disclosure requirements. We will remain a smaller reporting company as long as the market value of our securities held by non-affiliates is below $75 million, as of the end of our second fiscal quarter each year. If we cease to be a smaller reporting company, our expenses will further increase and additional time will be required of our management as we seek to comply with those additional requirements.

We have had and in the future may have material weaknesses in our internal control over financial reporting.

On June 24, 2013, we completed the Merger with Former SAE. Former SAE was not a public reporting company and had limited accounting personnel and systems to adequately execute accounting process and limited other supervisory resources with which to address internal control over financial reporting, especially in its early years. We and our independent registered public accounting firm identified material weaknesses during the preparation of our financial statements as of and for the year ended December 31, 2013 and quarterly periods within 2013 that resulted in restatements of the first and second quarterly periods within 2013. During 2014 we have taken substantial steps in improving and fortifying our internal controls and have remediated the material weaknesses in internal control over financial reporting identified in 2013. While these measures correct the material weaknesses identified by us or our independent public accounting firm, we cannot assure that there will not be other material weaknesses that we or our independent registered public accounting firm will identify. If additional material weaknesses in our internal controls are discovered in the future, they may adversely affect our ability to record, process, summarize, and report financial information timely and accurately.
Risks Related to the Exchange Offer

There is no active trading market for the new notes. As a result, the value of the new notes may fluctuate significantly and any market for the new notes may be illiquid.

The new notes will be a new issue of debt securities of the same class as the existing notes and will generally be freely transferrable. Notwithstanding the foregoing, the existing notes currently have no established trading or other public market, and an active trading market may not develop for the new notes. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system.

If a market for the notes develops, the notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected. As a result, we cannot assure the holders of the notes that they will be able to sell any of the notes at a particular time, at attractive prices, or at all. Thus, holders of the notes may be required to bear the financial risk of their investment in the notes indefinitely.
If a trading market were to develop, future trading prices of the notes may be volatile and will depend on many factors, including:

•	our operating performance, financial condition and prospects;

•	the operating performance, financial condition and prospects for companies in our industry generally;

•	the number of holders of the notes;

•	prevailing interest rates;

•	the interest of securities dealers in making a market for the notes; and

•	the market for similar securities and the overall securities market.
Historically, the markets for non-investment grade indebtedness have been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market for the new notes, if any, will not be subject to similar disruptions. Any such disruptions could adversely affect the prices at which holders of the notes may sell their notes.
If you do not exchange your existing notes in the exchange offer, the transfer restrictions currently applicable to your existing notes will remain in force, and the market price of your existing notes could decline.

If you do not exchange your existing notes for new notes in the exchange offer, you will continue to be subject to restrictions on transfer of your existing notes as set forth in the offering memorandum distributed in connection with the private offering of the existing notes. In general, the existing notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the existing notes under the Securities Act.
The tender of existing notes under the exchange offer will reduce the aggregate principal amount of the existing notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the existing notes due to a reduction in liquidity. In addition, if you do not exchange your existing notes in the exchange offer, you will no longer be entitled to exchange your existing notes for new notes registered under the Securities Act, and you will no longer be entitled to have your existing notes registered for resale under the Securities Act.
Risks Relating to the Notes and the Collateral

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

As of December 31, 2014, we had $152.3 million of total debt outstanding (including $150 million of our notes, an equipment note payable of $1.7 million, and $645 thousand of existing capital leases). Our high level of indebtedness could have important consequences for your investment in the notes and significant effects on our business. For example, our level of indebtedness and the terms of our debt agreements may:

•
make it more difficult for us to satisfy our financial obligations under the notes, our other indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

•
prevent us from raising the funds necessary to repurchase notes tendered to us if there is a change of control (as defined in the indenture governing the notes) or other event requiring such a repurchase, and any failure to repurchase notes tendered for repurchase would constitute a default under the indenture governing the notes and may constitute a default under other debt instruments;

•
require us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•
limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes particularly in light of the fact that a substantial portion of our assets are pledged to secure the notes and obligations under our asset-based credit facility, which may limit the ability to execute our business strategy;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	limit management’s discretion in operating our business;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and

•	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings.

Each of these factors may have a material adverse effect on our business, financial condition and results of operations. Our ability to make payments with respect to the notes and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by a broad range of factors, including prevailing economic conditions and financial, business and other factors affecting our company and industry, many of which are beyond our control.
Despite existing debt levels, we may still be able to incur substantially more debt, which would increase the risks associated with our leverage.

Even with our existing debt levels, we and our subsidiaries may be able to incur substantial amounts of additional debt in the future. Although the terms of the notes and the terms of our asset-based credit facility do, and any future credit facilities or other debt instruments (if any) we enter into may, limit our ability to incur additional debt, these terms may not prevent us from incurring substantial amounts of additional debt. If new debt is added to our current debt levels, the risks associated with our leverage may intensify.
The indenture governing the notes allows us to issue additional notes under certain circumstances which also would be secured by the collateral, which could dilute the value of the collateral that secures the notes. In addition, the indenture also permits us to incur additional indebtedness secured by liens that rank senior to the liens that secure the notes and the guarantees of the notes, which may limit your recovery.
The indenture governing the notes allows us to issue additional notes under certain circumstances, which also would be secured by the collateral that secures the notes offered hereby and the related guarantees. If we issue additional notes, the value of the collateral that secures each note and such guarantees would be diluted. In addition, the liens on some of the collateral securing our asset-based credit facility rank senior to those securing the notes, and we also may incur certain other additional indebtedness and obligations secured by liens on collateral that rank senior to those securing the notes and the guarantees of the notes, which means that the notes and the guarantees of the notes will be effectively subordinated to indebtedness and other obligations under our asset-based credit facility and any such other indebtedness and obligations to the extent of the value of the collateral securing such indebtedness and other obligations pursuant to liens that rank prior to the liens securing the notes and the guarantees of the notes.
Consequently, in any bankruptcy, restructuring or similar proceeding, there can be no assurance that the collateral that secures the notes will be sufficient to repay all or any portion of the notes, or that the issuance of additional notes or of additional secured indebtedness or other secured obligations will not reduce the amount that holders of the notes would recover under such circumstances or result in the holders of the notes not recovering anything under those circumstances.
Our failure to generate sufficient cash flow to meet our obligations under the notes could significantly adversely affect holders of the notes.

As described above under “Risks Related to Our Business and Industry,” our failure to generate sufficient cash flow or to secure future borrowings could significantly adversely affect the value of the notes and our ability to pay amounts due under the notes. If for any reason we are unable to meet our debt service and repayment obligations, including under the notes, we would be in default under the terms of the agreements governing that indebtedness, which would allow our creditors at that time to declare all such indebtedness to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights under other debt agreements. Under these circumstances, our lenders or other debt holders could compel us to apply all of our available cash to repay our borrowings or they could be entitled to prevent us from making payments on the notes. In addition, the applicable lenders or other debt holders could then seek to foreclose on our assets that secure their debt. If the amounts outstanding under our asset-based credit facility or other borrowings or the notes were to be accelerated, or if the collateral were the subject of foreclosure actions, we cannot assure holders of the notes that our assets would be sufficient to repay in full the money owed to the lenders or our other debt holders, including holders of the notes.
The indenture governing the notes and our asset-based credit facility impose significant operating and financial restrictions on us and our subsidiaries that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indenture governing the notes and the terms of our asset-based credit facility include covenants that restrict our and our restricted subsidiaries’ ability to take various actions, such as:

•	transferring or selling certain assets;

•	paying dividends or distributions, repaying subordinated indebtedness (if any) or making certain investments or other restricted payments;

•	incurring or guaranteeing additional indebtedness or, with respect to our restricted subsidiaries, issuing preferred stock;

•	creating or incurring liens securing indebtedness;

•	incurring dividend or similar payment restrictions affecting restricted subsidiaries;

•	consummating a merger, consolidation or sale of all or substantially all our and our restricted subsidiaries’ assets;

•	entering into transactions with affiliates; and

•	engaging in a business other than our current business and businesses related, ancillary or complementary, to our current businesses or immaterial businesses.
In addition, the security documents restrict us and our restricted subsidiaries from taking or omitting to take certain actions that would adversely affect or impair in any material respect the collateral securing the notes.
Our asset-based credit facility does, and our other debt instruments may also, require us to comply with a number of affirmative and negative covenants, including specified financial ratios such as a fixed charge coverage ratio, in addition to the covenants listed above.
We may be prevented from taking advantage of business opportunities that arise if we fail to meet certain financial ratios or because of the limitations imposed on us by the restrictive covenants under these agreements. In addition, the restrictions contained in the indenture governing the notes, our asset-based credit facility and any other debt instruments may also limit our ability to plan for or react to market conditions or meet capital needs, or may otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, enter into acquisitions, execute our business strategy, effectively compete with companies that are not similarly restricted or engage in other business activities that would be in our interest. In the future, we may incur other debt obligations that might subject us to additional and different restrictive covenants that could also adversely affect our financial and operational flexibility. In the event that we default under any of these financial or other covenants, we would be required to seek waivers or amendments to the applicable agreements or to refinance the applicable indebtedness, and we cannot assure you that we would be able to do so on terms we deem acceptable, or at all. Failure to comply with applicable covenants would constitute a default under the applicable debt instrument and would generally allow the applicable lenders or other debt holders to demand immediate repayment of all indebtedness outstanding thereunder and, in the case of secured indebtedness and subject to the intercreditor agreement, to seize and sell the collateral and to apply the proceeds from those sales to satisfy such indebtedness, any of which could have a material adverse impact on our results of operations and financial condition. These events would likely in turn trigger cross-acceleration and cross-default rights under other debt instruments, which would allow the applicable lenders or other debt holders to exercise similar rights and remedies. If the amounts outstanding under any the notes, our asset-based credit facility or any other indebtedness were to be accelerated or if the applicable lenders or other debt holders were to foreclose upon the collateral securing any such indebtedness, we cannot assure you that our assets would be sufficient to repay the money owed to the lenders, or to our other debt holders, including you as a holder of the notes. We have in the past failed to comply with financial and other covenants in debt instruments and have therefore been required to obtain waivers and amendments from the lenders, and there can be no assurance that we will not experience similar defaults in the future or that any waivers or amendments will be obtained.
Our debt agreements contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

The indenture for our notes and the terms of our asset-based credit facility contain restrictive covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends;

•	repay subordinated debt prior to its maturity;

•	grant additional liens on our assets;

•	enter into transactions with our affiliates;

•	repurchase stock;

•	make certain investments or acquisitions of substantially all or a portion of another entity’s business assets;

•	undergo a change of control; and

•	merge with another entity or dispose of our assets.
Complying with these covenants may limit our ability to respond to changes in market conditions or pursue business opportunities that would otherwise be available to us.
If we are unable to comply with the restrictions and covenants in our debt agreements, there could be a default under the terms of such agreements, which could result in an acceleration of repayment and the sale of our assets to satisfy our obligations with our lenders. Failure to maintain existing financing or to secure new financing could have a material adverse effect on our liquidity and financial position.

If we are unable to comply with the restrictions and covenants in the indenture for our notes and under our asset-based credit facility, there could be a default under the terms of those agreements. In the event of a default under those agreements, lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions, may also be accelerated and become due and payable. In addition, our obligations under the indenture and our asset-based credit facility are secured by a lien on substantially all of our U.S. assets and certain of our foreign assets, including 65% of the equity interests in our first-tier foreign subsidiaries. In the event of foreclosure, liquidation, bankruptcy or other insolvency proceeding relating to us or to our subsidiaries that have guaranteed our debt, holders of our secured indebtedness and our other lenders will have prior claims on our assets. If any of those events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our debt agreements or obtain needed waivers on satisfactory terms or without incurring substantial costs. Failure to maintain existing or secure new financing could have a material adverse effect on our liquidity and financial position.

We may not be able to repurchase the notes upon a change of control or an offer to repurchase the notes in connection with an asset sale as required by the indenture governing the notes.

Upon the occurrence of specific types of change of control events, we will be required to offer to repurchase all of the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. In addition, in connection with certain asset sales, we may be required to offer to repurchase notes with all or a portion of the net cash proceeds from such asset sales at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase. We may not have sufficient funds available to repurchase all of the notes tendered pursuant to any such offer and any other debt that may become payable or that we may be required to offer to repurchase upon a change of control or in connection with such an asset sale, as the case may be. In addition, our asset-based credit facility does, and any future debt instruments may, limit or prohibit us from repurchasing notes. Nonetheless, failure to purchase notes under such circumstances would be a default under the indenture governing the notes, and any such default will trigger a default under our asset-based credit facility and any other debt instruments to which we may be a party pursuant to cross-default or cross-acceleration provisions. In addition, the occurrence of a change of control or similar event may also constitute a default under our asset-based credit facility or other debt instruments. In that event, we would need to seek a waiver of the default or refinance the indebtedness outstanding thereunder before purchasing notes, and there can be no assurance that we would be able to do so. Any requirement to offer to repurchase existing notes may therefore require us to obtain waivers or amendments from the applicable lenders or other debt holders or refinance our other outstanding debt, which we may not be able to accomplish on acceptable terms, or at all. Upon any such default, the lenders or other debt holders under the applicable debt instruments will likely be entitled to demand immediate repayment of all borrowings thereunder and, in the case of secured indebtedness, to seize and sell the collateral. If that were to occur, we may not have sufficient funds to repay all such indebtedness. As a result, any of the foregoing events may have a material adverse effect on our financial condition and results of operations and the market value of the notes. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.
In addition, certain important corporate events, such as takeovers, recapitalizations, restructurings, mergers or similar transactions, may not constitute a change of control under the indenture governing the notes and thus would not permit the holders of the notes to require us to repurchase the notes. See “Description of New Notes-Repurchase at the Option of Holders-Change of Control.”

In addition, the definition of change of control under the indenture includes a phrase relating to the sale or other transfer of “all or substantially all” of the properties or assets of us and our subsidiaries, taken as a whole. There is no precise definition of this phrase under applicable law. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of us and our subsidiaries taken as a whole, and therefore it may be unclear as to whether a change of control has occurred and whether the holders of the notes have the right to require us to repurchase such notes.
The notes and the guarantees are effectively subordinated to debt outstanding under our asset-based credit facility and certain other permitted indebtedness to the extent of the value of any collateral on which the credit facility and any such other permitted indebtedness has a first-priority lien.

The lenders under our asset-based credit facility have a first-priority lien on certain assets, as summarized under “Description of New Notes-Security,” upon which the holders of the notes have a second-priority lien; and the new lenders also have a second-priority lien on the other collateral securing the notes. As a result, the notes and the guarantees are effectively subordinated to indebtedness and other obligations under our asset-based credit facility and certain other permitted indebtedness to the extent of the value of the collateral securing such indebtedness on a first-priority basis. There can be no assurance that, in any foreclosure, bankruptcy, restructuring or similar proceeding, the collateral that secures the notes will be sufficient to repay all or any portion of the notes.
The provisions of our asset-based credit facility may prevent us from making payments on the notes.

Our asset-based facility provides, among other things, that borrowings may be made only up to the amount of a borrowing base consisting of a specified percentage of the value of our assets that serve as collateral for such borrowings. In the event that our borrowings under that credit facility exceed the amount of the borrowing base or we do not have excess availability under that credit facility, we may not be able to make certain payments required under the indenture governing the notes, including payments of principal or interest on the notes or repurchases or redemptions of the notes with the proceeds of an asset sale, upon a change of control or otherwise. See “Description of New Notes.” In such an event, we could seek the consent of our lender to the purchase of notes or could attempt to refinance the borrowings under our asset-based credit facility or to repay in full and terminate our asset-based credit facility. If we do not obtain a consent or repay or refinance those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase, redeem or otherwise pay amounts due on the notes would constitute an event of default under the indenture governing the notes which could, in turn, constitute a default under our asset-based credit facility.
Holders of notes are not expected to be able to control decisions regarding collateral.

The noteholder collateral agent under the indenture governing the notes (the “noteholder collateral agent”), controls decisions regarding the collateral pledged as security for the notes. However, the noteholder collateral agent has entered into the intercreditor agreement with the lender under our asset-based credit facility. Although the notes and the guarantees are secured by a lien on substantially all of our and the guarantors’ assets, subject to certain exceptions and permitted liens, as of the issue date of the existing notes, the liens on certain of our assets that secure the notes and the guarantees are contractually subordinated to liens on such assets that secure our asset-based credit facility and certain other permitted indebtedness and, as a result, our asset-based facility has, and any other permitted indebtedness will have, a first priority lien on such assets. We sometimes refer to the indebtedness and other obligations under our asset-based credit facility and any other permitted indebtedness that is secured by a lien on such assets that rank senior to the liens on that collateral, securing the notes and the guarantees of the notes as “first priority obligations;” and we sometimes refer to the assets that are subject to the liens securing indebtedness and other obligations under our asset-based credit facility and any such other permitted indebtedness that rank prior to the liens on that collateral securing the notes and the guarantees of the notes as “first lien collateral.” Accordingly, the intercreditor agreement provides, among other things, that unless and until the obligations under our asset-based credit facility and any other permitted indebtedness secured by a first lien on the collateral are paid in full:

•	the holders of these first priority obligations and the lender under our asset-based credit facility control substantially all matters related to the first lien collateral;

•
the holders of the first priority obligations and the lender under our asset-based credit facility may foreclose on or take other actions with respect to such first lien collateral, which actions may be contrary to the interests of holders of the notes;

•	proceeds from the liquidation of any first lien collateral will be applied, first, to satisfy first priority obligations before any such proceeds are applied to pay the notes;

•
to the extent certain first lien collateral is applied to pay any such first priority obligations, the liens on such first lien collateral securing the notes will automatically be released without any further action; and

•	the holders of the notes will agree to waive certain of their rights in connection with a bankruptcy or insolvency proceeding involving us or any guarantor of the notes.
As a result, neither the noteholder collateral agent nor the holders of the notes will control major decisions regarding the first lien collateral, and the interests of holders of these first priority obligations and the lender under our asset-based credit facility may not coincide with your interests which may mean, among other things, that the first lien collateral agent may take actions that protect and preserve its interests and the interests of holders of first priority obligations in the first lien collateral ahead of or at the expense of the interests of the holders of the notes, and there may not be sufficient collateral to repay the notes if needed.
The security interests in the collateral were granted to the noteholder collateral agent rather than directly to the holders of the notes.

The security interests in the collateral that secures our obligations under the notes and the obligations of the guarantors under the guarantees were not granted directly to the holders of the notes but were granted only in favor of the noteholder collateral agent. The indenture governing the notes provides (along with the intercreditor agreement) that only the noteholder collateral agent has the right to enforce the security documents. As a consequence, holders of the notes do not have direct security interests and are not be entitled to take enforcement action in respect of the collateral securing the notes, except through the trustee, who will (subject to the provisions of the indenture) provide instructions to the noteholder collateral agent in respect of the collateral.
The notes are structurally subordinated to the indebtedness and other obligations of any subsidiaries that do not guarantee the notes.

The notes are guaranteed by our current U.S. subsidiaries. However, the notes are not guaranteed by certain immaterial subsidiaries, our current and future foreign subsidiaries or by any subsidiaries that we may, in the future, designate as unrestricted subsidiaries. In the case of any subsidiaries that are not guarantors, the notes are effectively subordinated to all indebtedness and other obligations of such subsidiaries. As a result of being effectively subordinated to the liabilities of a subsidiary, if there were a dissolution, bankruptcy, liquidation or reorganization of such subsidiary, the holders of the notes would not have any direct claim against such subsidiary or right to receive any of the proceeds from such proceedings. Our non-guarantor subsidiaries (i) generated 72% and 88% of our consolidated revenue from services for the years ended December 31, 2014 and 2013, respectively; (ii) generated 67% and 88% of our Adjusted EBITDA for the years ended December 31, 2014 and 2013, respectively; and (ii) held 59% of our consolidated total assets at December 31, 2014.
Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on the collateral or on collateral acquired in the future, and the ability of the noteholder collateral agent to enforce certain liens on the collateral may be restricted by local law.

The collateral currently securing the notes consists of substantially all of our and the guarantors’ assets and will also include assets acquired by us and the guarantors in the future, in each case other than excluded assets and subject to permitted liens; provided however, that the liens on certain of our assets that secure the notes and the guarantees are contractually subordinated to a first priority lien on such assets that secure our asset-based credit facility. Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions (including, making filings, within statutory time periods, with government authorities). We may not properly perfect the liens on a material portion of the collateral that is intended to secure the notes and the related note guarantees prior to the closing of this offering. The inability or failure of us to promptly take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority, or a defect in the perfection, of the security interest for the benefit of the holders of the notes to which they would have been otherwise entitled, which could adversely affect the noteholder collateral agent’s ability to enforce its rights with respect to or realize upon the collateral for the benefit of the holders of the notes.
The trustee or the noteholder collateral agent may not monitor, or we may not inform the trustee or the noteholder collateral agent of, the future acquisition of property and rights that constitute collateral, and any necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The noteholder collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. A failure to do so may result in the loss of the security interest therein or the priority of the security interest in favor of the noteholder collateral agent against third parties.

Enforcing rights as a holder of the notes or under the collateral across multiple jurisdictions may be difficult.
It may be difficult to effect service of process on non-U.S. companies or on U.S. companies in the jurisdiction of their foreign branches or to enforce in the United States judgments obtained in U.S. courts against the foreign branches of U.S. companies or on the equity interests of non-U.S. companies based on the civil liability provisions of the U.S. securities or other laws. Uncertainty exists as to whether courts in the such foreign jurisdictions will enforce judgments obtained in other jurisdictions, including the United States, against the U.S. pledgors, the foreign subsidiaries whose equity is pledged or the foreign branches of U.S. companies under the laws of those jurisdictions or entertain actions in those jurisdictions against any of the foregoing under the laws of other jurisdictions.
Certain of our and the guarantors’ assets and operations are situated outside of the United States and the collateral includes pledges by us and the guarantors of equity interests of foreign subsidiaries. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions.
The noteholder collateral agent’s rights under the security documents could therefore be subject to the laws of multiple jurisdictions, and it may not be able to enforce effectively its rights in multiple jurisdictions. Moreover, multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. Treaties may not exist in all cases for the recognition of the enforcement of a judgment or order of a foreign court.
In addition, the bankruptcy, insolvency, foreign exchange, administration and other laws of the various jurisdictions may be materially different from or in conflict with one another and those of the United States, including in respect of creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The consequences of the multiple jurisdictions involved in the transaction could trigger disputes over which jurisdiction’s law should apply, which could adversely affect the noteholder collateral agent’s ability to enforce its rights and to collect payment in full under the notes and the guarantees.
Pledges of, or security interests in, our or any of the guarantors’ assets and equity interests of certain of our foreign subsidiaries may not constitute collateral for the repayment of the notes and the guarantees until such pledges and security interests are perfected pursuant to foreign law pledge documents.

Part of the security for the repayment of the notes and the guarantees consists of the assets (other than excluded assets) of us and the guarantors, some of which may be located outside of the United States. Another part of the security for the repayment of the notes consists of a pledge of the equity interests of foreign subsidiaries owned by us or any guarantor (limited to 65% of voting stock and 100% of non-voting stock). Unless a foreign law pledge or security agreement is expressly required by the indenture governing the notes or the related security documents, such security interest in the non-U.S. assets or such pledges of equity interests, as the case may be, will be granted only under U.S. security documents, notwithstanding that it may be necessary or desirable to perfect such pledges under foreign law security documents.
There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without the consent of the holders of the notes or the trustee under the indenture governing the notes.

Under various circumstances, all or some of the collateral securing the notes and guarantees will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes;

•	with respect to the collateral held by a guarantor, upon the release of such guarantor from its guarantee of the notes in a transaction not prohibited under the indenture governing the notes;

•	to the extent required in accordance with the intercreditor agreement; and

•
if we effect legal or covenant defeasance or satisfaction and discharge of the notes as described under the captions “Description of New Notes-Legal Defeasance and Covenant Defeasance” and “Description of New Notes- Satisfaction and Discharge.”

•	In addition, a guarantor’s guarantee will be automatically released in connection with a sale of such guarantor in a transaction not prohibited under the indenture governing the notes.

The indenture governing the notes also permits us to designate one or more of our restricted subsidiaries, including restricted subsidiaries that are guarantors of the notes, as unrestricted subsidiaries. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or by any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released. Designations of any unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have claims on the assets of the unrestricted subsidiary and its subsidiaries that are effectively senior to any claims of the holders of notes.
There may not be sufficient collateral to pay all or any portion of the notes.

The notes and borrowings under our asset-based credit facility and certain other permitted indebtedness are and will be secured by liens on substantially all of our and the guarantors’ assets, subject to certain exceptions and permitted liens and the terms of an intercreditor agreement that will govern the relationship between these liens and related matters. The intercreditor agreement provides that the notes and the guarantees are secured by a second priority lien on certain of the assets that secure our asset-based credit facility and certain other permitted indebtedness on a first-priority basis and that the lien on such assets will be contractually subordinated to such first-priority liens.
We cannot assure you that the value of the collateral securing the notes will be sufficient to pay any amounts due under the notes in the event that those obligations are accelerated or upon bankruptcy, liquidation or reorganization. The value of the collateral that remains available after satisfying any obligations secured by a lien senior to that of the notes may be less than amounts due under the notes. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets, if any, and of the guarantors and, in the context of a bankruptcy case by or against us or a guarantor, the holders of the notes may not be entitled to receive interest payments or reasonable fees, costs or charges due under the notes, and may be required to repay any such amounts already received by such holder. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the amounts due under the notes will rank equally in right of payment with all other unsecured senior indebtedness and other obligations of the issuer and the guarantors. No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends.
With respect to some of the collateral securing the notes, the noteholder collateral agent’s lien and ability to foreclose may also be limited by the need to meet certain requirements, such as obtaining third party consents and making additional filings. If we are unable to obtain these consents or make these filings, the lien may be invalid, in which case the holders of the notes will not be entitled to the proceeds of any such collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained or any such filings can be made on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale of collateral, either of which events may have a material adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.
The collateral is subject to casualty risks.

We are obligated under the collateral agreements to maintain adequate insurance or otherwise insure against hazards as is customarily done by corporations having assets of a similar nature in the same or similar localities. However, there can be no assurance that the coverage under these insurance policies will be sufficient to cover all losses or casualties relating to the insured collateral. Moreover, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses or, in certain cases, may not cover such losses at all. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the notes.
Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the noteholder collateral agent to repossess and dispose of the collateral securing the notes upon acceleration of the notes or other default under the indenture governing the notes is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the noteholder collateral agent repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the noteholder collateral agent, is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long disposal of the collateral could be delayed following commencement of a bankruptcy case, whether or when the noteholder collateral agent could repossess or dispose of the collateral, and whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims”-meaning secured claims up to the value of the collateral and unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees on account of unsecured claims. Additionally, the noteholder collateral agent’s ability to foreclose on the collateral on your behalf will be subject to the prior liens of our first priority obligations and may be subject to the consent of third parties, other prior liens and practical problems associated with the realization of the trustee’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to avoid an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we became a debtor in a bankruptcy case. In the event of a bankruptcy, the intercreditor agreement permits us and our subsidiaries to obtain debtor-in-possession financing secured by the first lien collateral. In such a case, the holders of the notes are required to subordinate their liens to the debtor-in-possession financing and cannot raise any objection to such financing.
Any future pledge of collateral may be avoidable in bankruptcy.

Any future pledge of collateral in favor of the trustee or noteholder collateral agent, including pursuant to any security documents delivered after the date of the indenture governing the notes, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy as a preference if certain events or circumstances exist or occur, including, among others, if:

•	the pledgor is insolvent at the time of the pledge;

•	the pledge permits the holder of the notes to receive a greater recovery than if the pledge had not been given; and

•	a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.
A financial failure by us or any of our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or any of our subsidiaries could materially adversely affect payment of the notes if a bankruptcy court were to substantively consolidate us and some or all of our subsidiaries. If a bankruptcy court substantively consolidated us and some or all of our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. Such a ruling would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, a restructuring of the notes could occur through the “cramdown” provisions of the U.S. Bankruptcy Code. Under those provisions, the notes could be restructured over the noteholder collateral agent’s objections as to their interest rate, maturity and other general terms.
Federal and state laws may permit a court to void the notes and the guarantees as a fraudulent transfer or conveyance, subordinate claims in respect of the notes and the guarantees and require holders of the notes to return payments received. If this occurs, holders of the notes may not receive any payments on the notes.

Federal and state creditor-protection related laws, including fraudulent transfer and conveyance statutes, may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which vary from state to state, a court may void or otherwise decline to enforce the notes or guarantees as a fraudulent transfer or conveyance or may subordinate claims in respect of the notes or the guarantees. A court may void the notes or the guarantees as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred its guarantee with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring its guarantee, as applicable, and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or such guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of such guarantee;

•	the issuance of the notes or the incurrence of such guarantees left us or such guarantor, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or such guarantor, as applicable, intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.
A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee, as applicable, if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received reasonably equivalent value in connection with a debt offering if the debtor uses the proceeds of that offering (or a portion of it) to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.
We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time. The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer or conveyance has occurred. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness or incurred a guarantee:

•	the sum of its debts, including contingent liabilities, was greater than the fair value of all its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
If a court were to find that the issuance of the notes or the incurrence of the guarantees was a fraudulent transfer or conveyance, the court could avoid the payment obligations under the notes or such guarantee (the effect being that holders of the notes would cease to have a claim under the notes or such guarantee), or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, holders of the notes may not receive any repayment on the notes or may be required to return any amounts received. Further, the avoidance of the notes or any guarantees could result in an event of default with respect to our other debt that could result in acceleration of such debt.
Although the indenture governing the notes contains a provision intended to limit that guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect the guarantees from being avoided under fraudulent transfer laws, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety; this decision was affirmed by the Eleventh Circuit Court of Appeals on May 15, 2012; however, the Eleventh Circuit did not address the validity of fraudulent transfer “savings clauses” directly, and thus the enforceability of these clauses remains an open issue. If the guarantees by the subsidiary guarantors are not enforceable, the notes would be effectively subordinated to all indebtedness and other liabilities of the guarantors, including trade payables.
Finally, as a court of equity, a bankruptcy court may subordinate the notes or the guarantees to existing and future indebtedness of us or of the applicable guarantor, under the principle of equitable subordination, if the court determines that (i) the holder of notes engaged in some type of inequitable conduct, (ii) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (iii) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our asset-based credit facility bear interest at variable rates exposing us to interest rate risk, and we may in the future incur other borrowings that bear interest at variable rates. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our cash available for servicing our indebtedness would decrease.
The trading prices for the notes and the availability, costs and terms and conditions of our debt will be directly affected by our credit rating.

The notes will be, and any of our future debt instruments may be, publicly rated by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Rating Services (“S&P”) and any other independent rating agencies. A securities rating is not a recommendation to buy, sell or hold securities. These public debt ratings reflect the rating agencies’ assessments of our ability to make payments when due. These debt ratings, however, may not reflect the potential impact of all the risks related to structure, market or other factors related to our debts. These public debt ratings may affect our ability to raise debt. Any future downgrading of the notes or our debt by Moody’s, S&P or another rating agency would likely adversely affect the cost and terms and conditions of our financings and the value and trading price of the notes.
Credit rating agencies continually revise their ratings for companies that they follow. Any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Under the registration rights agreement, we and the guarantors agreed to use commercially reasonable efforts to file a registration statement with respect to an offer to exchange the existing notes for new notes registered under the Securities Act within 300 days after July 2, 2014, the date we issued the existing notes, and to use commercially reasonable efforts to have the registration statement declared effective by the SEC on or prior to 390 days after such date. We and the guarantors have also agreed to use commercially reasonable efforts to file under the Securities Act a shelf registration statement for the resale of the existing notes and guarantees if the exchange offer is not available or cannot be effected within 450 days after such date. Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement covering resales of the existing notes pursuant to Rule 415 under the Securities Act.
If (1) we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, (2) any of such registration statements is not declared effective by the SEC on or prior to the date specified, (3) (A) we and the guarantors have not exchanged new notes for all existing notes validly tendered in accordance with the terms of the exchange offer on or prior to the 60 business days after the date specified, (B) the exchange offer registration statement ceases to be effective at any time prior to the time that the exchange offer is consummated, (C) if applicable, a shelf registration has been declared effective and such shelf registration ceases to be effective at any time prior to the first anniversary of its effective date (other than such time as all notes have been disposed of thereunder) and is not declared effective again within 30 days, or (D) pending the announcement of a material corporate transaction, we issue a written notice that a shelf registration statement or exchange offer registration statement is unusable and the aggregate number of days in any 365-day period for which all such notices issued or required to be issued, have been, or were required to be, in effect exceeds 120 days in the aggregate or 30 days consecutively, in the case of a shelf registration statement, or 15 days in the aggregate in the case of an exchange offer registration statement (any of the events referred to in clauses (1) through (3) above, a “registration default”), then we and the guarantors will pay additional interest to each holder of existing notes. With respect to the first 90-day period immediately following the occurrence of the first registration default, additional interest will be paid in an amount equal to 0.25% per annum. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.00% per annum. We will pay such additional interest on regular interest payment dates in the same manner as other interest is paid on the notes. Such additional interest will be in addition to any other interest payable from time to time with respect to the existing notes. All accrued additional interest will be paid by us and the guarantors on the next scheduled interest payment date. Following the cure of all registration defaults, the accrual of additional interest will cease.
Following the completion of the exchange offer, holders of existing notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and, subject to certain exceptions, the existing notes will continue to be subject to certain restrictions on transfer.
Subject to certain conditions, including the representations set forth below, the new notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offer, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•	the holder is not an “affiliate” of ours or any guarantor within the meaning of Rule 405 of the Securities Act;

•	the holder is acquiring the new notes in its ordinary course of business;

•
at the time of the commencement and consummation of the exchange offer, the holder has not entered into any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the new notes; and

•
if the holder is a broker-dealer that acquired the new notes for its own account in exchange for the existing notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes.

Resale of the New Notes

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of new notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate” of ours or any guarantor within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer that purchased existing notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the new notes other than in the ordinary course of the holder’s business;

•	has an arrangement or understanding with any person to engage in a distribution of the new notes;

•	is engaged in, or intends to engage in, a distribution of the new notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.
Any holder who is an affiliate of ours or any guarantor, is engaging in, or intends to engage in, or has any arrangement or understanding with any person to participate in, a distribution of the new notes, or is not acquiring the new notes in the ordinary course of its business cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer, where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering a prospectus in connection with any resale of such new notes). See “Plan of Distribution.” Broker-dealers who acquired existing notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the new notes.
Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all existing notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2015, or such date and time to which we extend the exchange offer. We will issue $1,000 in principal amount of new notes in exchange for each $1,000 principal amount of existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes pursuant to the exchange offer.
Existing notes may be tendered only in a minimum denomination equal to $2,000 and integral multiples of $1,000 in excess thereof. The new notes will evidence the same debt as the existing notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the existing notes.
As of the date of this prospectus, $150,000,000 in aggregate principal amount of existing notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to the registered holders of the existing notes. There will be no fixed record date for determining registered holders of existing notes that are entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated under the Securities Act and the Exchange Act.
U.S. Bank National Association, which is acting as the exchange agent, will act as agent for the tendering holders for the purpose of receiving the new notes from us. If any tendered existing notes are not accepted for exchange because of an invalid tender, or the occurrence of certain other events set forth under the heading “Conditions to the Exchange Offer,” any such unaccepted existing notes will be returned to the tendering holder of those existing notes as soon as reasonably practicable after the expiration or termination of the exchange offer.
Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “Fees and Expenses” and “Transfer Taxes.”

Expiration Date; Extensions; Amendments

The expiration date of the exchange offer is 5:00 p.m., New York City time, on , 2015, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•
to delay accepting any validly tendered existing notes, to extend the exchange offer or, if any of the conditions set forth under “Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.
In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the offer period following notice of the material change. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof.
Procedures for Tendering

When a holder of existing notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.
Except as set forth below, a holder of existing notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•
transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to U.S. Bank National Association, which will act as the exchange agent, at the address set forth below under the heading “Exchange Agent;” or

•	comply with DTC’s ATOP procedures described below.
In addition, either:

•	the exchange agent must receive the certificates for the existing notes and the letter of transmittal prior to the expiration date;

•
the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the existing notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.
The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC has received an express acknowledgement from the tendering participant, which acknowledgment states that such participant has received the letter of transmittal and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal, and that we may enforce the letter of transmittal against such participant.
The method of delivery of the existing notes, the letters of transmittal and all other required documents is at the election and risk of the holders. We recommend that instead of delivery by mail, holders use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or existing notes should be sent directly to us.
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the existing notes surrendered for exchange are tendered:

•	by a registered holder of the existing notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
An “eligible institution” is a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.
If existing notes are registered in the name of a person other than the signer of the letter of transmittal, the existing notes surrendered for exchange must be endorsed or be accompanied by a written instrument or instruments of transfer or exchange in satisfactory form to the exchange agent and as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.
We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of existing notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any existing notes improperly tendered;

•	refuse to accept any existing note if, in our judgment or the judgment of our counsel, acceptance of the existing note may be deemed unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular existing note based on the specific facts.
Notwithstanding the foregoing, we do not expect to treat any holder of existing notes differently from other holders to the extent they present the same facts or circumstances.
Our interpretation of the terms and conditions of the exchange offer as to any particular existing notes either before or after the expiration date of the exchange offer, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of existing notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities.
Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of us incur any liability for failure to give such notification.
If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any existing notes or separate written instructions of transfer or exchange, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.
By tendering, each holder will represent to us that the person acquiring new notes in the exchange offer, whether or not that person is the holder:

•	is not an “affiliate” of ours or any guarantor as defined under Rule 405 of the Securities Act;

•	is obtaining them in the ordinary course of its business; and

•
at the time of the commencement of the exchange offer neither the holder nor, to the knowledge of such holder, that other person receiving new notes from such holder is engaged in, intends to engage in or has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes issued in the exchange offer.

If any holder or any other person receiving new notes from such holder is an “affiliate” of ours or any guarantor as defined under Rule 405 of the Securities Act, is not acquiring the new notes in the ordinary course of business, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes to be acquired in the exchange offer, the holder or any other person (1) may not rely on applicable interpretations of the staff of the SEC, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Each broker-dealer that acquired its existing notes as a result of market-making activities or other trading activities, and thereafter receives new notes issued for its own account in the exchange offer, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such new notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.
Acceptance of Existing Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all existing notes properly tendered and will issue new notes registered under the Securities Act in exchange for the tendered existing notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreement. See “Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any existing notes for exchange.
For each existing note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered existing note. Registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid. Holders of new notes will not receive any payment in respect of accrued interest on existing notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Under the registration rights agreement, we may be required to make payments of additional interest to the holders of the existing notes under circumstances relating to the timing of the exchange offer. See “Purpose and Effect of the Exchange Offer.”
We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any existing notes by giving oral or written notice of such extension to their holders. We anticipate that we would only delay acceptance of existing notes tendered in the offer due to an extension of the expiration date of the exchange offer.
In all cases, we will issue new notes for existing notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such existing notes or a timely book-entry confirmation of such existing notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered existing notes, or if a holder submits existing notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or unexchanged notes without cost to the tendering holder. In the case of existing notes tendered by book-entry transfer into the exchange agent’s account at DTC, the unexchanged notes will be credited to an account maintained with DTC.
We will return the existing notes or have them credited to DTC, promptly after the expiration or termination of the exchange offer.
Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the existing notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the existing notes by causing the book-entry transfer facility to transfer those existing notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of existing notes requires receipt of a book-entry confirmation prior to the expiration date. In addition, although delivery of existing notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an agent’s message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive new notes for tendered existing notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent.

Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent. Holders of existing notes who are unable to deliver confirmation of the book-entry tender of their existing notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their existing notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures

If a holder of existing notes desires to tender such notes and the holder’s existing notes are not immediately available, or time will not permit the holder’s existing notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the existing notes through an eligible institution;

•
prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier), mail or hand delivery, setting forth the name and address of the holder of the existing notes tendered, the names in which such existing notes are registered, if applicable, the certificate number or numbers of such existing notes and the amount of the existing notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives the certificates for all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

If not yet accepted, you may withdraw tenders of your existing notes at any time prior to the expiration of the exchange offer. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “Exchange Agent.” Any such notice of withdrawal must:

•	be received by the exchange agent before we notify the exchange agent that we have accepted the tender of existing notes pursuant to the exchange offer;

•
specify the name of the person who tendered the existing notes to be withdrawn and where certificates for existing notes are transmitted, specify the name in which existing notes are registered, if different from that of the withdrawing holder;

•
identify the existing notes to be withdrawn (including the principal amount of such existing notes, or, if applicable, the certificate numbers shown on the particular certificates evidencing such existing notes and the principal amount of existing notes represented by such certificates);

•	include a statement that such holder is withdrawing its election to have such existing notes exchanged; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantee).
If certificates for existing notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If existing notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.
We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any existing notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of existing notes tendered by book-entry transfer into the exchange agent’s account at DTC, the existing notes withdrawn will be credited to an account at the book-entry transfer facility specified by the holder. The existing notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described under “Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any existing notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•
any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any existing notes not previously accepted for exchange, upon the occurrence of any of the events specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the existing notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.
In addition, we will not accept for exchange any existing notes tendered, and no new notes will be issued in exchange for those existing notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.
Consequences of Failure to Tender Existing Notes

Holders who desire to tender their existing notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery of all required documents to the exchange agent. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of existing notes for exchange.
Existing notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture governing the notes regarding the transfer and exchange of the existing notes and the existing restrictions on transfer set forth in the legend on the existing notes. After completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those existing notes, except in limited circumstances with respect to specific types of holders of existing notes, and we do not intend to register the existing notes under the Securities Act. In general, existing notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. All executed letters of transmittal, and any questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the exchange agent as follows:
U.S. Bank National Association
5555 San Felipe St., Suite 1150
Houston, TX 77056
Attention: Mauri J. Cowen

Fees and Expenses

We will bear the expenses of soliciting tenders of the existing notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by facsimile transmission, telephone, email or in person by our officers and other employees and those of our affiliates. We have not retained any dealer-manager in connection with the exchange offer and we will not make any payment to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange. If a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, the holder may be required to pay brokerage fees or commissions.
Accounting Treatment

We will record the new notes at the same carrying value as the existing notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the new notes are substantially identical to those of the existing notes. The expenses of the exchange offer will be charged to the results of operations as incurred.
Transfer Taxes

Holders who tender their existing notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register or issue new notes in the name of, or request that existing notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those existing notes. If satisfactory evidence of payment of such taxes or an exception therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. Notwithstanding the foregoing, holders of the existing notes shall pay transfer taxes, if any, attributable to the sale of such existing notes or new notes. If a transfer tax is imposed for any reason other than the transfer and exchange of existing notes to us or our order pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of the notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement. In consideration for issuing the new notes as contemplated by this prospectus, we will receive existing notes in a like principal amount. The existing notes surrendered in exchange for the new notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our capitalization.
CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2014, on an actual basis. No adjusted capitalization is shown since the notes were outstanding at December 31, 2014.
This table should be read in conjunction with the sections entitled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of December 31, 2014
(In thousands)

Cash and cash equivalents	$12,322

Notes offered hereby	$150,000
Equipment note payable	1,654
Capital leases	645
Total debt, including current portion (1)	152,299
Total stockholders' deficit (2)	(29,081)
Total capitalization	$123,218

(1)	In addition, in November 2014 we entered into a new $20,000 secured revolving credit facility which had not been utilized as of December 31, 2014.

(2)
Includes $3,358 attributable to a noncontrolling interest we have in a joint venture in Alaska, of which we are considered to be the primary beneficiary. For GAAP purposes, we consolidate that entity as a subsidiary.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial information as of the dates and for the periods indicated. The data as of and for the years ended December 31, 2013 and December 31, 2014 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The information is only a summary and should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended December 31,
	2013	2014
	(In thousands)
Statement of Operations Data:
Revenue from services	$245,268	$386,820
Cost of services excluding depreciation and amortization	187,493	315,405
Depreciation and amortization included in cost of services	14,843	15,205
Gross profit	42,932	56,210
Selling, general and administrative expenses	33,489	39,543
Merger costs	1,188	—
Income from operations	8,255	16,667
Other income (expense):
Loss on early extinguishment of debt	—	(17,157)
Change in fair value of note payable to related parties	(631)	(5,094)
Interest expense, net	(15,256)	(16,778)
Foreign exchange loss, net	(1,755)	(3,451)
Other, net	(1,124)	294
Total other expense, net	(18,766)	(42,186)
Loss before income taxes	(10,511)	(25,519)
Provision for income taxes	10,495	12,876
Net loss	(21,006)	(38,395)
Less: net income attributable to noncontrolling interest	45	3,358
Net loss attributable to our company	$(21,051)	$(41,753)

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$2,963	$(19,901)
Investing activities	(11,110)	(28,084)
Financing activities	10,766	41,188

Other Financial Data:
EBITDA (1)	$20,841	$7,638
Adjusted EBITDA (1)	26,847	34,101
Backlog (at end of period)	291,920	176,686
Capital expenditures	11,110	28,203

Balance Sheet Data:
Cash and cash equivalents	$17,351	$12,322
Total assets	145,950	203,793
Total debt, including current portion	94,697	152,299
Total stockholders' equity (deficit)	10,938	(29,081)

(1)
The terms EBITDA and adjusted EBITDA are not defined under GAAP, and we acknowledge that these are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner. Further, the results presented by adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. Please see the audited financial statements and the notes thereto contained in this prospectus.

We use an adjusted form of EBITDA to measure period over period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus loss on early extinguishment of debt, plus loss on change in fair value of notes payable to related parties, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and foreign exchange gain or loss. Our management uses adjusted EBITDA as a supplemental financial measure to assess (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or nonrecurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider adjusted EBITDA as presented in this prospectus to be the primary measure of period-over-period changes in our operational cash flow performance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to those statements included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Cautionary Note regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. Amounts are presented in thousands unless otherwise indicated.

Introduction

We are an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in Alaska, Canada, South America and Southeast Asia to our customers in the oil and natural gas industry. We were initially formed on February 2, 2011 as a blank check company in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more business entities. On June 24, 2013, our wholly-owned subsidiary completed a merger ("Merger") under an Agreement and Plan of Reorganization, as amended, with the entity formerly known as SAExploration Holdings, Inc. (“Former SAE”), at which time the business of Former SAE became our business.

The Merger was accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, we were treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Former SAE comprising the ongoing operations of the combined entity, Former SAE senior management comprising the senior management of the combined company, and the Former SAE common stockholders having a majority of the voting power of the combined entity. In accordance with guidance applicable to these circumstances, the Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Former SAE issuing stock for our net assets, accompanied by a recapitalization. Our net assets were stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Former SAE. The equity structure after the Merger reflects our equity structure.
Overview of our Business

Our services include the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones between land and water offshore in depths of up to 5,000 feet. In addition, we offer a full suite of logistical support and in-field processing services. Our customers include major integrated oil companies, national oil companies and independent oil and gas exploration and production companies. Our services are primarily used by our customers to identify and analyze drilling prospects and to maximize successful drilling, making demand for such services dependent upon the level of customer spending on exploration, production, development and field management activities, which is influenced by the fluctuation in oil and natural gas commodity prices. Demand for our services is also impacted by long-term supply concerns based on national oil policies and other country-specific economic and geo-political conditions. We have expertise in logistics and focus upon providing a complete service package, particularly in our international operations, which allows efficient movement into remote areas, giving us what we believe to be a strategic advantage over our competitors and providing us with opportunities for growth. Many of the areas of the world where we work have limited seasons for seismic data acquisition, requiring high utilization of key personnel and redeployment of equipment from one part of the world to another. All of our remote area camps, drills and support equipment are easily containerized and made for easy transport to locations anywhere in the world. As a result, if conditions deteriorate in a current location or demand rises in another location, we are able to quickly redeploy our crews and equipment to other parts of the world. By contrast, we tend to subcontract out more of our services in North America than in other regions, and our North American revenues tend to be more dependent upon data acquisition services rather than our full line of services.
While our revenues from services are mainly affected by the level of customer demand for our services, operating revenue is also affected by the bargaining power of our customers relating to our services, as well as the productivity and utilization levels of our data acquisition crews. Our logistical expertise can be a mitigating factor in service price negotiation with our customers, allowing us to maintain larger margins in certain regions of the world, particularly in the most remote or most challenging climates of the world. Factors impacting the productivity and utilization levels of our crews include permitting delays, downtime related to inclement weather, decrease in daylight working hours during winter months, time and expense of repositioning crews, the number and size of each crew, and the number of recording channels available to each crew. We have the ability to optimize the utilization of personnel and equipment, which is a key factor to stabilizing margins in the various regions in which we operate. Specifically, we are investing in equipment that is lighter weight and more easily shipped between the different regions. The ability to reduce both the costs of shipment and the amount of shipping time increases our operating margins and utilization of equipment. Similar logic applies to the utilization of personnel. We focus on employing field managers who are mobile and have the expertise and knowledge of many different markets within our operations. This allows for better timing of operations and the ability of management staff to run those operations while at the same time minimizing personnel costs. An added benefit of a highly mobile field management team is better internal transfer of skill and operational knowledge and the ability to spread operational efficiencies rapidly between the various regions.
Generally the choice of whether to subcontract out services depends on the expertise available in a certain region and whether that expertise is more efficiently obtained through subcontractors or by using our own labor force. For the most part, services are subcontracted within North America and our personnel are used in other regions where we operate. When subcontractors are used, we manage them and require that they comply with our work policies and QHSE objectives.
Our customers continue to request increased recording channel capacity on a per crew or project basis in order to produce higher resolution images, to increase crew efficiencies and to allow us to undertake larger scale projects. In order to meet these demands, we routinely deploy a variable number of land and marine channels through various sources with multiple crews in an effort to maximize asset utilization and meet customer needs. We believe that increased channel counts and more flexibility of deployment will result in increased crew efficiencies, which we believe should translate into higher revenues and margins.
Key Accomplishments

Since inception, we have grown at a rapid pace, with operating revenue growing from $23.4 million in 2007, the first full year of operations, to $386.8 million in 2014. We continue to develop our core markets while consistently evaluating opportunities to further expand our geographical footprint, operational capabilities and logistical expertise to provide seismic data acquisition in logistically challenging areas.
Since our progression from providing services exclusively in South America to now operating in North America and Southeast Asia, we are able to achieve better utilization of our personnel through redeployment of key personnel and seismic equipment from off-season areas to in-season areas, helping reduce some of the peaks and valleys in our financial performance. We anticipate future improvement in financial performance and more consistent operating results as a result of reducing the impact of our otherwise highly seasonal business through such redeployments.

Capital Investments and Impact on Operations

Our focus on providing leading edge technology will be at the forefront of our capital expenditure plans in the coming years, which investments will continue to strengthen our position and growth in the global oil and gas exploration services market.
During the last three years, in line with our focus on wireless land data acquisition, we purchased a wireless seismic data acquisition system which allows up to three crews to operate under the system at the same time. Following customer needs for higher density land programs using a single point receiver application and to answer the demand for conventional and unconventional oil and gas exploration, we purchased high sensitivity geophones and two types of vibrators, further strengthening our position as a full solution provider for land data acquisition methods and technologies. Additional equipment investments were made for ongoing operations in Alaska in order to increase efficiency. We also invested in cable equipment in order to provide customers in South America with reliable systems as wireless technology is slower to take hold in that market. Capital expenditures for 2014 and 2013 totaled $28.2 million and $11.1 million, respectively.
Focusing on current worldwide oil and gas markets, we will continue to employ and expand our wireless equipment on a worldwide basis while maintaining the ability to provide services to the still existing cable markets. Our capital purchases have and will allow us to take advantage of all aspects of the geophysical exploration services market, ranging from land, marine and transition zone data acquisition; 2D, 3D, 4D and multi-component data acquisition; use of different methods to acquire data such as using vibroseis (vibrating) and impulsive sources; as well as vertical seismic profiling and reservoir monitoring. Investments in expanding further into our South America and Southeast Asia markets will also focus upon surveying, drilling and base camp operations.
Fiscal 2014 Summary

The following discussion is intended to assist in understanding our financial position at December 31, 2014, and our results of operations for the year ended December 31, 2014. Financial and operating results for the year ended December 31, 2014 include:

•	Revenues from services were $386.8 million in 2014, an increase of 57.7% from $245.3 million in 2013.

•	Gross profit was $56.2 million in 2014, an increase of $13.3 million, or 30.9%, from $42.9 million in 2013.

•	Operating income was $16.7 million in 2014, an increase of $8.4 million, or 101.9%, from $8.3 million in 2013.

•	Net loss was $38.4 million in 2014, an increase of $17.4 million, or 82.8%, from a net loss of $21.0 million in 2013.

•	Adjusted EBITDA was $34.1 million in 2014, an increase of 27.0% from $26.8 million in 2013.

•	Cash and cash equivalents totaled $12.3 million as of December 31, 2014 compared to $17.4 million as of December 31, 2013.
Results of Operations

The following section sets forth, for the periods indicated, certain financial data derived from our consolidated statements of operations. Amounts are presented in thousands unless otherwise indicated.

Revenues by Geographic Region

The following table is a summary of our revenues by the geographic region in which we provided services for the years ended December 31, 2014 and 2013:

	Years Ended December 31,
	2014	% of Revenue	2013	% of Revenue	Increase (Decrease)	Percentage Change
Revenue from services:
North America	$127,804	33.0%	$103,198	42.1%	$24,606	23.8%
South America	258,266	66.8%	112,022	45.7%	146,244	130.5%
Southeast Asia	750	0.2%	30,048	12.2%	(29,298)	(97.5)%
Total revenue	$386,820	100.0%	$245,268	100.0%	$141,552	57.7%

North America: The increase in revenues was due principally to increased 2014 revenues in Alaska resulting from an overall increase in seismic activity and market share in the North Slope region compared to 2013, partially offset by significantly reduced revenues in Canada. The market in the North Slope region of Alaska experienced significant growth during the 2014 winter season as a result of favorable market and regulatory conditions for oil and gas producers. In 2014, the Canadian market was adversely impacted by regulatory issues that slowed the government approval process, which resulted in cancelled and delayed projects.

South America: The increase in revenues during 2014 was primarily due to major projects in Peru and Bolivia, with smaller increases in Brazil and Colombia, reflecting increased exploration activity throughout South America.

Southeast Asia: The decrease in revenue for Southeast Asia was primarily in Papua New Guinea and Malaysia, which had major projects during 2013 compared to no activity in 2014. Southeast Asia remains a burgeoning, yet competitive market for shallow-water seismic activity.

Comparison of Operating Results for the Years Ended December 31, 2014 and 2013

The following table is a summary of the results of operations for the years ended December 31, 2014 and 2013:

	Years Ended December 31,
	2014	% of Revenue	2013	% of Revenue
Revenue from services	$386,820	100.0%	$245,268	100.0%
Gross profit	56,210	14.5%	42,932	17.5%
Selling, general and administrative expenses	39,543	10.2%	33,489	13.6%
Merger costs	—	—%	1,188	0.5%
Income from operations	16,667	4.3%	8,255	3.4%
Other expense, net	(42,186)	(10.9)%	(18,766)	(7.7)%
Provision for income taxes	12,876	3.3%	10,495	4.3%
Less: net income attributable to noncontrolling interest	3,358	0.9%	45	—%
Net loss attributable to the Corporation	$(41,753)	(10.8)%	$(21,051)	(8.6)%

Revenue from Services. Our revenue from services increased by $141,552 or 57.7%, from $245,268 in 2013 to $386,820 in 2014. As explained above, 2014 revenue increased significantly in Alaska, Peru and Colombia, which was partially offset by decreased 2014 revenue in Canada and Southeast Asia.

Gross Profit. Gross profit increased by $13,278 or 30.9%, from $42,932 in 2013, representing 17.5% of revenue, to $56,210 in 2014, representing 14.5% of revenue. Gross profit as a percentage of revenue decreased in substantially all operations in 2014 compared to 2013. The primary causes of the decrease in Alaska and South America gross profit as a percentage of revenue were weather and permit related delays which resulted in reduced revenue due to lower production and increased operating costs due to the resulting unproductive staff time. Canadian gross profit in both amount and as a percentage of revenue was adversely affected by the regulatory issues discussed above, which resulted in cancelled and delayed projects and increased competition on the remaining projects.

Within the seismic data services industry, gross profit is presented both with or without depreciation and amortization expense on equipment used in operations. Our gross profit is presented after reduction for depreciation and amortization expense on equipment used in operations. The following summary discloses gross profit on both bases:

	Years Ended December 31,
	2014	% of Revenue	2013	% of Revenue	Increase (Decrease)	Percentage Change
Gross profit as presented	$56,210	14.5%	$42,932	17.5%	$13,278	30.9%
Depreciation and amortization expense included in cost of services	15,205	4.0%	14,843	6.1%	362	2.4%
Gross profit excluding depreciation and amortization expense included in cost of services	$71,415	18.5%	$57,775	23.6%	$13,640	23.6%

Selling, General and Administrative Expenses. Selling, general and administrative (“SG&A”) expenses increased in 2014 by $6,054 to $39,543 or 10.2% of revenues compared to $33,489 or 13.6% of revenues for 2013. The decrease in SG&A expenses as a percentage of revenues was due to the overall increase in revenue and the benefits from our previously planned scaling of internal infrastructure we are building to manage our continuing growth. The increase in 2014 SG&A expenses was due to higher administrative costs to support our continued growth in South America, higher compensation expenses, and expenses related to additional accounting and financial staff and outside consultants, attorneys and auditors to satisfy our increased obligations as a public company.

Merger Costs.   Expenses of $6,215 were incurred during the year ended December 31, 2013 in connection with the merger of Trio Merger Corp. and SAExploration Holdings, Inc. Of this amount, $1,188 was charged to expense and the remaining $5,027 was charged to stockholders’ equity. There was no comparable charge in 2014.

Total Other Income (Expense). Total other income (expense) for 2014 and 2013 was comprised of the following:

	Years Ended December 31,
	2014	2013	Increase (Decrease)
Other income (expense):
Loss on early extinguishment of debt	$(17,157)	$—	$(17,157)
Change in fair value of note payable to Former SAE stockholders	(5,094)	(631)	(4,463)
Interest expense, net	(16,778)	(15,256)	(1,522)
Foreign exchange gain (loss), net	(3,451)	(1,755)	(1,696)
Other, net	294	(1,124)	1,418
Total other expense, net	$(42,186)	$(18,766)	$(23,420)

The increase in total other expense was primarily due to the loss on early extinguishment of debt of $17,157 recorded in 2014 as a result of the repayment and termination of our prior $80,000 senior Credit Agreement (as amended, the "2012 Credit Agreement") on July 2, 2014 with the proceeds of our Notes. The increase in expense for the 2014 change in fair value of the note payable to Former SAE stockholders was due to the adjustment of the note balance to the amount ultimately repaid on July 2, 2014 with the proceeds of our Notes. Interest expense increased in 2014 compared to 2013 primarily due to the higher debt outstanding after issuance of our Notes, partially offset by the lower interest rate of our Notes relative to the previously outstanding debt. The 2014 increase in the loss on foreign currency translation compared to 2013 was primarily due to the strengthening of the U.S. dollar compared to South American currencies.

Income Taxes.   Our income tax provision increased $2,381 in 2014 compared to 2013 primarily as a result of increased pre-tax income in our foreign operations, the recording of a valuation allowance increase of approximately $18,725 attributed to cumulative deferred tax assets, and the effects of differences between U.S. and foreign tax rates. The 2014 pre-tax losses in the U.S. increased primarily due to charges recorded for the loss on early extinguishment of debt related to the 2012 Credit Agreement and the change in fair value of the note payable to Former SAE stockholders.

We also operate in Canada, Bolivia, Brazil, Colombia, Malaysia, Peru, Papua New Guinea and New Zealand through wholly-owned subsidiaries or branches of a U.S. entity (whereby the earnings of the branches are included as U.S. taxable income). These subsidiaries or branches are subject to foreign taxation based on the financial results of the operations under the laws of each tax jurisdictions.

Corporate income taxes are calculated based on GAAP and U.S. and various international tax codes and regulations. The appropriate foreign taxes paid in the country of operations are credited against U.S. corporate taxes subject to the U.S. foreign tax credit limitations. Deferred tax assets and liabilities are recognized using the liability method based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carry forwards, as stipulated under GAAP. Where appropriate, valuation allowances are provided to reserve the amount of net operating loss and tax credit carry forwards where it is not more likely than not that they will be realized due to various provisions of both U.S. and foreign tax laws.

A comprehensive model is used to account for uncertain tax positions, which includes consideration of how we recognize, measure, present and disclose uncertain tax positions taken or to be taken on a tax return. The income tax laws and regulations are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our tax positions that can materially affect amounts recognized in our consolidated balance sheets and statements of operations.

Our U.S. statutory tax rate was 35% for years ended December 31, 2014 and 2013. For 2014, our effective tax rate was (50.5)% due to the effects of differences between U.S. and foreign tax rates, net of federal benefit. For 2013, our effective tax rate was (99.8)% due principally to permanent differences, the effects of differences between U.S. and foreign tax rates, and the recording of the valuation allowances against the U.S. deferred tax assets.

In June 2014, we initiated a comprehensive plan to normalize our consolidated effective tax rate through the restructuring of our foreign branch offices into subsidiaries. This process has since been completed in South America and we currently expect to begin realizing the benefits from a more efficient tax structure in future years.

Net Income Attributable to Noncontrolling Interest. The $3,313 increase in 2014 compared to 2013 is due to the increased distributions earned by the noncontrolling interest under contracts performed by us on the north slope of Alaska. Under the terms of our agreement with the noncontrolling interest, they receive 51% of the portion of the applicable contracts' gross revenues paid to the joint venture entity as discussed further under Note 12 of "Notes to Consolidated Financial Statements".

Liquidity and Capital Resources

Our principal source of cash is from the seismic data acquisition services we provide to customers, supplemented as necessary by drawing against our revolving line of credit through Wells Fargo Bank, N.A. Our cash is primarily used to provide additional seismic data acquisition services, including the payment of expenses related to operations and the acquisition of new seismic data equipment, and to pay the interest on outstanding debt obligations. Our cash position and revenues depend on the level of demand for our services. Historically, cash generated from operations, along with cash reserves and borrowings from commercial, private, and related parties, have been sufficient to fund our working capital and to acquire or lease seismic data equipment. Amounts in the remainder of this section are presented in thousands unless otherwise indicated.
Working Capital.   Working capital as of December 31, 2014 was $31,859 compared to $27,111 as of December 31, 2013. The increase in working capital during 2014 was principally the result of the increase in income from operations and the cash proceeds, net of debt repayments, from the issuance of our Notes in July 2014.

We currently believe that our existing cash, cash generated from operations and our sources of working capital will be sufficient for us to meet our anticipated cash needs for at least the next 12 months. While we believe that our current level of working capital will be sufficient for us to operate and to continue to implement our business plan, there can be no assurance that our current level of working capital will be adequate to pursue our strategy for growth.

Cash Flows.   Cash used in operations during 2014 was $19,901, compared to cash provided by operations of $2,963 during 2013, an increase in cash used in operations of $22,864. Cash used in net loss and net cash adjustments to net loss increased to $4,522 for 2014 compared to cash provided by net loss and net cash adjustments to net loss of $3,658 for 2013 primarily as a result of the penalty for early repayment of the 2012 Credit Agreement in 2014. Net changes in operating assets and liabilities resulted in cash used of $15,379 for 2014 compared to cash used of $695 for 2013, primarily due to higher accounts receivable from increased revenues and longer contractual payment terms in accordance with standard business practices for South American customers.

Capital Expenditures.  Cash used in investing activities during 2014 was $28,084, compared to cash used in investing activities of $11,110 during 2013, an increase in cash used of $16,974. The increase was due to higher capital expenditures during 2014 of $28,203 compared to $11,110 during 2013. The increased capital expenditures consisted primarily of purchasing equipment for the Alaska operations, camp and drilling equipment in Peru and Colombia in line with our focus on South American operations, and a combination of mechanical equipment, computer equipment and electronics associated with our wireless strategy in Southeast Asia and North and South America.

During the last three years, in line with our focus on wireless land data acquisition, we purchased a cableless seismic data acquisition system which allows up to three crews to operate under the system at the same time. Following customer needs for higher density land programs using a single point receiver application and to answer the demand for conventional and unconventional oil and gas exploration, we purchased high sensitivity geophones and two types of vibrators, further strengthening our position as a full solution provider for land data acquisition methods and technologies. Additional equipment investments were made for ongoing operations in Alaska in order to increase efficiency. We also invested in cable equipment in order to provide customers in Latin America with cable systems as wireless technology is slower to take hold in that market.

Financing. Cash provided by financing activities during 2014 was $41,188, compared to cash provided by financing activities of $10,766 during 2013, an increase in cash provided of $30,422. The increase in cash provided in 2014 was primarily due to the issuance of our Notes discussed further below, less debt repaid with the proceeds and loan issuance costs incurred on the transaction. The cash provided in 2013 was primarily from the net proceeds of the Merger, less Merger costs and dividends paid to Former SAE common and preferred stockholders. As of December 31, 2014, our total outstanding indebtedness was approximately $152,299, consisting of senior secured notes of $150,000, equipment note payable of $1,654, and capital lease obligations of $645.

Senior Secured Notes. On July 2, 2014, we issued senior secured notes ("Notes") totaling $150,000 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. The proceeds of these Notes were used to pay the amounts owed under the 2012 Credit Agreement, the notes payable to Former SAE stockholders, and related professional fees and expenses, fund the purchase of equipment for our Alaska operations and for general corporate purposes.

The Notes bear interest at the annual rate of 10.0% payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2015. The Notes are guaranteed on a senior secured basis with a lien on substantially all assets of SAExploration Holdings, Inc. and each of our existing and future domestic subsidiaries, except for any immaterial subsidiaries ("Guarantors"). The liens securing our Notes are subject to certain exceptions and permitted liens, some of which are contractually subordinated to a first priority lien on certain assets under the Intercreditor Agreement discussed under "Revolving Credit Facility" below.

We have the right to redeem some or all of the Notes at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, together with accrued and unpaid interest to, but not including, the redemption date, if redeemed on or after January 15, 2017 as indicated:

Period	Percentage
On or after January 15, 2017 and prior to July 15, 2017	107.5%
On or after July 15, 2017 and prior to July 15, 2018	105.0%
On and after July 15, 2018	100.0%

We also have the right to redeem some or all of the Notes at any time or from time to time prior to January 15, 2017, at a redemption price equal to 100% of the principal amount thereof plus an applicable premium determined in accordance with the Indenture and accrued and unpaid interest to, but not including, the redemption date. In addition, we have the right to redeem from time to time up to 35% of the aggregate outstanding principal amount of the Notes before January 15, 2017, with the net proceeds of an equity offering at a redemption price equal to 110% of the principal amount thereof, plus accrued but unpaid interest to, but not including, the redemption date.

Subject to certain exceptions, upon the occurrence of a Change of Control (as defined in the Indenture), each holder of Notes will have the right to require us to purchase that holder’s Notes for a cash price equal to 101% of the principal amounts to be purchased, plus accrued and unpaid interest to the date of purchase. Upon the occurrence of an Asset Sale (as defined in the Indenture), each holder of Notes will have the right to require us to purchase that holder’s Notes for a cash price equal to 100% of the principal amounts to be purchased, plus accrued and unpaid interest to the date of purchase from any proceeds from the Asset Sale in excess of $7.5 million that are not otherwise used by us to either reduce our debt, reinvest in assets or acquire a permitted business.

The Indenture contains covenants which include limitations on our ability to:

•	transfer or sell assets;

•	pay dividends, redeem subordinated indebtedness or make other restricted payments;

•	incur or guarantee additional indebtedness or, with respect to our restricted subsidiaries, issue preferred stock;

•	create or incur liens;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

•	consummate a merger, consolidation or sale of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	engage in business other than our current business and reasonably related extensions thereof; and

•	take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the Notes.
We are in compliance with the Indenture covenants as of December 31, 2014.

In connection with the issuance of the Notes, we entered into a registration rights agreement in which we agreed to use our best efforts to register with the SEC a new series of freely tradable notes (“Exchange Notes”), which will be exchanged for the current Notes. We and the Guarantors further agreed to use best efforts to: (i) file a registration statement for the Exchange Notes with the SEC within 300 days after the issuance of the Notes; (ii) cause the registration statement to be declared effective within 390 days after the issue date of the Notes; and (iii) close the exchange offer 30 days after such registration statement is declared effective. In certain circumstances, we may be required to file a shelf registration statement to cover resale of the Notes. If the deadlines set forth above are not met, additional interest as defined in the Indenture will be payable until the obligations described above are fulfilled.

We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Revolving Credit Facility. On November 6, 2014, SAExploration, Inc., SAExploration Holdings, Inc., and our other domestic subsidiaries (collectively, "we" or "our") and Wells Fargo Bank, National Association (“Lender”) entered into a Credit Agreement providing for our $20,000 Revolving Credit Facility. The Revolving Credit Facility is secured by our U.S. assets, including accounts receivable and equipment, subject to certain exclusions and exceptions as set forth in the Credit Agreement. The proceeds of the Revolving Credit Facility will primarily be used to fund our working capital needs for operations and for general corporate purposes. The Revolving Credit Facility had not been utilized as of December 31, 2014.

Borrowings made under the Revolving Credit Facility bear interest at a rate of daily three month LIBOR plus 3%, payable monthly. The Revolving Credit Facility has a maturity date of November 6, 2017, unless terminated earlier. We may request, and the Lender may grant, an increase to the maximum amount available under the Revolving Credit Facility in minimum increments of $1,000 not to exceed an additional $10,000 in the aggregate, so long as certain conditions described in the Credit Agreement are met.

The Credit Agreement includes a sub-facility for letters of credit in amounts up to the lesser of the available borrowing base or $10,000. Letters of credit are subject to Lender approval and a fee which accrues at the annual rate of 3% of the undrawn daily balance of the outstanding letters of credit, payable monthly. An unused line fee of 0.5% per annum of the daily average of the maximum Revolving Credit Facility amount reduced by outstanding borrowings and letters of credit is payable monthly. The sub-facility for letters of credit had not been utilized as of December 31, 2014.

Under the Revolving Credit Facility, borrowings are subject to borrowing base availability and may not exceed 85% of the amount of eligible accounts receivable, as defined, plus the lesser of $20,000 or 85% of the orderly net liquidation value of existing eligible equipment per appraisal and 85% of hard costs of acquired eligible equipment, less the aggregate amount of any reserves established by the Lender. If borrowings under the Revolving Credit Facility exceed $5,000, we are subject to minimum rolling 12 month EBITDA requirements of $20,000 on a consolidated basis and $8,000 on our operations in the State of Alaska. The minimum EBITDA for the consolidated basis calculation is lowered by $17,000 if the month of July 2014 is included within the rolling 12 month period and also excludes the effect of the change in fair value of notes payable to related parties.

The Credit Agreement contains covenants including, but not limited to:

•	commitments to maintain and deliver to Lender, as required, certain financial reports, records and other items,

•
subject to certain exceptions under the Credit Agreement, restrictions on our ability to incur indebtedness, create or incur liens, enter into fundamental changes to our corporate structure or to the nature of our business , dispose of assets, permit a change in control, acquire non-permitted investments, enter into affiliate transactions or make distributions,

•	maintain the minimum EBITDA specified above, and

•
maintain eligible equipment, as defined, located in the State of Alaska with a value of at least 75% of the value of such equipment included in the borrowing base availability. Eligible equipment also includes the value of equipment outside the United States which would be otherwise eligible under the Credit Agreement.

The Credit Agreement also contains representations, warranties, covenants and other terms and conditions, including relating to the payment of fees to the Lender, which are customary for agreements of this type. We are in compliance with the Credit Agreement covenants as of December 31, 2014.

The Credit Agreement also provides for customary events of default. If an event of default occurs and is continuing, then the Lender may, among other options as described in the Credit Agreement, declare our obligations to be due and payable immediately or declare the funding obligations of the Lender terminated immediately, subject to the terms of the Intercreditor Agreement described below.

The Credit Agreement is subject to the Intercreditor Agreement (“Intercreditor Agreement”) dated as of November 6, 2014 between the Lender and U.S. Bank National Association, as trustee and collateral agent (“Noteholder Agent”) pursuant to the Indenture dated as of July 2, 2014 relating to our Notes. The Intercreditor Agreement sets forth various terms between the Lender and Noteholder Agent, including, but not limited to, (i) the priority of liens between those granted by the Indenture and the Credit Agreement, (ii) enforcement action procedures, (iii) the application of the proceeds of the senior collateral received by either the Noteholder Agent or the Lender, (iv) the process by which any liens may be released, (v) insolvency proceeding procedures, (vi) a prohibition on amending various agreements in a manner inconsistent with or in violation of the Intercreditor Agreement, and (vii) the option of the Noteholder Agent to purchase our debt under the Credit Agreement from the Lender if certain triggering conditions are met. The Intercreditor Agreement also contains customary representations, warranties, covenants and other terms and conditions.

Use of EBITDA (Non-GAAP measure) as a Performance Measure

We use an adjusted form of EBITDA to measure period over period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus loss on early extinguishment of debt, plus loss on change in fair value of notes payable to related parties, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and foreign exchange gain or loss. Our management uses adjusted EBITDA as a supplemental financial measure to assess:

•	the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or nonrecurring expenses;

•	our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and

•	the ability of our assets to generate cash sufficient to pay potential interest cost.

We consider adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and adjusted EBITDA are not defined under GAAP, and we acknowledge that these are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner. Further, the results presented by adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

The computation of our adjusted EBITDA (a non-GAAP measure) from net loss, the most directly comparable GAAP financial measure, is provided in the table below (in thousands):

	Years Ended December 31,
	2014		2013
Net loss	$(38,395)		$(21,006)
Depreciation and amortization	16,379	(1)	16,096	(1)
Interest expense, net	16,778		15,256
Provision for income taxes	12,876		10,495
Foreign exchange loss	3,451		1,755
Loss on early extinguishment of debt	17,157	(2)	—
Change in fair value of notes payable to related parties	5,094	(3)	631	(3)
Nonrecurring expense	761	(5)	3,620	(4)
Adjusted EBITDA	$34,101		$26,847
(1)Depreciation and amortization expense was charged to the statements of operations as follows:

	Years Ended December 31,
	2014	2013
Cost of services	$15,205	$14,843
Selling, general and administrative expenses	1,174	1,253
Total depreciation and amortization expense	$16,379	$16,096

(2)
The repayment and termination of the 2012 Credit Agreement on July 2, 2014 resulted in a $17,157 charge to loss on early extinguishment of debt for the year ended December 31, 2014. The charge consisted of prepayment penalties of $8,877, write-off of unamortized loan discount and issuance costs totaling $7,983, and legal fees of $297.

(3)
The note payable to Former SAE stockholders was recorded at fair value as discussed in Note 6 in "Notes to Consolidated Financial Statements". All amounts outstanding under the note payable to the Former SAE stockholders were repaid on July 2, 2014 from proceeds of the issuance of our Notes and the promissory note cancelled.

(4)
2013 nonrecurring expenses primarily consist of third-party financing costs, share-based compensation expense related to the accelerated vesting of Former SAE’s restricted shares in connection with the Merger, costs associated with the Merger, and one-time severance costs related to the reduction of staff in Colombia.

(5)	2014 nonrecurring expenses primarily consist of the $657 settlement of disputed fees with a former financial advisor.

Critical Accounting Policies

Our financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Preparation of financial statements in conformity with GAAP requires certain assumptions and estimates to be made that affect the reported amounts of assets and liabilities at the financial statement date and the reported amounts of revenues and expenses during the reporting periods covered by the financial statements. Because of the use of assumptions and estimates inherent in the reporting process, actual results could differ from those estimates.

Revenue Recognition
Our services are provided under master service agreements that set forth our obligations and the obligations of our customers. A supplemental agreement is entered into for each data acquisition project which sets forth the terms of the specific project including the right of either party to cancel on short notice. Customer contracts for services vary in terms and conditions. Contracts are either “turnkey” (fixed price) agreements that provide for a fixed fee per unit of measure, or “term” (variable price) agreements that provide for a fixed hourly, daily or monthly fee during the term of the project. Under turnkey agreements, we recognize revenue based upon output measures as work is performed. This method requires revenue recognition to be based upon quantifiable measures of progress, such as square or linear kilometers surveyed or each unit of data recorded. Expenses associated with each unit of measure are immediately recognized. If it is determined that a contract will have a loss, the entire amount of the loss associated with the contract is immediately recognized. Revenue under a “term” contract is billed as the applicable rate is earned under the terms of the agreement. Under contracts that require the customer to pay separately for the mobilization of equipment, we recognize such mobilization fees as revenue during the performance of the seismic data acquisition, using the same output measures as for the seismic work. To the extent costs have been incurred under service contracts for which the revenue has not yet been earned, those costs are deferred on the balance sheet within deferred costs on contracts until the revenue is earned, at which point the costs are recognized as cost of services over the life of the contract. If we determine that the costs are not recoverable, the costs are expensed.

We invoice customers for certain out-of-pocket expenses under the terms of the contracts. Amounts billed to customers are recorded in revenue at the gross amount including out-of-pocket expenses. We also utilize subcontractors to perform certain services to facilitate the completion of customer contracts. Customers are billed for the cost of these subcontractors plus an administrative fee. We record amounts billed to our customers related to subcontractors at the gross amount and record the related cost of subcontractors as cost of services. Sales taxes collected from customers and remitted to government authorities are accounted for on a net basis and are excluded from revenues in the consolidated statements of operations.

Deferred Revenue

Deferred revenue primarily represents amounts billed or payments received for services in advance of the services to be rendered over a future period or advance payments from customers related to equipment leasing.

Multiple-Element Arrangements

We evaluate each contract to determine if the contract is a multiple-element arrangement requiring different accounting treatments for varying components of the contract. If a contract is deemed to have separate units of accounting, arrangement consideration is allocated based on the each unit of accounting's relative selling price and the applicable revenue recognition criteria are considered separately for each of the separate units of accounting. We account for each contract element when the applicable criteria for revenue recognition have been met. During 2014 and 2013, we delivered both professional services and equipment under a lease arrangement. The equipment leased under the contracts is highly customized and specialized to perform specific surveying operations. We use our best estimate of selling price when allocating multiple-element arrangement consideration. In estimating our selling price for the leased equipment, we consider the cost to acquire the equipment, the profit margin for similar arrangements, customer demand, effect of competitors on the equipment, and other market constraints.

Allowance for Doubtful Accounts
We maintain an allowance for doubtful accounts for estimated losses in our accounts receivable portfolio. We utilize the specific identification method for establishing and maintaining the allowance for doubtful accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. While the collectability of outstanding customer invoices is continually assessed, the cyclical nature of our industry may affect our customers’ operating performance and cash flows, impacting our ability to collect on the invoices. Some of our customers are located in certain international areas that are inherently subject to economic, political and civil risks, which may also impact our ability to collect receivables.
Property and Equipment

Our property and equipment is capitalized at historical cost and depreciated over the estimated useful life of the asset. The estimation of useful life is based on circumstances that exist in the seismic industry and information available at the time of the asset purchase. Changes in technology have a significant impact on these estimates. As circumstances change and new information becomes available, these estimates could change. Seismic equipment is typically depreciated over three to ten years.

Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is reflected in the results of operations for such period.
Leases as Lessee

We lease certain equipment and vehicles under lease agreements. Each lease is evaluated to determine its appropriate classification as an operating or capital lease for financial reporting purposes. Any lease that does not meet the criteria for a capital lease is accounted for as an operating lease. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the related assets. Assets under capital leases are amortized using the straight-line method over the initial lease term. Amortization of assets under capital leases is included in depreciation expense.

Long-Lived Assets

Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Currency Translation

The majority of our operations are conducted outside the United States in countries with stable currencies. Many contracts and local expenses are paid in local currencies and not in U.S. Dollars (“USD”). Our results of operations and cash flows could be impacted by changes in foreign currency exchange rates. We do not hold or issue foreign currency forward contracts, option contracts or other derivative financial instruments for speculative purposes or to mitigate the currency exchange rate risk.

Our reporting currency is in USD. For foreign subsidiaries and branches using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet dates. Revenues and expenses of these foreign subsidiaries are translated at average exchange rates for the period. Equity is translated at historical rates, and the resulting cumulative foreign currency translation adjustments resulting from this process are included as a component of accumulated other comprehensive income (loss), net of income taxes. Therefore, the USD value of these items in the financial statements fluctuates from period to period, depending on the value of the USD against these functional currencies. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the consolidated statements of operations as foreign exchange gain (losses). For the foreign subsidiaries and branches using USD as their functional currency, any local currency operations are re-measured to USD. The re-measurement of these operations is included in the consolidated statements of operations as foreign exchange gain (loss).

Income Taxes

Income taxes are accounted for under the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  This method also requires the recognition of future tax benefits for net operating loss (“NOL”) carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. The deferred tax asset is reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Our methodology for recording income taxes requires judgment regarding assumptions and the use of estimates, including the valuation of deferred tax assets, which can create a variance between actual results and estimates and could have a material impact on our provision or benefit for income taxes. In certain foreign jurisdictions, the local income tax rate may exceed the U.S. or Canadian statutory rates, and in many of those cases we receive a foreign tax credit for U.S. or Canadian purposes. In other foreign jurisdictions, the local income tax rate may be less than the U.S. or Canadian statutory rates. In other foreign jurisdictions we may be subject to a tax on revenues when the amount of tax liability would exceed that computed on our net income before tax in the jurisdiction, and in such cases, the tax is treated as an income tax for accounting purposes. Uncertain tax positions and the related interest and penalties are provided for based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities.

Goodwill

Goodwill represents the excess of purchase price over the fair value of the net assets acquired in the 2011 Datum Exploration Ltd. acquisition. All of our goodwill resides in the Canadian operations reporting unit ("Reporting Unit").

We are required to evaluate the carrying value of its goodwill at least annually for impairment, or more frequently if facts and circumstances indicate that it is more likely than not impairment has occurred. We first perform a qualitative assessment by evaluating relevant events or circumstances to determine whether it is more likely than not that the fair value of the Reporting Unit exceeds its carrying amount. If we are unable to conclude qualitatively that it is more likely than not that the Reporting Unit’s fair value exceeds its carrying value, we will then apply a two-step quantitative assessment.

First, the fair value of the Reporting Unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value. The implied fair value of the Reporting Unit’s goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value of the Reporting Unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference will be recorded.

In determining the fair value of the Reporting Unit, we rely on the Income Approach and the Market Approach. Under the Income Approach, the fair value of a business unit is based on the discounted cash flows it can be expected to generate over its remaining life. The estimated cash flows are converted to their present value equivalent using an appropriate rate of return. Under the Market Approach, the fair value of the business is based on the Guideline Public Company (“GPC”) methodology using guideline public companies whose stocks are actively traded that were considered similar to ours as of the valuation date. Valuation multiples for the GPCs were determined as of the valuation date and were applied to the Reporting Unit's operating results to arrive at an estimate of value.

Intangible Assets

Intangible assets represent customer relationships recorded at cost in connection with the 2011 Datum Exploration Ltd. acquisition. Intangible assets are amortized over their estimated useful lives of 13 years and recorded in selling, general and administrative expense.

Share-Based Compensation

We record the grant date fair value of share-based compensation arrangements as compensation cost using a straight-line method over the service period.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Comprehensive Income

Comprehensive income includes net income (loss) as currently reported and also considers the effect of additional economic events that are not required to be recorded in determining net income but rather reported as a separate component of stockholders’ equity. We report foreign currency translation gains and losses as a component of comprehensive (loss) income. Foreign currency translation gains and losses are not presented net of income taxes because the earnings of the foreign subsidiaries are considered permanently invested abroad and therefore not subject to income taxes or the income tax benefit of foreign currency translation losses would be offset by a valuation allowance.

Variable Interest Entities

We evaluate our joint venture and other entities in which we have a variable interest (a “VIE”), to determine if we have a controlling financial interest and are required to consolidate the entity as a result. The reporting entity with a controlling financial interest in the VIE will have both of the following characteristics: (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb the losses of the VIE that could potentially be significant to the VIE or the right to receive benefit from the VIE that could potentially be significant to the VIE.

Fair Value Measurements

We have certain assets and liabilities that are required to be measured and disclosed at fair value in accordance with GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. When an asset or liability is required to be measured at fair value, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs using a fair value hierarchy as follows:

Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2: Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions. Measurement is based on prices or valuation models requiring inputs that are both significant to the fair value measurement and supported by little or no market activity.

Our financial instruments include cash and cash equivalents, restricted cash, accounts receivable, other current assets, accounts payable and accrued liabilities. Due to their short-term maturities, the carrying amounts of these financial instruments approximate fair value at the respective balance sheet dates. Our financial instruments also include various issuances of notes payable. As of December 31, 2014 and 2013, our notes payable, with the exception at December 31, 2013 of the note payable to Former SAE stockholders discussed below, are recorded at historical cost net of applicable discounts.

GAAP provides a fair value option election that allows companies an irrevocable election to use fair value as the initial and subsequent accounting measurement attribute for certain financial assets and liabilities. Entities are permitted to elect to measure eligible financial assets and liabilities at fair value on an ongoing basis. Changes in the fair value of items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument-by-instrument basis, which must be applied to an entire instrument, and not only specified risks, specific cash flows, or portions of that instrument, and is irrevocable once elected. Assets and liabilities measured at fair value are required to be reported separately from those instruments measured using another accounting method.

At December 31, 2013, note payable to Former SAE stockholders was measured at fair value on a recurring basis. After its repayment in July 2014 and as of December 31, 2014, we do not have financial assets and liabilities measured at fair value on a recurring basis.

Our non-financial assets include goodwill, property and equipment, and other intangible assets, which are classified as Level 3 assets. These assets are measured at fair value on a nonrecurring basis as part of our impairment assessments and as circumstances require.

Reportable Segment

The chief operating decision maker regularly reviews financial data by country to assess performance and allocate resources, resulting in the conclusion that each country in which it operates represents a reporting unit. To determine our reportable segments, we evaluated whether and to what extent the reporting units should be aggregated. The evaluation included consideration of each reporting unit's services, types of customers, methods used to provide our services, and regulatory environment. We determined that our reporting units sold similar types of seismic data contract services to similar types of major non-U.S. and government owned/controlled oil and gas customers operating in a global market. We concluded that our seismic data contract services operations comprise one single reportable segment.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2014 or 2013.

Effect of Inflation

We do not believe that inflation has had a material effect on our business, results of operations, or financial condition during the past two fiscal years.

Recently Issued Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board ("FASB") issued new guidance intended to change the criteria for recognition of revenue. The new guidance establishes a single revenue recognition model for all contracts with customers, eliminates industry specific requirements and expands disclosure requirements. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principal, an entity should apply the following five steps: (1) identify contracts with customers, (2) identify the performance obligations in the contracts, (3) determine the transaction price, (4) allocate the transaction price to the performance obligation in the contract, and (5) recognize revenue as the entity satisfies performance obligations. The amendments are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. We are currently evaluating what impact adoption of this guidance would have on our financial position, results of operations, cash flows and disclosures.

Share-Based Compensation

In June 2014, the FASB issued amended guidance on the accounting for certain share-based employee compensation awards. The amended guidance applies to share-based employee compensation awards that include a performance target that affects vesting when the performance target can be achieved after the requisite service period. These targets are to be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award and compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. The amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. We do not expect that adoption will have a material impact on our financial position, results of operations, cash flows or disclosures.

Going Concern

In August 2014, the FASB issued guidance on disclosures of uncertainties about an entity's ability to continue as a going concern. The guidance requires management's evaluation of whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued. This assessment must be made in connection with preparing financial statements for each annual and interim reporting period. Management's evaluation should be based on the relevant conditions and events that are known and reasonably knowable at the date the financial statements are issued. If conditions or events raise substantial doubt about the entity's ability to continue as a going concern, but this doubt is alleviated by management's plans, the entity should disclose information that enables the reader to understand what the conditions or events are, management's evaluation of those conditions or events and management's plans that alleviate that substantial doubt. If conditions or events raise substantial doubt and the substantial doubt is not alleviated, the entity must disclose this in the footnotes. The entity must also disclose information that enables the reader to understand what the conditions or events are, management's evaluation of those conditions or events and management's plans that are intended to alleviate that substantial doubt. The amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2016. We do not expect that adoption will have a material impact on our financial position, results of operations, cash flows or disclosures.

Consolidation

In February 2015, the FASB issued amended guidance on the consolidation of legal entities including limited partnerships and limited liability corporations. The guidance modifies the consolidation models to be analyzed in determining whether a reporting entity should consolidate certain types of legal entities. The guidance must be applied using one of two retrospective application methods and will be effective for fiscal years beginning after December 15, 2015 and for interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period. We do not expect that adoption will have a material impact on our financial position, results of operations, cash flows or disclosures.

OUR BUSINESS

Overview

We are an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in Alaska, Canada, South America, and Southeast Asia to our customers in the oil and natural gas industry. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths of up to 5,000 feet, we offer a full-suite of logistical support and in-field processing services. We operate crews around the world that are supported by over 29,500 owned land and marine channels of seismic data acquisition equipment and other leased equipment as needed to complete particular projects. Seismic data is used by our customers, including major integrated oil companies, national oil companies and large international independent oil and gas E&P companies, to identify and analyze drilling prospects and maximize successful drilling. The results of the seismic surveys we conduct belong to our customers and are proprietary in nature; we do not acquire data for our own account or for future sale or maintain multi-client data libraries.
We specialize in the acquisition of seismic data in logistically complex and challenging environments and delicate ecosystems, including jungle, mountain, arctic and subaquatic terrains. We have extensive experience in deploying personnel and equipment in remote locations, while maintaining a strong QHSE track record and building positive community relations in the locations where we operate. We employ highly specialized crews made up of personnel with the training and skills required to prepare for and execute each project and, over time, train and employ large numbers of people from the local communities where we conduct our surveys. Our personnel are equipped with the technology necessary to meet the specific needs of the particular project and to manage the challenges presented by sensitive environments.
We were initially formed on February 2, 2011 as a blank check company in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more business entities. On June 24, 2013, the Merger with Former SAE was consummated, at which time our business became the business of Former SAE.
Our principal headquarters are located in Houston, Texas at 1160 Dairy Ashford, Suite 160, Houston, Texas, 77079, Telephone: (281) 258-4400, and our web address is www.saexploration.com. We do not intend for information contained in our website to be a part of this prospectus.
Our operations in our various geographic locations are conducted through our subsidiary SAExploration, Inc. and its wholly-owned subsidiaries and branch offices in the United States (primarily Alaska), Canada, Peru, Colombia, Papua New Guinea, Brazil, Bolivia, Malaysia, and New Zealand. Pursuant to our 2014 proposed Foreign Subsidiary Reorganization, we transferred the assets used in our foreign branch operations as of December 31, 2104 to existing or new subsidiaries incorporated in the same jurisdictions in which the branches were located.  These transfers were made either as tax-free transactions or with minimal gains or loss recognized.  We intend to continue to restructure our group holdings in 2015.

Seismic Data Acquisition Services

We provide a full range of seismic data acquisition services, including in-field data processing, and related logistics services. We currently provide our services on only a proprietary basis to our customers and the seismic data acquired is owned by our customers once acquired.
Our seismic data acquisition and logistics services include the following:

•	Program Design

•	Planning and Permitting

•	Camp Services

•	Survey

•	Drilling

•	Recording

•	Reclamation

•	In-field Processing

Program Design, Planning and Permitting. A seismic survey is initiated at the time the customer requests a proposal to acquire seismic data on its behalf. We employ an experienced design team, including geophysicists with extensive experience in 2D, 3D and time-lapse 4D survey design, to recommend acquisition parameters and technologies to best meet the customer’s exploration objectives. Our design team analyzes the request and works with the customer to put an operational, personnel and capital resource plan in place to execute the project.
Once a seismic program is designed, we assist the customer in obtaining the necessary permits from governmental authorities and access rights of way from surface and mineral estate owners or lessees where the survey is to be conducted. It is usually our permitting crew that is first to engage with the local residents and authorities. We believe our knowledge of the local environment, cultural norms and excellent QHSE track record enable us to engender trust and goodwill with the local communities, which our customers are able to leverage over the longer exploration cycle in the area.
Camp Services. We have developed efficient processes for assembling, operating and disassembling field camps in challenging and remote project locations. We operate our camps to ensure the safety, comfort and productivity of the team working on each project and to minimize our environmental impact through the use of wastewater treatment, trash management, water purification, generators with full noise isolation and recycling areas.
In areas like South America and Southeast Asia, logistical support needs to be in place to establish supply lines for remote jungle camps. To insure the quality of services delivered to these remote camps, we own ten supply and personnel river vessels to gain access to remote jungle areas. We also have five jungle camps and a series of 40 fly camps that act as advance camps from the main project camp. Each of these jungle base camps contains a full service medical facility complete with doctors and nurses in the remote chance it needs to stabilize any potential injuries for medical transport. The camps are equipped with full meal kitchens held to high standards of cleanliness, sleeping and recreational quarters, power supply, communications links, air support, water purification systems, black water purification systems, offices, repair garages, fuel storage and many more support services.
Survey and Drilling. In a typical seismic recording program, the first two stages of the program are survey and drilling. Once the permitting is completed, our survey crews enter the project areas and begin establishing the source and receiver placements in accordance with the survey design agreed to by the customer. The survey crew lays out the line locations to be recorded and, if explosives are being used, identifies the sites for shot-hole placement. The drilling crew creates the holes for the explosive charges that produce the necessary acoustical impulse.
The surveying and drilling crews are usually employed by us but may be third party contractors depending on the nature of the project and its location. Generally the choice of whether to subcontract out services depends on the expertise available in a certain region and whether that expertise is more efficiently obtained through subcontractors or by using our own labor force. For the most part, services are subcontracted within Alaska and Canada and our personnel are used in other regions where we operate. When subcontractors are used, we manage them and require that they comply with our work policies and QHSE objectives.
In Alaska and Canada, the surveying and drilling crews are typically provided by third party contractors but are supervised by our personnel. In Alaska and Canada, our vibroseis source units consist of the latest source technology, including eight AHV IV 364 Commander Vibrators and six environmentally friendly IVI mini vibrators, complete with the latest Pelton DR electronics. In South America and Southeast Asia, we perform our own surveying and drilling, which is supported by up to 200 drilling units, including people-portable, low impact self-propelled walk behind, track-driven and heli-portable deployed drilling rigs. Our senior drilling staff has a combined work experience of over 50 years in some of the most challenging environments in the world. On most programs there are multiple survey and drilling crews that work at a coordinated pace to remain ahead of the data recording crews.
Recording. We use equipment capable of collecting 2D, 3D, time-lapse 4D and multi-component seismic data. We utilize vibrator energy sources or explosives depending on the nature of the program and measure the reflected signals with strategically placed sensors. Onshore, geophones are manually buried, or partially buried, to ensure good coupling with the surface and to reduce wind noise. Offshore, the reflected signals are recorded by either hydrophones towed behind a survey vessel or by geophones placed directly on the seabed. We increasingly employ ocean bottom nodes positioned by remote operated vehicles on the seafloor in our marine acquisition operations. We have available over 29,500 owned land and marine seismic recording channels with the ability to access additional equipment, as needed, through rental or long-term leasing sources. All of our systems record equivalent seismic information but vary in the manner by which seismic data is transferred to the central recording unit, as well as their operational flexibility and channel count expandability. We utilize 11,500 channels of Sercel 428/408 equipment, 6,000 channels of Fairfield Land Nodal equipment, 2,000 units Fairfield Ocean Bottom Nodal equipment and 10,000 channels of Geospace GSR equipment.
We have made significant capital investments to increase the recording capacity of our crews by increasing channel count and the number of energy source units we operate. This increase in channel count demand is driven by customer needs and is necessary in order to produce higher resolution images, increase crew efficiencies and undertake larger scale projects. In response to project-based channel requirements, we routinely deploy a variable number of channels with a variable number of crews in an effort to maximize asset utilization and meet customer needs. When recording equipment is at or near full utilization, we utilize rental equipment from strategic suppliers to augment our existing inventories. We believe we will realize the benefit of increased channel counts and flexibility of deployment through increased crew efficiencies, higher revenues and increased margins.
During the past three years, we dedicated a significant portion of our capital investment to purchasing and leasing wireless recording systems rather than the traditional wired systems. We utilize this equipment as primarily stand- alone recording systems, but on occasion it is used in conjunction with cable-based systems. The wireless recording systems allow us to gain further efficiencies in data recording and provide greater flexibility in the complex environments in which we operate. In addition, we have realized increased crew efficiencies and lessened the environmental impact of our seismic programs due to the wireless recording systems because they require presence of fewer personnel and less equipment in the field. We believe we will experience continued demand for wireless recording systems in the future.
We also utilize multi-component recording equipment on certain projects to further enhance the quality of data acquired and help our customers enhance their development of producing reservoirs. Multi-component recording involves the collection of different seismic waves, including shear waves, which aids in reservoir analysis such as fracture orientation and intensity in shales and allows for more descriptive rock properties. We maintain a surplus of equipment, and augment our needs with leased equipment from time to time, to provide additional operational flexibility and to allow us to quickly deploy additional recording channels and energy source units as needed to respond to customer demand.
Reclamation. We have experienced teams responsible for reclamation of the areas where work has been performed so as to minimize the environmental footprint from the seismic program. These programs can include reforestation or other activities to restore the natural landscape at our worksites.
In-field Processing. Our knowledgeable and experienced team provides our customers with superior quality in-field processing. We believe that our strict quality control processes meet or surpass industry-established standards, including identifying and analyzing ambient noise, evaluating field parameters and employing obstacle-recovery strategies. Using the latest technology, our technical and field teams electronically manage customer data from the field to the processing office, minimizing time between field production and processing. All of the steps employed in our in-field processing sequence are tailored to the particular customer project and objectives.
Industry Overview

Seismic technology is the primary tool used to locate oil and gas reserves, and it facilitates the development of complex reservoirs. Seismic data is used to pinpoint and determine the locations of subsurface features favorable for the accumulation of hydrocarbons, as well as define the make-up of the sedimentary rock layers and their corresponding fluids. Seismic data is acquired by introducing acoustic energy into the earth and water through controlled energy sources. Seismic energy sources can consist of truck-mounted vibration equipment in accessible terrain, explosives such as dynamite in more difficult terrain, or vessel-mounted air guns in shallow water and certain marsh environments. The sound waves created by explosives or vibration equipment are reflected back to the surface and collected by seismic sensors referred to as “geophones” or “hydrophones,” which measure ground and water displacement. One or more strategically positioned seismic sensors are connected to a recording channel which transmits the data to a central recording location. A typical project involves the use of thousands, and sometimes tens of thousands, of channels recording simultaneously over the survey area. In general, the higher the number of recording channels employed in a given survey, the richer the data set that is produced.

A seismic survey is acquired with a surface geometry-a grid of seismic energy sources and receivers extending over very large areas. The size of this grid varies with and depends on the size, depth and geophysical characteristics of the target to be imaged. The lines must be accurately positioned, so the location of each source and receiver point is obtained using either GPS, inertial, or conventional optical survey methods depending upon the vegetation and environment in the prospect area. Seismic receivers are deployed on the surface of the area being surveyed at regular intervals and patterns to measure, digitize and transmit reflected seismic energy to a set of specialized recording instruments. The transportation of cables, geophones and field recording equipment can be by truck, vessel or helicopter depending upon the terrain and environment within the area to be imaged.
Land seismic data acquisition. For land applications, geophones are buried, or partially buried, to ensure good coupling with the surface and to reduce wind noise. Burying geophones in the ground is a manual process and may involve anywhere from a few to more than 100 people depending on the size of the seismic crew and the terrain involved. Cables that connect the geophones to cabled recording systems may also be deployed manually or, in some cases, automatically from a vehicle depending on the terrain. The acoustic source for land seismic data acquisition is typically a fleet of large hydraulic vibrator trucks, but may also be explosives detonated in holes drilled for such purposes.
On a typical land seismic survey, the seismic recording crew is supported by a permitting and surveying crew along with a vibroseis and/or drilling crew. The permitting crew secures permission from the landowner and mineral owner or lease to gain access to the surface and subsurface rights to conduct the seismic program. The surveying crew lays out the receiver locations to be recorded and, in a survey using an explosive source, identifies the sites where the drilling crew creates the holes for the explosive charges that produce an acoustical impulse. In other surveys, a mechanical vibrating unit, such as a vibrator truck, is used as the seismic energy source. The seismic crew lays out the geophones and recording instruments, directs shooting operations and records the acoustical signal reflected from subsurface strata. The number of individuals on each crew is dependent upon the size and nature of the seismic survey.
Offshore seismic data acquisition. In marine surveys, air guns, which release high-pressure compressed air into the water column, are used as the acoustic energy source. For ocean bottom cable operations, an assembly of vertically oriented geophones and hydrophones connected by electrical wires typically is deployed on the sea floor to record and relay data to a seismic recording vessel. Increasingly, ocean bottom nodes positioned by remote operated vehicles are used in areas of obstructions (such as production platforms) or shallow water inaccessible to ships towing seismic streamers (such as submerged cables).
Transition zone seismic data acquisition. In the transition zone area where land and water come together, elements of both land data acquisition and offshore data acquisition are employed. Transition zone seismic data acquisition is similar to ocean bottom cable applications in that both hydrophones and geophones are lowered to the ocean floor. However, due to the shallow water depths, only small vessels and manual labor can be used to deploy and retrieve the cables. Additionally, the source vessels and acoustic source arrays must be configured to run in shallow water. In transition zone areas consisting of swamps and marshes, explosives must be used as an acoustic source in addition to air guns.
Two-dimensional, or 2D, seismic data is recorded using single lines of receivers crossing the earth’s surface, and, once processed, results in only a profile image of the earth, and the data is generally used only to identify gross structural features. Prior to 1980, all seismic data acquired was 2D, and 2D surveys are still widely employed in locations previously unexplored by E&P companies to provide preliminary data for broad-scale exploration evaluation. Three-dimensional, or 3D, seismic data surveys have proven more effective in providing detailed views of subsurface structures.
The increased use of 3D seismic data by the oil and gas industry in the 1980s helped drive significant increases in drilling success rates as better data quality allowed operators to optimize well locations and results. Today, the vast majority of seismic data acquired in North America is 3D, of which high density 3D is a growing component.
More recently, the seismic industry has seen the development of four-dimensional, or 4D, imaging technology, also known as time-lapse seismic. 4D seismic data incorporates numerous 3D seismic surveys over the same reservoir at specified intervals of time and can help determine changes in flow, pressure and saturation. As hydrocarbons are depleted from a field, the pressure and composition of the fluids may change. By scanning a reservoir over a given period of time, the flow of the hydrocarbons within can be traced and better understood. In addition, 4D seismic data can help geologists understand how a reservoir reacts to gas injection or water flooding and can help locate untapped pockets of oil or gas within the reservoir.
In conventional 3D seismic surveys, only the primary wave, or P-wave, is acquired. P-wave reflection cannot always image fluid saturated zones properly. Multi-component seismic data acquisition captures the seismic wave field more completely than conventional P-wave techniques. In multi-component acquisition, multiple sets of data are received at each receiver, P-wave and two measurements (X, Y) of the shear wave, or S-wave. Information obtained from the S-wave passing through a fluid-saturated medium provides a better interpretation of the reservoir structure. Evaluating P- and S-wave data together provides additional information to reduce uncertainty in prospect evaluation.
Once seismic data is acquired, complex mathematical algorithms are used to transform the data into 2D profiles, 3D volumes of the earth’s subsurface or 4D time-lapse seismic data. These images are then interpreted by geophysicists and geologists for use by oil and gas companies in evaluating prospective areas, designing drilling programs, selecting drilling sites and managing producing reservoirs.

Markets and Trends

North America

The North American market is a stabilized and sustained market for 3D seismic data acquisition. Use of 3D technology is the norm in the United States and Canada as international oil companies seek to maximize the efficiency of their reservoirs and reduce exploration risk.
We expanded into North America in 2011 through our acquisitions of Datum Exploration Ltd. in Canada and Northern Exploration Services in Alaska. With each of those acquisitions, we brought on board personnel with extensive operations experience in each location. Our operations in the North American market are consistent with our strategy to help increase our equipment utilization rates, while concurrently increasing margins, by balancing growth in North and South America, which have complementary operating seasons.
South America
The economies in South American countries continue to expand and develop, demanding significantly more energy to fuel their growth. As the political environments stabilize, oil companies are increasing operations in the market and are seeking experienced seismic service providers with complex environment know-how, strong quality, health, safety and environmental ("QHSE") records and excellent relations with local communities to satisfy their exploration needs.
We have maintained operations in South America since 2006 while further growing our presence in Bolivia, Brazil, Colombia, and Peru.
Southeast Asia
Exploration activities in Southeast Asia have continued to increase along with the demand for energy in that region. In 2010, we entered the Southeast Asian market by commencing operations in Papua New Guinea for one of our major long-time customers. We have expanded our operations in Southeast Asia into New Zealand and shallow-water marine work in Malaysia. During 2013, we also opened an office in Malaysia to pursue significant opportunities within the region.
Industry Trends

We believe the following industry trends will benefit our business and provide the basis for our long-term growth:

•
Continued demand for energy worldwide is pushing E&P companies to focus on exploring new areas. The international markets in which we operate currently account for over $300 billion of projected exploration and production spending in 2015 and more than 35% of the world’s oil reserves. According to the U.S. Energy Information Administration, worldwide liquids demand is expected to grow by approximately 30% from 2012 to 2040, with virtually all growth coming from the developing nations outside the Organization for Economic Cooperation and Development. To meet growing world demand and to offset steep decline rates from existing proved oil and gas resources, significant quantities of new oil and gas reserves must be discovered. Accordingly, E&P companies are increasingly required to explore in previously unexplored territory in complex locations around the globe. Because many of these resources are located in areas that historically have not experienced significant oil and gas production, large amounts of new seismic data will be required as companies rationalize resources and critically evaluate drilling inventories and leasing opportunities.

•
The industry is increasingly focused on complex reservoirs, including international shales. Technical advances in horizontal drilling and new well completion techniques have greatly enhanced the ability of oil and gas companies to access reservoirs that are typically smaller, deeper or have other complex characteristics. In particular, seismic data is useful in designing and optimizing horizontal drilling programs to avoid unfavorable geologic features that may increase drilling costs. In addition, existing fields which have previously been shot with older technologies are being re-shot with newer, high resolution seismic technology to increase their production, identify previously bypassed reserves, and locate new prospective drilling locations.

•
Significant advances in seismic data technologies have increased demand for seismic services. We believe that recent advances in seismic data equipment, technologies and processing capabilities have improved not only the efficiency of seismic data acquisition but also the usefulness of the data provided. We believe that demand for our services will increase as clients become familiar with the benefits of more advanced seismic technologies, including higher density 3D and multi-component seismic data.

Strengths

Full service logistics provider. A majority of our revenues is earned through high-margin logistics-related activities performed in-house. Unlike many other seismic data acquisition companies, we focus on providing a complete service and logistical solutions package, especially in our international operations, which allows efficient movement into remote areas. This provides us with opportunities to capture a larger portion of the revenues associated with each project and gives us what we believe to be a strategic advantage over our competitors, who generally outsource logistics services to multiple third parties. Usually we are the first point of contact with the local communities, and we believe having contact with these communities from initiation of the project through the seismic phase and demonstrating our commitment to QHSE forms relationships that benefit us and our customers over the longer term. Additionally, our logistical expertise can be a value proposition in price negotiations with our customers, allowing us to maintain higher margins in certain regions of the world, particularly in the more remote areas and challenging environments.
International platform with significant growth potential. We operate in high growth E&P regions around the world and continue to expand our presence in those markets. Our experience includes projects in Alaska, Canada, Bolivia, Brazil, Colombia, Peru, Malaysia, Papua New Guinea and New Zealand. We maintain a local presence in many of these areas. As the majority of our operations are focused in locations previously unexplored by E&P companies, the first projects in those areas tend to be for the acquisition of 2D data for preliminary, broad-scale exploration evaluation. That initial acquisition often leads to further work, as the 2D data is used to determine the location and design of additional 3D and 4D surveys, which are then used for more detailed analysis to maximize actual drilling potential and success. Typically once we are hired for a project, we tend to get follow-on surveys due to our familiarity with the customer, the local communities and the project.
Extensive experience in challenging environments. We specialize in seismic data acquisition services in logistically challenging environments on land, in transition zones and in water. We believe that our extensive experience operating in such complex locations, including our expertise in logistics management and deploying personnel and equipment customized for the applicable environment, provides us with a significant competitive advantage. Many of the areas of the world where we work have limited seasons for seismic data acquisition, requiring high utilization of key personnel and redeployment of equipment from one part of the world to another. Most of our remote area camps, drills and support equipment are easily containerized for transport to locations anywhere in the world. As a result, if conditions deteriorate in a current location or demand rises in another location, we are able to quickly redeploy our crews and equipment to other parts of the world. We have a logistical support department that works with management to keep our equipment strategically located in areas of high utilization.
Strong local relationships and stringent QHSE processes. E&P companies seek experienced seismic service providers with complex environment know-how, strong QHSE records and excellent relations with local communities to satisfy their seismic needs, particularly in emerging markets where E&P activities are increasing. Our highly trained and qualified QHSE team has extensive experience working in diverse ecosystems and complex cultural environments. We believe this experience allows us to deliver high quality data and efficient operations through systems and processes designed to minimize health and safety risk and overall community and environmental impact. We believe that our strong local relationships, QHSE track record and our history of successful reclamation programs facilitate negotiating permits and other seismic data acquisition rights on behalf of our customers.
Cash flow generation supported by backlog and competitive bids. As of March 31, 2015, we had approximately $122 million of backlog through 2016 under contract, in addition to approximately $581 million of bids outstanding, with minimal additional growth capex required after giving effect to the purchase of equipment with a portion of the proceeds of the offering of the existing notes. We believe our backlog results in longer visibility to future cash flows relative to our peers. Such visibility is also evidenced by our strong number of bids outstanding. Our key operations outside of North America are generally in countries with strict concession leasing requirements, resulting in clients planning seismic shoots well in advance of the capital being spent. Additionally, the short duration of operating seasons, especially in Alaska, leads to more advanced planning which in turn results in a more accurate cash flow forecast. Non-North American seismic shoots are also less susceptible to cancellation due to the long-term nature of very expensive development programs compared to more volatile, commodity-price driven shorter-term projects typical of North America.

Strong relationships with blue chip customer base. Members of our management team have long-standing relationships often extending over 30 years with many of the largest oil and gas companies in the world. Our global operating footprint allows us to leverage those relationships throughout the world, and we believe our prior performance for those customers enhances our ability to obtain new business as most of our revenue historically has been generated through repeat customer sales and new sales to customers referred by existing and past customers.
Experienced management team with significant operational experience and ownership stake. We believe the experience, knowledge base and relationships that our management team has built over the years enhance our operating and marketing capabilities and underlie our strong reputation in the industry. In fact, we believe the operating expertise of our management team frequently leads to winning bids for new business. Virtually every member of our management team has technological and first-hand experience of the seismic data acquisition industry stemming from years of field work. Our management team currently owns approximately one-third of our outstanding equity, which we believe provides a strong alignment of the interests of our executives with our company and our investors.
Strategy

We believe we have a strategic advantage over a substantial number of our competitors in the areas in which we operate because of our expertise in logistics and our ability to provide a complete solution in remote and complex areas.
We plan to build upon our competitive strengths to grow our business through the following strategies:

•
Maintain strict focus on contract work with key clients. We intend to continue to work on a fully contracted basis with major national and international oil and gas companies and capitalize on our long-term relationships with our customers. Unlike many of our competitors, we do not acquire data for our own use or maintain multi-client data libraries, which are either unfunded or partially funded speculative libraries, and involve significantly more risk and uncertainty. We seek to add value for our customers through a material reduction of the following risks:

•	Exploration risk-we deliver consistent high-quality seismic data utilizing the most advanced technology;

•	Data acquisition risk-we fulfill our promises regarding the timing, quality and scope of our services;

•	Reputation risk-we attract and retain highly skilled and experienced professionals who embody our strong focus on customer service, safety and environmental safeguards;

•
QHSE risk-we place the highest priority on the health and safety of our workforce, the protection of our assets, the environment and the communities where we conduct our work, and we strive for continual improvement in all QHSE aspects; and

•	Financial risk-we employ a higher proportion of turnkey contracts in our operations, which shift most of the business interruption risks onto us.

•
Provide full in-house logistics services. We intend to continue to focus on our logistics expertise, which, in addition to our seismic data acquisition abilities, allows us to provide a complete service package to our customers. We believe our vertical integration will continue to provide for efficient movement into remote areas as we further expand internationally, giving us a strategic advantage over our competitors. Many of the areas of the world where we work have limited seasons for seismic data acquisition, requiring high utilization of key personnel and redeployment of equipment from one part of the world to another. We believe that few of our competitors have a global reach that is similar to ours.

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Focus on global diversification and capitalize on increased activity in emerging basins. We seek to expand our business in the markets in which we currently operate and continue our expansion into other emerging markets, such as worldwide ocean bottom seismic services, which we believe hold the highest degree of growth potential. Emerging economies continue to expand and develop, demanding significantly more energy to fuel their growth. As the political environments stabilize in many of those countries, oil and gas companies are increasing operations in these markets. With our geographic expansion from providing services exclusively in South America to providing services in Alaska, Canada and Southeast Asia, we are able to achieve better utilization of our personnel and equipment through redeployment from off-season areas to in-season areas, helping to reduce some of the volatility in our financial performance.

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Maintain local relationships and stringent QHSE processes as the foundation of all our projects. We plan to maintain our focus on strong community relations and QHSE standards. We believe our continued success in those areas can be leveraged to help us further capitalize on increased activity in emerging markets and to grow our business.

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Continue higher utilization of turnkey contracts to capitalize on higher operating margins. Our contracts for proprietary seismic data acquisition services reflect a high proportion of turnkey contracts, which are fixed fee, compared to term contracts, which use a variable or day-rate fee basis. This provides us with the opportunity to maximize the advantage we have from being a full-service provider and the operational efficiencies created by our vertical integration. Our customers prefer turnkey contracts because they shift much of the business interruption risk onto us. We also increasingly use hybrid contracts where we may share with our customers a certain degree of the risks for certain business interruptions, such as weather, community relations and permitting delays, that are outside of our control.

We enable these strategies by continuing to pursue excellence in the following activities:

•	Building and maintaining mutually beneficial, long-term relationships with customers;

•	Aggressively marketing our capabilities and customer-value added proposition;

•	Continually monitoring technological developments in the industry, and implementing cutting-edge technologies that can give us a competitive advantage;

•	Sharing best practices across regions to ensure the consistent delivery of high quality service; and

•	Continuing to seek innovative ideas to reduce the seasonal gaps in our equipment utilization rates.
Seasonal Variation in Business

Seismic data acquisition services are performed outdoors and, consequently, are subject to weather and seasonality. Particularly in Alaska and Canada, the primary season for seismic data acquisition is during the winter, from approximately December to April, since much of the terrain for seismic data acquisition cannot be accessed until the ground has frozen. The weather conditions during this time of year can affect the timing and efficiency of operations. In addition, this prime season can be shortened by warmer weather conditions.
In South America and Southeast Asia, our operations are affected by the periods of heavy rain in the areas where seismic operations are conducted. Specifically, the jungle areas of Colombia, Bolivia and Peru are affected by heavy rain during certain parts of the year so we must either avoid taking projects during these time periods or limit the weather risk in a particular customer contract. Many of the heavy rain periods in South America, though, are during the high season for Alaska and Canada, and there are opportunities to maximize the utilization of equipment and personnel by moving them between these regions to take advantage of the different high seasons.
In all areas of operation, the weather is an uncontrollable factor that affects our operations at various times of the year. We try to minimize these risks during the bidding process by utilizing the expertise of our personnel as to the weather in a particular area and through the negotiation of downtime clauses in our contracts with our customers. Due to the unpredictability of weather conditions, there may be times when adverse conditions substantially affect our operations and the financial results of a particular project may be impacted.
Marketing

Our services are marketed from our various offices around the world. We have a corporate business development and marketing staff and also have local managers who interact with customers in each country of operations. Through these customer interactions, we are able to remain updated on a customer’s upcoming projects in the area and to work with the customer on projects in other countries.
Contracts are obtained either by direct negotiation with a prospective customer or through competitive bidding in response to invitations to bid. Most of our revenue historically has been generated through repeat customer sales and new sales to customers referred by existing and past customers. In addition, a significant portion of our engagements results from competitive bidding. Contracts are awarded primarily on the basis of price, experience, availability, technological expertise and reputation for dependability and safety. With the involvement and review of senior management, bids are prepared by knowledgeable regional operations managers who understand their respective markets, customers and operating conditions and who communicate directly with existing and target customers during the bid preparation process.
We also work closely with customers on a direct award basis to plan particular seismic data acquisition projects. Due to the complexity of the areas where we do business, these projects can take a number of months in planning and consulting with the customer on exploration goals and parameters of the projects to fit within a particular budget. By working closely with the customer, we are able to acquire seismic data for a project efficiently and within the customer’s required timeframe.

Contracts and Backlog

We conduct data acquisition services under master service agreements with our customers that set forth certain obligations of our customers and us. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party on short notice, is entered into for every data acquisition project. The supplemental agreements are either “turnkey” agreements that provide for a fixed fee to be paid to us for each unit of data acquired, or “term” agreements that provide for a fixed hourly, daily or monthly fee during the term of the project. Turnkey agreements generally mean more profit potential, but involve more risks due to potential crew downtimes or operational delays. Under term agreements, we are ensured a more consistent revenue stream with improved protection from crew downtime or operational delays, but with a decreased profit potential.
Our contracts for proprietary seismic data acquisition services reflect a high proportion of turnkey contracts, which is preferred by our customers because it shifts much of the business interruption risk onto us; however, it provides us with the greatest opportunity to maximize the advantage we have from being a full-service provider and the operational efficiencies created by our vertical integration. We attempt to negotiate on a project-by-project basis some level of weather downtime protection within the turnkey agreements and increasingly use hybrid contracts where we may share with our customers a certain degree of the risks for certain business interruptions, such as weather, community relations and permitting delays, that are outside of our control.
Our backlog estimates represent those projects for which a customer has executed a contract or signed a binding letter of award. Our backlog can vary significantly from time to time, particularly if the backlog is made up of multi-year contracts with some of our more significant customers. Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates and proportionate performance of contracts. The realization of our backlog estimates is further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from those projects. Contracts for services are also occasionally modified by mutual consent and often can be terminated for convenience by the customer. Because of potential changes in the scope or schedule of our customers’ projects, and the possibility of early termination of customer contracts, we cannot predict with certainty when or if our backlog will be realized. Material delays, payment defaults or cancellations on the underlying contracts could reduce the amount of backlog currently reported and, consequently, could inhibit the conversion of that backlog into revenues. In addition, worsening overall market conditions could result in further reductions of backlog which will impact our financial performance.
Customers

Our customers include national and international oil companies and independent oil and gas exploration and production companies. Our revenues are derived from a concentrated customer base; however, we are not substantially dependent on any one customer. Based on the nature of our contracts and customer projects, our significant customers can and typically do change from year to year and the largest customers in any one year may not be indicative of the largest customers in the future. During the year ended December 31, 2014, we had two customers, Repsol and Pluspetrol, that individually exceeded 10% of our consolidated revenue and represented 47% of consolidated revenue for the period. During the year ended December 31, 2013, we had two customers, Talisman Sasol Montney Partnership and Pacific Rubiales Energy, that individually exceeded 10% of our consolidated revenue and represented 52% of our consolidated revenue for the period.

Competition

The acquisition of seismic data for the oil and gas industry is a highly competitive business. Factors such as price, experience, asset availability and capacity, technological expertise and reputation for dependability and safety of a crew significantly affect a potential customer’s decision to award a contract to us or one of our competitors.
Our competitors include much larger companies with greater financial resources, more available equipment and more crews, as well as companies of comparable and smaller sizes. Our primary competitors are Compagnie Générale de Géophysique (CGG), Geokinetics, Inc., Global Geophysical Services, Inc., BGP, Inc. and ION Geophysical Corporation. In addition to those companies, we also compete for projects from time to time with smaller seismic companies that operate in local markets.
Intellectual Property

We rely on certain proprietary information, proprietary software, trade secrets and confidentiality and licensing agreements to conduct our operations. We continually strive to improve our operating techniques and technologies, through internal development activities and working with vendors to develop new processes and technologies to maintain pace with industry innovation. Through this process, we have developed certain proprietary processes and methods of doing business, particularly with respect to logistics.

Although those processes and methods may not be patentable, we seek to protect our proprietary information by entering into confidentiality agreements with our key managers and customers.
Equipment Acquisitions and Capital Expenditures

Our focus on providing leading edge technology will be at the forefront of our capital expenditure plans in the coming years, which investments will continue to strengthen our position and growth in the global oil and gas exploration services market. Focusing on current worldwide oil and gas markets, we will continue to employ and expand our wireless equipment on a worldwide basis while maintaining the ability to provide services to the still existing cable markets. Our capital purchases have and will allow us to take advantage of all aspects of the geophysical exploration services market, ranging from land, marine and transition zone data acquisition; 2D, 3D, 4D and multi-component data acquisition; use of different methods to acquire data such as using vibroseis (vibrating) and impulsive sources; as well as vertical seismic profiling and reservoir monitoring. Investments in expanding further into our South America and Southeast Asia markets will also focus upon surveying, drilling and base camp operations.
We commit capital funds to purchase or lease the equipment we deem most effective to conduct our operations and implement our business strategy. Purchasing new assets and upgrading existing capital assets requires a commitment to capital spending. During the last three years, in line with our focus on wireless land data acquisition, we purchased a cableless seismic data acquisition system which allows up to three crews to operate under the system at the same time. Following customer needs for higher density land programs using a single point receiver application and to answer the demand for conventional and unconventional oil and gas exploration, we purchased high sensitivity geophones and two types of vibrators, further strengthening our position as a full solution provider for land data acquisition methods and technologies. Additional equipment investments were made for ongoing operations in Alaska in order to increase efficiency. We also invested in cable equipment in order to provide customers in Latin America with cable systems as wireless technology is slower to take hold in that market.
During 2014, with a portion of the proceeds raised from our offering of the existing notes, we made capital expenditures of approximately $28.2 million, which included purchases of non-seismic recording equipment necessary to outfit a second crew on the North Slope in Alaska and to acquire other seismic acquisition and logistics equipment. During 2013, we made capital expenditures of approximately $11.1 million, which included mostly seismic acquisition and logistics equipment.

Government and Environmental Regulations

Our operations are subject to various international, federal, provincial, state and local laws and regulations. Those laws and regulations govern various aspects of operations, including the discharge of explosive materials into the environment, requiring the removal and clean-up of materials that may harm the environment or otherwise relating to the protection of the environment and access to private and governmental land to conduct seismic surveys. We believe we have conducted our operations in material compliance with applicable laws and regulations governing our activities.
The costs of acquiring permits and remaining in compliance with environmental laws and regulations, title research, environmental studies and surveys are generally borne by our customers. Although our direct costs of complying with applicable laws and regulations have historically not been material, the changing nature of such laws and regulations makes it impossible to predict the cost or impact of such laws and regulations on future operations. Additional United States or foreign government laws or regulations would likely increase the compliance and insurance costs associated with our customers’ operations. Significant increases in compliance expenses for customers could have a material adverse effect on customers’ operating results and cash flows, which could also negatively impact the demand for our services.
Employees and Subcontractors

As of February 28, 2015, we had 1,138 employees, 337 of whom were located in the United States. From time to time and on an as-needed basis, we supplement our regular workforce with individuals that we hire temporarily or as independent contractors in order to meet certain business needs. Our U.S. employees are not represented by any collective bargaining agreement, and we believe that our employee relations are good.
Generally the choice of whether to subcontract out services depends on the expertise available in a certain region and whether that expertise is more efficiently hired through subcontractors or by using our own labor force. For the most part, services are subcontracted within North America and our personnel are used in other regions where we operate. When subcontractors are used, we manage them and require that they comply with our work policies and QHSE systems.

Properties

We lease all of the facilities used in our operations. Our principal facilities are summarized in the table below.

Location	Square Footage	Purpose
Houston, Texas, U.S.A.	4,788	Executive offices
Calgary, Alberta, Canada	11,344	Executive offices
Calgary, Alberta, Canada	12,335	Warehouse
Anchorage, Alaska, U.S.A.	4,600	Field Office
Prudhoe Bay, Alaska, U.S.A.	7,524	Warehouse
Lima, Peru	9,905	Field Office
Lima, Peru	15,919	Warehouse
Bogotá, Colombia	4,639	Field Office
Bogotá, Colombia	13,271	Warehouse
Santa Cruz, Bolivia	2,153	Field Office
Santa Cruz, Bolivia	28,000	Warehouse
Rio de Janeiro, Brazil	2,153	Field Office
Bahia, Brazil	2,131	Warehouse
Kuala Lumpur, Malaysia	2,600	Field Office
Kuala Lumpur, Malaysia	28,720	Warehouse

We also maintain other regional offices and warehouses in Brazil, Papua New Guinea, Peru and New Zealand.
The leases expire at various times over the next five years and most contain renewal options for additional one year periods. The leases generally require us to pay all operating costs, such as maintenance and insurance. We believe that our facilities are generally well maintained and adequate to meet our current and foreseeable requirements for the next several years.
Legal Proceedings

In the ordinary course of business, we may be subject to legal proceedings involving contractual and employment relationships, liability claims and a variety of other matters. Although the results of these other legal proceedings cannot be predicted with certainty, we do not believe that the final outcome of these matters should have a material adverse effect on our business, results of operations, cash flows or financial condition.

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of seven members divided into three classes as follows:

•	in the class to stand for reelection in 2015: Brian Beatty;

•	in the class to stand for reelection in 2016: Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan; and

•	in the class to stand for reelection in 2017: Jeff Hastings, Brent Whiteley and Gary Dalton;
Our directors and executive officers are as follows:

Name	Age	Position
Jeff Hastings	57	Executive Chairman of the Board and Director
Brian Beatty	52	Chief Executive Officer, President and Director
Brent Whiteley	49	Chief Financial Officer, General Counsel, Secretary and Director
Eric S. Rosenfeld	57	Director
David D. Sgro	38	Director
Gary Dalton	60	Director
Gregory R. Monahan	41	Director
Trisha Gerber	43	Chief Accounting Officer
Mike Scott	57	Executive Vice President — Operations
Darin Silvernagle	49	Executive Vice President — Marine
Jeff Hastings became our Executive Chairman of the Board and a member of our Board of Directors upon consummation of the Merger in 2013. He was the majority stockholder of Former SAE from 2008 until the Merger. In March 2011, he became the Executive Chairman of Former SAE. Previously, he was the President and an owner of Fairweather Geophysical, which primarily performed seismic operations in Alaska, and which was acquired by Veritas DGC Inc. in 2000. From 2000 until becoming the majority stockholder of Former SAE in 2008, Mr. Hastings was with Veritas in multiple positions, including Operations Manager for Alaska. Mr. Hastings has over 35 years of experience in the geophysical industry. We believe that Mr. Hastings is qualified to serve on our Board based on his extensive knowledge of SAE and his experience in the geophysical industry.

Brian Beatty became our President, Chief Executive Officer and a member of our Board of Directors upon consummation of the Merger in 2013. He founded Former SAE in 2006 and served as the President and Chief Executive Officer of Former SAE from its inception. Prior to founding Former SAE, Mr. Beatty held many positions with Veritas DGC Inc., beginning as a seismic field manager and eventually managing all of Veritas’ South American operations and establishing Veritas’ business in Peru, Chile, Argentina, Brazil and Bolivia. Mr. Beatty has over 30 years of experience in the geophysical industry working in numerous different geographies. We believe that Mr. Beatty is qualified to serve on our Board based on his extensive knowledge of SAE and his experience in the geophysical industry.

Brent Whiteley became our Chief Financial Officer, General Counsel and Secretary and a member of our Board of Directors upon consummation of the Merger in 2013. He served as Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary of Former SAE beginning in March 2011, but resigned as Chief Operating Officer in November 2011. Previously, Mr. Whiteley served as General Counsel-Western Hemisphere and then in January 2008 became a Senior Vice President of CGG Veritas, operating its North and South American land acquisition business. Mr. Whiteley holds a BBA in finance/real estate from Baylor University, a JD from South Texas College of Law, and an MBA from Rice University — Jesse H. Jones Graduate School of Management. We believe that Mr. Whiteley is qualified to serve on our Board based on his legal and operational experience in the geophysical industry.

Eric S. Rosenfeld has been a member of our Board of Directors since our inception in 2011, and served as our Chairman of the Board and Chief Executive Officer from our inception until consummation of the Merger. Mr. Rosenfeld has served as President and Chief Executive Officer of Crescendo Partners, L.P., a New York-based investment firm, since its formation in November 1998. Prior to forming Crescendo Partners, he held the position of Managing Director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. for 14 years. Mr. Rosenfeld currently serves on the Board of Directors for the following companies: Harmony Merger Corp. as Chairman and Chief Executive Officer, a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business, since May 2014; Pangaea Logistics Solutions Ltd., a Nasdaq listed international dry bulk shipping company, since October 2014; CPI Aerostructures, Inc. as Chairman, an American Stock Exchange-listed company engaged in the contract production of structural aircraft parts, since January 2005; Absolute Software Corporation, a Toronto Stock Exchange ("TSX") listed provider of security and management for computers and ultra-portable devices since December 2012; and Cott Corporation, a New York Stock Exchange ("NYSE") listed beverage company since June 2008. Mr. Rosenfeld previously served on the Board of Directors of Primoris Services Corporation, a Nasdaq listed construction services firm from July 2008 to May 2014; Hill International, Inc., a NYSE-listed construction consulting firm from 2006 until June 2010; Dalsa Corporation, a developer and manufacturer of digital imaging products and solutions acquired by Teledyne Technologies in 2010, from February 2008 to February 2011; Matrikon Inc., a developer of software for industrial manufacturers acquired by Honeywell in 2010, from July 2007 to June 2010; and Quartet Merger Corp., from October 2013 until its merger with Pangaea Logistics Solutions Ltd. in October 2014. Mr. Rosenfeld received an A.B. in economics from Brown University and an M.B.A. from the Harvard Business School. We believe that Mr. Rosenfeld is qualified to serve on our Board based on his public company experience and operational experience.

David D. Sgro, CFA, has been a member of our Board of Directors since March 2011, and served as our Chief Financial Officer and Secretary from our inception until consummation of the Merger. He is currently a Senior Managing Director of Crescendo Partners, L.P. and has held various positions at Crescendo Partners since May 2005. Mr. Sgro has served as a member of the Board of Directors and Audit Committee of Pangaea Logistics Solutions Ltd. since October 2014 and COM DEV International, a TSX listed designer and manufacturer of space hardware subsystems, since April 2013. He previously served on the Board of Directors and Audit Committee of Bridgewater Systems, Inc., a TSX listed telecommunications software company, from June 2008 to August 2011, and Primoris Services Corporation, from July 2008 to May 2011. Mr. Sgro also served as the Chief Financial Officer, Secretary and Director for Quartet Merger Corp. from October 2013 until its merger with Pangaea Logistics Solutions Ltd. in October 2014. Prior to joining Crescendo Partners, Mr. Sgro held analyst positions with Management Planning, Inc. and Brandes Investment Partners. Mr. Sgro is a Chartered Financial Analyst (CFA) Charterholder and holds a B.S. in Finance from The College of New Jersey and an M.B.A. from Columbia Business School. We believe that Mr. Sgro is qualified to serve on our Board based on his public company experience, operational experience and financial expertise.

Gary Dalton became a member of our Board of Directors upon consummation of the Merger in 2013. He has been the President of Latash Investments LLC, an investment advisory firm based in Alaska, since 2001. He previously served as Chief Financial Officer and Executive Vice President at National Bank of Alaska for more than 20 years. Prior to joining National Bank of Alaska, he worked for the Comptroller of the Currency as a Bank Examiner. Mr. Dalton is a Trustee of the Alaska Permanent Fund Corporation and a Board member of the Alaska Museum Foundation. He graduated from the University of Puget Sound. We believe that Mr. Dalton is qualified to serve on our Board based on his investment and financial expertise.

Gregory R. Monahan became a member of our Board of Directors upon consummation of the Merger in 2013. He has been a Managing Director of Crescendo Partners, L.P., since December 2008 and has held various positions at Crescendo Partners since May 2005. Prior to Mr. Monahan’s time with Crescendo Partners, he was the founder of Bind Network Solutions, a consulting firm focused on network infrastructure and security. Mr. Monahan has served on the Board of Directors of Cott Corporation since June 2008, Absolute Software Corp. since March 2013, and COM DEV International since April 2013. Mr. Monahan previously served on the Board of Directors of Bridgewater Systems from June 2008 to August 2011 and O’Charley’s Inc., a Nasdaq listed multi-concept restaurant company from 2008 until its sale in 2012. We believe that Mr. Monahan is qualified to serve on our Board based on his financial expertise, including extensive expertise with capital markets transactions and investments in both public and private companies.

Trisha Gerber, CPA, joined SAE on June 1, 2014 and was appointed our Chief Accounting Officer on September 29, 2014. From February 2012 to May 2014, Ms. Gerber served as Assistant Controller for Atwood Oceanics, Inc. From July 2006 to September 2011, Ms. Gerber held various roles at INX, Inc., a publicly-held technology company, ultimately serving as Assistant Controller. Prior to INX, Inc., Ms. Gerber held a variety of accounting positions at BMC Software, TXU Communications, and Arthur Andersen. Ms. Gerber is a Certified Public Accountant and holds a BS in Accounting and MBA from the University of Texas.

Mike Scott became our Executive Vice President — Operations upon consummation of the Merger in 2013. Prior to the Merger, he was Executive Vice President of Operations of Former SAE, a position he held since joining Former SAE in September 2011. Mr. Scott spent the 20 years prior to joining Former SAE with Veritas (CGGVeritas), ultimately serving in the role of VP North American Operations, with responsibilities for Veritas’ growth through market expansion, strategic positioning and implementation of a comprehensive quality, health, safety and environmental management system.

Darin Silvernagle became our Executive Vice President — Marine on March 20, 2014. Prior to that Mr. Silvernagle was our Executive Vice President — Technology, a position he held since consummation of the Merger in 2013. Prior to the Merger, Mr.

Silvernagle served as Executive Vice President of Technology of Former SAE since joining Former SAE in September 2011. Mr. Silvernagle has over 30 years of experience in the geophysical services industry. Prior to joining SAE, Mr. Silvernagle worked for 17 years with Veritas, Veritas DGC Land and finally CGGVeritas, Mr. Silvernagle held a variety of roles with those companies including Technical Manager of North America, Technical Manager of North and South America and, ultimately, VP of Resources for the Global Land Division. In these roles, Mr. Silvernagle managed all aspects of technical operations in both field and office locations. His assignments included the diverse operating environments of Canada, the Canadian Arctic, the North Slope of Alaska, the U.S. Lower 48, the Middle East and South America. Mr. Silvernagle spent 10 years in the field in supporting roles for all aspects of crew operations.

No family relationship exists between any of our directors or executive officers named above.
Director Independence

We adhere to the rules of Nasdaq in determining whether a director is independent. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that Messrs. Dalton, Rosenfeld, Sgro and Monahan are independent directors. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Controlled Company Status

We are currently considered a “controlled company” for the purposes of the Nasdaq listing requirements, which is a corporation of which more than 50% of the voting power is held by an individual, a group or another company. As such, we are permitted to and have opted out of the Nasdaq listing requirements that would otherwise require our board to be comprised of a majority of independent directors; our board nominations to be selected, or recommended for the board’s selection, either by a nominating committee comprised entirely of independent directors or by a majority of independent directors; and us to maintain a compensation committee comprised entirely of independent directors.
Executive and Director Compensation

Summary Compensation Table

The following table provides summary information concerning the compensation of our Principal Executive Officer and two other most-highly compensated executive officers (“Named Executive Officers”) for the years ended December 31, 2014 and December 31, 2013:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan ($)		All Other Compensation ($)		Total ($)
Jeff Hastings Executive Chairman	2014	563,760	—	(1)	—	(1)	845,641	(2)	62,761	(8)	1,472,162
	2013	537,900	—		—		268,950	(3)	63,266	(8)	870,116
Brian Beatty President and CEO	2014	563,760	—	(1)	—	(1)	845,641	(4)	50,234	(9)	1,459,635
	2013	537,900	—		—		268,950	(5)	47,144	(10)	853,994
Brent Whiteley CFO, General Counsel and Secretary	2014	380,452	—	(1)	—	(1)	445,584	(6)	65,697	(11)	891,733
	2013	363,000	—		—		145,200	(7)	34,406	(12)	542,606

(1)
Stock and option awards for 2014 have not yet been determined. We will file an updated 2014 Summary Compensation Table in a current report on Form 8-K upon the granting of such awards by the Compensation Committee.

(2)	Mr. Hastings earned $845,641 under the 2013 Long-Term Incentive Plan, of which $295,846 for 2014 performance was paid in July 2014 and $549,795 for 2014 performance was paid in April 2015.

(3)	Mr. Hastings earned $268,950 under the 2013 Long-Term Incentive Plan for 2013 performance, which was paid in March 2014.

(4)	Mr. Beatty earned $845,641 under the 2013 Long-Term Incentive Plan, of which $295,846 for 2014 performance was paid in July 2014 and $549,795 for 2014 performance was paid in April 2015.

(5)	Mr. Beatty earned $268,950 under the 2013 Long-Term Incentive Plan for 2013 performance, which was paid in March 2014.

(6)	Mr. Whiteley earned $445,584 under the 2013 Long-Term Incentive Plan, of which $140,664 for 2014 performance was paid in July 2014 and $304,920 for 2014 performance was paid in April 2015.

(7)	Mr. Whiteley earned $145,200 under the 2013 Long-Term Incentive Plan for 2013 performance, which was paid in March 2014.

(8)	Represents Mr. Hastings’ $2,750/month automobile allowance and the payment of the premiums on his health and life insurance policies.

(9)
Represents Mr. Beatty’s $2,750/month automobile allowance, a Canadian retirement registered savings plan company match of $11,063, and the payment of the premiums on his health and life insurance policies.

(10)
Represents Mr. Beatty’s $2,750/month automobile allowance, a Canadian retirement registered savings plan company match of $11,910 and the payment of the premiums on his health and life insurance policies.

(11)	Represents Mr. Whiteley’s $1,750/month automobile allowance, a 401(k) plan company match of $10,400, and the payment of the premiums on his health and life insurance policies.

(12)	Represents Mr. Whiteley’s $1,750/month automobile allowance, a 401(k) plan company match of $7,849, and the payment of the premiums on his health and life insurance policies.

Overview of Executive Compensation

We seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to our unique characteristics and needs within our industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our stockholders. We intend to be competitive with other similarly situated companies in our industry.

The compensation decisions regarding our executives are based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

Our executives’ compensation has three primary components — salary, cash incentive bonus and stock-based awards. We view the three components of executive compensation as related but distinct. Although our compensation committee reviews total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. The Compensation Committee is in the process of developing policies for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, and among different forms of compensation.

In addition to the guidance provided by our Compensation Committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our Compensation Committee is charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Pre-Merger Compensation

None of our executive officers who served prior to the Merger received any compensation for services rendered to us prior to the Merger. No fees of any kind, including finders, consulting or other similar fees, were paid to any of our initial stockholders, including our executive officers and directors who served prior to the Merger, or any of their respective affiliates, prior to, or for any services they rendered in order to effectuate, the Merger. From our formation through the closing of the Merger, we did not grant any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our executive officers or directors. Upon the closing of the Merger, our business became the business of Former SAE and Former SAE became our predecessor for accounting and financial reporting purposes. Accordingly, all of the following information in this section for periods prior to the Merger relates to the compensation of the executive officers of Former SAE.

Employment Agreements

Pre-Merger Employment Agreements

Effective as of October 1, 2012, Former SAE entered into employment agreements with Jeff Hastings, its Executive Chairman, Brian Beatty, its President and Chief Executive Officer, and Brent Whiteley, its Chief Financial Officer, General Counsel, and Secretary (the “Prior Employment Agreements”). Each Prior Employment Agreement was for a term of three years, subject to earlier termination in certain circumstances, with an automatic renewal for one year terms unless notice to terminate was provided at least 90 days prior to the expiration of such term. Upon consummation of the Merger, the Prior Employment Agreements were replaced by new employment agreements described below.

The Prior Employment Agreements provided for initial base salaries as follows: Jeff Hastings ($489,000); Brian Beatty ($489,000); and Brent Whiteley ($330,000). The executives were guaranteed a five percent annual salary increase and as much as a 15% salary increase if certain criteria were met. The Prior Employment Agreements provided for participation in Former SAE’s bonus plan with a guaranty of at least 50% up to 150% for Messrs. Hastings and Beatty, and of at least 40% up to 120% for Mr. Whiteley, of twelve times such executive’s highest paid monthly base salary within the calendar year. In addition, the executives each received a monthly automobile allowance.

The Prior Employment Agreements provided that, in the event of a termination of an executive’s employment by us without cause or upon a change of control (both as defined in the Prior Employment Agreements), upon the execution of a full and final release in favor of Former SAE, Former SAE would pay him the following no later than 15 days after his termination: (i) all accrued but unpaid base salary and vacation; (ii) a payment equal to the previous two years’ bonuses; (iii) a payment equal to 24 months of base salary; and (iv) five percent of the executive’s accrued but unpaid base salary as compensation for the loss of employment benefits. The Merger was expressly excluded from the definition of a change of control under the Prior Employment Agreements.

The Prior Employment Agreements restricted the executives from disclosing confidential information Former SAE used to compete in the marketplace for any purpose other than to advance Former SAE’s interests. At the option of Former SAE, in its sole discretion, upon payment to an executive of an amount equal to twelve months of his base salary plus 100% of his possible bonus, for one year following his termination with Former SAE, the executive would have been prohibited from directly or indirectly soliciting or accepting business from any of Former SAE’s customers (as defined in the Prior Employment Agreements), or soliciting or inducing any employee to leave Former SAE.

Post-Merger Employment Agreements

Effective upon consummation of the Merger, we entered into new employment agreements with each of our Named Executive Officers: Jeff Hastings, Executive Chairman; Brian Beatty, President and Chief Executive Officer; and Brent Whiteley, Chief Financial Officer, General Counsel, and Secretary. Each employment agreement is for a term of three years, subject to earlier termination in certain circumstances, with an automatic renewal for one year terms unless notice to terminate is provided at least 90 days prior to the expiration of such term.

The employment agreements provide for initial base salaries as follows: Jeff Hastings ($489,000); Brian Beatty ($489,000); and Brent Whiteley ($330,000). The executives are guaranteed a five percent annual salary increase and as much as a 15% salary increase if certain criteria are met. On August 13, 2013, in accordance with the employment agreements, our Compensation Committee confirmed that the criteria set forth in the employment agreements had been met and determined to increase the base salaries of Messrs. Hastings, Beatty and Whiteley by 10%. The employment agreements provide for participation in our 2013 Long-Term Incentive Plan with an annual cash performance bonus of at least 50% and as much as 150%, for Messrs. Hastings and Beatty, and at least 40% and as much as 120%, for Mr. Whiteley, of twelve times such executive’s highest paid monthly base salary within the calendar year. In addition, the executives each receive a monthly automobile allowance.

The employment agreements provide that, in the event of a termination of an executive’s employment by us without cause (as defined in the employment agreements) or if, within six months of a change of control (as defined in the employment agreements), the executive resigns or we do not renew his employment agreement upon its expiration, upon the execution of a full and final release in favor of us, we will pay him the following no later than 52 days after his termination (or, if in connection with a change of control, no later than six months after his termination): (i) all accrued but unpaid base salary and vacation; (ii) a prorated portion of any bonus for the year the executive was terminated; (iii) a payment equal to the previous two years’ bonuses; (iv) a severance amount equal to 24 months of base salary; and (v) reimbursement of premiums associated with continuation of coverage through COBRA for a period of up to 18 months. The Merger was expressly excluded from the definition of a change of control under the employment agreements.

The employment agreements restrict our executives from disclosing confidential information we use to compete in the marketplace for any purpose other than to advance our interests. At our option, in our sole discretion, upon payment to an executive of an amount equal to twelve months of his base salary plus 100% of his possible bonus, for one year following his termination, the executive may not directly or indirectly solicit or accept business from any of our customers (as defined in the employment agreement), or solicit or induce any employee to leave us.

Other Employment Benefits

Former SAE’s executives participated in its other benefit plans on the same terms as its other employees. These plans included medical, dental, life insurance and, in Canada, a retirement registered savings plan for which Former SAE matched up to 10% of the employee’s base salary or until the Canada Revenue Agency annual limit was reached.

Our executives also participate in our other benefit plans on the same terms as our other employees. These plans are the same as the plans that were available to Former SAE’s employees. Included in such plans are a 401(k) Plan we offer to all eligible employees of our U.S. operations. We match each employee’s contributions up to a maximum of four percent of the employee’s base salary.

Stock Awards

Restricted Stock

Prior to the Merger, Brent Whiteley owned 50,000 shares of restricted stock of Former SAE (which were exchanged for 284,965 shares of our common stock upon the completion of the Merger) that were issued on November 26, 2012, pursuant to Former SAE’s 2012 Stock Compensation Plan. As issued, the restricted shares were scheduled to vest on the fifth anniversary of the date of issuance. Mr. Whiteley had the right to dividends and to vote the shares of restricted stock before they vested. The Former SAE Board of Directors, in its discretion, elected to accelerate vesting of all restricted shares prior to the Merger in June 2013, including those of Mr. Whiteley and, upon the Merger, such shares were converted into the right to receive the merger consideration payable to holders of Former SAE common stock under the Merger Agreement.

2013 Long-Term Incentive Plan

In connection with the Merger, our stockholders approved our 2013 Long-Term Incentive Plan. The plan reserves up to 792,513 shares of our common stock for issuance in accordance with the plan’s terms, including a maximum of up to 396,256 shares that may be issued pursuant to awards of restricted stock. The purpose of the plan is to provide our employees who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in us. Our employees and employees of our subsidiaries are eligible to participate in the plan. The plan provides for the award of stock options, stock appreciation rights, restricted stock, stock units and performance cash awards.

Performance cash awards under this plan are determined primarily on the achievement of financial and operational performance metrics. Only performance cash payments have been awarded to-date under the plan. The 2013 annual performance payment based on achievement of financial and operational performance metrics was awarded to Messrs Hastings, Beatty and Whiteley in March 2014. The 2013 award was permanently reduced by the Compensation Committee to 48% of the amount earned. In July 2014, the Company successfully issued long-term financing in the form of 10% senior secured notes due in July 2019. As a result of this achievement, Messrs Hastings, Beatty and Whiteley were awarded an interim 2014 performance payment equal to approximately 50% of annual base salary compensation. The 2014 annual performance payment based on achievement of financial and operational performance metrics was awarded to Messrs Hastings, Beatty and Whiteley in March 2015.

The Compensation Committee has determined that restricted stock and stock options will be awarded under the plan to executive officers based on a combination of our financial performance and an unconditional grant. Messrs. Hastings and Beatty are eligible to earn restricted stock and stock option awards of up to 100% of base salary compensation and Mr. Whiteley is eligible to earn restricted stock and stock option awards of up to 75% of base salary compensation. The Compensation Committee will determine the 2014 restricted stock and stock option awards at a future meeting.

Outstanding Equity Awards at Fiscal Year-End

There were no unexercised options or unvested restricted stock for any Named Executive Officer as of December 31, 2014.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders	—	$—	1,114,493
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	1,114,493

Director Compensation

General

Each non-employee director receives $25,000 annually in cash for Board service, payable quarterly in advance. In addition, each independent director serving on a committee receives $50,000 annually in cash for committee service, and the Chairman of our Audit Committee receives an additional $20,000 annually in cash, in each case payable quarterly in advance. On December 1, 2014, our Board approved grants of restricted stock under the 2013 Non-Employee Director Share Incentive Plan ("Non-Employee Director Plan") to our non-employee directors serving on a committee of our Board . Each non-employee director was granted the number of shares equal to $50,000 divided by the average of the last sale prices of our common stock for five consecutive trading days ending two days before issuance. Messrs. Dalton, Monahan, Rosenfeld and Sgro each received 12,987 shares of our common stock pursuant to those awards, and the shares vested upon issuance.

The following table summarizes the compensation earned by our non-employee directors in 2014:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Gary Dalton	75,000	50,000	—	125,000
Gregory R. Monahan	75,000	50,000	—	125,000
Eric S. Rosenfeld	75,000	50,000	—	125,000
David D. Sgro	95,000	50,000	—	145,000
Arnold Wong (3)	12,500	—	—	12,500

(1)
Jeff Hastings, Brian A. Beatty and Brent Whiteley are not included in this table because they were our employees during 2014, and received no compensation for their services as members of our Board. The compensation received by Messrs. Hastings, Beatty and Whiteley as employees during 2014 is shown in the section entitled “Executive Compensation — Summary Compensation Table” in this prospectus.

(2)
All of the amounts shown above represent the value as of December 1, 2014, the date of grant, of common stock granted under the Non-Employee Director Plan to our non-employee directors serving on a committee of the Board, as described above.

(3)
Arnold Wong resigned from the Board of Directors on July 2, 2014. Mr. Wong was designated as a nominee to our Board of Directors by Former SAE and elected upon consummation of the Merger as the representative of the Administrative Agent under our prior $80 million senior Credit Agreement, which was terminated upon the repayment of the outstanding loans thereunder with the proceeds from the issuance of our existing notes.

Non-Employee Director Plan

The Non-Employee Director Plan provides for discretionary grants of awards of common stock to our independent non-employee directors, as determined by our Board of Directors from time to time. The awards may take the form of unrestricted or restricted shares of our common stock or options to purchase shares of our common stock. We have reserved 400,000 shares of our common stock for issuance under the Non-Employee Director Plan, of which a total of 78,020 shares have been awarded as of April 24, 2015. The Non-Employee Director Plan is administered by the full Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 10, 2015, regarding the beneficial ownership of our common stock by:

•	each person known to be the beneficial owner of more than five percent of our outstanding shares of common stock;

•	each of our Directors and our Named Executive Officers; and

•	all current Executive Officers and Directors as a group.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Beneficial Ownership as of April 10, 2015 (2)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership
Directors and Executive Officers:
Jeff Hastings(3)	7,933,277	(4)	53.2%	(5)
Brian Beatty(3)	7,933,277	(6)	53.2%	(5)
Brent Whiteley	7,933,277	(7)	53.2%	(5)
Eric S. Rosenfeld(8)	1,670,727	(9)	11.2%
David D. Sgro(8)	217,035	(10)	1.5%
Gregory R. Monahan(8)	99,611	(11)	*
Gary Dalton	19,505		*
All directors and executive officers as a group (10 persons)	8,378,854	(12)	56.1%
Five Percent Holders:
John P. Pecora(13)	2,147,900		14.4%
____________

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079.

(2)
The percentage of beneficial ownership is calculated based on 14,922,497 shares of common stock deemed outstanding as of April 10, 2015. Such amounts do not take into account the shares that may be issued in the future under our 2013 Long Term Incentive Plan or 2013 Non-Employee Director Plan.

(3)	The business address of this individual is 3333 8th Street SE, 3rd Floor, Calgary Alberta, T2G 3A4.

(4)
Includes (i) 83,000 shares held directly by Jeff Hastings and (ii) 3,269,954 shares held directly by CLCH, LLC ("CLCH"), (iii) 88,422 shares that may be issued to the holders of Former SAE derivative securities upon their conversion or exercise, which are held in escrow and over which CLCH has voting control as nominee of the Company, (iv) 1,970,633 shares over which CLCH was granted voting control pursuant to voting proxy agreements, and (v) 37,463 shares issued to CLCH as representative of the Former SAE stockholders and held in escrow, which are not subject to voting proxies. Also includes the shares held by Brian Beatty and Seismic Management Holdings Inc. ("Seismic Holdings"), as set forth in note (6) below, and the shares directly owned by Brent Whiteley, as set forth in note (7) below. CLCH is controlled by Mr. Hastings, who is our Executive Chairman and a director. The business address for CLCH is 4721 Golden Spring Circle, Anchorage, Alaska 99507.

(5)
Messrs. Hastings, Beatty and Whiteley are members of a “group” (as defined in Section 13(d)-3 of the Exchange Act) with CLCH, Seismic Holdings, Seismic Management, LLP ("Seismic LLP") and Sheri L. Beatty. With the stock directly owned by the group members and the voting proxies granted to CLCH and Mr. Beatty, Messrs. Hastings, Beatty and Whiteley beneficially own a majority of our common stock.

(6)
Includes (i) 510,000 shares directly owned by Mr. Beatty, (ii) 491,995 shares over which Mr. Beatty was granted voting control pursuant to voting proxy agreements, and (iii) 1,196,846 shares directly owned by Seismic Holdings. Also includes the shares held by Mr. Hastings and CLCH as set forth in note (4) above, and the shares directly owned by Mr. Whiteley as set forth in note (7) below. Seismic Holdings is controlled by Mr. Beatty, who is our Chief Executive Officer and President, and a director, and his wife, Sheri L. Beatty. The business address for Seismic Holdings and Seismic LLP is 59 Westpoint Court SW, Calgary, AB, T3H 4M7.

(7)
Includes 284,964 shares directly owned by Mr. Whiteley, and includes the shares held by Mr. Hastings and CLCH as set forth in note (4) above, and the shares held by Mr. Beatty and Seismic Holdings as set forth in note (6) above. Mr. Whiteley is our Chief Financial Officer, General Counsel and Secretary, and a director.

(8)	The business address of this individual is 777 Third Avenue, 37th Floor, New York, New York 10017.

(9)	Eric S. Rosenfeld has entered into a voting proxy agreement with CLCH, an affiliate of Mr. Hastings, covering 1,323,865 shares of the 1,670,727 shares of common stock he directly owns.

(10)	David D. Sgro has entered into a voting proxy agreement with CLCH, an affiliate of Mr. Hastings, covering 157,530 shares of the 217,035 shares of common stock he directly owns.

(11)	Gregory R. Monahan has entered into a voting proxy agreement with CLCH, an affiliate of Mr. Hastings, covering 79,906 shares of the 99,611 shares of common stock he directly owns.

(12)
In addition to all shares directly owned by our directors and executive officers, also includes (i) the 88,422 shares that may be issued to the holders of Former SAE derivative securities upon their conversion or exercise, which are held in escrow and over which CLCH has voting control as nominee of the Company, (ii) the 37,463 shares issued to CLCH as representative of the Former SAE stockholders and held in escrow, which are not subject to voting proxies, (iii) 332,391 of the shares over which CLCH was granted voting control pursuant to voting proxy agreements (which excludes the 1,638,242 shares over which CLCH was granted voting control that are held by our directors and executive officers), and (iv) 491,995 of the shares over which Mr. Beatty was granted voting control pursuant to voting proxy agreements.

(13)	The business address of the reporting person is 130 Montadale Drive, Princeton, New Jersey 08540. The foregoing information was derived from a Form 4 filed on March 23, 2015.

As of the date of this prospectus, a majority of the voting power of our common stock is held by a group of which Messrs. Hastings, Beatty and Whiteley are members. Accordingly, we are considered a “controlled company” for the purposes of the Nasdaq listing requirements, which is a corporation of which more than 50% of the voting power is held by an individual, a group or another company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our Board of Directors or the Audit Committee. Related-party transactions are defined as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) we or any of our subsidiaries are a participant, and (iii) any (a) executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of shares of our common stock, or (c) immediate family member of any of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms we believe to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our disinterested “independent” directors or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Our Audit Committee, which is comprised of disinterested “independent” directors, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent we enter into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Person Transactions

We summarize below certain related person transactions that we entered into prior to or in connection with the Merger. With the exception of the transaction described in the immediately following paragraph, none of these transactions is ongoing as of the date of this prospectus.

Three of our directors, Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan, have registration rights for some portion of the shares of our common stock owned by them that they originally purchased in the initial private offering of our shares of common stock as set forth in a registration rights agreement dated June 20, 2011. As of June 24, 2014, holders of a majority of the initially issued shares have the right to demand up to two registration rights, and holders of such initial shares have piggy-back rights on any offering of our common stock or securities exercisable or exchangeable for our common stock. CLCH, LLC (“CLCH”), an affiliate of Jeff Hastings, Executive Chairman of the Board, pursuant to a registration rights agreement dated June 24, 2013, has one right to demand registration of its shares of our common stock that it acquired in the Merger, and has similar piggy-back rights to those held by Messrs. Rosenfeld, Sgro and Monahan. We will bear the expenses incurred in connection with any registration statement filed as a result of the exercise of any demand registration rights.

Immediately prior to the Merger, Former SAE distributed dividends to the Former SAE common stockholders, including dividends to CLCH, which is controlled by Mr. Hastings, and to Seismic Management, LLP (“Seismic”), which is controlled by Brian Beatty, our Chief Executive Officer and President and a director, in the amount of approximately $2,923,000 and $5,009,000, respectively. Brent Whiteley, Chief Financial Officer, General Counsel and Secretary and a director, Mike Scott, Executive Vice President-Operations, and Darrin Silvernagle, Executive Vice President-Marine, received dividends of approximately $442,000, $69,000 and $25,000, respectively.

In connection with the Merger, the outstanding Series A Convertible Preferred Stock of Former SAE (the “Preferred Shares”) owned by CLCH, was redeemed for $5,000,000. Dividends on the Preferred Shares of $1,072,000 and $5,084,000 were paid to CLCH during the years ended December 31, 2014 and 2013, respectively.

In connection with the Merger, CLCH, which was the majority stockholder of Former SAE, and Seismic, received aggregate Merger cash consideration of approximately $8,803,000 and $1,392,000, respectively. Mr. Whiteley, Mr. Scott and Mr. Silvernagle received aggregate Merger cash consideration of approximately $331,000, $52,000 and $38,000, respectively.

In connection with the Merger, we issued a promissory note in the principal amount of $17,500,000 to CLCH, as a representative of the Former SAE stockholders, as Merger consideration to the Former SAE stockholders. The promissory note was repaid with interest on July 2, 2014, at which time principal and interest in the approximate amounts of $9,873,000; $3,581,000; $853,000; $127,000 and $93,000 were received by CLCH, Seismic, Mr. Whiteley, Mr. Scott, and Mr. Silvernagle, respectively.

Prior to the Merger, we reimbursed our officers and directors for reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. As of June 24, 2013, we had reimbursed our founding stockholders an aggregate of approximately $28,000 for out-of-pocket business expenses incurred by them in connection with activities on our behalf.

Crescendo Advisors II, LLC is majority owned by Eric S. Rosenfeld, our Chairman of the Board and Chief Executive Officer prior to the Merger and now a director. Prior to the Merger, Crescendo Advisors II, LLC made available to us certain general and administrative services, including office space, utilities and administrative support, and was paid $58,000 in 2013 for these services. Accordingly, Mr. Rosenfeld benefitted from providing these services to the extent of his interest in Crescendo Advisors II, LLC. However, this arrangement was solely for our benefit and was not intended to provide Mr. Rosenfeld compensation in lieu of a salary. Payment of these fees ended upon the Merger.

Prior to the Merger, Mr. Rosenfeld and David D. Sgro, Chief Financial Officer and a director prior to the Merger and now a director, held convertible promissory notes for working capital advanced to us in the amounts of $300,000 and $200,000 respectively. On January 8, 2014, Messrs. Rosenfeld and Sgro elected to convert the full principal balance of the notes into warrants to purchase an aggregate of 1,000,000 shares of our common stock, and tendered such warrants in a cashless exchange for an aggregate of 100,000 shares of our common stock as part of a warrant exchange we completed in February 2014.

Prior to the Merger, Mr. Hastings, individually and through CLCH, periodically paid expenses on behalf of Former SAE, which Former SAE reimbursed on a dollar-for-dollar basis as cash became available. During the period ended June 24, 2013, Former SAE reimbursed Mr. Hastings approximately $192,000 and Mr. Beatty approximately $69,000 in the aggregate for expenses incurred on behalf of Former SAE. Subsequent to the Merger, expenses were reimbursed as incurred based on expense reports submitted in accordance with our policy.

On January 1, 2009, Former SAE entered into a revolving credit agreement with CLCH, which provided for a credit line to Former SAE for working capital purposes of up to $3,000,000. Amounts outstanding under this credit agreement bore interest at a rate of 8.5% per annum and were payable on demand. During 2013, Former SAE made payments of principal and interest to CLCH of $53,000 in the aggregate. On February 7, 2013, the loan was repaid in full and the line was closed.

Former SAE leased seismic equipment from Encompass LLP ("Encompass") and Seismic, pursuant to lease agreements executed in 2010. Mr. Beatty, together with his wife, owns a controlling interest in Encompass and owns all of the outstanding partnership interests in Seismic. The leases could be terminated by any party at any time. No rent was payable or paid under the lease agreements to Encompass and Seismic during the years ended December 31, 2014 and 2013. Former SAE purchased leased equipment in the amount of approximately $1,483,000 during the year ended December 31, 2013 from Encompass and Seismic.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Asset-Based Credit Facility

On November 6, 2014, SAExploration Holdings, Inc. and our other domestic subsidiaries entered into a Credit and Security Agreement with Wells Fargo Bank, National Association providing for a $20 million revolving credit facility secured by our U.S. assets, including accounts receivable and equipment, subject to certain exclusions and exceptions as set forth in the asset-based credit facility. The proceeds of our asset-based credit facility will primarily be used to fund our working capital needs for our operations and for general corporate purposes.

Borrowings made under the asset-based credit facility bear interest, payable monthly, at a rate of daily three months LIBOR plus 3% (3.26% at December 31, 2014). The asset-based credit facility has a maturity date of November 6, 2017, unless terminated earlier. We may request, and the Lender may grant, an increase to the maximum amount available under the asset-based credit facility in minimum increments of $1 million not to exceed an additional $10 million in the aggregate, so long as certain conditions as described in the asset-based credit facility are met.

The asset-based credit facility includes a sub-facility for letters of credit in amounts up to the lesser of the available borrowing base or $10 million. Letters of credit are subject to lender approval and a fee which accrues at the annual rate of 3% of the undrawn daily balance of the outstanding letters of credit, payable monthly. An unused line fee of 0.5% per annum of the daily average of the maximum asset-based credit facility amount reduced by outstanding borrowings and letters of credit is payable monthly.

Under the asset-based credit facility, our borrowings are subject to borrowing base availability and may not exceed 85% of the amount of eligible accounts receivable, as defined, plus the lesser of $20 million or 85% of the orderly net liquidation value of existing eligible equipment per appraisal and 85% of hard costs of acquired eligible equipment, less the aggregate amount of any reserves established by the lender. If our borrowings under the asset-based credit facility exceed $5 million, we are subject to minimum rolling 12 months EBITDA requirements of $20 million on a consolidated basis and $8 million on our operations in the State of Alaska. The minimum EBITDA for the consolidated basis calculation is lowered by $17 million if the month of July 2014 is included within the rolling 12 month period and also excludes the effect of the change in fair value of notes payable to related parties.

The asset-based credit facility contains covenants including, but not limited to (i) our commitments to maintain and deliver to lender, as required, certain financial reports, records and other items, (ii) subject to certain exceptions under the asset-based credit facility, restrictions on our ability to incur indebtedness, create or incur liens, enter into fundamental changes to corporate structure or to the nature of our business, dispose of assets, permit a change in control, acquire non-permitted investments, enter into affiliate transactions or make distributions (iii) maintain the minimum EBITDA specified above and (iv) maintain eligible equipment, as defined, located in the State of Alaska with a value of at least 75% of the value of such equipment plus the value of equipment outside the United States which would be otherwise eligible under the asset-based credit facility. The asset-based credit facility also contains representations, warranties, covenants and other terms and conditions, including relating to our payment of fees to the lender, which are customary for agreements of this type. We were in compliance with the asset-based credit facility covenants as of December 31, 2014.

The asset-based credit facility also provides for customary events of default. If an event of default occurs and is continuing, then the lender may, among other options as described in the asset-based credit facility, declare our obligations to be due and payable immediately or declare the funding obligations of the lender terminated immediately, subject to the terms of the intercreditor agreement described below.

The asset-based credit facility is subject to the intercreditor agreement dated as of November 6, 2014 between the lender and U.S. Bank National Association, as trustee and collateral agent pursuant to the indenture relating to the notes. The intercreditor agreement sets forth various terms between the lender and noteholder agent, including, but not limited to, (i) the priority of liens between those granted by the indenture and the asset-based credit facility, (ii) enforcement action procedures, (iii) the application of the proceeds of the senior collateral received by either the noteholder agent or the lender, (iv) the process by which any liens may be released, (v) insolvency proceeding procedures, (vi) a prohibition on amending various agreements in a manner inconsistent with or in violation of the intercreditor agreement, and (vii) the option of the noteholder agent to purchase our debt under the asset-based credit facility from the lender if certain triggering conditions are met. The intercreditor agreement also contains customary representations, warranties, covenants and other terms and conditions. We were in compliance with the indenture covenants as of December 31, 2014.

Equipment Note Payable

We entered into a note payable to Sercel, Inc. on November 18, 2014, in the amount of approximately $1.8 million, bearing interest at the annual rate of 8%. The note payable is secured by geophones and related accessories delivered to us in December 2014. We paid $184,000 upon delivery of the equipment with principal and interest payments of $144,000 due monthly thereafter until the note is fully paid on December 15, 2015.

DESCRIPTION OF NEW NOTES

The following description is a summary of the material provisions of the Indenture under which we issued the existing notes and will issue the new notes, the Note Guarantees issued by the Guarantors and the Security Documents and the Registration Rights Agreement that we and the Guarantors entered into on the Issue Date. It does not restate the agreement in its entirety. We urge you to read the Indenture, and the related Note Guarantees, the Security Documents and the Registration Rights Agreement because they, and not this description, will define your rights as holders of the new notes. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”). Copies of the Indenture, the Note Guarantees, the Security Documents and the Registration Rights Agreement are available as set forth below under “-Additional Information” and the following description is subject to, and qualified in its entirety by reference to, the terms of those documents. Certain terms used in this description are defined under the subheading “-Certain Definitions,” and other defined terms used in this description but not defined below under “-Certain Definitions” have the meanings assigned to them in the Indenture, the Note Guarantees, the Security Documents and the Registration Rights Agreement, as the case may be. In this description, the “Company,” “we,” “our” and similar terms refer only to SAExploration Holdings, Inc. and not to any of its Subsidiaries, unless otherwise expressly stated or the context otherwise requires.
Brief Description of the New Notes and the Note Guarantees
On completion of the exchange offer, the Company will issue the new notes under the Indenture among itself, the Guarantors and U.S. Bank National Association, as trustee and as Noteholder Collateral Agent. The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The Security Documents referred to below under the caption “-Security” define the terms of the agreements that will secure the new notes and the Note Guarantees.
The notes will be:

•	senior obligations of the Company and will rank pari passu in right of payment with all existing and future senior Indebtedness of the Company, including obligations under any future Credit Agreement;

•
secured on a first priority basis by Liens on certain assets of the Company as described in more detail below under “-Security,” subject to certain specified exceptions including Permitted Liens and the Liens on certain assets of the Company securing obligations under the Credit Agreement, as specified below under “-Security;”

•	effectively junior to borrowings under the Credit Agreement, to the extent of the value of the Collateral securing the Company’s obligations under the Credit Agreement on a first priority basis;

•	effectively junior in right of payment to all existing and future liabilities, including trade payables, of the Company’s Subsidiaries that do not guarantee the notes;

•	senior in right of payment to any future subordinated Indebtedness of the Company;

•	effectively senior to all of the Company’s existing and future unsecured Indebtedness to the extent of the value of the Collateral; and

•	fully and unconditionally guaranteed on a senior secured basis, jointly and severally, by the Guarantors.
The notes will be guaranteed by all of the Company’s existing and future Domestic Subsidiaries, except for any Immaterial Subsidiaries. Each Guarantee of the notes will be:

•
a senior obligation of the Guarantor and will rank pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor, including obligations under any future Credit Agreement;

•
secured on a first priority basis by Liens on certain assets of such Guarantor as described in more detail below under “-Security,” subject to certain specified exceptions including Permitted Liens and the prior Liens on certain assets of the Company securing obligations under the Credit Agreement, as specified below under “-Security;”

•
effectively junior to such Guarantor’s guarantee of the Company’s obligations under the Credit Agreement, to the extent of the value of the Collateral securing such Guarantor’s obligations under the Credit Agreement on a first priority basis;

•	senior in right of payment to any future subordinated Indebtedness of such Guarantor; and

•	effectively senior to all of such Guarantor’s existing and future unsecured Indebtedness to the extent of the value of the Collateral.
The notes and Guarantees of the notes will be effectively subordinated to the liabilities, including trade payables, and preferred stock of any Subsidiaries of the Company that do not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their Indebtedness and their other obligations, including trade creditors, before they will be able to distribute any of their assets to us. See “Risk Factors-Risks Related to the Notes and the Collateral-The notes will be structurally subordinated to the indebtedness and other obligations of any subsidiaries that do not guarantee the notes.” On the date the exchange offer is completed, all of the Company’s Domestic Restricted Subsidiaries will guarantee the notes and there will be no Indebtedness of non-guarantor Subsidiaries outstanding other than certain intercompany Indebtedness. None of the Company’s Foreign Subsidiaries are required to guarantee the notes.
The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.
Restricted and Unrestricted Subsidiaries
On completion of the exchange offer, all of the Company’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “-Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate its Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the notes.
Principal, Maturity and Interest
The Company will issue up to $150.0 million in aggregate principal amount of new notes in this exchange. The Company may issue additional notes under the Indenture from time to time thereafter. Any issuance of additional notes will be subject to all of the covenants in the Indenture, including the covenant described below under the caption “-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue new notes in a minimum denomination of $2,000 in principal amount and integral multiples of $1,000 in principal amount in excess thereof.
The new notes will mature on July 15, 2019.
Interest on the new notes will accrue at the rate of 10.000% per year and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2015. The Company will make each interest payment to the holders of record on the January 1 and July 1, as the case may be, immediately preceding the applicable interest payment date. The next interest payment date for the existing notes is July 15, 2015. Holders who exchange their existing notes for new notes will receive the same interest payment on July 15, 2015 as holders of existing notes that do not tender in the exchange offer. Interest on the new notes will accrue from the date it was most recently paid on the existing notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional Interest may accrue on the notes in the circumstances described under “The Exchange Offer - Purpose and Effect of the Exchange Offer.” Interest on overdue principal, interest and premium (if any) will accrue at a rate that is 2% higher than the then applicable interest rate on the notes. For the avoidance of doubt, all references to “interest” mean the initial interest rate borne by the notes and any increases in that rate to the extent Additional Interest or overdue interest accrues on the notes.
Methods of Receiving Payments on the Notes
If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal of, interest and premium and Additional Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent unless the Company elects to make interest payments by check mailed to the noteholders at their address as set forth in the register of holders.
Paying Agent and Registrar for the Notes
The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes in addition to the documents that may be required as described under “Notice to Investors.” Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Note Guarantees
The notes and all other obligations of the Company under the Indenture will be guaranteed on a senior secured basis by each of the Company’s existing and future Domestic Subsidiaries, except for any Immaterial Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, although this limitation may not be effective to prevent the Note Guarantees from being voided in bankruptcy. See “Risk Factors-Risks Related to the Notes and the Collateral-Federal and state laws may permit a court to void the notes and the guarantees as a fraudulent transfer or conveyance, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.”
The Indenture and the Security Documents provide that a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)
(i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (the “Successor Guarantor”), if other than such Guarantor, unconditionally assumes all the obligations of such Guarantor under its Note Guarantee, the Indenture, the Security Documents and the Registration Rights Agreement pursuant to a supplemental indenture, appropriate amendments to the Security Documents and an amendment to the Registration Rights Agreement; (ii) the Successor Guarantor causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens under the applicable Security Documents on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements (or other filings) as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or other filings or registrations under the Uniform Commercial Code, filings or registrations under any other registries or the applicable law of any other relevant jurisdiction; (iii) the Collateral owned by or transferred to the Successor Guarantor shall: (A) continue to constitute Collateral under the Indenture and the applicable Security Documents, (B) be subject to Liens in favor of the Noteholder Collateral Agent for the benefit of the secured parties and (C) not be subject to any Lien other than Permitted Liens; and (iv) the property and assets of the Person which is merged or consolidated with or into the Successor Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the applicable Security Documents, shall be treated as after-acquired property and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Liens under the applicable Security Documents all in the manner and to the extent required in the Indenture and the Security Documents; or

(b)	the Net Proceeds, if any, of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture and the Security Documents;
provided, however, that the transfer, sale or other disposition of all or substantially all of the assets of, directly or indirectly, the Guarantors as a whole will also be governed by the “Merger, Consolidation or Sale of Assets” covenant and may be subject to the covenant contained under “-Repurchase at the Option of the Holders-Change of Control.”
The Note Guarantee of a Guarantor will be released:

(1)
in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the covenant described below under “-Repurchase at the Option of Holders-Asset Sales;”

(2)
in connection with any sale or other disposition of all of the Capital Stock of such Guarantor owned by the Company or any of its Restricted Subsidiaries to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the covenant described below under “-Repurchase at the Option of Holders-Asset Sales” and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)
upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Indenture as provided below under the captions “-Legal Defeasance and Covenant Defeasance” and “-Satisfaction and Discharge;” or

(5)	upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred and is continuing.
If the Note Guarantee of a Guarantor is released, then such Guarantor will automatically be released from all of its obligations under the Indenture, the Security Documents and the Registration Rights Agreement and all Collateral of such Guarantor will be released from any Liens arising under the Indenture or the Security Documents.
See “-Repurchase at the Option of Holders-Asset Sales.”

Holding Company Structure
The Company is a holding company for its Subsidiaries with no material operations of its own and only limited assets. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.
Security
The obligations of the Company and the Guarantors under the notes and the Note Guarantees are secured by a first-priority Lien on the assets described below that are not Excluded Assets (in the case of the Notes Priority Collateral) or Excluded Property (in the case of the ABL Priority Collateral), and constitutes the Collateral. Under the Credit Agreement, the ABL Agent pursuant to the ABL Loan Documents received Liens that are first-priority Liens on certain portions of the Collateral for the notes as set forth below under the definition “ABL Priority Collateral”. The priorities of liens on the Collateral that serve as respective obligations of the Company and the Guarantors under the notes and the Notes Guarantees, on the one hand and the Credit Agreement, on the other hand, are governed by the Intercreditor Agreement. The first priority lien on the ABL Priority Collateral (as defined below) that previously was granted to the Noteholder Collateral Agent for the benefit of the Noteholders has become a second priority lien and the ABL Agent received a first priority lien in these assets. The first priority lien on the Notes Priority Collateral (as defined below) remains a first priority lien. A second priority lien on these assets has been granted to the ABL Agent. The second priority lien on the Notes Priority Collateral granted to the ABL Agent is contractually subordinated to the first priority lien on the Notes Priority Collateral granted to the Noteholder Collateral Agent, and the second priority lien on the ABL Priority Collateral granted to the Noteholder Collateral Agent is contractually subordinated to the first priority lien on the ABL Priority Collateral granted to the ABL Agent, in each case, subject to Permitted Liens and Excluded Property (as defined below) as set forth in the Intercreditor Agreement.
“Notes Priority Collateral” means (1) all tangible and intangible assets and property of the Company and the Guarantors at any time owned or acquired that is not ABL Priority Collateral and with respect to which a Lien is granted as security for the Notes Obligations, and (2) any collateral security or guarantees with respect to any of the foregoing and, subject to the terms of the Intercreditor Agreement, all identifiable proceeds and products of the foregoing.
“Excluded Assets,” as defined in greater detail in the Security Agreement, consists of the following assets:

(1)
all of the Company’s and Guarantors’ right, title and interest in any leasehold or other nonfee simple interest in any real property of the Company or any Guarantor (whether leased or otherwise held on the Issue Date or leased or otherwise acquired following the Issue Date);

(2)
any permit or lease or license or any contractual obligation entered into by the Company or any Guarantor (A) that prohibits or requires the consent of any Person other than the Company or any of its Affiliates as a condition to the creation by the Company or any Guarantor of a Lien on any right, title or interest in such permit, lease, license or contractual agreement or any Capital Stock or equivalent related thereto or (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other requirement of law;

(3)
all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(4)
fixed or capital assets owned by either the Company or any Guarantor that are subject to a purchase money Lien or a capital lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than the Company or any of its Affiliates as a condition to the creation of any other Lien on such equipment;

(5)	motor vehicles subject to certificates of title (except to the extent perfection can be obtained by the filing of Uniform Commercial Code financing statements);

(6)
cash collateral for letters of credit or Hedging Obligations permitted by clauses (1), (9) and (11) of the second paragraph under “-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock” securing, in the case of letters of credit, an amount not to exceed the face amount of cash collateralized letters of credit for the benefit of the Company and the Guarantors and, in the case of Hedging Obligations, an amount not to exceed the amount of such Hedging Obligations;

(7)
(a) the equity interests in the Kuukpik Joint Venture, (b) any interest in any Equity Interest that is not directly owned by the Company or any Guarantor and (c) any interest in any Equity Interests of any other joint venture, partnership or other entity that is existing (A) on the Issue Date or (B) from and after the Issue Date if such joint venture, partnership or other entity is not a Subsidiary of the Company or a Guarantor, in each case if and for so long as the grant of a Lien with respect thereto is not permitted by the other partner, joint venture or joint venture partner, as applicable, and the applicable pledgor has used commercially reasonable efforts to obtain the right to grant a lien in such joint venture, partnership or other entity;

(8)	equity interests in excess of 65% of all outstanding voting equity interests of any Foreign Subsidiary;

(9)	any ABL Priority Collateral that has been released in accordance with the ABL Security Documents (as defined in the Intercreditor Agreement) and the Intercreditor Agreement;

(10)	any Notes Priority Collateral that has been released in accordance with the Indenture, the Security Documents and the Intercreditor Agreement;

(11)	the Excluded Deposit Accounts;

(12)	any property or assets owned by any Foreign Subsidiary; and

(13)
any asset or property (i) with a Fair Market Value of less than $20.0 million or (ii) constituting Equity Interests in a Foreign Subsidiary, in each case as to which the Board of Directors determines in good faith that the costs of obtaining or perfecting such a security interest are excessive in relation to the practical benefit to the holders of the notes of the security afforded thereby (based on the Fair Market Value of such asset or property) (it being understood that such determination in respect of assets described in clauses (i) and (ii) shall only apply with respect to actions required to create or perfect a security interest in the Collateral under the laws of any non-U.S. jurisdiction).

provided that notwithstanding anything to the contrary contained in clauses (1) through (13) above to the contrary, (i) Excluded Assets shall not include any proceeds of property or assets described in clauses (1) through (13) above (unless such proceeds are also described in such clauses) and (ii) no property or asset that is subject to a Lien securing ABL Obligations shall constitute Excluded Assets so long as such Lien remains in effect; provided, further, that at such time as any of the foregoing property or assets no longer constitutes Excluded Assets, such property or asset shall immediately constitute Collateral and a Lien on and security interest in and to all of the right, title and interest of the applicable grantor in, to and under such property or asset shall immediately attach thereto.
“Excluded Property”, as defined in greater detail in the Intercreditor Agreement, consists generally of the Excluded Assets as defined in the Security Agreement, except that for the purposes of clarity the Noteholder Collateral Agent and the ABL Lender acknowledged the following with respect to the Excluded Property: (a) under certain circumstances set forth in the ABL Documents the ABL Agent may require the Company and Guarantors to grant and perfect Liens against certain motor vehicles that are subject to certificates of title as described in clause (5) of the definition of Excluded Assets; (b) ABL Lender Cash Collateral may be pledged by the Company and Guarantors to secure letters of credit and hedging obligations with the ABL Agent so long as the cash collateral is limited to the amounts specified in the definition of ABL Lender Cash Collateral, notwithstanding clause (6) of the definition of Excluded Assets; (c) to the extent the ABL Agent is the depository bank for the Company and Guarantors, Excluded Accounts described in clause (11) of the definition of Excluded Assets will be subject to the security interest and setoff rights granted to the ABL Agent in Deposit Accounts and subject to the terms of any applicable account agreement and depository account control agreement; and (d) Pledgor Foreign Property described in clause (13) of the definition of Excluded Assets constitutes Excluded Property only to the extent specific actions are required to create or perfect a security interest in such Collateral under the laws of any non-U.S. jurisdiction. Pursuant to the terms of Section 2.4(b) of the Intercreditor Agreement, the ABL Agent is deemed to hold for the benefit of the Noteholder Agent (subject to the Lien Priority hereof) any such Liens granted with respect to (i) motor vehicles subject to certificates of title, (ii) ABL Lender Cash Collateral for any letter of credit to the extent the cash collateral exceeds the face amount of the letter of credit (subject to the terms of any applicable deposit account control agreement), and (iii) Excluded Accounts.
The “ABL Priority Collateral” consists of all existing and future assets and property of the Company and the Guarantors (other than Excluded Property) with respect to which a Lien is granted as security for any Obligations under the ABL Loan Documents that constitutes:

(1)	Accounts, payment intangibles, and all other receivables;

(2)	Equipment and documents therefor;

(3)	Investment Property excluding any equity interests in (i) the Company or any Guarantor or (ii) any direct subsidiary of the Company or any Guarantor;

(4)
all Deposit Accounts with any bank or other financial institution, commodity accounts, collection accounts, and securities accounts (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto);

(5)	[Reserved]

(6)
letter of credit rights, supporting obligations and commercial tort claims with respect to any of the foregoing identified in clauses (1) through (4) and letters of credit transferred to the lender under the Credit Agreement;

(7)
all contracts, contract rights, inventory, general intangibles, documents, chattel paper (whether tangible or electronic), drafts and acceptances, payment intangibles and instruments, in each case, in connection with, used in, acquired for, or necessary to the realization on any of the assets identified in clauses (1) through (6), excluding intercompany notes by or among the Company and any Guarantor and their respective subsidiaries;

(8)	all books and records relating to the items referred to in clauses (1) through (7); and

(9)
all collateral security and guarantees with respect to any of the foregoing and, subject to the terms of the Intercreditor Agreement, all proceeds, products, substitutions, replacements, accessions, cash, money, insurance proceeds, instruments, securities, security entitlements, financial assets and deposit accounts received as proceeds of any of the foregoing and any other “proceeds” of the above as such are set forth in the ABL Loan Documents;

provided that ABL Priority Collateral does not include:

(a)	Equity Interests in the Company or any Guarantor or of any direct Subsidiary of the Company or any Guarantor;

(b)	intellectual property that is not used in, acquired for or necessary to the realization on any of the assets identified in clauses (1) through (6) above;

(c)	intercompany notes by or among the Company, the Guarantors and their respective Subsidiaries;

(d)	real estate unless it has a Fair Market Value in excess of $5 million;

(e)	Notes Priority Collateral; and

(f)
books and records, letter of credit rights, supporting obligations, insurance proceeds, commercial tort claims and other general intangibles, in each case, to the extent applicable to items (a) through (f) hereof.

No appraisals of any Collateral have been prepared in connection with the offering of the notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Company’s Obligations under the notes or any of the Note Guarantees thereof, in full or at all.
The right of the Noteholder Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Guarantor prior to the Noteholder Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Noteholder Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral securing the Obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes or the Note Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Noteholder Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”
Moreover, the Noteholder Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property because a secured creditor that holds a lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Noteholder Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of the notes. The Noteholder Collateral Agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, the terms of the Intercreditor Agreement, prior liens and practical problems associated with the realization of the Noteholder Collateral Agent’s Lien on the Collateral.
A portion of the assets pledged by the Company and the Guarantors as collateral for the notes may be located in jurisdictions outside the United States. The notes may be secured by certain Foreign Security Documents executed by the Company or a

Guarantor. Applicable laws may restrict the ability of the Noteholder Collateral Agent from taking possession of certain Collateral located outside of the United States on enforcement or in an insolvency. In addition, certain jurisdictions restrict the ability of foreign entities to hold the benefit of security interests over certain assets. The Indenture also will permit the Company and the Guarantors under certain circumstances to move Collateral from the United States to outside of the United States without having to perfect a security interest in such Collateral in the jurisdiction to which the Collateral has been moved. Item (13) of the definition of “Excluded Assets” gives the Board of Directors broad discretion to determine with respect to certain non-U.S. assets and property that the costs of obtaining or perfecting a security interest are excessive in relation to the practical benefit afforded to the noteholders thereby. In such circumstances, the Company or the applicable Guarantor will not be required to obtain or perfect a security interest in such non-U.S. assets or property. As a result, the Noteholder Collateral Agent will be unable to benefit from security interests in certain Collateral located outside of the United States and may also restrict the ability of the Noteholder Collateral agent to transfer Collateral into its name on enforcement or in an insolvency. See “Risk Factors-Risks Related to the Notes and the Collateral-Enforcing your rights as a holder of the notes or under the collateral across multiple jurisdictions may be difficult.”
Certain security interests in the Collateral may not be in place or may not be perfected on the Issue Date or on the date of completion of the exchange offer. See “Risk Factors-Risks Related to the Notes and the Collateral-Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on the collateral or on collateral acquired in the future and the ability of the noteholder collateral agent to enforce certain liens on the collateral may be restricted by local law.” The Company and the Guarantors also will not be required to take any actions to perfect the security interest in any foreign intellectual property rights, other than the filing of UCC-1 financing statements.
Additional Collateral
If property of a type constituting Collateral is acquired by the Company or a Guarantor that is not automatically subject to a perfected security interest under the Security Documents or a Restricted Subsidiary becomes a Guarantor, then the Company and such Guarantor, as applicable, will, as soon as reasonably practicable after such property’s acquisition or such Subsidiary becoming a Guarantor:

(a)
grant Liens on such property (or, in the case of a new Guarantor, all of its assets constituting the type that is Collateral) in favor of the Noteholder Collateral Agent for the benefit of the holders of notes (and, to the extent such grant would require the execution and delivery of a Security Document, the Company or such Guarantor shall execute and deliver such Security Document on substantially the same terms as the Security Documents covering Collateral owned by the Company or a Guarantor on the Issue Date including, with respect to personal property, execution of a supplement to the Security Agreement and, with respect to fee-owned real property having a Fair Market Value in excess of $5.0 million, execution of a new mortgage or an amendment to an existing mortgage);

(b)
deliver certain certificates in respect thereof as required by the Security Documents and, in the case of real property located in the United States, a title insurance policy relating to such mortgage; and

(c)
cause the Lien granted in such Security Document to be duly perfected to the same extent and with the same priority as the Liens (subject to Permitted Liens) granted on Collateral owned by the Company or a Guarantor on the Issue Date are perfected (including, with respect to Equity Interests of a Subsidiary or intercompany debt, perfection by control to the extent required by the applicable Security Document and, to the extent applicable to assets and property not constituting Excluded Assets, taking such action as may be required under the laws of any applicable foreign jurisdiction to create, perfect and maintain the requisite priority of such Lien under such laws, including, to the extent so required, entering into security documentation governed by foreign law).

In addition, to the extent any disposition of assets or property in an Asset Sale is of Collateral, any non-cash consideration received by the Company or any Restricted Subsidiary will be pledged as Collateral under the Security Documents as soon as reasonably practicable after such sale, in accordance with the requirements set forth in the Security Documents.
The foregoing is subject to the broad discretion of the Board of Directors to determine not to obtain or perfect a security interest in non-U.S. assets or property in the circumstances described above.
Filing, Recording and Opinions
Annually the Company will furnish to the trustee and the Noteholder Collateral Agent an opinion of counsel, in the form specified in the Indenture, with respect to the effectiveness and perfection of the Liens intended to be created by the Security Documents.
Further Assurances
The Company shall and shall cause each Guarantor to, at their sole cost and expense (a) execute and deliver all such agreements and instruments and take all further action as the Noteholder Collateral Agent or the trustee may reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents and (b) file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents. Subject to the Intercreditor Agreement, neither the Company nor any

Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Noteholder Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents or the Indenture. Neither the Company nor the Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture and the Security Documents (including the Intercreditor Agreement).
Advances to Subsidiaries
If the Company or any Restricted Subsidiary makes any loans or other advances to Restricted Subsidiaries after the date of the Indenture, then such loans or other advances will either (1) be evidenced by intercompany notes in favor of the Company or such Restricted Subsidiary and will be pledged pursuant to the Security Documents as Collateral to secure the notes, or (2) the Company will not, and will cause the applicable Restricted Subsidiary not to, pledge or deliver any such intercompany note as security for Indebtedness to any other party. Any such intercompany note will be payable upon demand.
Intercreditor Agreement
On November 6, 2014, the Company, the Guarantors party to the Credit Agreement, the Noteholder Collateral Agent, on behalf of each of the holders of Notes Obligations, and the ABL Agent entered into the Intercreditor Agreement, which defines the rights of such parties with respect to the Collateral. The following description is a summary of the principal terms that are contained in the Intercreditor Agreement, rather than a complete and definitive description of such terms. On the Issue Date, the Company and the Guarantors had not entered into either the Credit Agreement or the Intercreditor Agreement. In the Offering Memorandum relating to the issuance of the existing notes, the Company described what it expected would be some of the material terms of the Intercreditor Agreement. By purchasing the Notes, each holder was deemed to have authorized the Noteholder Collateral Agent to enter into the Intercreditor Agreement having terms that are not materially worse, taken as a whole than those terms that were summarized in the Offering Memorandum. The terms below summarize some of the material terms of the Intercreditor Agreement, not all of which were described in the Offering Memorandum. The Company does not believe that such terms are materially worse, taken as a whole, than those summarized in the Offering Memorandum.
Pursuant to the terms of the Intercreditor Agreement, after an event of default, the Noteholder Collateral Agent will determine the time and methods by which the security interests in the Notes Priority Collateral will be enforced and the ABL Agent will determine the time and methods by which the security interests in the ABL Priority Collateral will be enforced.
All or a portion of the obligations secured by the ABL Priority Collateral consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Liens securing the Notes Obligations, including the new notes, or the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto. The lien priorities provided for in the Intercreditor Agreement cannot be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured by the ABL Priority Collateral or the obligations secured by the Notes Priority Collateral, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative of the secured parties or any secured party may take or fail to take in respect of any Collateral.
Relative Priorities
The Intercreditor Agreement provides that, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing ABL Obligations or any Notes Obligations and notwithstanding any provision of the Uniform Commercial Code or any other applicable law or the ABL Loan Documents or the Notes Documents or any defect or deficiencies in, or failure to attach or perfect, the Liens securing the ABL Obligations or the Notes Obligations or any other circumstance whatsoever, the ABL Agent, on behalf of each of the holders of ABL Obligations, and the Noteholder Collateral Agent, on behalf of each of the holders of Notes Obligations, agrees that:

(1)
any Lien of the ABL Agent on the ABL Priority Collateral securing ABL Obligations, whether such Lien is on the date of the Intercreditor Agreement or thereafter held by or on behalf of, or created for the benefit of, the ABL Agent or any other holder of ABL Obligations or any other agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any Notes Obligations; and

(2)
any Lien of the Noteholder Collateral Agent on the Notes Priority Collateral securing Notes Obligations, whether such Lien is on the date of the Intercreditor Agreement or thereafter held by or on behalf of, or created for the benefit of, the Noteholder Collateral Agent, any other holder of Notes Obligations or any other agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Notes Priority Collateral securing any ABL Obligations.

Exercise of Remedies
The Intercreditor Agreement provides that for so long as any ABL Obligations remain outstanding, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any Guarantor, the Noteholder Collateral Agent and the holders of Notes Obligations:

(1)
will not take or cause to be taken any action, the purpose or effect of which is to make any Lien on any ABL Priority Collateral that secures any ABL Obligation pari passu with or senior to, or to give any holder of Notes Obligations any preference or priority relative to, the Liens on the ABL Priority Collateral securing the ABL Obligations;

(2)
will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including the filing of an Insolvency or Liquidation Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral by any holder of ABL Obligations or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the ABL Priority Collateral by or on behalf of any holder of ABL Obligations;

(3)
have no right to (a) direct either the ABL Agent or any other holder of ABL Obligations to exercise any right, remedy or power with respect to the ABL Priority Collateral or pursuant to the ABL Loan Documents in respect of the ABL Priority Collateral, or (b) consent or object to the exercise by the ABL Agent or any other holder of ABL Obligations of any right, remedy or power with respect to the ABL Priority Collateral or pursuant to the ABL Loan Documents with respect to the ABL Priority Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (3), whether as a junior lien creditor in respect of the ABL Priority Collateral or otherwise, they hereby irrevocably waive such right);

(4)
will not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against any holder of ABL Obligations seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no holder of ABL Obligations shall be liable for, any action taken or omitted to be taken by any holder of ABL Obligations with respect to the ABL Priority Collateral or pursuant to the ABL Loan Documents in respect of the ABL Priority Collateral;

(5)
will not commence judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the ABL Priority Collateral; and

(6)	will not seek, and hereby waive any right, to have the ABL Priority Collateral or any part thereof marshaled upon any foreclosure or other disposition of the ABL Priority Collateral.
The Intercreditor Agreement provides that for so long as any ABL Obligations remain outstanding, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any Guarantor, the ABL Agent and the holders of ABL Obligations have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith, make determinations regarding the release, disposition, or restrictions with respect to the ABL Priority Collateral without any consultation with or the consent of the Noteholder Collateral Agent or any holder of Notes Obligations; provided, however, that the Lien (if any) securing the Notes Obligations will remain on the proceeds (other than those properly applied to the ABL Obligations) of such ABL Priority Collateral released or disposed of subject to the relative priorities described under the caption “-Relative Priorities.” In exercising any rights, powers and remedies with respect to the ABL Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations may enforce the provisions of the ABL Loan Documents and exercise the rights, powers and/or remedies thereunder and/or under applicable law or otherwise, all in such order and in such time and manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement includes the rights of an agent appointed by them to sell or otherwise dispose of the ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights, powers and remedies of a secured creditor under the Uniform Commercial Code and of a secured creditor under the bankruptcy laws of any applicable jurisdiction.
The Intercreditor Agreement provides that, notwithstanding the foregoing, the Noteholder Collateral Agent and any holder of Notes Obligations may:

(1)	file a claim or statement of interest with respect to the Notes Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or such Guarantor;

(2)
take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the holders of ABL Obligations to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(3)
file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the holders of Notes

Obligations, including any claims secured by the Notes Priority Collateral or the ABL Priority Collateral, in each case in accordance with the terms of the Intercreditor Agreement;

(4)
file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Company and the Guarantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of the Intercreditor Agreement or applicable law (including the bankruptcy laws of any applicable jurisdiction) and, subject to the restrictions set forth below, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Notes Priority Collateral; and

(5)
vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of the Intercreditor Agreement, with respect to the Notes Obligations and the Collateral.

In addition, the Intercreditor Agreement provides that the Noteholder Collateral Agent, on behalf of the holders of Notes Obligations, agrees that no holder of the Notes Obligations will take or receive any ABL Priority Collateral or any proceeds of such ABL Priority Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any such ABL Priority Collateral in its capacity as a creditor in violation of the Intercreditor Agreement. Without limiting the generality of the foregoing, for so long as any ABL Obligations remain outstanding, except as expressly provided under the first and third paragraphs under this caption and under the adequate protection provisions in the Intercreditor Agreement, the sole right of the Noteholder Collateral Agent and the holders of Notes Obligations with respect to the ABL Priority Collateral is to hold a Lien (if any) on such ABL Priority Collateral pursuant to the applicable Security Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after no ABL Obligations remain outstanding.
The Intercreditor Agreement provides that the ABL Agent will be subject to reciprocal restrictions with respect to its ability to enforce the second-priority security interest, if applicable, in the Notes Priority Collateral held by holders of ABL Obligations.
Separate Liens
The Intercreditor Agreement requires that the Liens securing the ABL Obligations and the Liens securing the Notes Obligations are two separate and distinct Liens even if they are similar Liens.
Releases
The Intercreditor Agreement provides that if in connection with the exercise of the ABL Agent’s remedies in respect of any ABL Priority Collateral as described under the caption “-Exercise of Remedies,” the ABL Agent, on behalf of any of the holders of ABL Obligations, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of the Noteholder Collateral Agent, for the benefit of the holders of Notes Obligations, on the ABL Priority Collateral sold or disposed of in connection with such exercise, will be automatically, unconditionally and simultaneously released. The Noteholder Collateral Agent, on behalf of any such holders of Notes Obligations, promptly must execute and deliver to the ABL Agent such termination statements, releases and other documents as the ABL Agent may request in writing to effectively confirm such release.
The Intercreditor Agreement provides that if in connection with the exercise of the Noteholder Collateral Agent’s remedies in respect of any Note Priority Collateral as described under the caption “-Exercise of Remedies,” the Noteholder Collateral Agent, on behalf of any of the holders of Notes Obligations, releases any of its Liens on any part of the Notes Priority Collateral, then the Liens, if any, of the ABL Agent, for the benefit of the holders of ABL Obligations, on the Notes Priority Collateral sold or disposed of in connection with such exercise, will be automatically, unconditionally and simultaneously released. The ABL Agent, on behalf of any such holders of ABL Obligations, promptly must execute and deliver to the Noteholder Collateral Agent, such termination statements, releases and other documents as the Noteholder Collateral Agent may request to effectively confirm such release.
No Duties of ABL Agent
The Intercreditor Agreement provides that the ABL Agent will not have any duties or other obligations to any holder of Notes Obligations with respect to the ABL Priority Collateral, other than to hold the Collateral that is in its possession or control as non-fiduciary, gratuitous bailee for the benefit of the Noteholder Collateral Agent solely for the purpose of perfecting the security interest granted under the Security Documents, to transfer to the Noteholder Collateral Agent any proceeds of any such ABL Priority Collateral in which the Noteholder Collateral Agent continues to hold a security interest remaining following any sale, transfer or other disposition of such ABL Priority Collateral (in each case, unless the Lien on all such ABL Priority Collateral for the benefit of the holders of Notes Obligations is terminated and released prior to or concurrently with such sale, transfer, disposition, payment or satisfaction), the payment and satisfaction in full of such ABL Obligations and the termination of any commitment to extend credit that would constitute such ABL Obligations, or, if the ABL Agent is in possession of all or any part of such ABL Priority Collateral after such payment and satisfaction in full and termination, such ABL Priority Collateral or any part thereof remaining, in each case without representation or warranty on the part of the ABL Agent or any such holder of ABL Obligations.

The Intercreditor Agreement provides that the ABL Agent shall not have any obligation whatsoever to the Noteholder Collateral Agent or any holder of Notes Obligations to ensure that any Collateral in its possession is genuine or owned by the Company or any Guarantor or to preserve rights or benefits of any Person. The Intercreditor Agreement has reciprocal provisions regarding the duties owed to the ABL Agent and the holders of ABL Obligations by the Noteholder Collateral Agent or any other holders of Notes Obligations with respect to the Notes Priority Collateral or the Collateral.
The Intercreditor Agreement provides that the Noteholder Collateral Agent, for itself and on behalf of each holder of Notes Obligations, will waive any claim that may be had against the ABL Agent or any holder of ABL Obligations arising out of (i) the election by any holder of ABL Obligations of Section 1111(b)(2) of the Bankruptcy Code as a result of or in connection with any Insolvency or Liquidation Proceeding, or (ii) any borrowing of, or grant of a security interest or administrative expense priority by, the Company or any of its Subsidiaries as debtors-in-possession under Sections 363 and 364 of the United States bankruptcy code as a result of or in connection with any Insolvency or Liquidation Proceeding so long as not in contravention of the Intercreditor Agreement. The Intercreditor Agreement provides that the Noteholder Collateral Agent and each holder of Notes Obligations are subject to agreements in the Intercreditor Agreement that (i) none of the ABL Agent and the other holders of ABL Obligations has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the other ABL Loan Documents, the ownership by the Company or any Guarantor of any Collateral or the perfection of any Liens thereon, and (ii) the ABL Agent and the other holders of ABL Obligations shall have no duty to the Noteholder Collateral Agent or any of the other holders of Notes Obligations, in each case, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any Guarantor, regardless of any knowledge thereof which they may have or be charged with. The ABL Agent and holders of ABL Obligations are subject to reciprocal provisions regarding waiver of claims with respect to the actions of any of the holders of Notes Obligations.
Each Agent as Bailee
Each of the Noteholder Collateral Agent and the ABL Agent agrees to hold any Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held (the “Pledged Collateral”) as bailee and agent for and on behalf of the other agent solely for the purpose of perfecting the Lien granted to the other Agent in such Pledged Collateral (including any securities or any deposit accounts or securities accounts) pursuant to the ABL Loan Documents or Notes Documents, as applicable.
Payment Over; Reinstatement
The Intercreditor Agreement provides that if the Noteholder Collateral Agent or any holder of Notes Obligations obtains possession of the ABL Priority Collateral or realizes any proceeds or payment in respect of the ABL Priority Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies, at any time when any ABL Obligations secured or intended to be secured by such ABL Priority Collateral remain outstanding or any commitment to extend credit that would constitute ABL Obligations secured or intended to be secured by such ABL Priority Collateral remains in effect, then it will segregate such Collateral and hold such ABL Priority Collateral, proceeds or payment in trust for the ABL Agent and the holders of any ABL Obligations secured by such ABL Priority Collateral and transfer such ABL Priority Collateral, proceeds or payment, as the case may be, to the ABL Agent in the same form as received, with any necessary endorsements. The Intercreditor Agreement provides that the Noteholder Collateral Agent on behalf of the holders of Notes Obligations will further agree that if, at any time, all or part of any payment with respect to any ABL Obligations secured by any ABL Priority Collateral previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the ABL Agent any payment received by it in respect of any such ABL Priority Collateral that is still in the trustee’s or Noteholder Collateral Agent’s possession and shall promptly turn any such ABL Priority Collateral then held by it over to the ABL Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such ABL Obligations. The ABL Agent and the holders of ABL Obligations are subject to reciprocal limitations with respect to the Notes Priority Collateral and any proceeds or payments in respect of any Notes Priority Collateral.
Notice of Exercise of Remedies
The Intercreditor Agreement provides that the Noteholder Collateral Agent, on behalf of the holders of Notes Obligations, agrees not to exercise certain remedies until prior notice has been delivered to the ABL Agent. In addition, the Intercreditor Agreement provides that if the Noteholder Collateral Agent or any receiver on behalf of the Noteholder Collateral Agent, as a result of the exercise of remedies, shall obtain possession or physical control of any of the Notes Priority Collateral, the Noteholder Collateral Agent agrees to promptly notify the ABL Agent in writing of that fact, and the ABL Agent has the right to exercise customary access rights as set forth in the Intercreditor Agreement.

Agreements With Respect to Bankruptcy or Insolvency Proceedings
The Intercreditor Agreement provides that if the Company or any of its Subsidiaries becomes subject to an Insolvency or Liquidation Proceeding and the ABL Agent or the requisite holders of ABL Obligations desires to permit the use of “cash collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) representing proceeds of ABL Priority Collateral or to permit the Company or any Guarantor to obtain DIP Financing under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law secured by a Lien on any ABL Priority Collateral, then neither the Noteholder Collateral Agent nor any other holder of Notes Obligations will be entitled to raise (and will not raise or support any Person in raising), but instead will be deemed to have irrevocably and absolutely waived, any objection to, and shall not otherwise in any manner be entitled to oppose or will oppose or support any Person in opposing, such cash collateral use or DIP Financing so long as (i) the aggregate principal amount of any such DIP Financing, together with the aggregate principal amount of the Credit Agreement outstanding after giving effect to such DIP Financing, shall not exceed the sum of (a) $5.0 million and (b) the maximum principal amount of indebtedness under the ABL Loan Documents that is permitted to be incurred under the Notes Documents, as in effect on the date of the Intercreditor Agreement (or, if greater, as in effect on the date such DIP Financing is incurred) (the “Maximum ABL Principal Amount”), (ii) the holders of Notes Obligations retain a Lien on all such ABL Priority Collateral with the same priority (except as set forth below) as existed prior to the commencement of the case under the Bankruptcy Code and no Lien is granted to secure such DIP Financing on any ABL Priority Collateral and no such cash collateral to be used constitutes proceeds of ABL Priority Collateral unless the requisite holders of ABL Obligations have consented thereto, (iii) to the extent that the ABL Agent is granted adequate protection in the form of a Lien on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding, the holders of Notes Obligations are permitted to seek a Lien on such additional Collateral (except as set forth below) as existed prior to the commencement of the case under the Bankruptcy Code, (iv) the terms of such DIP Financing or use of cash collateral do not require the Company or any Guarantor to seek approval for any plan of reorganization that is inconsistent with the terms of the Intercreditor Agreement and (v) the terms of such DIP Financing do not require any holders of Notes Obligations to extend additional credit pursuant to such DIP Financing. If requested by the ABL Agent, the Noteholder Collateral Agent and each holder of Notes Obligations will subordinate its Liens in the ABL Priority Collateral to the Liens securing the DIP Financing (and all obligations relating thereto, including any “carve-out” granting administrative priority status or Lien priority to secure repayment of fees and expenses of professionals retained by any debtor or creditors’ committee); provided that the Liens on any Notes Priority Collateral securing the DIP Financing will rank pari passu with or senior to the Liens securing the ABL Obligations. The ABL Agent and the holders of ABL Obligations are subject to reciprocal provisions with respect to any DIP Financing that will be secured by Notes Priority Collateral and any use of cash collateral that constitutes Notes Priority Collateral.
The Noteholder Collateral Agent agreed in the Intercreditor Agreement on behalf of each holder of Notes Obligations that it will not oppose any sale or disposition of any ABL Priority Collateral that is supported by the requisite holders of ABL Obligations under the ABL Loan Documents, and the Noteholder Collateral Agent and each other holder of Notes Obligations will be deemed pursuant to the Intercreditor Agreement to have irrevocably, absolutely and unconditionally consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of any ABL Priority Collateral supported by the requisite holders of ABL Obligations under the ABL Loan Documents and to have released their Liens on such assets; provided that to the extent the proceeds of such Collateral are not applied to reduce ABL Obligations or any DIP Financing secured by a prior Lien on such ABL Priority Collateral, the Noteholder Collateral Agent will continue to have rights with respect to such proceeds. The ABL Agent and the holders of ABL Obligations are subject to reciprocal limitations with respect to their right to object to a sale of Notes Priority Collateral.
The Intercreditor Agreement provides that for so long as any ABL Obligations remain outstanding, the Noteholder Collateral Agent and each other holder of Notes Obligations will not seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any ABL Priority Collateral, without the prior written consent of the ABL Agent, unless the ABL Agent already has filed a pending motion for such relief with respect to its interest in the ABL Priority Collateral and a corresponding motion must be filed solely for the purpose of preserving the Noteholder Collateral Agent’s ability to receive residual distributions. The ABL Agent and the holders of ABL Obligations are subject to reciprocal limitations with respect to their right to seek relief from the automatic stay with respect to Notes Priority Collateral.
The Intercreditor Agreement provides that for so long as any ABL Obligations remain outstanding, none of the Noteholder Collateral Agent and each other holder of Notes Obligations will contest (or support any other Person contesting) any request by the ABL Agent or any other holder of ABL Obligations for relief from the automatic stay with respect to the ABL Priority Collateral; or any request by the ABL Agent and the holders of ABL Obligations for adequate protection with respect to the ABL Priority Collateral; or any objection by the ABL Agent or the other holders of ABL Obligations to any motion, relief, action or proceeding based on the ABL Agent and the holders of ABL Obligations claiming a lack of adequate protection with respect to the ABL Priority Collateral. The holders of Notes Obligations are permitted to seek and obtain adequate protection in the form of an additional or replacement Liens on Collateral so long as (i) holders of ABL Obligations have been granted adequate protection in the form of a replacement lien on such Collateral, and (ii) any such Lien on ABL Priority Collateral (and on any Collateral granted as adequate protection for the holders of Notes Obligations in respect of their interest in such ABL Priority Collateral) is subordinated to the Liens of the ABL Agent in such Collateral on the same basis as the other Liens of the Noteholder Collateral Agent on the ABL Priority Collateral. The ABL Agent and the holders of ABL Obligations are subject to reciprocal limitations with respect to their right to contest requests for adequate protection by the Noteholder Collateral Agent or the other holders of Notes Obligations with respect to Notes Priority Collateral.
Insurance
The ABL Agent has customary rights with respect to the insurance policies, to the extent affecting the ABL Priority Collateral and the Noteholder Collateral Agent has customary rights with respect to the insurance policies, to the extent affecting the Notes Priority Collateral. Such rights include rights to adjust settlement in the event of any loss thereunder and customary rights with respect to condemnations and similar proceedings (or deeds in lieu thereof) and with respect to the proceeds of such insurance policies.
Refinancings of the ABL Facility and the Notes
The ABL Obligations (which include obligations under the ABL Credit Facility and the other ABL Loan Documents, secured rate contracts and may include cash management obligations and letter of credit reimbursement obligations) and the obligations under the Indenture and the notes and any other Notes Obligations may be increased or refinanced or replaced, in whole or in part, in each case, subject to certain customary conditions contained in the Intercreditor Agreement all without affecting the Lien priorities provided for in the Intercreditor Agreement. Under the terms of the Credit Agreement, any issuance of Additional Notes requires the consent of the ABL Agent.
Noteholder Purchase Option
Upon the occurrence and during the continuance of (a) the acceleration prior to maturity of all or any portion of the Indebtedness then outstanding under the Credit Agreement, (b) the exercise of any remedy with respect to Liens on the Collateral by the ABL Agent, (c) a default in any scheduled payment of principal, premium, if any, interest or fees under the Indenture or Credit Agreement that remains uncured or unwaived for a period of 30 days in the aggregate, or (d) the commencement of an insolvency or liquidation proceeding (each of the foregoing, a “Triggering Event”), by notice from the Noteholder Collateral Agent (provided the Noteholder Collateral Agent itself has notice), the holders of the notes may, at their sole expense and effort, irrevocably require the ABL Claimholders to transfer and assign to holders of the notes, without warranty or representation or recourse (other than the representation or warranty that such ABL Obligations are being transferred without any Lien created by the ABL Claimholders), all (but not less than all) of the ABL Obligations and all rights of the ABL Claimholders under the ABL Loan Documents; provided that, except in the case of clause (d), such notice shall be unconditional and irrevocable and must be given within 20 business days after the first Triggering Event to occur. If the purchase option is exercised, the holders of the notes shall (i) pay to the ABL Agent as the purchase price for all of the ABL Obligations, the full amount of all the ABL Obligations (other than the Excess ABL Obligations) then outstanding and unpaid (including principal, interest, fees (including facility fees, but excluding fees that become due solely as a result of the prepayment of the ABL Obligations or the early termination of the ABL Credit Agreement), and expenses (including, without limitation, reasonable attorneys’ fees and legal expenses)), (ii) furnish cash collateral in an amount equal to 105% of the face amount of the issued and outstanding letters of credit secured by the ABL Documents, (iii) agree to reimburse the ABL Agent and letter of credit issuing banks for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the ABL Obligations, and/or as to which the ABL Agent has not yet received final payment, (iv) agree to reimburse the ABL Agent and letter of credit issuing banks, in respect of indemnification obligations of the Loan Parties under the ABL Documents as to matters or circumstances known to the ABL Agent at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the ABL Agent or letter of credit issuing banks, as applicable, and (v) agree to indemnify and hold harmless the ABL Agent and letter of credit issuing banks, from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the ABL Obligations as a direct result of any acts by the ABL Agent occurring prior to the date of such purchase to the extent such acts comply with the applicable standard of care (if any) set forth for such actions in the ABL Credit Agreement.  “Excess ABL Obligations” means the sum of (a) the portion of the principal amount of the loans outstanding under the ABL Documents and the undrawn amount of outstanding letters of credit issued thereunder that is in excess of the ABL Obligations Cap, plus (b) the portion of interest and fees that accrues or is charged with respect to that portion of the principal amount of the loans and letters of credit described in clause (a) of this definition, and “ABL Obligations Cap” means the amount of $30,000,000, plus fees, costs, and interest thereon, plus hedging obligations relating to the ABL Obligations not to exceed $5,000,000, plus Indebtedness at any time owing to ABL Agent on account of a DIP Financing in a principal amount not to exceed $5,000,000.
Release of Liens
The Security Documents provide that the Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing Notes Obligations under any one or more of the following circumstances, and such Liens on such assets shall automatically, without the need for any further action by any Person, be released, terminated and discharged:

(1)
in connection with asset dispositions (including by way of merger or consolidation, among other things) permitted or not prohibited under the covenant described below under “-Repurchase at the Option of Holders-Asset Sales;”

(2)
if any Guarantor is released from its notes Guarantee in accordance with the terms of the Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor’s assets will also be released from the Liens securing its Note Guarantee and the other Notes Obligations; or

(3)	if required in accordance with the terms of the Intercreditor Agreement or any Security Document.
The Liens on the Collateral that secure the Notes Obligations also will automatically, without the need for any further action by any Person, be released, terminated and discharged:

(1)
upon Legal Defeasance or Covenant Defeasance or satisfaction and discharge of the Indenture as described below under the captions “-Legal Defeasance and Covenant Defeasance” and “-Satisfaction and Discharge;”

(2)	if such property or assets become Excluded Assets; or

(3)	with the consent of holders of the notes of the requisite percentage of notes in accordance with the provisions described below under the caption “-Amendment, Supplement and Waiver.”
The Security Documents provide that the Noteholder Collateral Agent must execute, upon request and at the Company’s expense, any documents, instruments, agreements or filings reasonably requested by the Company to evidence the release of the Collateral.
Optional Redemption
Optional Redemption Prior to January 15, 2017
At any time prior to January 15, 2017, the Company may, at its option, redeem up to 35% of the aggregate principal amount of notes, at one time or from time to time, issued under the Indenture upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 110% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the applicable Redemption Date (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of Equity Offerings of the Company; provided that:

(1)
at least 65% of the aggregate principal amount of notes originally issued under the Indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.
At any time prior to January 15, 2017, the Company may also, at its option, redeem the notes, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable Redemption Date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to January 15, 2017.
Optional Redemption On and After January 15, 2017
On or after January 15, 2017, the Company may redeem the notes, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable Redemption Date, if redeemed during the periods indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

YEAR	PERCENTAGE
On or after January 15, 2017 and prior to July 15, 2017	107.500%
On or after July 15, 2017 and prior to July 15, 2018	105.000%
On and after July 15, 2018	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable Redemption Date.

Selection and Notice
If less than all of the notes are to be redeemed at any time, the trustee or the registrar will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “-Book Entry, Delivery and Form,” in such manner as the applicable depositary may require), unless otherwise required by law or applicable stock exchange requirements.
Notes may be redeemed in a minimum principal amount of $2,000 and integral multiples of $1,000 in principal amount in excess thereof; provided that, in the case of any note redeemed in part, the unredeemed principal amount thereof must be an authorized denomination. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or Legal Defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.
Mandatory Redemption
The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Open Market Purchases
The Company and its Subsidiaries may at any time and from time to time purchase notes in the open market or otherwise in accordance with applicable laws.
Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to a minimum principal amount of $2,000 and integral multiples of $1,000 in principal amount in excess thereof) of that holder’s notes pursuant to a change of control offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to the trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date (the “Change of Control Payment Date”), specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
On or before the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer and not withdrawn;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

(3)
deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes and not withdrawn (or, in the case of any notes that are in global form, make such payment through the facilities of DTC or any other applicable depositary), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “-Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
The Credit Agreement does contain, and any future Credit Facility may contain, prohibitions of certain events, including events that would constitute a Change of Control or other similar events, and may also limit or prohibit the repurchase of notes upon a Change of Control. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control occurs at a time when the Company is prohibited by any Credit Facility or any other agreement from purchasing notes, or if such purchase would constitute a default under any Credit Facility or any such other agreement, the Company could seek the consent of its lenders or other parties to such agreements to purchase the notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would be an event of default under the Credit Agreement and which could, in turn, constitute a default under any Credit Facility or such other agreements. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors-Risks Related to the Notes and the Collateral-We may not be able to repurchase the notes upon a change of control or an offer to repurchase the notes in connection with an asset sale as required by the indenture.”
Asset Sales
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, to the extent that any disposition in such Asset Sale was of Collateral, any consideration received is pledged as Collateral under the Security Documents promptly after receipt of such non-cash consideration by the Company or such Restricted Subsidiary, to the extent required by and, in accordance with the requirements set forth in the Indenture and the Security Documents.

For purposes of this provision, each of the following will be deemed to be cash:

a.
any liabilities, as shown on the Company’s most recent consolidated balance sheet (or, if incurred after the date of such balance sheet, as would have been shown on such consolidated balance sheet had they been incurred on or prior to its date), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets or any other Person, other than the Company or one of its Subsidiaries, pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies it against further liability;

b.
any securities, notes or other obligations received by the Company or any of its Restricted Subsidiaries from such transferee that are, contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

c.	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply such Net Proceeds:

(1)
to repay Indebtedness and other Obligations under a Credit Facility; provided that, if the Indebtedness repaid is revolving credit Indebtedness, to permanently reduce commitments with respect thereto in an amount equal to the principal amount so repaid;

(2)
to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business or one or more Persons primarily engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Permitted Business or Person, as the case may be, is or becomes a Restricted Subsidiary of the Company;

(3)	to make a capital expenditure; or

(4)
to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that the assets (including Voting Stock) acquired with the Net Cash Proceeds of a disposition of Collateral are pledged as Collateral under the Security Documents promptly after receipt of such assets by the Company or one of its Restricted Subsidiaries, to the extent required by and in accordance with the Security Documents.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may apply the Net Proceeds to temporarily reduce revolving credit borrowings (without reducing the commitment thereunder) or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.
Any Net Proceeds from Asset Sales that are not applied or invested within 360 days as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $7.5 million, the Company will, within five days thereof, make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem the maximum amount of principal of, and premium, if any, and interest on, the notes and such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Excess Proceeds (after deducting therefrom all fees and expenses incurred in connection therewith). The offer price for the notes in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the sum of the aggregate amount of principal of, and premium, if any, and interest on, the notes and other pari passu Indebtedness tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer plus the aggregate amount of all fees and expenses incurred in connection with such Asset Sale Offer and the purchase, prepayment or redemption of any such pari passu Indebtedness exceeds the amount of Excess Proceeds, the trustee or the registrar will, after deducting from such Excess Proceeds an amount equal to all such fees and expenses, select the notes to be purchased on a pro rata basis with any such pari passu Indebtedness (except that any notes represented in global form will be selected by such method as DTC or the applicable depositary, as the case may be, or its nominee may require), based on the amounts tendered or required to be prepaid or redeemed (including, amounts required to be paid in respect of principal, premium, if any, and interest), with such adjustments as may be deemed appropriate so that notes are repurchased in denominations of $2,000 in principal amount and integral multiples of $1,000 in principal amount in excess thereof and so that any such pari passu Indebtedness issued in specified authorized denominations is only repurchased in such authorized denominations or so that any unrepurchased portion of a note or such pari passu Indebtedness that is repurchased in part is an authorized denomination. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
The Company will not and will not permit any of its Restricted Subsidiaries to, enter into or suffer to exist any agreement (other than any agreement governing Credit Facilities for Indebtedness permitted to be incurred pursuant to clause (1) of the second paragraph of the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock”) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes and any pari passu Indebtedness pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
The Credit Agreement does contain, and any future Credit Facility may contain, prohibitions of certain events, including events that would constitute a Change of Control or other similar events or an Asset Sale, and may also limit or prohibit the repurchase of notes upon an Asset Sale. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or an Asset Sale occurs at a time when the Company is prohibited by any Credit Facility or any other agreement from purchasing notes, or if such purchase would constitute a default under any Credit Facility or any such other agreement, the Company could seek the consent of its lenders or such other parties to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under any Credit Facility or such other agreements. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors-Risks Related to the Notes and the Collateral-We may not be able to repurchase the notes upon a change of control or an offer to repurchase the notes in connection with an asset sale as required by the indenture.”
Certain Covenants
Restricted Payments
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the notes or to the Note Guarantee of such Guarantor, as the case may be (excluding any intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries), except a payment of regularly scheduled interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)
the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “-Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)
50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the date of the Indenture occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)
100% of the aggregate net cash proceeds received by the Company or a Restricted Subsidiary since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)
to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Indenture; plus

(d)
to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary or it or any other Person is merged or consolidated into the Company or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary or such other Person are transferred to the Company or a Restricted Subsidiary after the date of the Indenture in a transaction that complies with the provisions of the Indenture, the lesser of (i) the Fair Market Value of the aggregate amount of the Investments made by the Company and its Subsidiaries in such Subsidiary or such other Person, determined as of the date of such redesignation or such other transaction, as applicable, or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Indenture; plus

(e)
100% of any dividends received by the Company or a Restricted Subsidiary of the Company after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)
the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the Indenture;

(2)
the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan, or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by Indebtedness from or guaranteed by the Company or any Restricted Subsidiary of the Company unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)
the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from or in exchange for a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)
the payment of any dividend (or, in the case of any partnership, limited liability company, or other Person, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, equity incentive plan or agreement or other similar plan or agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve month period;

(6)
the repurchase of Equity Interests deemed to occur upon the exercise of stock options or other equity awards to the extent such Equity Interests represent a portion of the exercise price of those stock options or other equity awards and any repurchase or other acquisition of Equity Interests made in lieu of or to satisfy withholding or similar taxes in connection with any exercise or exchange of stock options, warrants, equity incentives, other equity awards or other rights to acquire Equity Interests;

(7)
the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “-Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)
payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any Restricted Subsidiary of the Company to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of warrants, stock options, awards under equity incentive plans or similar securities or (ii) the conversion or exchange of Capital Stock of any such Person or the conversion or exchange of Indebtedness of any such Person that is convertible into or exchangeable for Capital Stock of such Person; and

(9)	other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment or, in the case of a dividend or similar distribution, on the date of declaration thereof, of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors or Chief Financial Officer of the Company. The Board of Directors’ or Chief Financial Officer’s determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million. For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (9) above or the first paragraph of this covenant, the Company, in its sole discretion, may divide or classify and from time to time divide, re-divide, classify and reclassify such Restricted Payment among such clauses and/or first paragraph in any manner in compliance with this covenant.
Incurrence of Indebtedness and Issuance of Preferred Stock
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Guarantors may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock, as applicable (collectively, “Permitted Debt”):

(1)
the incurrence by the Company and the Guarantors of additional Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $20.0 million, less the aggregate amount of all permanent commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by the Company or any of its Restricted Subsidiaries since the date of the Indenture and (b) 19.0% of the Company’s Consolidated Net Tangible Assets, but in no event more than $30.0 million; provided, however, that in no event shall the aggregate principal amount of Indebtedness under such Credit Facilities that is not revolving credit borrowings exceed $8.0 million;

(2)	the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3)
the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the Issue Date (but not any additional notes for the avoidance of doubt) and the exchange notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of, or to lease, property, plant, equipment or other assets (including Capital Stock) used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), at any time outstanding not to exceed $5.0 million;

(5)
Indebtedness (including Acquired Debt) of (x) the Company or any Guarantor incurred or issued to finance an acquisition of all or substantially all of the assets of another Person (whether through merger, consolidation, the direct purchase of such assets or the acquisition of Capital Stock of the person owning such assets) or (y) Persons that are acquired by the Company or a Guarantor; provided that after giving effect to the incurrence of such Indebtedness, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), and such acquisition, merger or consolidation (in each case with such pro forma adjustments as are contemplated by the definition of “Fixed Charge Coverage Ratio”), the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (5);

(6)
the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (6), (15) or (16) of this paragraph;

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries; provided, however, that:

(a)
if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee of such Guarantor, in the case of a Guarantor; and

(b)
any (i) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (ii) sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that any

(a)	subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company, or

(b)	sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,
will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(10)
the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pan passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to other Indebtedness of the guarantor to the same extent as the Indebtedness guaranteed;

(11)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, insurance contracts, self-insurance obligations, bankers’ acceptances, performance, surety bonds and other similar guarantees of obligations not constituting Indebtedness in the ordinary course of business;

(12)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days following receipt by the Company or such Restricted Subsidiary of notice of such event;

(13)
any obligation arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Restricted Subsidiary (including, without limitation, assets acquired by a Restricted Subsidiary of the Company and any Person that, as a result of such transaction, becomes a Restricted Subsidiary of the Company) in a transaction permitted by the Indenture, provided the maximum liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(14)
Indebtedness of the Company or a Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to effect Legal Defeasance or Covenant Defeasance of the notes or to effect satisfaction and discharge of the Indenture;

(15)
the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate amount at any time outstanding pursuant to this clause (15), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $8.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency); and

(16)
the incurrence by the Company or any of the Guarantors of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $10.0 million.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and divide such item of Indebtedness on the date of its incurrence, and later reclassify and redivide all or a portion of such item of Indebtedness among any one or more of such clauses and/or such first paragraph, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date of the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or dividends on Disqualified Stock, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Disqualified Stock as Indebtedness due to a change in accounting principles and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges (to the extent required by the definition of such term) of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. In determining the amount of Indebtedness outstanding, the outstanding amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such person or any other Person under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.
The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	with respect to contingent obligations, the maximum liability upon the occurrences of the contingency giving rise to the obligation;

(3)	with respect to Hedging Obligations, the net amount payable, if any, by the specified Persons if such Hedging Obligations terminated at that time due to default by such Person;

(4)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination;

(b)	the amount of such Indebtedness of the other Person;

(5)
the maximum amount the Company and its Restricted Subsidiaries would become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, in the case of any Disqualified Stock;

(6)	the amount of the liability in respect thereof determined in accordance with GAAP, in the case of Indebtedness issued at a price that is less than the principal amount thereof; and

(7)	the principal amount of the Indebtedness, in the case of any other Indebtedness.
Liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset or property now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements governing Existing Indebtedness and Collateral Documents as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the notes, the Note Guarantees and the Security Documents and any amendments, restatements, modifications, supplements, refunding, replacements or refinancings thereof;

(3)
agreements or instruments (other than those referred to in the clauses (1), (2) or (3) above) governing Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “-Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the restrictions therein are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in (x) the Indenture, the notes, the Note Guarantees and the Security Documents or (y) in the case of any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of any such agreements or instruments, the agreements or instruments governing such Indebtedness;

(4)	applicable law, rule, regulation, permit or order;

(5)
any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)
mortgage financings and other Indebtedness, in each case incurred for the purpose of financing all or any part of the purchase price of or cost of design, construction, installation or improvement of property, plant, equipment or other assets in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property that has been, is being or is to be purchased, leased, designed, constructed, installed or improved, as the case may be, of the nature described in clause (3) of the preceding paragraph;

(8)
any agreement for the sale or other disposition of a Restricted Subsidiary (including, without limitation, by merger, consolidation or sale or other disposition of Capital Stock) or any assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary or of such assets pending such sale or other disposition;

(9)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)
Permitted Liens and other Liens permitted to be incurred under the provisions of the covenant described above under the caption “-Liens” that limit the right to dispose of the assets subject to such Liens;

(11)
provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company agreements, merger agreements, acquisition agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements or restrictions entered into in connection with Investments permitted by the terms of the Indenture to be made), which limitation is applicable only to the assets that are the subject of such agreements pending the disposition or transfer of such assets; provided that such disposition or transfer complies with the covenant described under “-Repurchase at the Option of Holders-Asset Sales;”

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13)	any instrument governing Indebtedness of a Foreign Subsidiary; provided that such Indebtedness was not prohibited by the terms of the Indenture.
Merger, Consolidation or Sale of Assets

(1)
The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a)
either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b)
the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the notes and the Indenture pursuant to a supplemental indenture, delivers to the trustee an opinion of counsel required by the Indenture, including as to the enforceability of the supplemental indenture and by amendment, supplement or other instrument joins the Security Documents in form and substance reasonably required by the Security Documents and takes all other actions required by the Security Documents to grant to the Noteholder Collateral Agent for the benefit of the holders of the notes, to the extent and subject to the exceptions provided in the Security Documents and the Indenture, a Lien in assets that constitute Collateral pursuant to the Indenture and Security Documents;

(c)	immediately after such transaction, no Default or Event of Default exists;

(d)
the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “-Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Company for such four-quarter period; and

(e)
the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that in giving an opinion of counsel, counsel may rely on an officers’ certificate as to any matters of fact.

(2)
The Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person, except as otherwise provided for in clause (1) of this covenant.

There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” of the properties or assets of the Company and its Restricted Subsidiaries.
This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and/or its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of the Company with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporation of the Company in another jurisdiction.
The surviving or transferee Person in any of the above transactions will succeed to, and be substituted for the Company under the Indenture, the notes, the Security Documents and the Registration Rights Agreement and the Company (if not the surviving Person) will be fully released from its obligations under the Indenture, the notes, the Security Documents and the Registration Rights Agreement, except in the case of a lease.
Transactions with Affiliates
The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any employment agreement, employee benefit plan, equity incentive plan, employee stock ownership plan, officer or director indemnification agreement, compensation agreement or arrangement, customary benefit programs or arrangements for employees, officers or directors (including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans) or any similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of directors or officers of the Company or any of its Restricted Subsidiaries;

(3)	loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(4)	transactions between or among the Company and/or its Restricted Subsidiaries;

(5)
transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(6)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(7)	Restricted Payments that do not violate the provisions of the Indenture described above under the caption “-Restricted Payments” and Permitted Investments; and

(8)
any transactions between the Company or any Restricted Subsidiary of the Company and any Person, a director of which is also a director of the Company or a Restricted Subsidiary; provided that such director abstains from voting as a director of the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction.

Business Activities
The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
Additional Note Guarantees
If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Immaterial Subsidiary) after the date of the Indenture, then the Company will:

(1)	cause that newly acquired or created Domestic Subsidiary to execute a supplemental indenture pursuant to which it will become a Guarantor in form and substance reasonably satisfactory to trustee;

(2)	execute an amendment to the Registration Rights Agreement pursuant to which it becomes subject to the obligations of a Guarantor thereunder;

(3)
become a party to the Security Documents and take all other actions required by the Security Documents to grant to the Noteholder Collateral Agent for the benefit of the Holders a Lien, to the extent and in the manner required by the Security Documents, in assets that constitute Collateral pursuant to the Indenture and Security Documents;

(4)	take such further action and execute and deliver such other documents as may be reasonably requested by the trustee or Noteholder Collateral Agent to effect the foregoing; and

(5)	deliver an opinion of counsel and such other documents as required by the Indenture, and to the Noteholder Collateral Agent as required by the Security Documents.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(1)
the Company could make the Restricted Payment which is deemed to occur upon such designation by the covenant described above under the caption “-Restricted Payments” equal to the appropriate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2)	such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary;”

(3)
the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default or no Default or Event of Default would be in existence immediately following such designation; and

(4)
the Company delivers to the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “-Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company.
If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary, then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “-Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.
The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company if:

(1)
the Company and its Restricted Subsidiaries could incur the Indebtedness which is deemed to be incurred upon such designation under the covenant described under the caption “-Incurrence of Indebtedness and Issuance of Preferred Stock,” equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period following such designation;

(2)	the designation would not constitute or cause a Default or Event of Default; and

(3)
the Company delivers to the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions, including the incurrence of Indebtedness under the covenant described above under the caption “-Incurrence of Indebtedness and Issuance of Preferred Stock.”

Payments for Consent
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes, the Note Guarantees, the Security Documents or the Registration Rights Agreement unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations, including any permitted extensions thereof:

(1)	all quarterly reports on Form 10-Q and annual reports on Form 10-K that would be required to be filed with the SEC on such forms if the Company were required to file such reports; and

(2)	all current reports on Form 8-K that would be required to be filed with the SEC on such form if the Company were required to file such reports.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the

Company’s certified independent accountants. In addition, the Company will post the reports on its website within the time periods specified in the rules and regulations applicable to such reports, including any permitted extensions thereof, and, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within those time periods (unless the SEC will not accept such a filing).
If, at any time after consummation of the exchange offer contemplated by the Registration Rights Agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods, including any permitted extensions thereof, that would apply if the Company were required to file those reports with the SEC.
Notwithstanding anything to the contrary in the foregoing, if at any time any such reports are not filed by the Company, or are not accepted by the SEC for any reason, for inclusion on the SEC’s EDGAR service (or any successor thereto), the Company will post such reports on a website no later than the date the Company is required to provide those reports to the trustee and the holders of the notes and maintain such posting for so long as any notes remain outstanding. Access to such reports on such website may be subject to a confidentiality acknowledgment; provided, that no other conditions, including password protection, may be imposed on access to such reports other than a representation by the Person accessing such reports that it is the trustee, a holder of the notes, a beneficial owner of the notes, a bona fide prospective investor, a securities analyst or a market maker.
The Company will hold a quarterly conference call for the holders of the notes and securities analysts to discuss such financial information no later than ten business days after distribution of such financial information.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest or Additional Interest, if any, with respect to the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)
failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “-Repurchase at the Option of Holders-Change of Control,” “-Repurchase at the Option of Holders-Asset Sales,” or “-Certain Covenants-Merger, Consolidation or Sale of Assets;”

(4)
failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Security Documents;

(5)
default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee exists, on, or is created after, the date of the Indenture, if that default:

(a)
is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

(6)
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; provided, that if, prior to any acceleration of the notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded or (iii) such Indebtedness is repaid, all Defaults and Events of Default under the Indenture resulting therefrom (but not any acceleration of the notes) shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree of any court of competent jurisdiction;

(7)
failure by the Company or any of its Restricted Subsidiaries to pay final, unappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)
except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding of any court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(9)
breach by the Company or any of its Restricted Subsidiaries of any representation or warranty or agreement in the Security Documents that has a material adverse effect on the noteholders or on the Collateral (and the failure to cure such breach for 60 days) or the repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under the Security Documents;

(10)
the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the Indenture or the Security Documents), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture or the applicable Security Document, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect (in each case except in accordance with the terms thereof or of the Indenture) or any material provisions of the Security Documents shall be unenforceable against the Company or any of its Restricted Subsidiaries that is a party thereto, if in any such case, such default continues for 60 days after notice, or the enforceability of the Security Documents shall be contested by the Company or any Guarantor; and

(11)
certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the then outstanding notes, by notice to the trustee and the Company, may declare all the notes to be due and payable immediately.
The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.
Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holders have offered and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration and its consequences or waive any existing Default or Event of

Default and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.
The Company is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)
the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium or Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)
the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the Indenture, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.
In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants in the Indenture (including, without limitation, the covenants and provisions described above under “-Repurchase at the Option of the Holders-Change of Control” and “-Repurchase at the Option of the Holders-Asset Sales” and the covenants described above under “-Certain Covenants”) (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes.
In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, and insolvency events but including the events described in clauses (3), (4), (5), (6), (8) and (9) of the first paragraph under “-Events of Default and Remedies”) described under “-Events of Default and Remedies” will no longer constitute an Event of Default or Default with respect to the notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium or Additional Interest, if any, on, the outstanding notes on the stated dates for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated dates for payment or to a particular redemption date;

(2)
in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such

Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(6)
the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)
the Company must deliver to the trustee an officers’ certificate and an opinion of counsel (which counsel may rely on an officers’ certificate as to matters of fact), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Upon any Legal Defeasance or Covenant Defeasance, all of the Collateral shall be released from all Liens arising under the Security Documents and the Indenture and the Security Documents shall automatically terminate.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)
all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)
all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(2)
no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all other sums payable by it under the Indenture; and

(4)
the Company has delivered irrevocable written instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel (which counsel may rely on an officers’ certificate as to matters of fact) to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Upon any such satisfaction and discharge, all of the Collateral shall be released from all Liens arising under the Security Documents and the Indenture, Note Guarantees and the Security Documents shall automatically terminate.
Amendment, Supplement and Waiver
Except as provided in the next four succeeding paragraphs, the Indenture, the notes, the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the notes, the Note Guarantees or the Security Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (except provisions relating to minimum required notice of redemption or those provisions relating to the covenants described above under the caption “-Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including Additional Interest and default interest, on any note;

(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)
make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “-Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change in the preceding amendment and waiver provisions.
The entering into the Intercreditor Agreement by the Company and the Guarantors on terms that are materially worse for the noteholder collateral agent, when taken as a whole, compared to those summarized above under “-Security” requires the consent of holders of at least a majority in aggregate principal amount of the notes then outstanding.
In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.
Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors, the trustee and the Noteholder Collateral Agent may amend or supplement the Indenture, the notes, the Note Guarantees and the Security Documents:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)
to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale, lease or other transfer of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)
to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder in any material respect;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6)
to conform the text of the Indenture, the Security Documents, the notes or the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a substantially verbatim recitation of a provision of the Indenture, the Security Documents, the notes or the Note Guarantees, which intent may be evidenced by an officers’ certificate to that effect;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes;

(9)
to secure the notes or the Note Guarantees pursuant to the requirements of the covenant described above under the subheading “-Certain Covenants-Liens” or otherwise, including, without limitation, entering into any amendment or waiver, or entering into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional assets or property to become Collateral for the benefit of the noteholders, or as required by applicable laws to give effect to, or protect any security interest for the benefit of the noteholders, in any property or assets so that the security interests therein comply with applicable laws;

(10)
to add any additional guarantees of the notes or to evidence the release of any Guarantor from its Note Guarantee and its such Guarantor’s obligations under the Indenture and the Security Documents and the release of such Guarantor’s Collateral from the Liens arising under the Indenture and the Security Documents, in each case as provided in the Indenture and the Security Documents;

(11)	to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or a successor Noteholder Collateral Agent;

(12)	to enter into additional or supplemental Security Documents for the benefit of the holders of the notes; or

(13)	to release Collateral when permitted or required by the Indenture or the Security Documents.
Concerning the Trustee
If the trustee becomes a creditor of the Company or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the TIA) or resign.
The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
The Indenture provides that it, the notes and the Note Guarantees will be, and the Security Documents provide that they will be, governed by, and construed in accordance with, the laws of the State of New York.
Additional Information
Anyone who receives this Prospectus may obtain a copy of the Indenture and the Security Documents without charge by writing to the Company at SAExploration Holdings, Inc., 1160 Dairy Ashford, Suite 160, Houston, Texas, 77079, Attention: Chief Financial Officer.
Book Entry, Delivery and Form
The existing notes were, and any new notes issued in exchange for existing notes tendered pursuant to DTC’s ATOP procedures will be, issued in the form of one or more fully registered global certificates (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear System and Clearstream Banking, S.A. is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
Upon deposit of the Global Notes, DTC will credit the accounts of the Participants with portions of the principal amount of the Global Notes. Ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, and Additional Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC’s current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants and the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying or remitting payments to the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Subject to the transfer restrictions applicable to the notes described herein, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes if:

(1)
DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days after it obtains knowledge of such circumstances;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any authorized denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend unless that legend is not required by applicable law.
Same-Day Settlement and Payment
The Company will make payments in respect of the notes represented by the Global Notes (including principal, interest and premium, if any, and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to Certificated Notes as described above under “-Methods of Receiving Payments on the Notes.” The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“ABL Agent” means the collateral agent for the benefit of the lenders under the Credit Agreement and the Security Documents, together with its successors in such capacity.
“ABL Claimholders” means, at any time of determination, collectively, (a) the ABL Agent, (b) the lenders under the Credit Agreement at such time, (c) the issuing bank or banks of letters of credit or similar instruments under the Credit Agreement, (d) each other person to whom any of the Obligations under the Credit Agreement is owed at such time and (e) the successors, replacements and assigns of each of the foregoing.
“ABL Loan Documents” has the meaning assigned to it in the Intercreditor Agreement.
“ABL Priority Collateral” has the meaning set forth under “-Security.”
“Accession Agreement” means an accession agreement, if any, to the Security Documents, in substantially the form provided therein, entered into by the Company, the holders of any Pari Passu Indebtedness and the Noteholder Collateral Agent from time to time.

“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Subsidiary) or expressly assumed in connection with the acquisition of assets from any Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or of such Indebtedness being incurred in connection with the acquisition of assets; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Subsidiary or the date of the applicable acquisition of assets.
“Additional Interest” means all additional interest then owing on the notes pursuant to the Registration Rights Agreement.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)
the present value at such redemption date of (i) the redemption price of the note at January 15, 2017 (such redemption price being set forth in the table appearing above under the caption “-Optional Redemption-Optional Redemption On and After January 15, 2017”) plus (ii) all required interest payments due on the note through January 15, 2017 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.
Calculation of the Applicable Premium is a responsibility of the Company and the trustee shall not be responsible to calculate or verify any calculation related to the Applicable Premium.
“Asset Sale” means:

(1)
the sale, lease, conveyance or other disposition of any assets by the Company or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “-Repurchase at the Option of Holders-Change of Control” and/or the provisions described above under the caption “-Certain Covenants-Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)
the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or other shares required by law to be held by persons other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)	a sale, lease, conveyance or other disposition of assets between or among the Company and/or its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)
(a) the sale, exchange, lease, conveyance or other transfer of property, products, services, equipment or accounts receivable in the ordinary course of business and of damaged, worn-out or obsolete assets in the ordinary course of business, (b) the abandonment or relinquishment of assets, the waiver of contract rights or the settlement, release or surrender of contract, tort or other claims, in each case, in the ordinary course of business or (c) dispositions pursuant to condemnation or similar involuntary dispositions;

(5)	the granting of Liens not prohibited by the covenant described above under the caption “-Certain Covenants- Liens” and dispositions in connection with Permitted Liens;

(6)	dispositions of Capital Stock of Unrestricted Subsidiaries; and

(7)	a Restricted Payment that does not violate the covenant described above under the caption “-Certain Covenants-Restricted Payments” or a Permitted Investment.
“Asset Sale Offer” has the meaning set forth under “-Repurchase at the Option of Holders-Asset Sales.”
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of a direct or indirect general partner of the partnership;

(3)	with respect to a limited liability company, the direct or indirect managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:

(1)	in the case of a corporation, capital stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such entity;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)
in the case of any other entity, any other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing entity;

but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:

(1)	United States dollars or any foreign currency in which the Company or any Restricted Subsidiary conducts business;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)
certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or any commercial bank organized under the laws of another country that is a member of the Organisation for Economic Co-operation and Development (OECD) and has total assets in excess of $500.0 million;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twelve months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder;

(2)	the adoption or the approval by the holders of Capital Stock of a plan relating to the liquidation or dissolution of the Company;

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)
the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer” has the meaning set forth under “-Repurchase at the Option of Holders-Change of Control.”
“Change of Control Payment” has the meaning set forth under “-Repurchase at the Option of Holders-Change of Control.”
“Change of Control Payment Date” has the meaning set forth under “-Repurchase at the Option of Holders-Change of Control.”
“Collateral” has the meaning assigned to it in the Security Documents.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)
an amount equal to (a) any extraordinary, unusual or non-recurring loss plus (b) any net loss realized by such. Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)
depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charges or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash expenses of, a Restricted Subsidiary of the Company other than a Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)
the Net Income (but not loss) of any Restricted Subsidiary other than a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
“Consolidated Net Tangible Assets” means, with respect to any Person as of any date of determination, the amount that, in accordance with GAAP, would be set forth under the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less the sum of (i) all current liabilities and (ii) goodwill and intangible assets, in each case, in accordance with GAAP as of the end of the most recent fiscal quarter for which internal financial statements are available.
“Covenant Defeasance” has the meaning set forth under “-Certain Covenants-Legal Defeasance and Covenant Defeasance.”
“Credit Agreement” means a new credit agreement to be entered into after the Issue Date among the Company, the guarantors party thereto and the lenders from time to time party thereto, providing for borrowings in an amount not to exceed the amount of Indebtedness permitted pursuant to clause (1) of the second paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock,” including any related notes, Guarantees, collateral documents, security documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time. The Credit and Security Agreement among SAExploration, Inc., as Borrower, the Guarantors named therein and Wells Fargo Bank, N.A. dated November 6, 2014 is the initial Credit Agreement.
“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“DIP Financing” means debtor-in-possession financing in accordance with the provisions of Section 364 of the Bankruptcy Code or any similar bankruptcy law.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any capital stock of such Person that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “-Certain Covenants-Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries would become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends on or prior to the date that is 91 days after the date on which the notes mature.
“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a public or private sale of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto, and the rules and regulations of the SEC thereunder.
“Excluded Assets” has the meaning set forth under “-Security.”
“Excluded Deposit Accounts” means any deposit account used solely for (i) payroll and/or accrued employee benefits or (ii) employee benefit plans.
“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under any Credit Facility, the notes and the Note Guarantees) in existence on the date of the Indenture, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Chief Financial Officer or Board of Directors of the Company (unless otherwise provided herein or in the Indenture).
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in equity ownership of Restricted Subsidiaries of the specified Person, during the four-quarter period or subsequent to such period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect in accordance with Regulation S-X under the Securities Act as if they had occurred on the first day of the four-quarter reference period;

(2)
the Consolidated Cash Flow for the applicable periods attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)
if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’

acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)
any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)
all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“Foreign Security Document” means each security document governed by the laws of a jurisdiction other than the United States.
“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.
“Foreign Subsidiary Reorganization” means the transaction or transactions pursuant to which assets utilized primarily in the Company’s non-U.S. operations and located in non-U.S. jurisdictions or titled in the name of a foreign branch of a Domestic Subsidiary of the Company will be transferred to one or more Foreign Subsidiaries of the Company formed or to be formed in such respective non-U.S. jurisdictions.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)
obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company, as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantors” means (1) each Domestic Subsidiary of the Company on the date of the Indenture and (2) each other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture, in each case, together with their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000, and whose total revenues for the most recent 12-month period for which consolidated financial statements are available do not exceed $100,000 for such 12-month period; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“incur” has the meaning set forth under “-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock.”
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indenture” means the Indenture pursuant to which the existing notes were issued and the new notes will be issued among the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent.
“Insolvency or Liquidation Proceeding” means, with respect to any Person:

(1)	any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to such Person;

(2)
any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to material portion of its assets;

(3)	any composition of liabilities or similar arrangement relating to such Person, whether or not under a court’s jurisdiction or supervision;

(4)
any liquidation, dissolution, reorganization or winding up of such Person, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy; or

(5)	any general assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.
“Intercreditor Agreement” means any intercreditor agreement (i) whose terms are not materially less favorable to the holders of the notes than those summarized under “-Security” and (ii) that is entered into in connection with entering into any Credit Agreement among the Noteholder Collateral Agent, the ABL Agent, the Company, the Guarantors and any other parties thereto, as amended, supplemented or modified from time to time. The Intercreditor Agreement between the Noteholder Collateral Agent and the ABL Agent dated November 6, 2014 is the initial Intercreditor Agreement.
“Investments” means, with respect to any specified Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and other advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet of such specified Person prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “-Certain Covenants-Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “-Certain Covenants-Restricted Payments.” Except as otherwise provided herein or in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Issue Date” means the first date on which the notes are issued under the Indenture.
“Kuukpik Joint Venture” means Kuukpik/SAExploration, LLC, an Alaska limited liability company and a joint venture between SAExploration, Inc. and Kuukpik Corporation.
“Legal Defeasance” has the meaning set forth under “-Certain Covenants-Legal Defeasance and Covenant Defeasance.”
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Mortgage” means each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Company or any Guarantor is granted to secure the obligations of the Company or any Guarantor under the Indenture.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)
any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, the amount of any Indebtedness that is secured by such assets and which is required to be repaid by the Company or Restricted Subsidiary, in connection with such transaction and legal, accounting and investment banking fees, brokers fees, sales commissions, and any relocation expenses incurred as a result of the Asset Sale and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements and (2) any reserve for adjustment, indemnification, earnout or similar obligations in respect of the sale price of such asset or assets established in accordance with GAAP.
“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise;

(2)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than Equity Interests of an Unrestricted Subsidiary).
“Note Claimholder” means, at any time of determination, the holders of Notes Obligations at such time, including the noteholders, the trustee and the Noteholder Collateral Agent, in each case solely in their capacities as such and not in any other capacity (except to the extent that such Note Claimholder is acting in such other capacity for the primary purpose of benefiting its Notes Obligations).
“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.
“Noteholder Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent for the benefit of the noteholders under the Security Documents, together with its successors in such capacity.
“notes” means, collectively, the notes originally issued under the Indenture as of the Issue Date, and any additional notes subsequently issued, except if otherwise started herein.

“Notes Documents” means the Indenture, the notes, the Note Guarantees, the Security Documents, the Registration Rights Agreement and each of the other agreements, documents and instruments executed pursuant thereto, and any other document of instrument executed or delivered at any time governing, or in connection with, any Notes Obligations, including any intercreditor or joinder agreement among holders of Notes Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the provisions of the Indenture.
“Notes Obligations” means all Obligations outstanding under the notes and the Indenture and all other Notes Documents, including all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Notes Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.
“Notes Priority Collateral” has the meaning set forth under “-Security.”
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Pari Passu Indebtedness” means any Indebtedness (1) that is permitted to be incurred under the covenant described above under “-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock,” and (2) that is secured by a Permitted Lien described in clause (3) of the definition of the Permitted Liens; provided that (i) it is so designated as Pari Passu Indebtedness in an officers’ certificate delivered to the Noteholder Collateral Agent and (ii) an authorized representative of the holders of such Indebtedness shall have executed and delivered an Accession Agreement.
“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company or any of its Restricted Subsidiaries was engaged on the date of the Indenture, as described in the Offering Memorandum relating to the issuance of the existing notes, and any business reasonably related or complimentary thereto.
“Permitted Holders” means any of (a) Jeff Hastings, Brian Beatty and Brent Whitely, (b) any Related Party thereof and (c) any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Capital Stock of the Company or any direct or indirect parent entity or securities convertible into or exchangeable or exercisable for such Capital Stock.
“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b)
such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all or any substantial portion of its assets or of any of its business units to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and a Guarantor;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or a transaction excluded from the definition thereof) that was made pursuant to and in compliance with the covenant described above under the caption “-Repurchase at the Option of Holders-Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)
any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)
loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)	repurchases of the notes or exchange notes;

(10)
any Investment existing on, or made pursuant to binding commitments existing on, the date of the Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment or commitment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;

(11)	advances to customers in the ordinary course of business, prepaid expenses or deposits, and performance guarantees of contracts or obligations other than Indebtedness;

(12)	Investments in Foreign Subsidiaries as a result of the Foreign Subsidiary Reorganization;

(13)	Investments in joint ventures in aggregate amount not to exceed $5.0 million, provided each such joint venture is engaged in a Permitted Business;

(14)
any Investment by any Foreign Subsidiary in any other Foreign Subsidiary or any Person, if as a result the Person becomes a Foreign Subsidiary or the Person is merged or consolidated with or into a transfer or conveyance of all or substantially all of its assets to, or is liquidated into, any Foreign Subsidiary; and

(15)
other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed $5.0 million.

“Permitted Liens” means:

(1)
Liens on assets of the Company or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that are permitted to be incurred by clause (1) of the second paragraph of the covenant entitled “Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets constructed or acquired with or financed by such Indebtedness; provided, however such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(3)
Liens created for the benefit of (or to secure) (a) the notes and the Note Guarantees, (b) additional notes and Note Guarantees related to any additional notes and (c) Pari Passu Indebtedness, provided that, in the case of clauses (b) or (c) at the time such additional notes or such Pari Passu Indebtedness is incurred and after giving pro forma effect thereto, the Company’s Secured Leverage Coverage Ratio is not greater than 3.5 to 1.0;

(4)	Liens in favor of the Company or the Guarantors;

(5)
Liens on property of a Person existing at the time such Person becomes a Subsidiary of, or is merged with or into or consolidated with, the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such person becoming a Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged into or consolidated with the Company or the Subsidiary;

(6)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and were not incurred in contemplation of, such acquisition;

(7)
Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(8)	Liens existing on the date of the Indenture;

(9)
(a) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate actions promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor, (b) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made and (c) Liens on cash collateral for letters of credit or Hedging Obligations permitted by clauses (1), (9) and (11)(a), respectively, of the second paragraph under “-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock” securing, in the case of letters of credit, an amount not to exceed the face amount of cash collateralized letters of credit for the benefit of the Company and/or the Guarantors and, in the case of Hedging Obligations, not to exceed the amount of such Hedging Obligations;

(10)
Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business; Liens on property or assets under construction (and related rights) in favor of a contractor or developer arising from progress or partial payments by a third party relating to such property or assets; and Liens arising from UCC financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of Business or Liens occurring solely by the filing of a UCC statement, which filing has not been consented to by the Company or Restricted Subsidiary;

(11)
survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or improvements or accessions that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)
the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof); and

(b)
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(13)
any extension, renewal or replacement, in whole or in part of any Lien described above in this definition of “Permitted Liens” (other than Liens described in clause (1) of this definition of “Permitted Liens”); provided that any such extension, renewal or replacement does not extend to any additional property or assets (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(14)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness, which occurred in accordance with the provisions of the Indenture;

(15)	Liens incurred in the ordinary course of business of the Company or any Guarantor of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(16)	Liens securing Indebtedness of any Foreign Subsidiary;

(17)	Liens on any property in favor of domestic or govern governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable; and

(18)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, or has a final maturity date more than 91 days after the final maturity date of the notes;

(3)
if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms, taken as a whole, at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)
such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is initially guaranteed only by (a) Persons who were obligors on or guarantors of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) a Guarantor in accordance with paragraph (10) of the definition of “Permitted Debt.”

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Redemption Date” and “redemption date” mean any date of redemption established by the Company as set forth under “-Optional Redemption.”
“Registration Rights Agreement” means the Registration Rights Agreement entered into among the initial purchaser of the existing notes, the Company and the Guarantors on the Issue Date.
“Related Party” means:

(1)
any controlling stockholder, 80% or more (based on voting power) owned Subsidiary, or immediate family member (in the case of an individual) of a Person described in clause (a) of the definition of Permitted Holder; or

(2)
any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders.

“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Rating Services or any successor to the rating agency business thereof.
“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.
“Secured Leverage Coverage Ratio” means, as of any date of determination, the ratio of (1) consolidated total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of such date (provided that in making such calculation, the maximum amount of Indebtedness that the Company is permitted to incur under clause (1) of the second paragraph under “-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock” shall be deemed outstanding and secured by a Lien) to (2) the Company’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, determined on a pro forma basis to give effect to any adjustments to as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor thereto, and the rules and regulations of the SEC thereunder.
“Security Agreement” means the security agreement dated as of the date of the Indenture, among the Noteholder Collateral Agent, the Company and the Guarantors, as it may be amended or supplemented pursuant to its terms.
“Security Documents” means, collectively, any Intercreditor Agreement, the Security Agreement, each Mortgage, each pledge agreement, each Foreign Security Document and each document or other instrument (other than the Indenture) creating Liens in favor of the Noteholder Collateral Agent as required by the Indenture, in each case, as the same may be amended or supplemented from time to time.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.
“Stated Maturity” means, with respect to any installment of interest or principal of any Indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers, trustees or similar persons of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or controlling managing member or otherwise controls such entity.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2017; provided, however, that if the then remaining term of the notes to January 15, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, and provided, further, that if the period from the redemption date to January 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.
“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
except as permitted by the covenant described above under the caption “-Certain Covenants-Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)
is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of existing notes and the ownership and disposition of the new notes but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to differing interpretations and subject to change at any time. Any such change or differing interpretations may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks and other financial institutions, U.S. expatriates, insurance companies, brokers, dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities holdings, partnerships or other pass-through entities or investors therein, regulated investment companies, personal holding companies, pension funds, real estate investment trusts, individual retirement and other tax-deferred accounts, holders subject to the alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to investors purchasing the existing notes for cash at original issue and at their issue price (generally, the first price at which a substantial amount of the notes are sold to investors for cash (excluding sales to bondhouses, brokers, or similar organizations acting in the capacity of underwriters, placement agents or wholesalers)), and does not address subsequent purchasers of the notes. Moreover, the effect of any applicable state, local or non-U.S. tax laws, and any U.S. federal tax other than income tax, such as estate and gift tax, is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
As used herein, “U.S. Holder” means a beneficial owner of the notes that is or is treated for U.S. federal income tax purposes as:

•	an individual that is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons,” as defined in Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996, and it has a valid election in effect under applicable U.S. Treasury Regulations to continue to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their own tax advisors as to the tax considerations of investing in the notes.
No ruling from the IRS or opinion of counsel has or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax considerations of the purchase, ownership or disposition of the notes or that any such position would not be sustained.
This discussion is for general informational purposes only and should not be viewed as tax advice. All persons that exchange existing notes for new notes pursuant to the exchange offer are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
Additional Payments

In certain circumstances (see “Description of New Notes-Repurchase at the Option of Holders-Change of Control” and “The Exchange Offer-Purpose and Effect of the Exchange Offer”), we may be obligated to pay amounts in excess of principal plus stated interest on the notes. It is possible that the IRS could assert that such additional or excess amounts are “contingent payments” and that, as a result, the notes are properly treated as contingent payment debt instruments for U.S. federal income tax purposes. However, the relevant U.S. Treasury Regulations state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies which are either remote or incidental as of the issue date are ignored. We believe that, as of the issue date, the likelihood of paying amounts in excess of principal plus accrued and unpaid interest on the notes is remote and/or incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments, and this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our determination that these contingencies are remote and/or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our determination is not binding on the IRS, however, and if the IRS were to successfully challenge the determination, a holder might be required to accrue income on the notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies that could give rise to payments in excess of principal plus accrued and unpaid interest. In addition, in the event contingent payments were to occur, characterization of the notes as contingent payment debt instruments would also affect the amount, character, and timing of the income recognized by a holder. Potential investors are urged to consult their own tax advisors regarding the potential treatment of the notes as contingent payment debt instruments.
U.S. Holders

This discussion is a summary of the U.S. federal income tax considerations that will apply to U.S. Holders. Certain U.S. federal income tax considerations applicable to non-U.S. Holders are described below under the heading “Non-U.S. Holders.”
Interest

Payments of interest on the notes generally will be treated as “qualified stated interest” for U.S. federal income tax purposes and taxable to a U.S. Holder as ordinary interest income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference, if any, between the amount realized upon the disposition (other than amounts attributable to any accrued and unpaid interest, which will be taxable as described under “-Stated Interest” above, to the extent not previously taxed) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s amount realized upon the disposition equals the sum of the cash plus the fair market value of any property received on the disposition. A U.S. Holder’s adjusted basis in a note generally will be the U.S. Holder’s cost therefor, increased by the amount of OID (if any) previously included in income, and reduced by any principal payments previously received with respect to the note and any other payments on the note that are not deemed to be qualified stated interest payments. Any gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Certain non-corporate U.S. Holders (including individuals) currently are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital losses by U.S. Holders is subject to limitations under the Code.
Exchange Offer

The exchange of the existing notes for the new notes pursuant to the exchange offer will not constitute a taxable exchange. As a result, (1) a U.S. Holder would not recognize a taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the new notes would include the holding period of the existing notes exchanged therefor; and (3) the adjusted tax basis of the new notes would be the same as the adjusted tax basis of the existing notes exchanged therefor immediately before such exchange.
Surtax on Net Investment Income

Certain U.S. holders who are individuals, estates or trusts will be required to pay a 3.8% surtax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income generally will include interest and gains from the sale or other taxable disposition of the notes. Prospective investors should consult their own tax advisors regarding the effect, if any, of this surtax on their investment in the notes.
Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to interest on the notes and the proceeds received upon the sale or other disposition of such notes (including a redemption or retirement). Certain holders (currently including, among others, certain tax-exempt organizations and corporations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number or a certification of exempt status;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.
U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
Non-U.S. Holders

The following is a summary of certain U.S. federal income and withholding tax considerations generally applicable to non-U.S. Holders. A “non-U.S. Holder” is a beneficial owner of the notes that is neither a U.S. Holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). Non-U.S. Holders are encouraged to consult their own tax advisors concerning the relevant U.S. federal, state and local and any non-U.S. tax considerations that may be relevant to their particular situations.
Interest

Subject to the discussion below concerning backup withholding, payments of interest on a note (which, for purposes of this discussion, includes any payments on the note that may be treated as interest for U.S. federal income tax purposes) made to a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that:

•
such payments are not effectively connected with such holder’s conduct of a U.S. trade or business (or, in the case of an applicable tax treaty, are not attributable to a “permanent establishment” or “fixed base” maintained by the non-U.S. Holder in the U.S.);

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•
such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
either (1) the non-U.S. Holder certifies on a statement (generally a properly executed IRS Form W-BEN or IRS Form W-8BEN-E, as applicable) provided to us or the paying agent, under penalties of perjury, that such holder is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, under penalties of perjury, certifying that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes directly through a “qualified intermediary” provided that such qualified intermediary has entered into a withholding agreement with the IRS and certain other conditions are satisfied.

Payments of interest on a note that do not satisfy all of the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met).
By contrast, a non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder (but without regard to the surtax on net investment income discussed above), with respect to interest on a note if such interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable tax treaty, is attributable to a “permanent establishment” or “fixed base” maintained by the non-U.S. Holder in the U.S.). Under certain circumstances, interest that is effectively connected with a corporate non-U.S. Holder’s conduct of a trade or business within the U.S. may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met). Such effectively connected interest income generally will be exempt from U.S. federal withholding tax if a non-U.S. Holder delivers a properly executed IRS Form W-8ECI (or successor form) to the payor.
Non-U.S. Holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from U.S. federal income or withholding tax and branch profits tax. Non-U.S. Holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding tax pursuant to any applicable income tax treaties. A non-U.S. Holder may meet these requirements by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or appropriate substitute form, to us or our agent.
Sale Redemption, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion below concerning backup withholding, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•
that gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the U.S.); or

•	the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.
Gain realized by a non-U.S. Holder described in the first bullet point above generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder (but without regard to the surtax on net investment income discussed above). In addition, under certain circumstances, gain that is effectively connected with a corporate non-U.S. Holder’s conduct of a U.S. trade or business may be subject to an additional “branch profits tax” at the rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met). Gain realized by a non-U.S. Holder described in the second bullet point above generally will be subject to tax a gross rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met) to the extent of the excess of such holder’s U.S. source gains during the tax year over certain U.S. source losses during such tax year.
To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of the notes is attributable to accrued but unpaid interest, such amount will be treated as interest for federal income tax purposes.
Exchange Offer

The exchange of existing notes for new notes pursuant to the exchange offer will not constitute a taxable exchange. The tax consequences of such an exchange will be the same as those of a U.S. holder, as described in “U.S. Holders-Exchange Offer.”
Backup Withholding and Information Reporting

We will, where required, report to non-U.S. Holders and to the IRS the amount of any principal and interest (including OID, if any) paid on the notes. Copies of these information returns may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. Holder resides or is organized.
Backup withholding will not apply to payments of interest (including 01 D, if any) made by us or the paying agent to a non-U.S. Holder of a note if the holder meets the identification and certification requirements discussed above under “Non-U.S. Holders-Interest” for exemption from U.S. federal withholding tax or otherwise establishes an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that the non-U.S. Holder is a United States person for U.S. federal income tax purposes that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a non-U.S. office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) will apply to those payments if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a non-United States person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period;

•
a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business; or

•	is a U.S. branch of a foreign bank or insurance company,
unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the beneficial owner is a United States person that is not an exempt recipient.
Payment of the proceeds from a disposition by a non-U.S. Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.
Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer, where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for existing notes where the existing notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed to use our commercially reasonable efforts to keep this registration statement effective and amend and supplement the prospectus contained therein, in order to permit this prospectus to be lawfully delivered by such broker-dealer for use in connection with any such resale for such period of time as such broker-dealer must comply with prospective delivery requirements.
We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by so acknowledging by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
Pursuant to the registration rights agreement, we have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the notes) other than dealers’ and brokers’ discounts and commissions and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS

The validity of the new notes covered by this prospectus has been passed upon for us by Strasburger & Price, LLP. Strasburger & Price, LLP has also provided an opinion regarding certain federal income tax matters relating to the exchange offer.
EXPERTS

Our consolidated financial statements as of December 31, 2014, and for the year then ended, included in this prospectus have been audited by Pannell Kerr Forster of Texas, P.C., independent registered public accountants, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements as of December 31, 2013 and for the year then ended included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On August 21, 2014, we engaged Pannel Kerr Forster of Texas, P.C. ("PKF") to serve as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014. The decision to retain PKF as our independent registered public accounting firm for 2015 was recommended and approved by our Audit Committee on March 18, 2015.

Grant Thornton LLP served as Former SAE’s independent registered public accounting firm commencing July 16, 2012 and continued as our independent registered public accounting firm following the Merger until our appointment of PKF. The reports of Grant Thornton LLP on our financial statements for the years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2012 and 2013 and through August 21, 2014, the date of our dismissal of Grant Thornton LLP as our independent registered public accounting firm, there were no disagreements as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference thereto in its reports on our financial statements for such years.

During the years ended December 31, 2012 and 2013 and through August 21, 2014, there were no ‘‘reportable events’’ as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except we reported material weaknesses in our internal control over financial reporting during our fiscal years ended December 31, 2012 and 2013, and during the subsequent interim period through August 21, 2014. We described the material weaknesses in Item 9A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Our audit committee has discussed the material weaknesses in internal control over financial reporting with Grant Thornton LLP and has authorized Grant Thornton LLP to respond fully to the inquiries of PKF concerning such material weaknesses.

Grant Thornton LLP furnished a letter addressed to the SEC stating that it agreed with the above statements concerning Grant Thornton LLP, and a copy of that letter dated August 26, 2014 was filed as an exhibit to our Current Report on Form 8-K that we filed with the SEC on August 26, 2014.

During the years ended December 31, 2012 and 2013 and through August 21, 2014, we did not consult with PKF regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that PKF concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

In deciding to engage PKF, our Audit Committee reviewed auditor independence issues and existing commercial relationships with PKF and concluded that PKF has no commercial relationship with us that would impair its independence.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SAEXPLORATION HOLDINGS, INC.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
SAExploration Holdings, Inc.

We have audited the accompanying consolidated balance sheet of SAExploration Holdings, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SAExploration Holdings, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.
/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
March 25, 2015

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
SAExploration Holdings, Inc.

We have audited the accompanying consolidated balance sheet of SAExploration Holdings, Inc. (a Delaware corporation, formerly Trio Merger Corp.) and subsidiaries (the “Company”) as of December 31, 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SAExploration Holdings, Inc. and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.
/s/ Grant Thornton LLP

Miami, Florida
April 3, 2014 (except for Note 18, which is as of March 25, 2015)

SAExploration Holdings, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	As of December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$12,322	$17,351
Restricted cash	723	638
Accounts receivable, net	73,584	40,928
Deferred costs on contracts	4,631	3,190
Prepaid expenses	17,037	4,619
Deferred income tax assets	520	1,371
Total current assets	108,817	68,097
Property and equipment, net	77,096	64,572
Intangible assets, net	1,050	1,260
Goodwill	1,977	2,150
Deferred loan issuance costs, net	6,826	9,115
Deferred income tax assets	8,027	743
Other assets	—	13
Total assets	$203,793	$145,950
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$34,255	$16,511
Accrued liabilities	3,413	2,438
Income and other taxes payable	20,261	7,073
Accrued payroll liabilities	8,652	4,497
Accrued interest expense	7,489	686
Equipment note payable	1,654	—
Current portion of notes payable under 2012 credit agreement	—	800
Current portion of notes payable to related parties	—	500
Current portion of capital leases	460	485
Deferred revenue	187	7,927
Deferred income tax liabilities	587	69
Total current liabilities	76,958	40,986
Senior secured notes	150,000	—
Long-term portion of notes payable under 2012 credit agreement, net	—	79,888
Long-term portion of notes payable to related parties, at fair value	—	12,406
Long-term portion of capital leases	185	618
Deferred income tax liabilities	5,731	1,114
Total liabilities	232,874	135,012
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized and no shares outstanding	—	—
Common stock, $0.0001 par value, 55,000,000 shares authorized, and 14,922,497 and 13,428,736 issued and outstanding at December 31, 2014 and December 31, 2013, respectively	2	2
Additional paid-in capital	28,185	27,485
Accumulated deficit	(56,264)	(14,511)
Accumulated other comprehensive loss	(4,362)	(2,083)
Total stockholders’ equity (deficit) attributable to the Corporation	(32,439)	10,893
Noncontrolling interest	3,358	45
Total stockholders’ equity (deficit)	(29,081)	10,938
Total liabilities and stockholders’ equity (deficit)	$203,793	$145,950

The accompanying notes are an integral part of these consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2014	2013
Revenue from services	$386,820	$245,268
Cost of services excluding depreciation and amortization	315,405	187,493
Depreciation and amortization included in cost of services	15,205	14,843
Gross profit	56,210	42,932
Selling, general and administrative expenses	39,543	33,489
Merger costs	—	1,188
Income from operations	16,667	8,255
Other income (expense):
Loss on early extinguishment of debt	(17,157)	—
Change in fair value of note payable to related parties	(5,094)	(631)
Interest expense, net	(16,778)	(15,256)
Foreign exchange loss, net	(3,451)	(1,755)
Other, net	294	(1,124)
Total other expense, net	(42,186)	(18,766)
Loss before income taxes	(25,519)	(10,511)
Provision for income taxes	12,876	10,495
Net loss	(38,395)	(21,006)
Less: net income attributable to noncontrolling interest	3,358	45
Net loss attributable to the Corporation	$(41,753)	$(21,051)

Net loss attributable to Corporation per common share:
Basic	$(2.84)	$(2.10)
Diluted	$(2.84)	$(2.10)

Weighted average shares:
Basic	14,697,061	10,010,492
Diluted	14,697,061	10,010,492

The accompanying notes are an integral part of these consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Years Ended December 31,
	2014	2013
Net loss	$(38,395)	$(21,006)
Foreign currency translation loss	(2,279)	(2,439)
Total comprehensive loss	(40,674)	(23,445)
Less: comprehensive income attributable to noncontrolling interest	3,358	45
Comprehensive loss attributable to the Corporation	$(44,032)	$(23,490)

The accompanying notes are an integral part of these consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share amounts)

	Common Shares Issued and Outstanding	Common Stock at Par Value	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)- Foreign Currency Translation	Total Corporation Stockholders’ Equity (Deficit)	Non- controlling Interest	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2012	6,321,848	$1	$1,907	$21,801	$356	$24,065	$—	$24,065
Dividends	—	—	—	(15,261)	—	(15,261)	—	(15,261)
Forfeitures of restricted stock	(8,549)	—	—	—	—	—	—	—
Warrants converted to stock as a result of the Merger	135,144	—	1,293	—	—	1,293	—	1,293
Merger transaction	6,954,221	1	28,014	—	—	28,015	—	28,015
Merger costs	—	—	(5,027)	—	—	(5,027)	—	(5,027)
Issuance of restricted shares to non-employee directors	26,072	—	200	—	—	200	—	200
Share-based compensation	—	—	1,098	—	—	1,098	—	1,098
Foreign currency translation	—	—	—	—	(2,439)	(2,439)	—	(2,439)
Net income (loss)	—	—	—	(21,051)	—	(21,051)	45	(21,006)
Balance at December 31, 2013	13,428,736	2	27,485	(14,511)	(2,083)	10,893	45	10,938
Conversion - notes payable	—	—	500	—	—	500	—	500
Warrant exchange for common shares	1,441,813	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	(2,279)	(2,279)	—	(2,279)
Distribution to noncontrolling interest	—	—	—	—	—	—	(45)	(45)
Issuance of restricted shares to non-employee directors	51,948	—	200	—	—	200	—	200
Net income (loss)	—	—	—	(41,753)	—	(41,753)	3,358	(38,395)
Balance at December 31, 2014	14,922,497	$2	$28,185	$(56,264)	$(4,362)	$(32,439)	$3,358	$(29,081)

The accompanying notes are an integral part of these consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2014	2013
Operating activities:
Net loss attributable to Corporation	$(41,753)	$(21,051)
Net income attributable to noncontrolling interest	3,358	45
Net loss	(38,395)	(21,006)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16,379	16,096
Loss on early extinguishment of debt	17,157	—
Amortization of loan costs and debt discounts	2,298	2,860
Payment in kind interest	1,022	2,040
Deferred income taxes	(1,145)	1,352
Loss on disposal/sale of property and equipment	851	133
Notes payable early repayment penalty and fees to advisors	(9,174)	—
Change in fair value of notes payable to Former SAE stockholders	5,094	631
Unrealized loss on foreign currency transactions	1,191	—
Share-based compensation	200	1,298
Provision for doubtful accounts	—	254
Changes in operating assets and liabilities:
Accounts receivable	(38,198)	(13,597)
Prepaid expenses	(13,403)	3,947
Deferred costs on contracts	(1,556)	2,721
Accounts payable	17,582	3,915
Accrued liabilities	13,506	(2,488)
Deferred revenue	(7,741)	(1,393)
Income and other taxes payable	14,510	1,177
Other, net	(79)	5,023
Net cash provided by (used in) operating activities	(19,901)	2,963
Investing activities:
Purchase of property and equipment	(28,203)	(11,110)
Proceeds from sale of property and equipment	119	—
Net cash used in investing activities	(28,084)	(11,110)
Financing activities:
Proceeds from issuance of senior secured notes	150,000	—
Net proceeds from Merger	—	35,277
Repayments of notes payable	(99,659)	(800)
Repayments of advances from related parties	—	(53)
Payment of loan issuance costs	(7,543)	(2,750)
Merger costs	—	(5,027)
Repayments of capital lease obligations	(493)	(797)
Distribution to noncontrolling interest	(45)	—
Dividend payments on Former SAE common and preferred shares	(1,072)	(15,084)
Net cash provided by financing activities	41,188	10,766
Effect of exchange rate changes on cash and cash equivalents	1,768	(989)
Net change in cash and cash equivalents	(5,029)	1,630
Cash and cash equivalents at the beginning of period	17,351	15,721
Cash and cash equivalents at the end of period	$12,322	$17,351
Supplemental disclosures of cash flow information:
Interest paid	$11,170	$9,256
Income taxes paid	$10,610	$4,163
Non-cash investing and financing activities:
Conversion of notes payable to related parties -- directors	$500	$—
Dividends accrued but unpaid on Former SAE preferred shares	$—	$1,072
Capital assets acquired under equipment note payable	$1,654	$—
Capital assets acquired under capital leases	$92	$98
Capital assets included in accounts payable	$2,434	$287
Cash flow impact of Merger	$—	See Note 3
The accompanying notes are an integral part of these consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share amounts and as otherwise noted)

NOTE 1 — NATURE OF OPERATIONS

SAExploration Holdings, Inc. and its Subsidiaries (collectively, the “Corporation”) is an internationally-focused oilfield services company offering seismic data acquisition and logistical support services in Alaska, Canada, South America, and Southeast Asia to its customers in the oil and natural gas industry. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths to 5,000 feet, the Corporation offers a full-suite of logistical support and in-field processing services. The Corporation operates crews around the world that utilize over 29,500 owned land and marine channels of seismic data acquisition equipment and other equipment as needed to complete particular projects. Seismic data is used by its customers, including major integrated oil companies, national oil companies and large international independent oil and gas exploration and production companies, to identify and analyze drilling prospects and maximize successful drilling. The results of the seismic surveys the Corporation conducts belong to its customers and are proprietary in nature; the Corporation does not acquire data for its own account or for future sale or maintain multi-client data libraries.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SAExploration Holdings, Inc. and its wholly-owned subsidiaries as well as the variable interest entity discussed in Note 12 in which the Corporation is the primary beneficiary. All significant intercompany balances and transactions have been eliminated upon consolidation. The consolidated financial statements of the Corporation have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Certain amounts in the consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for the year ended December 31, 2013 and notes to consolidated financial statements presented herein have been reclassified to conform to the current period presentation. These reclassifications had no effect on net loss, comprehensive income (loss), stockholders' equity (deficit), or cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates and assumptions include, but are not limited to, accounting for contracts in process, allowance for doubtful accounts, useful lives for depreciation and amortization purposes, valuation of property and equipment, valuation of goodwill and intangible assets, deferred income taxes and income tax uncertainties, share-based compensation, warrants, and contingencies. While management believes current estimates are reasonable and appropriate actual results could differ materially from current estimates.

Significant Risks and Uncertainties

The Corporation’s primary market risks include fluctuations in oil and gas commodity prices which affect demand for and pricing of services. Also, the Corporation conducts operations outside the United States, which exposes the Corporation to market risks from changes in exchange rates. All of the Corporation’s customers are involved in the oil and natural gas industry, which exposes the Corporation to credit risk because the customers may be similarly affected by changes in economic and industry conditions. Further, the Corporation generally provides services and extends credit to a relatively small group of key customers that account for a significant percentage of revenues and accounts receivable of the Corporation at any given time as discussed further in Note 14. Due to the nature of the Corporation’s contracts and customers’ projects, the largest customers can change from year to year and the largest customers in any year may not be indicative of the largest customers in any subsequent year. If any key customers were to terminate their contracts or fail to contract for future services due to changes in ownership or business strategy or for any other reason, the Corporation’s results of operations could be affected.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES – (continued)

Cash and Cash Equivalents

The Corporation considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Corporation has cash in banks which may exceed insured limits established in the United States and foreign countries. The Corporation has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk on cash and cash equivalents. The Corporation conducts operations outside the United States, which exposes the Corporation to market risks from changes in exchange rates. As of December 31, 2014 and 2013, the balance of cash in subsidiaries outside of the United States totaled $5,032 and $13,962, respectively.

Restricted Cash

Restricted cash consists primarily of cash collateral for performance guarantees, letters of credit and customs bonds.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized obligations recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The cyclical nature of the Corporation’s industry may affect the Corporation’s customers’ operating performance and cash flows, which could impact the Corporation’s ability to collect on these obligations. Additionally, some of the Corporation’s customers are located in certain international areas that are inherently subject to economic, political and civil risks, which may impact the Corporation’s ability to collect receivables. Substantially all of the Corporation's accounts receivable at December 31, 2014 were from customers outside the United States. The Corporation maintains an allowance for doubtful accounts for estimated losses in its accounts receivable portfolio. It utilizes the specific identification method for establishing and maintaining the allowance for doubtful accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Revenue Recognition

The Corporation’s services are provided under master service agreements that set forth the respective obligations of the Corporation and its customers. A supplemental agreement is entered into for each data acquisition project which sets forth the terms of the specific project including the right of either party to cancel on short notice. Customer contracts for services vary in terms and conditions. Contracts are either “turnkey” (fixed price) agreements that provide for a fixed fee per unit of measure, or “term” (variable price) agreements that provide for a fixed hourly, daily or monthly fee during the term of the project. Under turnkey agreements, the Corporation recognizes revenue based upon output measures as work is performed. This method requires that the Corporation recognize revenue based upon quantifiable measures of progress, such as square or linear kilometers surveyed or each unit of data recorded. Expenses associated with each unit of measure are immediately recognized. If it is determined that a contract will have a loss, the entire amount of the loss associated with the contract is immediately recognized. Revenue under a “term” contract is billed as the applicable rate is earned under the terms of the agreement. Under contracts that require the customer to pay separately for the mobilization of equipment, the Corporation recognizes such mobilization fees as revenue during the performance of the seismic data acquisition, using the same output measures as for the seismic work. To the extent costs have been incurred under service contracts for which the revenue has not yet been earned, those costs are deferred on the balance sheet within deferred costs on contracts until the revenue is earned, at which point the costs are recognized as cost of services over the life of the contract, or the Corporation determines the costs are not recoverable, at which time they are expensed.

The Corporation invoices customers for certain out-of-pocket expenses under the terms of the contracts. Amounts billed to customers are recorded in revenue at the gross amount including out-of-pocket expenses. The Corporation also utilizes subcontractors to perform certain services to facilitate the completion of customer contracts. The Corporation bills its customers for the cost of these subcontractors plus an administrative fee. The Corporation records amounts billed to its customers related to subcontractors at the gross amount and records the related cost of subcontractors as cost of services.

Sales taxes collected from customers and remitted to government authorities are accounted for on a net basis and are excluded from revenues in the consolidated statements of operations.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES – (continued)

Deferred Revenue

Deferred revenue primarily represents amounts billed or payments received for services in advance of the services to be rendered over a future period or advance payments from customers related to equipment leasing. Deferred revenue of $187 and $7,927 at December 31, 2014 and 2013 consists primarily of advanced equipment leasing payments of $0 and $3,175, respectively, and payments related to mobilization and seismic services of $187 and $4,172, respectively.

Multiple-Element Arrangements

The Corporation evaluates each contract to determine if the contract is a multiple-element arrangement requiring different accounting treatments for varying components of the contract. If a contract is deemed to have separate units of accounting, the Corporation allocates arrangement consideration based on their relative selling price and the applicable revenue recognition criteria are considered separately for each of the separate units of accounting. The Corporation accounts for each contract element when the applicable criteria for revenue recognition have been met. During 2014 and 2013, the Corporation delivered both professional services and equipment under a lease arrangement. The equipment leased under the contracts is highly customized and specialized to perform specific surveying operations. The Corporation uses its best estimate of selling price when allocating multiple-element arrangement consideration. In estimating its selling price for the leased equipment, the Corporation considers the cost to acquire the equipment, the profit margin for similar arrangements, customer demand, effect of competitors on the Corporation’s equipment, and other market constraints.

Lease Income

As a result of the terms of its contracts, the Corporation may bill for the use of its equipment as part of the billing for its services. One of the Corporation’s contracts with a customer had such unique equipment needs that the equipment was separately listed and a composite rate established for all the equipment in the service contract. This contract reserves the use of this equipment solely for the customer for the first three years ending in 2014. The carrying value of leased equipment included in property and equipment as of December 31, 2014 and 2013 was $0 and $21,692, net of accumulated depreciation of $0 and $9,215, respectively. Equipment fee income, included in revenue, as a result of this contract was $3,175 and $8,184 for the years ended December 31, 2014 and 2013, respectively.

Leases as Lessee

The Corporation leases certain equipment and vehicles under lease agreements. The Corporation evaluates each lease to determine its appropriate classification as an operating or capital lease for financial reporting purposes. Any lease that does not meet the criteria for a capital lease is accounted for as an operating lease. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the related assets. Assets under capital leases are amortized using the straight-line method over the initial lease term. Amortization of assets under capital leases is included in depreciation expense.

Property and Equipment

Property and equipment is capitalized at historical cost and depreciated over the useful life of the asset. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets or the lesser of the lease term, as applicable. Management’s estimate of this useful life is based on circumstances that exist in the seismic industry and information available at the time of the purchase of the asset. Useful lives and residual values of property and equipment are reviewed on an ongoing basis considering the effect of events or changes in circumstances. Repairs and maintenance, which are not considered betterments and do not extend the useful life of the property, are charged to expense as incurred. When property and equipment are retired or otherwise disposed of the asset and accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss is reflected in selling, general and administrative expenses.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES – (continued)

Long-Lived Assets

Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Corporation first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No long-lived assets were required to be tested for impairment during either 2014 or 2013.

Goodwill

Goodwill represents the excess of purchase price over the fair value of the net assets acquired in the 2011 Datum Exploration Ltd. acquisition. All of the Corporation’s goodwill resides in its Canadian operations reporting unit ("Reporting Unit"). Changes in the carrying value of goodwill since 2011 are the result of foreign currency translation adjustments.

The Corporation is required to evaluate the carrying value of its goodwill at least annually for impairment, or more frequently if facts and circumstances indicate that it is more likely than not impairment has occurred. The Corporation first performs a qualitative assessment by evaluating relevant events or circumstances to determine whether it is more likely than not that the fair value of the Reporting Unit exceeds its carrying amount. If the Corporation is unable to conclude qualitatively that it is more likely than not that the Reporting Unit’s fair value exceeds its carrying value, it will then apply a two-step quantitative assessment.

First, the fair value of the Reporting Unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value. The implied fair value of the Reporting Unit’s goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value of the Reporting Unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference will be recorded. The Corporation’s 2014 and 2013 evaluations of goodwill concluded that it was not impaired.

In determining the fair value of the Reporting Unit, the Corporation relied on the Income Approach and the Market Approach. Under the Income Approach, the fair value of a business unit is based on the discounted cash flows it can be expected to generate over its remaining life. The estimated cash flows are converted to their present value equivalent using an appropriate rate of return. Under the Market Approach, the fair value of the business is based on the Guideline Public Company (“GPC”) methodology using guideline public companies whose stocks are actively traded that were considered similar to the Corporation as of the valuation date. Valuation multiples for the GPCs were determined as of the valuation date and were applied to the Reporting Unit’s operating results to arrive at an estimate of value.

Intangible Assets

Intangible assets represent customer relationships recorded at cost in connection with the 2011 Datum Exploration Ltd. acquisition. Intangible assets are amortized over their estimated useful lives of 13 years and recorded in selling, general and administrative expense.

Deferred Loan Issuance Costs

Deferred loan issuance costs are amortized over the term of the debt and recorded in interest expense using the effective interest method.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  This method also requires the recognition of future tax benefits for net operating loss (“NOL”) carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES – (continued)

expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.  The deferred tax asset is reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Corporation's methodology for recording income taxes requires judgment regarding assumptions and the use of estimates, including the valuation of deferred tax assets, which can create a variance between actual results and estimates and could have a material impact on the provision or benefit for income taxes. In certain foreign jurisdictions, the local income tax rate may exceed the U.S. or Canadian statutory rates, and in many of those cases the Corporation receives a foreign tax credit for U.S. or Canadian purposes. In other foreign jurisdictions, the local income tax rate may be less than the U.S. or Canadian statutory rates. In other foreign jurisdictions the Corporation may be subject to a tax on revenues when the amount of tax liability would exceed that computed on net income before tax in the jurisdiction and, in such cases, the tax is treated as an income tax for accounting purposes.

The Corporation is required to file income tax returns in the United States (federal) and in various state and local jurisdictions, as well as in international jurisdictions. Uncertain tax positions and the related interest and penalties are provided for based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. Based on the Corporation’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Corporation’s current financial statements.

Foreign Exchange Gains and Losses

The Corporation conducts operations outside the United States, which exposes the Corporation to market risks from changes in foreign exchange rates. The Corporation’s reporting currency is the U.S. dollar (“USD”). For foreign subsidiaries and branches using local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet dates. Revenues and expenses of these foreign subsidiaries are translated at average exchange rates for the period. Equity is translated at historical rates, and the resulting cumulative foreign currency translation adjustments resulting from this process are reported as a component of accumulated other comprehensive income (loss), net of income taxes. Therefore, the USD value of these items in the financial statements fluctuates from period to period, depending on the value of the USD against these functional currencies. The foreign subsidiaries and branches using USD as their functional currency are Bolivia, Peru, Malaysia and Singapore.

Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the consolidated statements of operations as foreign exchange gain (losses). For the foreign subsidiaries and branches using USD as their functional currency, any local currency operations are re-measured to USD. The re-measurement of these operations is included in the consolidated statements of operations as foreign exchange gain (loss).
Share-Based Compensation

The Corporation records the grant date fair value of share-based compensation arrangements as compensation cost using a straight-line method over the service period.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Comprehensive Income

Comprehensive income includes net income (loss) as currently reported and also considers the effect of additional economic events that are not required to be recorded in determining net income but rather reported as a separate component of stockholders’ equity. The Corporation reports foreign currency translation gains and losses as a component of other comprehensive income (loss). Foreign currency translation gains and losses are not presented net of income taxes because the earnings of the foreign subsidiaries are considered permanently invested abroad and therefore not subject to income taxes or the income tax benefit of foreign currency translation losses would be offset by a valuation allowance.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES – (continued)

Variable Interest Entities

The Corporation evaluates its joint venture and other entities in which it has a variable interest (a “VIE”), to determine if it has a controlling financial interest and is required to consolidate the entity as a result. The reporting entity with a controlling financial interest in the VIE will have both of the following characteristics: (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb the losses of the VIE that could potentially be significant to the VIE or the right to receive benefit from the VIE that could potentially be significant to the VIE. See the discussion on the Corporation’s joint venture in Note 12.

Fair Value Measurements

The Corporation has certain assets and liabilities that are required to be measured and disclosed at fair value in accordance with GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. When an asset or liability is required to be measured at fair value, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs using a fair value hierarchy as follows:

Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2: Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions. Measurement is based on prices or valuation models requiring inputs that are both significant to the fair value measurement and supported by little or no market activity.

The Corporation’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, other current assets, accounts payable and accrued liabilities. Due to their short-term maturities, the carrying amounts of these financial instruments approximate fair value at the respective balance sheet dates. The Corporation's financial instruments also include various issuances of notes payable. As of December 31, 2014 and 2013, the Corporation’s notes payable, with the exception at December 31, 2013 of the notes payable to related parties – Former SAE stockholders discussed below, are recorded at historical cost net of applicable discounts.

GAAP provides a fair value option election that allows companies an irrevocable election to use fair value as the initial and subsequent accounting measurement attribute for certain financial assets and liabilities. Entities are permitted to elect to measure eligible financial assets and liabilities at fair value on an ongoing basis. Changes in the fair value of items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument-by-instrument basis, which must be applied to an entire instrument, and not only specified risks, specific cash flows, or portions of that instrument, and is irrevocable once elected. Assets and liabilities measured at fair value are required to be reported separately from those instruments measured using another accounting method.

At December 31, 2013, notes payable to related parties – Former SAE stockholders were measured at fair value on a recurring basis. After their repayment in July 2014 and as of December 31, 2014, the Corporation does not have financial assets and liabilities measured at fair value on a recurring basis.

The Corporation's non-financial assets include goodwill, property and equipment, and other intangible assets, which are classified as Level 3 assets. These assets are measured at fair value on a nonrecurring basis as part of the Corporation's impairment assessments and as circumstances require.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES – (continued)

Reportable Segment

The chief operating decision maker regularly reviews financial data by country to assess performance and allocate resources, resulting in the conclusion that each country in which it operates represents a reporting unit. To determine its reportable segments, the Corporation evaluated whether and to what extent the reporting units should be aggregated. The evaluation included consideration of each reporting unit's services, types of customers, methods used to provide its services, and regulatory environment. The Corporation determined that its reporting units sold similar types of seismic data contract services to similar types of major non-U.S. and government owned/controlled oil and gas customers operating in a global market. The Corporation concluded that its seismic data contract services operations comprise one single reportable segment.

Recently Issued Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board ("FASB") issued new guidance intended to change the criteria for recognition of revenue. The new guidance establishes a single revenue recognition model for all contracts with customers, eliminates industry specific requirements and expands disclosure requirements. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principal, an entity should apply the following five steps: (1) identify contracts with customers, (2) identify the performance obligations in the contracts, (3) determine the transaction price, (4) allocate the transaction price to the performance obligation in the contract, and (5) recognize revenue as the entity satisfies performance obligations. The amendments are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Corporation is currently evaluating what impact adoption of this guidance would have on its financial position, results of operations, cash flows and disclosures.

Share-Based Compensation

In June 2014, the FASB issued amended guidance on the accounting for certain share-based employee compensation awards. The amended guidance applies to share-based employee compensation awards that include a performance target that affects vesting when the performance target can be achieved after the requisite service period. These targets are to be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award and compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. The amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Corporation does not expect adoption will have a material impact on its financial position, results of operations, cash flows or disclosures.

Going Concern

In August 2014, the FASB issued guidance on disclosures of uncertainties about an entity's ability to continue as a going concern. The guidance requires management's evaluation of whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued. This assessment must be made in connection with preparing financial statements for each annual and interim reporting period. Management's evaluation should be based on the relevant conditions and events that are known and reasonably knowable at the date the financial statements are issued. If conditions or events raise substantial doubt about the entity's ability to continue as a going concern, but this doubt is alleviated by management's plans, the entity should disclose information that enables the reader to understand what the conditions or events are, management's evaluation of those conditions or events and management's plans that alleviate that substantial doubt. If conditions or events raise substantial doubt and the substantial doubt is not alleviated, the entity must disclose this in the footnotes. The entity must also disclose information that enables the reader to understand what the conditions or events are, management's evaluation of those conditions or events and management's plans that are intended to alleviate that substantial doubt. The amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2016. The Corporation does not expect adoption will have a material impact on its financial position, results of operations, cash flows or disclosures.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES – (continued)

Consolidation

In February 2015, the FASB issued amended guidance on the consolidation of legal entities including limited partnerships and limited liability corporations. The guidance modifies the consolidation models to be analyzed in determining whether a reporting entity should consolidate certain types of legal entities. The guidance must be applied using one of two retrospective application methods and will be effective for fiscal years beginning after December 15, 2015 and for interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period. The Corporation does not expect adoption will have a material impact on its financial position, results of operations, cash flows or disclosures.

NOTE 3 — MERGER BETWEEN TRIO MERGER CORP. AND SAEXPLORATION HOLDINGS, INC.

The Corporation was initially formed on February 2, 2011 under the name Trio Merger Corp. as a blank check company in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more business entities. On December 10, 2012, the Corporation entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), as amended by a First Amendment to Agreement and Plan of Reorganization dated as of May 23, 2013, with Trio Merger Sub, Inc. (“ Merger Sub”), the entity formerly known as SAExploration Holdings, Inc. (“Former SAE”), and CLCH, LLC (“CLCH”), which contemplated Former SAE merging with and into Merger Sub with Merger Sub surviving as a wholly-owned subsidiary of the Corporation (the “Merger”). The Merger was consummated on June 24, 2013 ("Closing"), at which time the business of Former SAE became the Corporation’s business. Effective upon the Closing, the Corporation changed its name to SAExploration Holdings, Inc. and Merger Sub, the surviving entity in the Merger, changed its name to SAExploration Sub, Inc.

The Merger was accounted for as a reverse acquisition. Under this method of accounting, Merger Sub was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Former SAE comprising the ongoing operations of the combined entity, Former SAE senior management comprising the senior management of the combined company, and the Former SAE common stockholders having a majority of the voting power of the combined entity. In accordance with applicable guidance, the Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Former SAE issuing stock for the Corporation’s net assets, accompanied by a recapitalization. The Corporation’s assets were stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Former SAE. The equity structure after the Merger reflects the Corporation’s equity structure.

The Former SAE common stockholders received as consideration for all shares of common stock they held or had the right to acquire prior to the Merger on a fully-diluted basis: (i) an aggregate of 6,448,443 shares of the Corporation’s common stock at the Closing; (ii) an aggregate of $7,500 in cash at the Closing; (iii) an aggregate of $17,500 represented by a promissory note issued by the Corporation at the Closing; and (iv) the right to receive up to 992,108 additional shares of the Corporation’s common stock after the Closing based on the achievement of specified earnings targets by the Corporation for the 2013 and/or the 2014 fiscal years ("Contingent Consideration"). Additionally, the Corporation paid to CLCH, the holder of all of the outstanding shares of Former SAE preferred stock and a company controlled by Jeff Hastings, the Corporation’s post-Merger Executive Chairman, an aggregate of $5,000 in cash for all of such shares. The Contingent Consideration earnings targets were not achieved for any single or combined years resulting in no shares of the Corporation's common stock being issued for Contingent Consideration.

At Closing, 545,635 shares of the Corporation’s common stock issued as consideration for the Merger were deposited in escrow to secure the indemnification obligations under the Merger Agreement. On June 24, 2014, 272,818 of the escrow shares were released to the Former SAE stockholders. The remaining 272,817 escrow shares will be released 30 days after the Corporation files its annual report on Form 10-K for its 2015 fiscal year, less any shares reserved to satisfy tax or environmental indemnification claims made prior to such date.

The following table summarizes the effects of the Merger on the Corporation’s assets, liabilities, and capital structure:

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share amounts and as otherwise noted)

NOTE 3 — MERGER BETWEEN TRIO MERGER CORP. AND SAEXPLORATION HOLDINGS, INC. – (continued)

Cash and cash held in trust, after conversions	$47,777
Cash payment to Former SAE common stockholders at Closing	(7,500)
Net cash released from escrow to the Corporation upon Closing	40,277
Other assets and liabilities remaining in the Corporation:
Notes payable to related parties – Former SAE common stockholders, at fair value	(11,775)
Notes payable to related parties – directors	(500)
Other assets	13
Contingent consideration	—
Net increase in equity resulting from merger prior to other charges and credits to equity	28,015
Merger costs charged to equity	(5,027)
Pre-acquisition value of Former SAE warrants deemed equity under their terms	1,293
Net increase in the Corporation's June 24, 2013 equity resulting from the Merger	$24,281

In connection with the Merger, holders of 987,634 shares of the Corporation’s outstanding common stock issued in its 2011 initial public offering ("public shares") exercised their rights to convert shares to cash at the time of a merger at a conversion price of $10.08 per share, for total consideration of approximately $9,959. Of the $40,277 of cash transferred from the Corporation’s trust account at Closing, $5,000 was used to purchase Former SAE’s preferred stock, resulting in net cash provided by the Merger of $35,277. The Corporation incurred Merger related costs totaling $6,215, of which $5,027 represented equity issuance costs recorded as a reduction of equity and $1,188 represented costs unrelated to the issuance of equity and recorded as Merger costs in the consolidated statement of operations for the year ended December 31, 2013.

After giving effect to the issuance of the shares of the Corporation’s common stock to Former SAE stockholders at the Closing, the issuance of 100,000 shares of the Corporation’s common stock in exchange for the options to purchase up to a total of 600,000 shares of common stock and 600,000 warrants held by EarlyBirdCapital, Inc. and its designees for 100,000 shares of Corporation common stock and the conversion of 987,634 of the Corporation’s public shares, there were 13,402,664 shares of the Corporation’s common stock outstanding as of June 24, 2013. The conversion price for holders of public shares electing conversion was paid out of the Corporation’s trust account, which had a balance immediately prior to the Closing of $61,707. The remaining trust account funds were used to pay the Corporation’s transaction expenses of approximately $3,971 and the cash portion of the Merger consideration payable to the Former SAE preferred and common stockholders, totaling $12,500, and the balance of approximately $35,277 was released to the Corporation.

At the Closing, the Corporation also entered into an amendment to the warrant agreement (“Warrant Amendment”) with Continental Stock Transfer & Trust Company for all outstanding warrants as of the Merger date, as warrant agent, and for warrants subject to conversion by the Corporation’s convertible notes, which amended the Corporation’s warrants to (i) increase the exercise price of the warrants from $7.50 to $12.00 per share of the Corporation’s common stock and (ii) increase the redemption price of the warrants from $12.50 to $15.00 per share of the Corporation’s common stock. On December 10, 2012, the Corporation obtained written consents from the holders of a majority of the then outstanding warrants approving the Warrant Amendment. The Warrant Amendment became effective upon the closing of the Merger.

A portion of the merger consideration payable at Closing was allocable to holders of certain derivative securities of Former SAE that were not converted or exchanged prior to the Merger. As of December 31, 2014, a total of 84,131 shares of common stock were held in escrow pending the conversion or exercise of those derivative securities (the “Merger Consideration Escrow”). The escrow agreement provides that CLCH, LLC ("CLCH"), as nominee of the Corporation, will have voting control over all shares of the Corporation's common stock held in the Merger Consideration Escrow.
Immediately prior to the closing of the Merger, Former SAE paid cash dividends totaling $15,000, of which $5,000 was paid to preferred stockholders and $10,000 was paid to common stockholders.

At the Closing of the Merger, the pre-Merger stockholders of the Corporation owned approximately 51.5% of the Corporation, and the pre-Merger stockholders of Former SAE owned approximately 48.5% of the Corporation. In connection with the Merger, certain of the initial stockholders of the Corporation granted voting proxies to CLCH, which was the majority stockholder of

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share amounts and as otherwise noted)

NOTE 3 — MERGER BETWEEN TRIO MERGER CORP. AND SAEXPLORATION HOLDINGS, INC. – (continued)

Former SAE, such that CLCH, along with certain other stockholders of Former SAE, control at least 50.5% of the voting power of the Corporation following the Merger.

NOTE 4 — DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

Accounts Receivable

Accounts receivable is comprised of the following at December 31, 2014 and 2013:

	December 31,
	2014	2013
Accounts receivable	$73,584	$41,182
Less allowance for doubtful accounts	—	(254)
Accounts receivable, net	$73,584	$40,928

Changes in the allowance for doubtful accounts during the years ended December 31, 2014 and 2013 were as follows:

	Years Ended December 31,
	2014	2013
Beginning balance	$(254)	$—
Charges to expense	—	254
Write-offs	254	—
Ending balance	$—	$(254)

Prepaid Expenses

Prepaid expenses at December 31, 2014 and 2013 include the following:

	December 31,
	2014	2013
Prepaid taxes	$13,244	$1,130
Advances to suppliers	1,723	2,442
Deposits	868	355
Other	1,202	692
Total prepaid expenses	$17,037	$4,619

Property and Equipment

Property and equipment is comprised of the following at December 31, 2014 and 2013:

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 4 — DETAIL OF SELECTED BALANCE SHEET ACCOUNTS – (continued)

		December 31,
	Estimated Useful Life	2014	2013
Field operating equipment	3 – 10 years	$100,379	$85,990
Vehicles	3 – 5 years	15,851	3,550
Leasehold improvements	2 – 5 years	498	455
Software	3 – 5 years	2,672	1,122
Computer equipment	3 – 5 years	2,808	4,358
Office equipment	3 – 5 years	1,000	968
		123,208	96,443
Less: accumulated depreciation and amortization		(46,112)	(31,871)
Property and equipment, net		$77,096	$64,572

Total depreciation and amortization expense for the years ended December 31, 2014 and 2013 was $16,379 and $16,096, respectively, of which $15,205 and $14,843, respectively, was recorded in cost of services and $1,174 and $1,253, respectively, was recorded in selling, general and administrative expense.

Goodwill

Changes in the carrying value of goodwill during the years ended December 31, 2014 and 2013 were as follows:

Balance at December 31, 2012	$2,306
Foreign currency translation adjustment	(156)
Balance at December 31, 2013	2,150
Foreign currency translation adjustment	(173)
Balance at December 31, 2014	$1,977

There have been no goodwill impairment charges since the 2011 Datum Exploration Ltd. acquisition was initially recorded.

Intangible Assets

Changes in the carrying value of intangible assets and related accumulated amortization during the years ended December 31, 2014 and 2013 were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Balance at December 31, 2012	$1,684	$(206)	$1,478
Amortization expense	—	(121)	(121)
Foreign currency translation adjustment	(97)	—	(97)
Balance at December 31, 2013	1,587	(327)	1,260
Amortization expense	—	(114)	(114)
Foreign currency translation adjustment	(96)	—	(96)
Balance at December 31, 2014	$1,491	$(441)	$1,050

Intangible assets consist of customer relationships recorded in connection with the 2011 Datum Exploration Ltd. acquisition. The weighted average useful life of customer relationships at December 31, 2014 and 2013 was 13 years.

Future amortization expense is as follows:

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 4 — DETAIL OF SELECTED BALANCE SHEET ACCOUNTS – (continued)

2015	$109
2016	109
2017	109
2018	109
2019	109
Thereafter	505
Total	$1,050

Deferred Loan Issuance Costs

Changes in deferred loan issuance costs and related accumulated amortization during the years ended December 31, 2014 and 2013 were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Balance at December 31, 2012	$9,279	$(213)	$9,066
Additional 2012 Credit Agreement loan issuance costs	2,750	—	2,750
Amortization expense	—	(2,701)	(2,701)
Balance at December 31, 2013	12,029	(2,914)	9,115
Write-off of 2012 Credit Agreement deferred loan issuance costs due to repayment and termination of agreement	(12,029)	4,421	(7,608)
Senior secured notes loan issuance costs	6,691	—	6,691
Revolving credit agreement loan issuance costs	852	—	852
Amortization expense	—	(2,224)	(2,224)
Balance at December 31, 2014	$7,543	$(717)	$6,826

The Corporation issued the senior secured notes in July 2014 and used a portion of the proceeds to repay the 2012 credit agreement prior to maturity. Upon repayment of the 2012 credit agreement, the balance of deferred loan issuance costs was charged to loss on early extinguishment of debt in the statement of operations for the year ended December 31, 2014. Loan issuance costs incurred for the senior secured notes and revolving credit agreement signed in November 2014 were capitalized during the year ended December 31, 2014 and will be amortized over 5 years and 3 years, respectively.

NOTE 5 — REVOLVING CREDIT FACILITY

On November 6, 2014, SAExploration, Inc. (“Borrower”), SAExploration Holdings, Inc. (“Corporation”) and the Corporation’s other domestic subsidiaries and Wells Fargo Bank, National Association (“Lender”) entered into a Credit and Security Agreement (“Credit Agreement”). The Credit Agreement provides for a $20,000 revolving line of credit facility (the “Revolving Credit Facility”) secured by the Corporation’s and the Corporation's domestic subsidiaries' U.S. assets, including accounts receivable and equipment, subject to certain exclusions and exceptions as set forth in the Credit Agreement. The proceeds of the Revolving Credit Facility will primarily be used to fund the Corporation’s working capital needs for its operations and for general corporate purposes. The Revolving Credit Facility had not been used as of December 31, 2014.

Borrowings made under the Revolving Credit Facility bear interest, payable monthly, at a rate of daily three months LIBOR plus 3% (3.26% at December 31, 2014). The Revolving Credit Facility has a maturity date of November 6, 2017, unless terminated earlier. The Corporation may request, and the Lender may grant, an increase to the maximum amount available under the Revolving Credit Facility in minimum increments of $1,000 not to exceed an additional $10,000 in the aggregate, so long as certain conditions as described in the Credit Agreement are met.

The Credit Agreement includes a sub-facility for letters of credit in amounts up to the lesser of the available borrowing base or $10,000. Letters of credit are subject to Lender approval and a fee which accrues at the annual rate of 3% of the undrawn daily

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 5 — REVOLVING CREDIT FACILITY – (continued)

balance of the outstanding letters of credit, payable monthly. An unused line fee of 0.5% per annum of the daily average of the maximum Revolving Credit Facility amount reduced by outstanding borrowings and letters of credit is payable monthly. The sub-facility for letters of credit had not been utilized as of December 31, 2014.

Under the Revolving Credit Facility, borrowings are subject to borrowing base availability and may not exceed 85% of the amount of eligible accounts receivable, as defined, plus the lesser of $20,000 or 85% of the orderly net liquidation value of existing eligible equipment per appraisal and 85% of hard costs of acquired eligible equipment, less the aggregate amount of any reserves established by the Lender. If borrowings under the Revolving Credit Facility exceed $5,000, the Corporation is subject to minimum rolling 12 months EBITDA requirements of $20,000 on a consolidated basis and $8,000 on the Corporation’s operations in the State of Alaska. The minimum EBITDA for the consolidated basis calculation is lowered by $17,000 if the month of July 2014 is included within the rolling 12 months period and also excludes the effect of the change in fair value of notes payable to related parties.

The Credit Agreement contains covenants including, but not limited to (i) commitments to maintain and deliver to Lender, as required, certain financial reports, records and other items, (ii) subject to certain exceptions under the Credit Agreement, restrictions on the ability of the Corporation to incur indebtedness, create or incur liens, enter into fundamental changes to corporate structure or to the nature of the business of the Corporation, dispose of assets, permit a change in control, acquire non-permitted investments, enter into affiliate transactions or make distributions (iii) maintain the minimum EBITDA specified above and (iv) maintain eligible equipment, as defined, located in the State of Alaska with a value of at least 75% of the value of such equipment plus the value of equipment outside the United States which would be otherwise eligible under the Credit Agreement. The Credit Agreement also contains representations, warranties, covenants and other terms and conditions, including relating to the payment of fees to the Lender, which are customary for agreements of this type. The Corporation is in compliance with the Credit Agreement covenants as of December 31, 2014.

The Credit Agreement also provides for customary events of default. If an event of default occurs and is continuing, then the Lender may, among other options as described in the Credit Agreement, declare the obligations of the Borrower to be due and payable immediately or declare the funding obligations of the Lender terminated immediately, subject to the terms of the Intercreditor Agreement described below.

The Credit Agreement is subject to the Intercreditor Agreement (“Intercreditor Agreement”) dated as of November 6, 2014 between the Lender and U.S. Bank National Association, as trustee and collateral agent (“Noteholder Agent”) pursuant to the Indenture dated as of July 2, 2014 relating to the Corporation’s 10% Senior Secured Notes due 2019. The Intercreditor Agreement sets forth various terms between the Lender and Noteholder Agent, including, but not limited to, (i) the priority of liens between those granted by the Indenture and the Credit Agreement, (ii) enforcement action procedures, (iii) the application of the proceeds of the senior collateral received by either the Noteholder Agent or the Lender, (iv) the process by which any liens may be released, (v) insolvency proceeding procedures, (vi) a prohibition on amending various agreements in a manner inconsistent with or in violation of the Intercreditor Agreement, and (vii) the option of the Noteholder Agent to purchase the Borrower’s debt under the Credit Agreement from the Lender if certain triggering conditions are met. The Intercreditor Agreement also contains customary representations, warranties, covenants and other terms and conditions.

NOTE 6 — NOTES PAYABLE

Notes payable at December 31, 2014 and 2013 consist of the following:

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 6 — NOTES PAYABLE – (continued)

	December 31,
	2014	2013

Senior secured notes	$150,000	$—
Equipment note payable	1,654	—
Notes payable under 2012 credit agreement:
Principal balance	—	81,137
Less unamortized discount	—	(449)
Net note payable	—	80,688
Notes payable to related parties:
Note payable to Former SAE common stockholders, at fair value	—	12,406
Notes payable to directors	—	500
Total notes payable to related parties	—	12,906
Total notes payable outstanding	151,654	93,594
Less current portion:
Notes payable under 2012 credit agreement	—	800
Notes payables to related parties -- directors	—	500
Equipment note payable	1,654	—
Total current portion of notes payable	1,654	1,300
Total long-term portion of notes payable	$150,000	$92,294

Senior Secured Notes

On July 2, 2014, the Corporation entered into an Indenture ("Indenture") under which it issued $150,000 of senior secured notes ("Notes") due July 15, 2019, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. The Notes bear interest at the annual rate of 10% payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2015. The Notes are guaranteed on a senior secured basis with a lien on substantially all assets of SAExploration Holdings, Inc. and each of its existing and future domestic subsidiaries, except for any immaterial subsidiaries ("Guarantors"). The liens securing the Notes are subject to certain exceptions and permitted liens, which are contractually subordinated to a first priority lien on certain U.S. assets securing the Revolving Credit Facility under the Intercreditor Agreement discussed in Note 5.

The proceeds from the Notes were used to pay the amounts outstanding under the 2012 Credit Agreement and the note payable to the Former SAE common stockholders, pay related fees and expenses, fund the purchase of equipment related to the Corporation’s Alaska operations, and for general corporate purposes.

The Corporation has the right to redeem some or all of the Notes at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, together with accrued and unpaid interest to, but not including, the redemption date, if redeemed on or after January 15, 2017 as indicated:

Period	Percentage
On or after January 15, 2017 and prior to July 15, 2017	107.5%
On or after July 15, 2017 and prior to July 15, 2018	105.0%
On and after July 15, 2018	100.0%

The Corporation also has the right to redeem some or all of the Notes at any time or from time to time prior to January 15, 2017, at a redemption price equal to 100% of the principal amount thereof plus an applicable premium determined in accordance with the Indenture and accrued and unpaid interest to, but not including, the redemption date. In addition, the Corporation has the right to redeem from time to time up to 35% of the aggregate outstanding principal amount of the Notes before January 15, 2017, with the net proceeds of an equity offering at a redemption price equal to 110% of the principal amount thereof, plus accrued but unpaid

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 6 — NOTES PAYABLE – (continued)

interest to, but not including, the redemption date.

Subject to certain exceptions, upon the occurrence of a Change of Control (as defined in the Indenture), each holder of Notes will have the right to require the Corporation to purchase that holder’s Notes for a cash price equal to 101% of the principal amounts to be purchased, plus accrued and unpaid interest to the date of purchase. Upon the occurrence of an Asset Sale (as defined in the Indenture), each holder of Notes will have the right to require the Corporation to purchase that holder’s Notes for a cash price equal to 100% of the principal amounts to be purchased, plus accrued and unpaid interest to the date of purchase from any proceeds from the Asset Sale in excess of $7.5 million that are not otherwise used by the Corporation to either reduce its debt, reinvest in assets or acquire a permitted business.

The Indenture contains covenants which include limitations on the Corporation's ability to: (i) transfer or sell assets; (ii) pay dividends, redeem subordinated indebtedness or make other restricted payments; (iii) incur or guarantee additional indebtedness or, with respect to the Corporation's restricted subsidiaries, issue preferred stock; (iv) create or incur liens; (v) incur dividend or other payment restrictions affecting its restricted subsidiaries; (vi) consummate a merger, consolidation or sale of all or substantially all of its or its subsidiaries’ assets; (vii) enter into transactions with affiliates; (viii) engage in business other than its current business and reasonably related extensions thereof; and (ix) take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the Notes. The Corporation is in compliance with the Indenture covenants as of December 31, 2014.

In connection with the issuance of the Notes, the Corporation entered into a registration rights agreement in which the Corporation agreed to use its best efforts to register with the SEC a new series of freely tradable notes (“Exchange Notes”), which will be exchanged for the current Notes. The Corporation and the Guarantors further agreed to use best efforts to: (i) file a registration statement for the Exchange Notes with the SEC within 300 days after the issuance of the Notes; (ii) cause the registration statement to be declared effective within 390 days after the issue date of the Notes; and (iii) close the exchange offer 30 days after such registration statement is declared effective. In certain circumstances, the Corporation may be required to file a shelf registration statement to cover resale of the Notes. If the Corporation and the Guarantors do not meet the deadlines set forth above, additional interest (as defined in the Indenture) will be payable until the obligations described above are fulfilled.

Equipment Note Payable

On November 18, 2014, the Corporation entered into a note payable to Sercel, Inc. in the amount of $1,838, bearing interest at the annual rate of 8%. The note payable is secured by geophones and related accessories which were delivered in December 2014. A payment of $184 was made upon delivery of the equipment with principal and interest payments of $144 due monthly thereafter until the note is fully paid on December 15, 2015.

Notes Payable under 2012 Credit Agreement

On November 28, 2012, Former SAE entered into a four year term Credit Agreement for $80,000 (as amended, the “2012 Credit Agreement”), bearing interest at 13.5%. The 2012 Credit Agreement was collateralized by all the assets of Former SAE. The Corporation joined the 2012 Credit Agreement in the same capacity as Former SAE upon consummation of the Merger. The 2012 Credit Agreement required quarterly principal payments of $200 plus 0.25% of any additional amounts borrowed, with the remaining unpaid balance due at maturity in 2016. Under the terms of the 2012 Credit Agreement, warrants were issued for 1% of Former SAE common stock deemed outstanding, which includes any securities or contract of a dilutive nature that were exercisable. Loan issuance costs totaling $12,029 were deferred and amortized over the four year term of the notes using the effective interest method.

The discount associated with the 2012 Credit Agreement was amortized over its four year term using the effective interest method. The consolidated balance sheet as of December 31, 2013 includes the original discount of $607 less accumulated amortization of $158. Total loan issuance costs and discount amortization charged to interest expense for the years ended December 31, 2014 and 2013 was $2,298 and $2,860, respectively.

Under the 2012 Credit Agreement, the Corporation could elect to treat up to 2.5% of the interest expense incurred as payment in kind (“PIK”), which would result in the elected interest amount recorded as interest expense and added to the balance of the note. For the years ended December 31, 2014 and 2013, the Corporation elected to exercise the PIK option in the amount of $1,022 and $2,040, respectively.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 6 — NOTES PAYABLE – (continued)

On October 31, 2013, the Corporation entered into Amendment No. 3 to the 2012 Credit Agreement, which revised certain financial covenant ratios, lowered capital expenditure limits for 2013 and 2014, granted waivers for any failure to comply with the financial covenants for the quarter ended September 30, 2013, and limited the payment of interest to certain Former SAE stockholders under the Corporation’s $17,500 note payable to Former SAE common stockholders issued in connection with the Merger.

All amounts outstanding under the 2012 Credit Agreement were repaid on July 2, 2014 from proceeds of the Notes and the 2012 Credit Agreement was terminated. The repayment and termination of the 2012 Credit Agreement resulted in a $17,157 charge to loss on early extinguishment of debt in the year ended December 31, 2014. The charge consisted of prepayment penalties of $8,877, write-off of unamortized loan discount and issuance costs totaling $7,983, and legal fees of $297.

Notes Payable to Related Parties

Note Payable to Former SAE Common Stockholders

On June 24, 2013, as Merger consideration to the Former SAE common stockholders, the Corporation issued a $17,500 unsecured promissory note due June 24, 2023 to CLCH, the Former SAE stockholders' representative, bearing interest at the annual rate of 10.0%. At the date of issuance, the Corporation elected the fair value option for recording the note. As of the issuance date, the fair value of the promissory note was determined to be $11,775, utilizing a net present value approach based on a discount rate of 17.6%. In calculating the net present value, the Corporation used the average yield for similar instruments to determine the discount rate. The resulting change in fair value is reported in the results of operations under change in fair value of note payable to related parties. All amounts outstanding under the note payable to Former SAE common stockholders were repaid on July 2, 2014 from proceeds of the Notes, and the promissory note was cancelled.

In October 2013, CLCH, Seismic Management Holdings Inc. and Brent Whiteley entered into a waiver agreement with the Corporation, pursuant to which each agreed to allow the Corporation to defer payment of interest on the note payable to Former SAE common stockholders until such payments were permitted to be made under the 2012 Credit Agreement. Cumulative deferred interest payments totaling $2,007 were paid on July 2, 2014.

Notes Payable to Directors

Prior to the Merger, Eric S. Rosenfeld, the Corporation’s Chairman of the Board and Chief Executive Officer (director post-Merger), and David D. Sgro, the Corporation’s Chief Financial Officer and a director (director post-Merger), held non-interest bearing convertible promissory notes for working capital loans to the Corporation in principal amounts totaling $300 and $200, respectively. As of October 10, 2013, the convertible promissory notes were amended to extend the maturity date to December 31, 2013 and to allow the principal balance of the notes to be converted, at the holder’s option, to an aggregate of up to 1,000,000 warrants (the “Convertible Debt Warrants”). Each Convertible Debt Warrant was exercisable for one share of the Corporation's common stock either at a cash exercise price of $12.00 or on a cashless basis as defined in the warrant, at the holder’s option. On January 8, 2014, Messrs. Rosenfeld and Sgro elected to convert the full principal balance of the notes into warrants to purchase an aggregate of 1,000,000 shares of the Corporation's common stock, and tendered such warrants in a cashless transaction for an aggregate of 100,000 shares of the Corporation's common stock as part of the warrant exchange completed in February 2014 described in Note 10.

Notes Payable to CLCH

The Corporation entered into a loan agreement with CLCH on January 1, 2009 for a maximum credit line of $3,000, due on demand, and bearing interest at the annual rate of 8.5%. The outstanding balance of $53 at December 31, 2012 was paid in February 2013 and the agreement terminated.

Future Principal Payments for Notes Payable

Required future principal payments for notes payable outstanding at December 31, 2014 are as follows during the years ending December 31:

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 6 — NOTES PAYABLE – (continued)

Amount
2015	$1,654
2016	—
2017	—
2018	—
2019	150,000
Thereafter	—
Total	$151,654

NOTE 7 — LEASES

Capital Leases

The Corporation leases certain machinery and equipment under agreements that are classified as capital leases. As of December 31, 2014, the future minimum lease payments required under the capital leases and the present value of the net minimum lease payments for the years ending December 31 are as follows:

Amount
2015	$514
2016	144
2017	55
2018	—
2019	—
Thereafter	—
Total minimum lease payments	713
Less: amount representing interest	(68)
Present value of net minimum lease payments	645
Less: current maturities of capital lease obligations	(460)
Long-term capital lease obligations	$185

Assets recorded under capital leases and included in property and equipment in the Corporation’s consolidated balance sheets consist of the following at December 31, 2014 and 2013:

	December 31,
	2014	2013
Field operating equipment	$757	$2,062
Vehicles	403	437
Computer equipment	235	292
Office equipment	122	152
Total cost of property and equipment under capital leases	1,517	2,943
Less: accumulated depreciation	(639)	(1,280)
Property under capital leases, net	$878	$1,663

Operating Leases

The Corporation has several noncancelable operating leases, primarily for office, warehouse space, and corporate apartments that are set to expire over the next five years. These leases generally contain renewal options for a one-year period and require the Corporation to pay all executory costs such as maintenance and insurance. Rental expense for operating leases for the years ended December 31, 2014 and 2013 was $53,351 and $1,880, respectively.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 7 — LEASES– (continued)

As of December 31, 2014, future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) for the years ending December 31 are as follows:

Amount
2015	$1,740
2016	1,529
2017	1,379
2018	1,361
2019	619
Thereafter	—
Total future minimum lease payments	$6,628

NOTE 8     — EARNINGS PER SHARE

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to the Corporation by the weighted average number of common shares outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) attributable to the Corporation by the weighted-average number of shares outstanding during each period and the assumed exercise of dilutive stock options and warrants less the number of treasury shares assumed to be purchased from the exercise proceeds using the average market price of the Corporation's common stock for each of the periods presented.

The computation of basic and diluted net loss per share for the years ended December 31, 2014 and 2013 is as follows:

	Net Loss Attributable to Corporation	Shares	Per Share
Year Ended December 31, 2014:
Basic loss per share	$(41,753)	14,697,061	$(2.84)
Effect of dilutive securities	—	—	—
Diluted loss per share	$(41,753)	14,697,061	$(2.84)

Year Ended December 31, 2013:
Basic loss per share	$(21,051)	10,010,492	$(2.10)
Effect of dilutive securities	—	—	—
Diluted loss per share	$(21,051)	10,010,492	$(2.10)

For the year ended December 31, 2014, warrants to purchase 581,807 shares of common stock were excluded from the calculation of diluted net loss per share since the $12.00 warrant exercise price was higher than the $7.92 average per share price during 2014. For the year ended December 31, 2013, warrants to purchase 14,000,000 shares of common stock and 1,000,000 warrants issuable upon conversion of notes payable to related parties, discussed further under "Warrant Exchange" in Note 10, were excluded from the calculation of dilutive net loss per share because their inclusion would have been anti-dilutive.

NOTE 9 — INCOME TAXES

Income (loss) before income taxes attributable to U.S. (including its foreign branches) and foreign operations for the years ended December 31, 2014 and 2013 are as follows:

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 9 — INCOME TAXES – (continued)

	Years Ended December 31,
	2014	2013
U.S.	$(50,154)	$(6,159)
Foreign	24,635	(4,352)
Total	$(25,519)	$(10,511)

No income taxes are attributable to the noncontrolling interest.

The provision for income taxes shown in the consolidated statements of operations and comprehensive income (loss) consists of current and deferred expense (benefit) for the years ended December 31, 2014 and 2013 as shown in the following table:

	Years Ended December 31,
	2014	2013
Current income tax expense:
U.S. – federal and state	$307	$1
Foreign	13,714	9,139
Total current income tax expense	14,021	9,140
Deferred income tax expense (benefit):
U.S. – federal and state	—	1,812
Foreign	(1,145)	(457)
Total deferred income tax expense (benefit)	(1,145)	1,355
Total provision for income taxes	$12,876	$10,495

A reconciliation of the provision for income tax expense (benefit) expected at the U.S. federal statutory income tax rate to the effective income tax rate is as follows:

	Years Ended December 31,
	2014	2013
Expected income tax expense (benefit) at 35%	$(8,932)	$(3,678)
IRC Section 956 deemed dividend	—	5,645
Effects of expenses not deductible for tax purposes	1,431	1,614
Tax effect of valuation allowance on deferred tax assets	18,725	1,144
Taxes in lieu of income taxes	—	3,126
Reduction in reserve for uncertain tax position	—	(329)
Effects of differences between U.S. and foreign tax rates, net of federal benefit, and other	1,652	2,973
Provision for income taxes	$12,876	$10,495

The net deferred tax assets as of December 31, 2014 and 2013 consist of the following:

	December 31,
	2014	2013
Current deferred tax asset, net	$520	$1,371
Non-current deferred tax asset, net	8,027	743
Current deferred tax liability, net	(587)	(69)
Non-current deferred tax liability, net	(5,731)	(1,114)
Net deferred tax asset	$2,229	$931

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2014 and 2013 are presented below:

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 9 — INCOME TAXES – (continued)

	December 31,
	2014	2013
Deferred tax assets:
Deferred charges	$1,191	$—
Deferred revenue	—	1,206
Related party accrued expenses	—	33
Deferred contract costs	—	398
Other accruals	1,774	581
Research and development credits	2,406	—
Capital lease obligation	124	240
Foreign tax credit and AMT credit carry forwards	12,538	7,764
Financing costs	—	334
Unrealized loss	507	379
Property and equipment	1,981	636
Net operating loss carry forwards	13,749	3,590
Total deferred tax assets	34,270	15,161
Less: valuation allowance	(25,723)	(6,998)
Total deferred tax assets, net	8,547	8,163
Deferred tax liabilities:
Other receivables	(329)	(69)
Property and equipment	(5,416)	(6,787)
Foreign exchange gain	—	(61)
Deferred contract costs	(258)	—
Intangible assets	(315)	(315)
Total deferred tax liabilities	(6,318)	(7,232)
Net deferred tax assets	$2,229	$931

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Corporation has evaluated the available evidence and the likelihood of realizing the benefit of its net deferred tax assets. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. From its evaluation, the Corporation has concluded that based on the weight of available evidence, it is not more likely than not to realize the benefit of its deferred tax assets recorded in the United States, Malaysia, Brazil, Bolivia and Canada at December 31, 2014 and 2013. Accordingly, the Corporation had a valuation allowance totaling $25,723 and $6,998, respectively, at December 31, 2014 and 2013 for the deferred tax assets in United States, Canada, Malaysia and Brazil that more likely than not will not be realized. Should the factors underlying management’s analysis change, future valuation adjustments to the Corporation’s net deferred tax assets may be necessary. The valuation allowance was increased by $18,725 and $6,969, respectively, during the years ended December 31, 2014 and 2013.
The Corporation is subject to examination in all jurisdictions in which it operates. The Corporation is no longer subject to examination by the Internal Revenue Service or other foreign taxing authorities in which it files for years prior to 2010.
Foreign earnings are considered to be permanently reinvested in operations outside the United States and therefore the Corporation has not provided for U.S. income taxes on these unrepatriated foreign earnings.
Uncertain tax positions activity for the years ended December 31, 2014 and 2013 are shown below:

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 9 — INCOME TAXES – (continued)

	Years Ended December 31,
	2014	2013
Unrecognized tax benefits, beginning balance	$—	$329
Additions for prior year tax positions	—	—
Reductions for lapse in statute	—	(329)
Unrecognized tax benefits, ending balance	$—	$—

The details of the Corporation’s tax attributes as of December 31, 2014 and 2013 are shown below:

	December 31,
Net Operating Loss Carryforwards:	2014	2013
United States	$25,462	$5,563
Canada	2,750	440
Malaysia	5,412	5,743
Brazil	2,595	—
Others	4,670	526
Total	$40,889	$12,272

	December 31,
Foreign Tax Credits Carryforwards:	2014	2013
United States	$11,519	$6,938
Canada	641	515
United Kingdom	356	—
Total	$12,516	$7,453

	December 31,
Net Deferred Tax Assets (Liabilities):	2014	2013
United States	$—	$—
Canada	337	(156)
Colombia	208	572
Malaysia	429	1
Peru	792	476
Others	463	38
Total	$2,229	$931

The total amount of accrued interest and penalties included in accrued expenses as of December 31, 2014 and 2013 was $51 and $0, respectively. To the extent interest and penalties are assessed with respect to the uncertain tax positions, amounts accrued will be reflected as income tax expense. Interest and penalties recognized as expense amounted to $83 and $215 for the years ended December 31, 2014 and 2013, respectively.
Net Operating Losses

As of December 31, 2014, the Corporation had U.S. federal tax net operating loss (“NOLs”) carryforwards of approximately $25,462, which begin to expire in fiscal year 2031. These net operating loss carryforwards, subject to certain requirements and restrictions, including limitations on their use as a result of an ownership change in 2013, may be used to offset future taxable income and thereby reduce the Corporation’s U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes an annual limit on the ability of a corporation that undergoes an ownership change to use its net operating loss carry forwards to reduce its tax liability. Accordingly, the Corporation’s use of the net operating

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 9 — INCOME TAXES – (continued)

loss carryforwards and foreign tax credit carryforwards are limited to the applicable annual limitation amount. Management has estimated the annual Section 382 limitation to be approximately $3,735. As of December 31, 2014, only $3,044 are pre-merger NOLs, the remaining $22,418 NOL is not subject to the Section 382 limitation.
Repairs and Maintenance Regulations in the United States

In September 2013, the U.S. Internal Revenue Service (“IRS”) issued new regulations for capitalizing and deducting costs incurred to acquire, produce, or improve tangible property. These new regulations are effective in the U.S. for taxable years beginning on or after January 1, 2014; however, they are considered enacted as of the date of issuance. As a result of the new regulations, the Corporation is required to review its existing income tax accounting methods related to tangible property, and determine which, if any, income tax accounting method changes are required; whether the Corporation will file any income tax accounting method changes with its 2014 federal income tax return; and the potential financial statement impact. Because additional implementation guidance from the IRS is anticipated, the Corporation is in the process of reviewing its existing income tax accounting methods related to tangible property; however, the Corporation believes that certain of its historical income tax accounting policies may differ from what is prescribed in the new regulations. Based on the Corporation’s initial assessment, the new regulations will not have a material effect on the Corporation’s consolidated financial statements.

NOTE 10 — WARRANTS

Trio Merger Corp. Warrants

The Corporation sold warrants ("Trio Merger Corp. Warrants") for the purchase of an aggregate of 14,000,000 shares of the Corporation's common stock at the exercise price of $7.50 in the following transactions:

•
In a private sale in February 2011, the Corporation sold 6,500,000 units, with each unit consisting of one share of common stock and one warrant, to the holders of the Corporation's common stock prior to its initial public offering ("Private Warrants").

•
In a private sale in February 2011, the Corporation sold 600,000 warrants to EarlyBirdCapital, Inc., the representative of the underwriters for the Corporation’s initial public offering, and its designees ("Private Warrants").

•	In its initial public offering in June 2011, the Corporation closed the sale of 6,000,000 units, with each unit consisting of one share of common stock and one warrant ("Public Warrants").

•
Pursuant to an over-allotment option granted to the underwriters, the Corporation sold an additional 900,000 units in June 2011, with each unit consisting of one share of common stock and one warrant ("Public Warrants").

The units, consisting of one share of common stock and one warrant, were mandatorily separated into their component parts effective March 26, 2012. The Corporation then could call the Public Warrants for redemption at $0.01 per warrant if the last sale price of the Corporation's common stock equals or exceeds $12.50 per share, for any 20 trading days within a 30 consecutive trading day period. If the Warrants are called for redemption, the Corporation will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis".  The terms of the Private Warrants and Convertible Debt Warrants are identical to the Public Warrants, except that such warrants are exercisable for cash or on a “cashless basis,” at the holder’s option, and are not redeemable by the Corporation, in each case so long as the warrants are still held by the initial purchasers or their affiliates.

Concurrent with the Closing of the Merger in June 2013, the Corporation, with the written consent of the majority of the holders of the then outstanding warrants, entered into an amendment to the warrant agreement with Continental Stock Transfer & Trust Company, as warrant agent for all Trio Merger Corp. and Convertible Debt Warrants, to (i) increase the exercise price of the warrants from $7.50 to $12.00 per share of the Corporation’s common stock and (ii) increase the redemption price of the warrants from $12.50 to $15.00 per share of the Corporation’s common stock.

On January 7, 2014, the Corporation commenced an offer to exchange the Trio Merger Corp. warrants for its common stock as discussed under Warrant Exchange below. After completion of the Warrant Exchange, 581,807 of the original Trio Merger Corp. Public Warrants remain outstanding and expire on June 24, 2016. As of December 31, 2014 and 2013, a total of 581,807 and 14,000,000 warrants, respectively, were outstanding.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 10 — WARRANTS – (continued)

Convertible Debt Warrants

As discussed in Note 6, the convertible promissory notes totaling $500 were amended as of October 10, 2013 to extend the maturity date to December 31, 2013 and to allow the principal balance of the notes to be converted, at the holder’s option, to an aggregate of 1,000,000 warrants. Each Convertible Debt Warrant was exercisable for one share of the Corporation's common stock either at a cash exercise price of $12.00 or on a cashless basis as defined in the warrant, at the holder’s option. On January 8, 2014, Messrs. Rosenfeld and Sgro elected to convert the full principal balance of the notes into warrants to purchase an aggregate of 1,000,000 shares of the Corporation's common stock, and tendered such warrants in a cashless transaction for an aggregate of 100,000 shares of the Corporation's common stock as part of the the Warrant Exchange discussed below. This transaction resulted in no gain or loss as the conversion feature was in the original convertible promissory notes agreements.

Warrant Exchange

On January 7, 2014, the Corporation commenced an offer to exchange all outstanding Trio Merger Corp. and Convertible Debt warrants for shares of its common stock in a cashless transaction (“Warrant Exchange”). Each warrant holder had the opportunity to receive one share of the Corporation’s common stock in exchange for every ten outstanding warrants tendered by the holder and exchanged pursuant to the Warrant Exchange. In lieu of issuing fractional shares of common stock, the Corporation paid cash to each holder of warrants who would otherwise have been entitled to receive fractional shares, after aggregating all such fractional shares of such holder, in an amount equal to such fractional part of a share multiplied by the last sale price of a share of the Corporation’s common stock on the Nasdaq Global Market on February 7, 2014.

The Warrant Exchange offer period expired on February 7, 2014 and a total of 14,418,193 warrants of the 15,000,000 warrants outstanding were tendered and accepted for exchange. On February 14, 2014, the Corporation issued 1,441,813 shares of common stock and paid $52 cash in lieu of fractional shares in exchange for such tendered warrants.

Former SAE Warrants

Two classes of liability warrants were issued in 2012 convertible into an aggregate of 2% of Former SAE’s common stock deemed outstanding at the time of the exercise, including any securities or contracts of a dilutive nature, whether or not exercisable at the time of the determination. The fair value of the warrants issued was based on a third party valuation which used an income and market approach weighted for a merger or sale. The warrants have an exercise price of $0.01 a share.

The lenders pursuant to the senior credit facility hold warrants totaling 1% of Former SAE’s common stock deemed outstanding that have a cash settlement provision or “put option” that allows the warrant holders to ask for the fair value in cash once the debt is repaid. These warrants are exercisable at any time by the holders. The remaining warrant is for 1% of SAE common stock deemed outstanding and does not have a cash settlement provision. This warrant is exercisable at any time at the option of the holder or at the option of Former SAE, and is not automatically exercised in connection with a reorganization, merger, sale or similar transaction.

The Former SAE warrants remain outstanding as a contractual obligation to receive their allocable portion of the Merger consideration. This allocable portion of Merger consideration was determined upon consummation of the Merger and the allocable portion of shares included in the Merger consideration, into which the warrants are convertible are being held in escrow as of December 31, 2014 as discussed in Note 3.

NOTE 11 — STOCKHOLDERS’ EQUITY

Preferred Stock

The Corporation is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Corporation’s Board of Directors. As of December 31, 2014, there are no shares of preferred stock issued or outstanding.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 11 — STOCKHOLDERS' EQUITY – (continued)

Common Stock

The Corporation is authorized to issue 55,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2014, a total of 14,922,497 shares were issued and outstanding.

Conversion of Exchangeable Shares

On March 7, 2014, the holders of the common shares issued by 1623739 Alberta Ltd., a wholly-owned Canadian subsidiary of the Corporation, elected to exchange those shares for their allocable portion of the consideration issued to the Former SAE stockholders in the Merger, which included 254,558 shares of the Corporation’s common stock that were released from the Merger Consideration Escrow. The exchanged shares of 1623739 Alberta Ltd. are no longer outstanding.

Share-Based Compensation

The Former SAE 2012 Stock Compensation Plan was established effective November 20, 2012 with the consent of the Former SAE’s stockholders and board of directors. The plan provided for the issuance of either restricted stock or incentive stock options up to a maximum of 125,020 shares. In 2012, 111,691 restricted shares were issued to certain employees of Former SAE, with five-year cliff vesting based on the anniversary date of the grant, of which 1,500 shares were forfeited in 2013. Prior to the Merger, Former SAE’s board of directors approved the full vesting of the 111,691 restricted shares. The 2012 Stock Compensation Plan terminated upon consummation of the Merger. Share-based compensation expense of $1,098 was recorded for the 2012 Stock Compensation Plan during the year ended December 31, 2013.
On June 21, 2013 the stockholders approved the Corporation’s 2013 Long-Term Incentive Compensation Plan for the benefit of certain employees performing services for the Corporation. The plan reserves up to 792,513 shares of the Corporation’s common stock for issuance in accordance with the plan’s terms including a maximum of up to 396,256 shares that may be issued pursuant to awards of restricted stock. As of December 31, 2014, no shares have been issued under the plan.
On November 1, 2013, the Corporation’s non-employee director share incentive plan (“2013 Non-Employee Director Plan”) became effective, which provides for discretionary grants of stock awards to the Corporation’s independent non-employee directors, as determined by the Corporation’s Board of Directors from time to time. The awards may take the form of unrestricted or restricted shares of the Corporation’s common stock or options to purchase shares of the Corporation’s common stock. The Corporation has reserved 400,000 shares of common stock for issuance under the 2013 Non-Employee Director Plan, of which 321,980 shares remain for issuance as of December 31, 2014. During 2014, 51,948 restricted shares were issued under the plan which vested immediately upon issuance, resulting in share-based compensation expense of $200 for the year ended December 31, 2014. The restricted shares granted and vested had a weighted-average grant date fair value of $3.85. During 2013, 26,072 restricted shares were issued under the plan which vested immediately upon issuance, resulting in share-based compensation expense of $200 for the year ended December 31, 2013. The restricted shares granted and vested had a weighted-average grant date fair value of $7.67. Share-based compensation expense for the 2013 Non-Employee Director Plan is reported under selling, general and administrative expense.
NOTE 12 — NONCONTROLLING INTEREST

Effective November 19, 2012, an agreement was entered into between a subsidiary of the Corporation and Kuukpik Corporation (“Kuukpik”) to form a separate legal entity (“Joint Venture”) for the purpose of performing contracts for the acquisition and development of geophysical and seismic data and for geophysical and seismic services and any and all related work anywhere on the north slope of Alaska (onshore or offshore) for a period of five years. The Corporation and Kuukpik’s percentage ownership interest in the Joint Venture are 49.0% and 51.0%, respectively. The sole source of revenue of the Joint Venture is contracts performed by the Corporation. Pre-award costs incurred on potential contracts by Kuukpik and the Corporation are absorbed by each party and not by the Joint Venture. The Joint Venture receives 10% of gross revenues of all contracts performed by the Corporation, which is distributed to Kuukpik and the Corporation based on their relative ownership percentages. Risk of loss on a contract, including credit risk, is the Corporation's sole responsibility. Based on its power to influence the significant business activities of the Joint Venture and its responsibility to absorb contract losses, the Corporation was determined to be the primary beneficiary under GAAP and as such consolidates the Joint Venture. The results of the Joint Venture are combined with the Corporation and all intercompany transactions are eliminated upon consolidation. Amounts reflected for the Joint Venture in the

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 12 — NONCONTROLLING INTEREST – (continued)

consolidated financial statements consist of the balances reported under net income attributable to noncontrolling interest for the years ended December 31, 2014 and 2013 and noncontrolling interest on the December 31, 2014 and 2013 balance sheets.

NOTE 13 — EMPLOYEE BENEFITS
The Corporation offers a Retirement Registered Saving Plan for all eligible employees of its Canadian operations. The Corporation matches each employee’s contributions up to the maximum allowed under the plan or until the Canada Revenue Agency annual limit is reached. For the years ended December 31, 2014 and 2013, respectively, the Corporation expensed matching contributions totaling of $327 and $338, respectively.
The Corporation offers a 401(k) Plan for all eligible employees of its U.S. operations. The Corporation matches each employee’s contributions up to the maximum allowed under the plan. For the years ended December 31, 2014 and 2013, the Corporation expensed matching contributions totaling $169 and $72, respectively.
NOTE 14 — GEOGRAPHIC AND RELATED INFORMATION

A summary of revenues and identifiable assets by geographic areas for 2014 and 2013 are as follows:

	Revenues from Services		Identifiable Assets
	Years Ended December 31,		December 31,
	2014	2013	2014	2013
North America:
United States	$107,515	$29,335	$68,118	$41,929
Canada	20,289	73,863	5,722	7,919
Total	127,804	103,198	73,840	49,848
South America:
Peru	117,829	44,637	3,448	1,581
Colombia	68,415	60,159	7,877	13,101
Bolivia	60,080	7,016	558	1,127
Other	11,942	210	134	40
Total	258,266	112,022	12,017	15,849
Southeast Asia	750	30,048	1,092	2,287
Consolidated	$386,820	$245,268	$86,949	$67,984
Total excluding United States	$279,305	$215,933	$18,831	$26,055

Revenues are presented based on the location of the services provided. Identifiable assets include property and equipment, intangible assets and goodwill.

A summary of customers with revenues or accounts receivable in excess of 10% of the consolidated total for 2014 and 2013 is as follows:

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 14 — GEOGRAPHIC AND RELATED INFORMATION – (continued)

	Revenues from Services		Accounts Receivable, Net
	Years Ended December 31,		December 31,
	Amount	% of Consolidated	Amount	% of Consolidated
2014
Customer A	$131,756	34%	$10,763	15%
Customer B	$49,917	13%	$25,128	34%
Customer C			$9,465	13%
Customer D			$7,360	10%
2013
Customer E	$48,400	20%
Customer F	$78,400	32%	$21,100	52%
Customer G			$5,300	13%

NOTE 15 — FINANCIAL INSTRUMENTS

Corporation financial instruments measured at fair value on a recurring basis are as follows:

		Fair Value
	Carrying Amount	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Note payable to related parties – Former SAE common stockholders:
Balance at December 31, 2013	$12,406	$—	$—	$12,406
Realized loss	5,094	—	—	5,094
Repayment of notes	(17,500)	—	—	(17,500)
Balance at December 31, 2014	$—	$—	$—	$—

Balance at June 24, 2013	$11,775	$—	$—	$11,775
Unrealized loss	631	—	—	631
Balance at December 31, 2013	$12,406	$—	$—	$12,406

From issuance on June 24, 2013 through March 31, 2014, the fair value of the note payable to related parties – Former SAE common stockholders was derived using the net present value of expected cash flow discounted using a rate based on yield curves for similar U.S. Dollar debt instruments adjusted for the specific terms of the note payable to related parties – Former SAE common stockholders and other factors such as the Corporation’s own cost of capital in recent financing transactions. Under this methodology, an unrealized loss of $631 was reported under change in fair value of note payable to related parties for the year ended December 31, 2013. Beginning June 30, 2014, the fair value of note payable to related parties – Former SAE stockholders was derived based on a probability weighted approach including consideration of the risk of refinancing, resulting in an unrealized loss of $5,094 reported under change in fair value of note payable to related parties. On July 2, 2014, the note payable to related parties – Former SAE stockholders were refinanced, resulting in their repayment and termination, and the realization of the loss previously recorded.

Corporation financial instruments recorded at historical cost consist of the Notes, notes payable under the 2012 Credit Agreement, and notes payable to related parties – directors. The Notes were issued on July 2, 2014. At December 31, 2014, the carrying value of the Notes was $150,000 and the estimated fair value was $93,375. The fair value is determined by a market approach using dealer quoted period-end bond prices. This instrument is classified as Level 2 as valuation inputs for fair value measurements are

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 15 — FINANCIAL INSTRUMENTS – (continued)

dealer quoted market prices at December 31, 2014 obtained from independent third party sources. However, no assurance can be given that the fair value would be the amount realized in an active market exchange.

At December 31, 2013, the carrying value of notes payable under the 2012 Credit Agreement, net of discount, was $80,688 and the estimated fair value was $78,721. The fair value as of December 31, 2013 was derived using the net present value of expected cash flow discounted based on yields for similar U.S. Dollar debt instruments adjusted for the specific terms of the credit agreement and other factors. This instrument is classified as Level 3 since the fair value is principally based on a valuation model supported by little market activity. On July 2, 2014, the notes payable under the 2012 Credit Agreement were repaid with proceeds from issuance of the Notes.

At December 31, 2013, the carrying value of notes payable to related parties – directors, was $500 and the estimated fair value was $886. The fair value as of December 31, 2013 was derived using the net present value of expected cash flow discounted based on yields for similar U.S. Dollar debt instruments adjusted for the specific terms of the notes and other factors. This instrument is classified as Level 3 since the fair value is principally based on a valuation model supported by little market activity. The holders of the notes elected to convert the full principal balance of the notes into warrants which were tendered in a cashless exchange for the Corporation's common stock as part of the Warrant Exchange completed in February 2014.

NOTE 16 — RELATED PARTY TRANSACTIONS

The following related party transactions occurred during the years ended December 31, 2014 and 2013 and are primarily related to the Merger on June 24, 2013 or events prior to the Merger. See Note 3 for further details on the Merger. All positions and directorships referenced below are with the Corporation unless otherwise indicated.

Immediately prior to the Merger, Former SAE distributed dividends to the Former SAE common stockholders, including dividends to CLCH, LLC (“CLCH”), which is controlled by Jeff Hastings, Executive Chairman of the Board and Director, and to Seismic Management, LLP (“Seismic”), which is controlled by Brian A. Beatty, Chief Executive Officer, President and Director, in the amount of $2,923 and $5,009, respectively. Brent Whiteley, Chief Financial Officer, General Counsel and Secretary and a Director, Mike Scott, Executive Vice President-Operations, and Darrin Silvernagle, Executive Vice President-Marine, received dividends of $442, $69 and $25, respectively.

In connection with the Merger, the outstanding Series A Convertible Preferred Stock of Former SAE (the “Preferred Shares”) owned by CLCH, was redeemed for $5,000 and retired. The following table represents the cumulative dividends on the Preferred Shares accrued and paid to CLCH as recorded in accrued liabilities for the years ended December 31, 2014 and 2013:

	2014	2013
Unpaid balance at January 1	$1,072	$894
Accrual	—	5,262
Payment	(1,072)	(5,084)
Unpaid balance at December 31	$—	$1,072
In connection with the Merger, CLCH, which was the majority stockholder of Former SAE, and Seismic, received aggregate Merger cash consideration of $8,803 and $1,392, respectively. Mr. Whiteley, Mr. Scott and Mr. Silvernagle received aggregate Merger cash consideration at Closing of $331, $52 and $38, respectively.

In connection with the Merger, the Corporation issued a promissory note in the principal amount of $17,500 to CLCH, as a representative of the Former SAE common stockholders, as Merger consideration to the Former SAE common stockholders as discussed further in Note 6. The promissory note was repaid with interest on July 2, 2014, at which time principal and interest in the amount of $9,873, $3,581, $853, $127 and $93 was received by CLCH, Seismic, Mr. Whiteley, Mr. Scott, and Mr. Silvernagle, respectively.

Prior to the Merger, the Corporation reimbursed officers and directors for reasonable out-of-pocket business expenses incurred in connection with certain activities on its behalf such as identifying and investigating possible target businesses and business combinations. As of June 24, 2013, the founding stockholders were reimbursed an aggregate of approximately $28 for out-of-pocket business expenses incurred by them in connection with activities on the Corporation's behalf.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 16 — RELATED PARTY TRANSACTIONS – (continued)

Prior to the Merger, Crescendo Advisors II, LLC, an affiliate of Eric S. Rosenfeld, Chairman of the Board and Chief Executive Officer prior to the Merger and now a Director, made available certain general and administrative services, including office space, utilities and administrative support, as required from time to time. Crescendo Advisors II, LLC was paid $58 in 2013 for these services. Mr. Rosenfeld is the majority owner of Crescendo Advisors II, LLC. Payment of these fees ended upon consummation of the Merger.

Prior to the Merger, Mr. Rosenfeld and David D. Sgro, Chief Financial Officer and a Director prior to the Merger and currently a Director, held convertible promissory notes for working capital advanced to the Corporation in the amounts of $300 and $200, respectively, as discussed further in Note 6. On January 8, 2014, Messrs. Rosenfeld and Sgro elected to convert the full principal balance of the notes into warrants to purchase an aggregate of 1,000,000 shares of the Corporation's common stock, and tendered such warrants in a cashless exchange for an aggregate of 100,000 shares of the Corporation's common stock as part of the Warrant Exchange completed in February 2014 as discussed in Note 10.

Prior to the Merger, Mr. Hastings, individually and through CLCH, periodically paid expenses on behalf of Former SAE, which Former SAE reimbursed on a dollar-for-dollar basis as cash became available. During the period ended June 24, 2013, Former SAE reimbursed Mr. Hastings approximately $192 and Mr. Beatty approximately $69 in the aggregate for expenses incurred on behalf of Former SAE. Subsequent to the Merger, expenses were reimbursed as incurred based on expense reports submitted in accordance with Corporation policy.

On January 1, 2009, Former SAE entered into a revolving credit agreement with CLCH, which provided for a credit line to Former SAE for working capital purposes of up to $3,000. Amounts outstanding under this credit agreement bore interest at a rate of 8.5% per annum and were payable on demand. During 2013, Former SAE made payments of principal and interest to CLCH of $53 in the aggregate. On February 7, 2013, the loan was repaid in full and the line was closed.

Former SAE leased seismic equipment from Encompass LLP ("Encompass") and Seismic, pursuant to lease agreements executed in 2010. Mr. Beatty, together with his wife, owns a controlling interest in Encompass and owns all of the outstanding partnership interests in Seismic. The leases could be terminated by any party at any time. No rent was payable or paid under the lease agreements to Encompass and Seismic during the years ended December 31, 2014 and 2013. Former SAE purchased leased equipment in the amount of approximately $1,483 during the year ended December 31, 2013 from Encompass and Seismic.

Mr. Whiteley owned 50,000 shares of restricted stock of Former SAE that were issued on November 26, 2012, pursuant to Former SAE’s 2012 Stock Compensation Plan. As issued, the restricted shares were scheduled to vest on the fifth anniversary of the date of issuance. Mr. Whiteley had the right to dividends and to vote the shares of restricted stock before they vested. The Former SAE Board of Directors, in its discretion, elected to accelerate vesting of all restricted shares prior to the Merger, including those of Mr. Whiteley and, upon the Merger, such shares were converted into the right to receive the merger consideration payable to holders of Former SAE common stock under the Merger Agreement. The 50,000 shares of Former SAE restricted stock were exchanged for 284,965 shares of the Corporation's common stock upon the completion of the Merger.

Three of the Corporation’s directors, Messrs. Rosenfeld, Sgro and Monahan, have registration rights for some portion of the shares of its common stock owned by them that they originally purchased in the initial private offering of common stock as set forth in a registration rights agreement dated June 20, 2011. As of June 24, 2014, holders of a majority of the initially issued shares have the right to demand up to two registration rights, and holders of such initial shares have piggy-back rights on any offering of the Corporation's common stock or securities exercisable or exchangeable for its common stock. CLCH, pursuant to a registration rights agreement dated June 24, 2013, has one right to demand registration of its shares of the Corporation's common stock that it acquired in the Merger, and has similar piggy-back rights to those held by Messrs. Rosenfeld, Sgro and Monahan. The Corporation will bear the expenses incurred in connection with any registration statement filed as a result of the exercise of any demand registration rights.

NOTE 17 — COMMITMENTS AND CONTINGENCIES

On August 14, 2013, a former investment banker for the Corporation filed a lawsuit in Canada seeking damages for alleged entitlement to a success fee. On July 24, 2014, the Corporation entered into an agreement to settle the disputed fees resulting in a charge of $657 to selling, general and administrative expenses for the year ended December 31, 2014.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 17 — COMMITMENTS AND CONTINGENCIES – (continued)

In the ordinary course of business, the Corporation can be involved in legal proceedings involving contractual and employment relationships, liability claims, and a variety of other matters. Although the final outcome of such legal proceedings cannot be predicted with certainty, the Corporation believes the final outcome will not have a materially adverse effect on its financial position, results of operations, or cash flows.

NOTE 18 — CONDENSED CONSOLIDATING FINANCIAL INFORMATION

In July 2014, the Corporation sold $150,000 of its Notes due in 2019. The Notes were issued by SAExploration Holdings, Inc. and are guaranteed by its 100% owned U.S. subsidiaries: SAExploration Sub, Inc.; SAExploration, Inc.; NES LLC; and SAExploration Seismic Services (U.S.), Inc. (“the Guarantors”). The Guarantors have fully and unconditionally guaranteed the payment obligations of SAExploration Holdings, Inc. on a joint and several basis with respect to these debt securities. As of December 31, 2014, foreign branches of the Guarantors in Bolivia, Colombia and Peru have been reorganized as 100% owned foreign subsidiaries of SAExploration, Inc. and are reported under "Other Subsidiaries" in the condensed consolidated financial statements for all periods presented.

The following condensed consolidating financial information presents the results of operations, financial position and cash flows for:

•
SAExploration Holdings, Inc. (Reflects investments in subsidiaries utilizing the equity method of accounting. The equity in earnings of subsidiaries is recognized for the period beginning after the Closing of the Merger on June 24, 2013 discussed in Note 3).

•	Guarantor subsidiaries (Reflects investments in subsidiaries utilizing the equity method of accounting).

•	All other subsidiaries of SAExploration Holdings, Inc. that are not Guarantors.

•	The consolidating adjustments necessary to present SAExploration Holdings, Inc. and subsidiaries' financial statements on a consolidated basis.

The condensed consolidating financial information should be read in conjunction with the accompanying consolidated financial statements and notes.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 18 — CONDENSED CONSOLIDATING FINANCIAL INFORMATION – (continued)

	December 31, 2014
Balance Sheet	SAExploration Holding, Inc.	The Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$7,289	$5,033	$—	$12,322
Restricted cash	—	—	723	—	723
Accounts receivable, net	70	1,871	71,643	—	73,584
Deferred costs on contracts	—	3,626	1,005	—	4,631
Prepaid expenses and other current assets	31	536	16,470	—	17,037
Deferred income tax assets	—	(255)	775	—	520
Total current assets	101	13,067	95,649	—	108,817
Property and equipment, net	—	61,292	15,804	—	77,096
Investment in subsidiaries	(14,245)	80,003	3,510	(69,268)	—
Intercompany receivables	126,466	—	—	(126,466)	—
Intangible assets, net	—	—	1,050	—	1,050
Goodwill	—	—	1,977	—	1,977
Deferred loan issuance costs, net	6,022	804	—	—	6,826
Deferred income tax assets	15	5,046	2,966	—	8,027
Other assets	—	—	—	—	—
Total assets	$118,359	$160,212	$120,956	$(195,734)	$203,793

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$9,429	$24,826	$—	$34,255
Accrued liabilities	7,519	1,206	2,177	—	10,902
Income and other taxes payable	—	42	20,219	—	20,261
Accrued payroll liabilities	—	1,386	7,266	—	8,652
Equipment note payable	—	1,654	—	—	1,654
Current portion of capital leases	—	49	411	—	460
Deferred revenue	—	—	187	—	187
Deferred income tax liabilities	—	(1,275)	1,862	—	587
Total current liabilities	7,519	12,491	56,948	—	76,958
Senior secured notes payable	150,000	—	—	—	150,000
Long-term portion of capital leases	—	96	89	—	185
Intercompany payables	—	66,006	60,460	(126,466)	—
Deferred income tax liabilities	—	5,440	291	—	5,731
Total liabilities	157,519	84,033	117,788	(126,466)	232,874
Stockholders’ equity:
Common stock	2	—	—	—	2
Additional paid-in capital	28,185	43,861	17,493	(61,354)	28,185
Retained earnings (accumulated deficit)	(67,347)	28,960	(9,963)	(7,914)	(56,264)
Accumulated other comprehensive loss	—	—	(4,362)	—	(4,362)
Total stockholders’ equity attributable to the Corp.	(39,160)	72,821	3,168	(69,268)	(32,439)
Noncontrolling interest	—	3,358	—	—	3,358
Total stockholders’ equity (deficit)	(39,160)	76,179	3,168	(69,268)	(29,081)
Total liabilities and stockholders’ equity (deficit)	$118,359	$160,212	$120,956	$(195,734)	$203,793

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 18 — CONDENSED CONSOLIDATING FINANCIAL INFORMATION – (continued)

	December 31, 2013
Balance Sheet	SAExploration Holding, Inc.	The Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$3,389	$13,962	$—	$17,351
Restricted cash	—	—	638	—	638
Accounts receivable, net	—	888	40,040	—	40,928
Deferred costs on contracts	—	463	2,727	—	3,190
Prepaid expenses and other current assets	—	394	4,225	—	4,619
Deferred income tax assets	—	849	522	—	1,371
Total current assets	—	5,983	62,114	—	68,097
Property and equipment, net	—	41,926	22,646	—	64,572
Investment in subsidiaries	15,857	117,645	—	(133,502)	—
Intercompany receivables	—	16,731	—	(16,731)	—
Intangible assets, net	—	—	1,260	—	1,260
Goodwill	—	—	2,150	—	2,150
Deferred loan issuance costs, net	—	9,115	—	—	9,115
Deferred income tax assets	—	10	733	—	743
Other assets	13	—	—	—	13
Total assets	$15,870	$191,410	$88,903	$(150,233)	$145,950

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$4,116	$12,395	$—	$16,511
Accrued liabilities	681	1,164	1,279	—	3,124
Income and other taxes payable	35	(3,753)	10,791	—	7,073
Accrued payroll liabilities	—	490	4,007	—	4,497
Current portion of credit agreement borrowings	—	800	—	—	800
Current portion of capital leases	—	39	446	—	485
Notes payable to related parties	500	—	—	—	500
Deferred revenue	—	4,775	3,152	—	7,927
Deferred income tax liabilities	—	69	—	—	69
Total current liabilities	1,216	7,700	32,070	—	40,986
Long-term portion of credit agreement borrowings	—	79,888	—	—	79,888
Notes payable to Former SAE stockholders	12,406	—	—	—	12,406
Long-term portion of capital leases	—	102	516	—	618
Intercompany payables	355	—	16,376	(16,731)	—
Deferred income tax liabilities	—	749	365	—	1,114
Total liabilities	13,977	88,439	49,327	(16,731)	135,012
Stockholders’ equity:
Common stock	2	—	—	—	2
Additional paid-in capital	27,485	43,861	19,231	(63,092)	27,485
Retained earnings (accumulated deficit)	(25,594)	59,065	22,428	(70,410)	(14,511)
Accumulated other comprehensive loss	—	—	(2,083)	—	(2,083)
Total stockholders’ equity attributable to the Corp.	1,893	102,926	39,576	(133,502)	10,893
Noncontrolling interest	—	45	—	—	45
Total stockholders’ equity (deficit)	1,893	102,971	39,576	(133,502)	10,938
Total liabilities and stockholders’ equity (deficit)	$15,870	$191,410	$88,903	$(150,233)	$145,950

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 18 — CONDENSED CONSOLIDATING FINANCIAL INFORMATION – (continued)

	Year Ended December 31, 2014
Income Statement	SAExploration Holding, Inc.	The Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Revenue from services	$—	$107,514	$279,306	$—	$386,820
Cost of services	—	95,462	235,667	(519)	330,610
Gross profit	—	12,052	43,639	519	56,210
Selling, general and administrative expenses	418	10,504	28,621	—	39,543
Income (loss) from operations	(418)	1,548	15,018	519	16,667
Other expense, net	(11,230)	(24,710)	(5,727)	(519)	(42,186)
Equity in income (losses) of investments	(30,105)	17	—	30,088	—
Income (loss) before income taxes	(41,753)	(23,145)	9,291	30,088	(25,519)
Provision (benefit) for income taxes	—	3,602	9,274	—	12,876
Net income (loss)	(41,753)	(26,747)	17	30,088	(38,395)
Less: net income attributable to noncontrolling interest	—	3,358	—	—	3,358
Net income (loss) attributable to the Corporation	$(41,753)	$(30,105)	$17	$30,088	$(41,753)

Comprehensive net income (loss)	$(41,753)	$(26,747)	$(2,262)	$30,088	$(40,674)
Less: comprehensive net income attributable to noncontrolling interest	—	3,358	—	—	3,358
Comprehensive net income (loss) attributable to Corporation	$(41,753)	$(30,105)	$(2,262)	$30,088	$(44,032)

	Year Ended December 31, 2013
Income Statement	SAExploration Holding, Inc.	The Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Revenue from services	$—	$29,335	$215,933	$—	$245,268
Cost of services	—	24,479	177,857	—	202,336
Gross profit	—	4,856	38,076	—	42,932
Selling, general and administrative expenses	353	12,361	21,963	—	34,677
Income (loss) from operations	(353)	(7,505)	16,113	—	8,255
Other expense, net	(1,553)	(13,567)	(3,646)	—	(18,766)
Equity in income (losses) of investments	(23,688)	3,768	—	19,920	—
Income (loss) before income taxes	(25,594)	(17,304)	12,467	19,920	(10,511)
Provision for income taxes	—	1,796	8,699	—	10,495
Net income (loss)	(25,594)	(19,100)	3,768	19,920	(21,006)
Less: net income attributable to noncontrolling interest	—	45	—	—	45
Net income (loss) attributable to the Corporation	$(25,594)	$(19,145)	$3,768	$19,920	$(21,051)

Comprehensive net income (loss)	$(25,594)	$(19,100)	$1,329	$19,920	$(23,445)
Less: comprehensive net income attributable to noncontrolling interest	—	45	—	—	45
Comprehensive net income (loss) attributable to Corporation	$(25,594)	$(19,145)	$1,329	$19,920	$(23,490)

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 18 — CONDENSED CONSOLIDATING FINANCIAL INFORMATION – (continued)

	Year Ended December 31, 2014
Statement of Cash Flows	SAExploration Holding, Inc.	The Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$1,012	$6,036	$(13,728)	$(13,221)	$(19,901)
Investing activities:
Purchase of property and equipment	—	(25,177)	(3,026)	—	(28,203)
Capital contribution to affiliate	—	5,253	(3,515)	(1,738)	—
Proceeds from sale of property and equipment	—	80	39	—	119
Net cash used in investing activities	—	(19,844)	(6,502)	(1,738)	(28,084)
Financing activities:
Proceeds from issuance of senior secured notes	150,000	—	—	—	150,000
Repayments of notes payable	(17,500)	(82,159)	—	—	(99,659)
Payment of loan issuance costs	(6,691)	(852)	—	—	(7,543)
Repayments of capital lease obligations	—	(88)	(405)	—	(493)
Distribution to noncontrolling interest	—	(45)	—	—	(45)
Intercompany lending	(126,821)	101,924	24,897	—	—
Capital contribution from affiliate	—	—	(1,738)	1,738	—
Dividend payments on Former SAE preferred shares	—	(1,072)	—	—	(1,072)
Dividend payments on affiliate	—	—	(13,221)	13,221	—
Net cash provided by (used in) financing activities	(1,012)	17,708	9,533	14,959	41,188
Effects of exchange rate changes on cash and cash equivalents	—	—	1,768	—	1,768
Net change in cash and cash equivalents	—	3,900	(8,929)	—	(5,029)
Cash and cash equivalents at the beginning of period	—	3,389	13,962	—	17,351
Cash and cash equivalents at the end of period	$—	$7,289	$5,033	$—	$12,322

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share amounts and as otherwise noted)

NOTE 18 — CONDENSED CONSOLIDATING FINANCIAL INFORMATION – (continued)

	Year Ended December 31, 2013
Statement of Cash Flows	SAExploration Holding, Inc.	The Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(359)	$(8,011)	$11,764	$(431)	$2,963
Investing activities:
Purchase of property and equipment	—	(2,214)	(8,896)	—	(11,110)
Net cash used in investing activities	—	(2,214)	(8,896)	—	(11,110)
Financing activities:
Net proceeds from Merger	—	34,785	492	—	35,277
Repayments of notes payable	—	(800)	—	—	(800)
Repayments of advances from related parties	—	(53)	—	—	(53)
Payment of loan issuance costs	—	(2,750)	—	—	(2,750)
Merger costs	—	(5,027)	—	—	(5,027)
Repayments of capital lease obligations	—	(36)	(761)	—	(797)
Intercompany lending	359	(5,669)	5,310	—	—
Dividend payments on Former SAE common and preferred shares	—	(15,084)	—	—	(15,084)
Dividend payments to affiliates	—	—	(431)	431	—
Net cash provided by financing activities	359	5,366	4,610	431	10,766
Effects of exchange rate changes on cash and cash equivalents	—	—	(989)	—	(989)
Net change in cash and cash equivalents	—	(4,859)	6,489	—	1,630
Cash and cash equivalents at the beginning of period	—	8,248	7,473	—	15,721
Cash and cash equivalents at the end of period	$—	$3,389	$13,962	$—	$17,351

SAExploration Holdings, Inc.

OFFER TO EXCHANGE

Up to $150,000,000 Aggregate Principal Amount of
10.000% Senior Secured Notes due 2019,
which have been registered under the Securities Act of 1933
For
Any and all outstanding unregistered
10.000% Senior Secured Notes due 2019,
issued on July 2, 2014

__________________
Prospectus
________, 2015
__________________

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to any dealer's obligation to deliver a prospectus when acting as an underwriter with respect to its unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Delaware Corporations
Our second amended and restated certificate of incorporation contains provisions eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") or any other applicable law as it exists on the date of our second amended and restated certificate of incorporation or as it may be amended. The DGCL prohibits such elimination of personal liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.
These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws such as the U.S. federal securities laws and U.S. federal and state environmental laws. As a result of these provisions in our second amended and restated certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.
The certificates of incorporation of both SAExploration, Inc. and SAExploration Sub, Inc. that are Guarantors of the notes also eliminate and limit the personal liability of a director of the corporation to the fullest extent allowed by the DGCL. Their certificates of incorporation further provide that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, our second amended and restated certificate of incorporation and our amended and restated bylaws provide that we will be obligated to indemnify and advance expenses to, and hold harmless, each of our directors and officers (each, an “indemnitee”), to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was one of our directors or officers or, while one of our directors or officers, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in our second amended and restated certificate of incorporation and in our amended and restated bylaws, we will be required under our second amended and restated certificate of incorporation and our amended and restated bylaws to indemnify, or advance expenses to, an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by our board of directors.
The certificates of incorporation and bylaws of both SAExploration, Inc. and SAExploration Sub, Inc. also state that each corporation, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.
Delaware Limited Liability Company
SAExploration Seismic Services (US), LLC, a Guarantor of the notes, is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the “DLLC Act,” provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.
The limited liability company agreement of SAExploration Seismic Services (US), LLC provides that, to the fullest extent permitted by the DLLC Act, SAExploration Seismic Services (US), LLC shall indemnify its members, managers, and officers from and against all costs of defense (including reasonable fees), judgments, fines, and amounts paid in settlement suffered by a member, manager, or officer because such person was made party to an action because the member or manager is or was a manager or an officer of SAExploration Seismic Services (US), LLC or an officer, director, partner, or manager of another entity at the request of SAExploration Seismic Services (US), LLC, and make advances for expenses to such member, manager, and officers with respect to such matters to the maximum extent permitted applicable law. Notwithstanding the foregoing, any indemnification provided under the limited liability company agreement shall be provided out of and to the extent of the company’s assets only, and neither the members nor any other person shall have any personal liability on account thereof.
Section 18-1101 of the DLLC Act provides that a limited liability company agreement may expand, restrict, or eliminate a manager or other person’s duties to the company or another person; however, a limited liability company agreement may not eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.
The certificate of formation and limited liability company agreement of SAExploration Seismic Services (US), LLC are silent concerning any expansion, restriction, or elimination of a manager’s or other person’s duties to the company or another person.
Alaska Limited Liability Company
Section 10.50.148 of the Alaska Revised Limited Liability Company Act, or the “Alaska LLC Act,” provides that a limited liability company may indemnify a person who was, is, or is threatened to be made a party to a completed, pending, or threatened action or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the company, by reason of the fact that the person is or was a manager, managing member, employee, or agent of the company, or is or was serving at the request of the company as a manager, managing member, employee, or agent of another limited liability company, partnership, joint venture, trust, or other enterprise. Indemnification may include reimbursement of expenses, attorney fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The termination of an action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the company and, with respect to a criminal action or proceeding, the person had reasonable cause to believe that the conduct was unlawful. Section 10.50.148 further provides a limited liability company may indemnify a person who was, is, or is threatened to be made a party to a completed, pending, or threatened action by or in the right of the company to procure a judgment in its favor by reason of the fact that the person is or was a manager, managing member, employee, or agent of the company, or is or was serving at the request of the company as a manager, managing member, employee, or agent of the company, or is or was serving at the request of the company as a manager, managing member, employee, or agent of another limited liability company, partnership, joint venture, trust, or other enterprise. Indemnification may include reimbursement for expenses and attorney fees actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company. Indemnification may not be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the company except to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled for expenses that the court considers proper.
Section 10.50.148 of the Alaska LLC Act also provides that, to the extent that a manager, managing member, employee, or agent of a limited liability company has been successful on the merits or otherwise in defense of an action or proceeding referred to in the preceding paragraph or in defense of a claim, issue, or matter in the action or proceeding, the manager, managing member, employee, or agent shall be indemnified against expenses and attorney fees actually and reasonably incurred in connection with the defense.
The operating agreement of NES, LLC, an Alaskan limited liability company and a Guarantor of the notes, provides that NES, LLC shall indemnify and hold harmless managers and members to the fullest extent allowed by the Alaska LLC Act; provided, however, that such manager’s or member’s actions did not constitute fraud, intentional misconduct, bad faith, gross negligence or a knowing violation of law.

In addition, the operating agreement of NES, LLC provides that neither the managers nor members of NES, LLC shall be personally liable to the company for monetary damages for conduct as the managers or members performed in a manner reasonably believed by the managers or members to be within the scope of the managers’ or members’ authority and in the best interests of the company; provided that such act or omission did not constitute fraud, intentional misconduct, bad faith, gross negligence, or a knowing violation of law.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and certain of our officers (each, a “Contractual Indemnitee”). Pursuant to the indemnification agreements, we will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in our right, against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, provided that he also had no reasonable cause to believe his conduct was unlawful. We will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in our right to procure a judgment in our favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by or in our right will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to us or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by us if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses.
The indemnification agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the indemnification agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he is not entitled to be indemnified by us against such expenses. The Contractual Indemnitee will further be required to return any such advance to us which remains unspent at the conclusion of the action or proceeding to which the advance related.
In addition, the indemnification agreements provide that we will use all commercially reasonable efforts to obtain and maintain in effect for so long as the Contractual Indemnitee may have any liability or potential liability by reason of his relationship with us, one or more insurance policies providing our directors and officers coverage for losses from wrongful acts and omissions and to ensure our performance of our indemnification obligations under each indemnification agreement.
No Pending Litigation
There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.
Item 21.     Exhibits and Financial Statement Schedules
Reference is made to the attached Exhibit Index, which is incorporated herein by reference.
Item 22.     Undertakings
(a)    The undersigned registrants hereby undertake:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(B)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;
(B)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;
(C)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(D)	any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.
(b)    The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 30, 2015.

SAEXPLORATION HOLDINGS, INC.

By:	/s/Brent Whiteley
Brent Whiteley
Chief Financial Officer, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of SAExploration Holdings, Inc. hereby severally constitute and appoint Jeff Hastings and Brent Whiteley and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeff Hastings	Executive Chairman and Director	April 30, 2015
Jeff Hastings

/s/ Brian A. Beatty	Chief Executive Officer, President and Director	April 30, 2015
Brian A. Beatty	(Principal Executive Officer)

/s/ Brent Whiteley	Chief Financial Officer, General Counsel,	April 30, 2015
Brent Whiteley	Secretary and Director (Principal Financial Officer )

/s/ Trisha M. Gerber	Chief Accounting Officer	April 30, 2015
Trisha M. Gerber	(Principal Accounting Officer)

/s/ Eric S. Rosenfeld	Director	April 30, 2015
Eric S. Rosenfeld

/s/ David D. Sgro	Director	April 30, 2015
David D. Sgro

/s/ Gary Dalton	Director	April 30, 2015
Gary Dalton

/s/ Gregory R. Monahan	Director	April 30, 2015
Gregory R. Monahan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 30, 2015.

SAEXPLORATION SUB, INC.

By:	/s/ Brent Whiteley
Brent Whiteley
Chief Financial Officer, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of SAExploration Sub, Inc. hereby severally constitute and appoint Jeff Hastings and Brent Whiteley and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeff Hastings	Executive Chairman and Director	April 30, 2015
Jeff Hastings

/s/ Brian A. Beatty	Chief Executive Officer, President and Director	April 30, 2015
Brian A. Beatty	(Principal Executive Officer)

/s/ Brent Whiteley	Chief Financial Officer, General Counsel,	April 30, 2015
Brent Whiteley	Secretary and Director (Principal Financial Officer )

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 30, 2015.

SAEXPLORATION, INC.

By:	/s/ Brent Whiteley
Brent Whiteley
Chief Financial Officer, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of SAExploration, Inc. hereby severally constitute and appoint Jeff Hastings and Brent Whiteley and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeff Hastings	Executive Chairman and Director	April 30, 2015
Jeff Hastings

/s/ Brian A. Beatty	Chief Executive Officer, President and Director	April 30, 2015
Brian A. Beatty	(Principal Executive Officer)

/s/ Brent Whiteley	Chief Financial Officer, General Counsel,	April 30, 2015
Brent Whiteley	Secretary and Director (Principal Financial Officer )

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 30, 2015.

SAEXPLORATION SEISMIC SERVICES (US), LLC

By:	/s/ Brent Whiteley
Brent Whiteley
Chief Financial Officer, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and managers of SAExploration Seismic Services (US), LLC hereby severally constitute and appoint Jeff Hastings and Brent Whiteley and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeff Hastings	Chairman, Chief Executive Officer, President	April 30, 2015
Jeff Hastings	and Manager (Principal Executive Officer)

/s/ Brent Whiteley	Chief Financial Officer, General Counsel,	April 30, 2015
Brent Whiteley	Secretary and Manager (Principal Financial Officer)

/s/ Trisha M. Gerber	Chief Accounting Officer	April 30, 2015
Trisha M. Gerber	(Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 30, 2015.

NES, LLC

By:	/s/ Brent Whiteley
Brent Whiteley
Chief Financial Officer, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and managers of NES, LLC hereby severally constitute and appoint Jeff Hastings and Brent Whiteley and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeff Hastings	Chairman and Manager	April 30, 2015
Jeff Hastings

/s/ Brian A. Beatty	Chief Executive Officer, President and Manager	April 30, 2015
Brian A. Beatty	(Principal Executive Officer)

/s/ Brent Whiteley	Chief Financial Officer, General Counsel	April 30, 2015
Brent Whiteley	and Secretary (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description	Included	Form	Filing Date
1.1	Form of Underwriting Agreement.	By Reference	S-1/A	April 28, 2011

2.1	Agreement and Plan of Reorganization dated as of December 10, 2012, by and among the Registrant., Trio Merger Sub, Inc., SAExploration Holdings, Inc. and CLCH, LLC.	By Reference	8-K	December 11, 2012

2.2	First Amendment to Agreement and Plan of Reorganization dated as of May 23, 2013, by and among the Registrant, Trio Merger Sub, Inc., SAExploration Holdings, Inc. and CLCH, LLC.	By Reference	8-K	May 28, 2013

3.1	Second Amended and Restated Certificate of Incorporation.	By Reference	8-K	June 28, 2013

3.2	Amended and Restated Bylaws.	By Reference	8-K	June 28, 2013

4.1	Specimen Common Stock Certificate.	By Reference	8-K	June 28, 2013

4.2	Specimen Warrant Certificate.	By Reference	8-K	June 28, 2013

4.3	Form of Warrant Agreement by and between Continental Stock Transfer & Trust Company and the Registrant.	By Reference	S-1/A	April 28, 2011

4.4	Amendment to Warrant Agreement dated June 24, 2013, by and between Continental Stock Transfer & Trust Company and the Registrant.	By Reference	8-K	June 28, 2013

4.5	Indenture, dated July 2, 2014, by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee and noteholder collateral agent.	By Reference	8-K	July 9, 2014

4.6	Form of 10.000% Senior Secured Notes due 2019 (included in Exhibit 4.5)(Existing Notes).	By Reference	8-K	July 9, 2014

4.7	Form of 10.000% Senior Secured Notes due 2019 (included in Exhibit 4.5)(New Notes).	By Reference	8-K	July 9, 2014

4.8	Notation of Guarantee executed July 2, 2014, among the Company, SAExploration Sub, Inc., SAExploration, Inc., SAExploration Seismic Services (US), LLC, and NES, LLC (Existing Notes).	By Reference	8-K	July 9, 2014

4.9	Form of Notation of Guarantee (included in Exhibit 4.5 as Exhibit E)(New Notes).	By Reference	8-K	July 9, 2014

5.1	Opinion of Strasburger & Price, LLP relating to the validity of the new notes.	Herewith

Exhibit No.	Description	Included	Form	Filing Date
8.1	Opinion of Strasburger & Price, LLP as to certain tax matters.	Herewith(*)

10.1	Indemnity Escrow Agreement dated as of June 24, 2013, by and among SAExploration Holdings, Inc., CLCH, LLC, and Continental Stock Transfer & Trust Company.	By Reference	8-K	June 28, 2013

10.2	Merger Consideration Escrow Agreement dated as of June 24, 2013, by and among SAExploration Holdings, Inc., CLCH, LLC, and Continental Stock Transfer & Trust Company.	By Reference	8-K	June 28, 2013

10.3	Registration Rights Agreement dated June 24, 2013 by and between SAExploration Holdings, Inc. and CLCH, LLC.	By Reference	8-K	June 28, 2013

10.4	Form of Indemnification Agreement.	By Reference	8-K	June 28, 2013

10.5	Employment Agreement dated June 24, 2013, by and between SAExploration Holdings, Inc. and Jeff Hastings.	By Reference(**)	8-K	June 28, 2013

10.6	Employment Agreement dated June 24, 2013, by and between SAExploration Holdings, Inc. and Brian Beatty.	By Reference(**)	8-K	June 28, 2013

10.7	Employment Agreement dated June 24, 2013, by and between SAExploration Holdings, Inc. and Brent Whiteley.	By Reference(**)	8-K	June 28, 2013

10.8	Form of Non-Disclosure Agreement between the Registrant and each of Jeff Hastings, Brian Beatty and Brent Whiteley.	By Reference	8-K	June 28, 2013

10.9	Employment Agreement dated July 1, 2011, by and between SAExploration, Inc. (f/k/a South American Exploration LLC) and Mike Scott.	By Reference(**)	8-K	June 28, 2013

10.10	Employment Agreement dated July 15, 2011, by and between SAExploration, Inc. (f/k/a South American Exploration LLC) and Darin Silvernagle.	By Reference(**)	8-K	June 28, 2013

10.11	SAExploration Holdings, Inc. 2013 Long-Term Incentive Plan.	By Reference(**)	8-K	June 28, 2013

10.12	SAExploration Holdings, Inc. 2013 Non-Employee Director Share Incentive Plan.	By Reference(**)	8-K	August 19, 2013

Exhibit No.	Description	Included	Form	Filing Date
10.13
Form of Notice of Stock Award and Agreement under the SAExploration Holdings, Inc. 2013 Non-Employee Director Share Incentive Plan between the Registrant and each of Gary Dalton, Gregory R. Monahan, Eric S. Rosenfeld and David D. Sgro.
		By Reference(**)	S-4/A	December 10, 2013

10.14	Form of Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and each of the Registrant’s Officers, Directors and Initial Stockholders.	By Reference	S-1/A	April 28, 2011

10.15	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.	By Reference	S-1/A	May 23, 2011

10.16	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders and EarlyBirdCapital, Inc.	By Reference	S-1/A	April 28, 2011

10.17	Form of Subscription Agreements among the Registrant, Graubard Miller and the Purchasers of Insider Warrants and EBC Warrants.	By Reference	S-1/A	April 28, 2011

10.18	Form of Warrant Consent and Support Agreement.	By Reference	8-K	December 11, 2012

10.19	Security Agreement, dated July 2, 2014, by and among the Company, the guarantors named therein and U.S. Bank National Association, as noteholder collateral agent.	By Reference	8-K	July 9, 2014

10.20	Registration Rights Agreement, dated July 2, 2014, by and among the Company, the guarantors named therein and Jefferies LLC, as initial purchaser.	By Reference	8-K	July 9, 2014

10.21	Employment Agreement dated as of September 29, 2014, between the Registrant and Trisha M. Gerber.	By Reference(**)	10-Q	November 7, 2014

10.22	Non-Disclosure Agreement dated as of September 29, 2014, between the Registrant and Trisha M. Gerber.	By Reference(**)	10-Q	November 7, 2014

10.23
Credit and Security Agreement, dated November 6, 2014, by and among SAExploration, Inc. as Borrower, SAExploration Holdings, Inc., SAExploration Sub, Inc., SAExploration Seismic Services (US), LLC, and NES, LLC as Guarantors, and Wells Fargo Bank, National Association as Lender.
		By Reference	8-K	November 12, 2014

Exhibit No.	Description	Included	Form	Filing Date
10.24
Intercreditor Agreement, dated November 6, 2014, by and between Wells Fargo Bank, National Association, as Lender, U.S. Bank National Association, as Trustee and Collateral Agent, and acknowledged and consented to by the Loan Parties (as defined therein).
		By Reference	8-K	November 12, 2014

14.1	Code of Ethics.	By Reference	S-1/A	April 28, 2011

21.1	List of subsidiaries.	Herewith

23.1	Consent of Pannel Kerr Forster of Texas, P.C.	Herewith

23.2	Consent of Grant Thornton LLP.	Herewith

23.3	Consent of Strasburger & Price, LLP.	Herewith(*)

24.1	Powers of Attorney (set forth on the signature pages hereof).	Herewith

25.1	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the indenture.	Herewith

99.1	Form of Letter of Transmittal.	Herewith

99.2	Form of Notice of Guaranteed Delivery.	Herewith

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.	Herewith

99.4	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.	Herewith

101.IN	XBRL Instance Document.	Herewith

101.SCH	XBRL Taxonomy Extension Scheme Document.	Herewith

101.CAL	XBRL Taxonomy Calculation Linkbase Document.	Herewith

101.DEF	XBRL Taxonomy Extension Definition Document.	Herewith

101.LAB	XBRL Taxonomy Label Linkbase Document.	Herewith

101.PRE	XBRL Taxonomy Presentation Linkbase Document.	Herewith

_____________________________________________
(*) Included in Exhibit 5.1.

(**)	Denotes compensation arrangement.